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                                                               EXHIBIT 10.1
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                   SENIOR SECURED REVOLVING CREDIT AGREEMENT


                            DATED AS OF MAY 29, 1996


                                     AMONG


                           WYNDHAM HOTEL CORPORATION,
                                  AS BORROWER,

                            THE LENDERS PARTY HERETO

                                      AND

                             BANKERS TRUST COMPANY,
                                    AS AGENT


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                           WYNDHAM HOTEL CORPORATION
                                CREDIT AGREEMENT


                               TABLE OF CONTENTS

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
                                  SECTION 1
                               INTERPRETATION . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . .  1
1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.2  Accounting Terms; Utilization of GAAP for Purposes of Calculations
     Under Agreement; Pro Forma  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
1.3  References to Articles, Sections, Exhibits, Schedules and Attachments . . . . . . . . . . . . . . . . . . . . . . 72
1.4  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.5  Drafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.6  References to Persons Include Permitted Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.7  References to Applicable Law and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.8  Herein  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.9  Including Without Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.10 Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
1.11 Singular and Plural . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
1.12 Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74

                                  SECTION 2
                  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
2.1  Commitments; Loans; Notes; the Register . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
2.2  Interest on the Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
2.3  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
2.4  Repayments and Prepayments; General Provisions Regarding Payments . . . . . . . . . . . . . . . . . . . . . . . . 84
2.5  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
2.6  Special Provisions Governing Eurodollar Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
2.7  Increased Costs; Taxes; Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
2.8  Obligation of the Lenders to Mitigate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
2.9  Releases of Pool A Properties, Pool B Properties, Management
     Agreements and Servicing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95

                                  SECTION 3
                             LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
3.1  Issuance of Letters of Credit and Lenders' Purchase of Participations
     Therein  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
3.2  Letter of Credit Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
3.3  Drawings and Reimbursement of Amounts Paid Under Letters of
     Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
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3.4  Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
3.5  Indemnification; Nature of Issuing Lenders' Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
3.6  Increased Costs and Taxes Relating to Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108

                                  SECTION 4
                            CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . l09
4.1  Conditions to Effectiveness of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
4.2  Conditions to All Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
4.3  Conditions to Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122

                                  SECTION 5
                  COMPANY'S REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
5.1  Organization, Powers, Qualification, Good Standing, Business and
     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
5.2  Authorization of Borrowing, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 124
5.3  Financial Condition; Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126
5.4  Properties; DAB Notes and Affiliate Notes; Agreements; Licenses . . . . . . . . . . . . . . . . . . . . . . . . 127
5.5  Litigation; Adverse Facts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
5.6  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
5.7  Performance of Agreements; Materially Adverse Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . 131
5.8  Governmental  Regulation; Securities Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
5.9  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
5.10 Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133
5.11 Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133
5.12 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133
5.13 Liens on the Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 134
5.14 Zoning; Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 135
5.15 Physical Condition; Encroachment; Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 136
5.17 Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 137
5.18 Environmental Reports; Engineering Reports; Appraisals; Market
     Studies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 137
5.19 No Condemnation or Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 137
5.20 Utilities and Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 137
5.21 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 138
5.22 Wetlands  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 138
5.23 Cash Management System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 139
5.24 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 139
5.25 Employment and Labor Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 139
5.26 Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 139

                                  SECTION 6
                       COMPANY'S AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 140
6.1  Financial Statements and Other Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 140
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6.2  Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 148
6.3  Corporate Existence; Corporate Separateness etc.  . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 148
6.4  Taxes and Claims; Tax Consolidation.  . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 149
6.5  Maintenance of Properties; Repair; Alteration . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 150
6.6  Inspection; Lenders' Meeting; Appraisals  . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 151
6.7  Compliance with Laws, Authorizations, etc.  . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 152
6.8  Performance of Loan Documents and Related Documents . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 152
6.9  Payment of Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . 152
6.10 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 153
6.11 Casualty and Condemnation; Restoration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 159
6.12 Renovations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 166
6.13 Brundage Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 167
6.14 Interest Rate Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 168
6.15 Cash Management System; Agent Rights; Application of Cash Flow;
     Depository Account Names  .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 168
6.16 Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 171
6.17 Deferred  Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 172
6.18 Management of Properties; Servicing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 173
6.19 Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 173
6.20 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 173

                                                 SECTION 7
                                       COMPANY'S NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 175
7.1  Indebtedness  . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 176
7.2  Liens and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 179
7.3  Investments, Guaranties and Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 181
7.4  Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 186
7.5  Restricted Junior Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 188
7.6  Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 189
7.7  Fundamental Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 191
7.8  Zoning and Contract Changes and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 193
7.9  No Joint Assessment; Separate Lots . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 193
7.10 Transactions with Affiliated Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 193
7.11 Sales and Lease-Backs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 196
7.12 Sale or Discount of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 197
7.13 Transfer of Subsidiary Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 197
7.14 Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 197
7.15 Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 198
7.16 Management Agreements, Servicing Agreements and Other
     Management Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 206
7.17 Intellectual Property; Franchise Agreements; Other Jurisdictions . . . . . . . . . . . . . . . . . . . . . . . . 209
7.18 Material Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 210
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
7.19 Amendments of Credit Agreement, Other Indebtedness, Obligations,
     Certain Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 211
7.20 Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 212

                                                   SECTION 8
                                          EVENTS OF DEFAULT; REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . 213
8.1  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 213
8.2  Certain Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 219

                                                   SECTION 9
                                                 MISCELLANEOUS . . .  . . . . . . . . . . . . . . . . . . . . . . . . 221
9.1  Assignments and Participations in Loans and Letters of Credit .  . . . . . . . . . . . . . . . . . . . . . . . . 221
9.2  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 223
9.3  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 224
9.4  No Joint Venture or Partnership . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 227
9.5  Ratable Sharing . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 227
9.6  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 228
9.7  Independence of Covenants . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 228
9.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 228
9.9  Survival of Representations, Warranties and Agreements  . . . .  . . . . . . . . . . . . . . . . . . . . . . . . 228
9.10 Agent's Discretion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 229
9.11 Obligations Several; Independent Nature of the Lenders' Rights . . . . . . . . . . . . . . . . . . . . . . . . . 229
9.12 Remedies of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 229
9.13 Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 229
9.14 Maximum  Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 230
9.15 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 231
9.16 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 231
9.17 Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 231
9.18 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 231
9.19 Consent to Jurisdiction and Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 231
9.20 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 232
9.21 Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 233
9.22 Material Inducement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 233
9.23 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 233
9.24 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 234
9.25 Reliance by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 234
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                                    EXHIBITS

I       FORM OF REVOLVING NOTE
II      FORM OF SWING LINE NOTE
III     FORM OF NOTICE OF BORROWING
IV      FORM OF NOTICE OF CONVERSION/CONTINUATION
V       FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
VI      FORM OF COMPLIANCE CERTIFICATE
VII     FORM OF BORROWING BASE CERTIFICATE
VIII    FORM OF SUBSIDIARY GUARANTY
IX      FORM OF SECURITY AGREEMENT
X       FORM OF TRADEMARK SECURITY AGREEMENT
XI      FORM OF CASH MANAGEMENT LETTER
XII     FORM OF OMNIBUS MANAGEMENT AND LIQUOR LICENSE AGREEMENT
XIII    FORM OF ENVIRONMENTAL INDEMNITY
XIV     FORM OF COLLATERAL ACCOUNT AGREEMENT
XV      FORM OF OPINION OF LOAN PARTIES' COUNSEL
XVI     FORM OF ADDITION CERTIFICATE
XVII    FORM OF NOTICE OF RENOVATION/RESTORATION
XVIII   FORM OF COMPLETION CERTIFICATE
XIX     FORM OF MANAGEMENT AGREEMENT REPORT
XX      MANAGEMENT AGREEMENT CRITERIA
XXI     FORM OF CONFIDENTIALITY AGREEMENT





                                     (v)

                                    SCHEDULE

1.1A    PAYROLL SUBSIDIARIES
1.1B    HPT PROPERTIES
2.1A    LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1G    POOL A GROUND LEASE ESTOPPELS
4.1H    POOL B GROUND LEASE ESTOPPELS
4.1I    MANAGEMENT AGREEMENTS AND ESTOPPELS
4.1J    SERVICING AGREEMENTS
4.1K    FRANCHISE AGREEMENTS
4.1L    MATERIAL LEASES AND ESTOPPELS
4.1S    POOL A SECURED INDEBTEDNESS
4.1U    AFFILIATE STOCK OWNERSHIP
5.1A    ORGANIZATION AND CAPITALIZATION
5.1B    GOOD STANDING
5.lF    FORMATION
5.2C    GOVERNMENT CONSENTS
5.3C    CONTINGENT OBLIGATIONS
5.4A1   POOL A PROPERTIES
5.4A2   POOL B PROPERTIES
5.4A3   POOL C PROPERTIES
5.4B    DAB NOTES AND AFFILIATE NOTES
5.4C    POOL A GROUND LEASES
5.4D    POOL B DOCUMENTS
5.4I    LIQUOR LICENSES
5.5     LITIGATION
5.7     CERTAIN CONTRACTUAL OBLIGATIONS
5.14A   ZONING
5.15B   REQUIRED CAPITAL EXPENDITURES
5.16    INSURANCE
5.21A   INTELLECTUAL PROPERTY
5.22    WETLANDS
5.23    CASH MANAGEMENT SYSTEM
5.25    EMPLOYMENT AND LABOR AGREEMENTS
5.26B   AFFILIATE INTERESTS
6.1     FORM OF FINANCIAL STATEMENT
6.16B   RENOVATION PLANS FOR ROSE HALL PROPERTY
6.17A   DEFERRED MAINTENANCE
7.1(iv) POOL B OBLIGATIONS
7.2     PERMITTED ENCUMBRANCES
7.10A   AFFILIATE TRANSACTIONS




                                     (vi)

                  SENIOR SECURED REVOLVING CREDIT AGREEMENT



        This SENIOR SECURED REVOLVING CREDIT AGREEMENT is dated as of May 29, 1996 and entered into among WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (individually referred to herein as a "LENDER" and collectively as the "LENDERS") and BANKERS TRUST COMPANY ("BANKERS"), as agent for the Lenders (in such capacity, the "AGENT").


                                   RECITALS

        A. The Company and its Subsidiaries desire that the Lenders provide certain loan facilities, the proceeds of which, together with the proceeds of the Public Offerings, will be used for the general corporate purposes of the Company and its Subsidiaries, which include but are not limited to (i) the reimbursement of an Issuing Lender of any amounts drawn under any Letter of Credit, (ii) the acquisition, ownership, renovation, restoration, management, operation and disposition of upscale full service hotels, garden style hotels and resort hotels located in the United States of America, (iii) the provision of Investments in Joint Ventures formed to acquire such hotels and (iv) the acquisition, extension, renewal or modification of Management Agreements, Servicing Agreements and Other Management Agreements and the provision of Investments in, and Guaranties of Indebtedness or other obligations of, owners of Managed Properties.

        B. The Subsidiaries of the Company that are Loan Parties desire to guaranty the obligations of the Company under the Credit Agreement.

        C. The Company and the other Loan Parties desire to grant Liens in the Collateral in favor of the Agent to secure their respective obligations under the Loan Documents.

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company, the Lenders and the Agent agree as follows:


                                  SECTION 1
                                INTERPRETATION

        This Agreement and the other Loan Documents shall be construed and interpreted in accordance with this Section 1.

1.1  CERTAIN DEFINED TERMS.

        The following terms used in this Agreement and the other Loan Documents shall have the following meanings when used herein with initial capital letters:

        "ACQUISITION" means any acquisition by the Company, any Pool B Subsidiary or any Pool C Subsidiary of any fee or ground leasehold interest in any hotel property, including, without limitation, the acquisition by a Wholly Owned Subsidiary of the Company of the fee interest in the Vinings Property.

        "ACQUISITION AGREEMENTS" means, collectively, the agreements entered into by the Company and any of its Subsidiaries in connection with an Acquisition by (i) the Company or, if approved by the Agent in its sole discretion, a Wholly Owned Subsidiary pursuant to subsection 7.15A(i), (ii) by a Subsidiary of the Company pursuant to subsection 7.15A(ii), (iii) by any Pool C Subsidiary pursuant to subsection 7.15A(iii) or (iv) by the Vinings Subsidiary pursuant to subsection 7.15A(iv).

        "ADDITIONAL FRANCHISE AGREEMENT" has the meaning assigned to that term in subsection 7.17B.

        "ADDITIONAL MANAGEMENT AGREEMENT" has the meaning assigned to that term in subsection 7.16A(i).

        "ADDITIONAL POOL A PROPERTY" has the meaning assigned to that term in subsection 7.15A(i).

        "ADDITIONAL POOL B PROPERTY" has the meaning assigned to that term in subsection 7.15A(ii).

        "ADDITION CERTIFICATE" means an Officers' Certificate, substantially in the form attached hereto as Exhibit XVI, delivered to the Agent pursuant to subsection 7.15A or subsection 7.16A.

        "ADDITION DATE" means the following:

                (i) with respect to any Pool A Property, Pool B Property, Management Agreement or Servicing Agreement listed on Schedule 5.4A1, 5.4A2, 4.1I or 4.15, as the case may be, as of the Effective Date, the Effective Date;

                (ii) with respect to any Additional Pool A Property, any Additional Pool B Property, or any Pool C Property (including the Vinings Property) acquired after the Funding Availability Date in accordance with subsection 7.15A, the latest to occur of (a) the date on which the Acquisition of such Property is consummated, and (b) the date on which all the conditions to such Acquisition set forth in subsection 7.15(A)(i), (ii), (iii) or (iv), as the case may be, shall have been satisfied with respect to such Property; and

                (iii) with respect to any Additional Management Agreement, Servicing Agreement or Other Management Agreement acquired or entered into after the Funding Availability Date, in each case in accordance with subsection 7.15A or 7.16A, as the case may be, the latest to occur of (a) the date on which the acquisition of such Management Agreement or Other Management Agreement is consummated or the effective date of such Additional Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, and (b) the date on which all the conditions to such acquisition or effectiveness set forth in subsection 7.15A(i), (ii), (iii) or (iv) or 7.16A(i) or
        (ii), as the case may be, shall have been satisfied with respect to such Management Agreement, Servicing Agreement or Other Management Agreement.

        "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of that Reference Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if any Reference Lender fails to provide the Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to the Agent by the other Reference Lender(s).

        "ADJUSTED STOCKHOLDERS' EQUITY" means, as of any date of determination, the sum of (i) $204,500,000; plus (ii) the cumulative net income (loss) of the Company and its Subsidiaries, determined in accordance with GAAP, determined from December 31, 1995, to the last day of the calendar month ending not less than 30 days before such date of determination; provided that the calculation of Adjusted Stockholders' Equity shall exclude gains and losses, together with any related provision for taxes on such gains and losses, realized in connection with the sale or other permanent disposition of any Property or other asset, and excluding any extraordinary gains and losses, together with any related provision for taxes on such extraordinary gains and losses; plus (iii) an amount equal to the aggregate net cash proceeds received by the Company from the issue or sale of equity Securities of the Company in excess of the initial 3,350,000 shares to be issued in connection with the Public Offerings.

        "ADJUSTMENT CONDITION" means, as of any date of determination, that:

                (i) as of such date of determination, any unsecured Indebtedness that is recourse to the Company shall have both at least a "BBB" rating from S&P and a "Baa2" rating from Moody's;

                (ii) as of such date of determination, the Senior Notes shall have both at least a "BB+" rating from S&P and a "Ba1" rating from Moody's; or

                (iii) as of the last day of the month preceding such date of determination, the ratio of Total Consolidated Indebtedness to Consolidated EBITDA (calculated for the 12 consecutive months ending on the last day of such month) (a) is equal to or less than 3.0 to 1.0 and (b) shall not have been greater than 3.0 to
        1.0 as of any date of determination during the six months ending on the last day of such month.

        "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

        "AFFECTED LOANS" has the meaning assigned to that term in subsection
2.6C.

        "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        "AFFILIATE NOTES" means, collectively, the promissory notes of the obligors and in the principal amounts listed on Schedule 5.4B annexed hereto.

        "AFFILIATED OWNERS" means, collectively, the Joint Ventures and other Persons, and the respective Affiliates thereof, in each of which the Loan Parties and their respective Subsidiaries shall have made Investments following the Effective Date, for whose benefit the Loan Parties and their respective Subsidiaries shall have become liable with respect to Guaranties following the Effective Date or to which the Loan Parties and their prospective Subsidiaries shall have made payments following the Effective Date, in each case as permitted by subsections 7.3(vi), (vii) and (viii), or from which Persons one or more Pool B Properties shall have been leased by one or more Pool B Subsidiaries in which the Loan Parties shall have made Investments permitted by subsection 7.3(viii).

        "AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Agent hereunder.

        "AGREEMENT" means this Credit Agreement dated as of the date first written above among the Company, the Lenders and the Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

        "ALTA" means the American Land Title Association or any successor thereto.

        "APPLICABLE BASE RATE MARGIN" means, as of any date of determination, a per annum rate equal to 1.00%; provided that the Applicable Base Rate Margin shall be a per annum rate of .75% if and so long as any Adjustment Condition shall occur and be continuing.

        "APPLICABLE EURODOLLAR RATE MARGIN" means, as of any date of determination, a per annum rate equal to 2.00%; provided that the Applicable Eurodollar Rate Margin shall be a per annum rate of 1.75% if and so long as any Adjustment Condition shall occur and be continuing.

        "APPLICABLE LAWS" means, collectively, all statutes, laws, rules, regulations, ordinances, orders, decisions, writs, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting the Company, any Loan Party or the Collateral or any part thereof (including the acquisition, development, construction, Renovation, occupancy, use, improvement, alteration, management, operation, maintenance, repair or restoration thereof), whether now or hereafter enacted and in force, and all Authorizations relating thereto, and all covenants, conditions and restrictions contained in any instruments, either of record or known to the Company or any other Loan Party, at any time in force affecting any Property or any part thereof, including any such covenants, conditions and restrictions which may (i) require improvements, repairs or alterations in or to such Property or any part thereof or (ii) in any way limit the use and enjoyment thereof; for purposes of usury, Applicable Laws means the law of the State of New York applicable to maximum rates of interest.

        "APPRAISAL" means, with respect to any Property, a written appraisal of such Property prepared by an Appraiser and requested by the Agent pursuant to subsection 6.6B or delivered to the Agent pursuant to subsection 4.1L, 7.15A(i) or (ii) in each case in form, content and methodology satisfactory to the Agent and in compliance with all applicable legal and regulatory requirements (including the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, 12 U.S.C. Sections 3331, et seq., as amended (or any successor statute thereto), and the regulations promulgated thereunder).

        "APPRAISER" means Cushman & Wakefield, Hospitality Valuation Services, Inc. or any other independent appraiser selected by the Agent and reasonably acceptable to the Company who meets all regulatory requirements applicable to the Agent and the Lenders, who is a member of the American Institute with a national practice and who has at least 10 years experience with real estate of the same type and in the geographic area of the Property to be appraised.

        "APPROVED CAPITAL POLICY" means the Company's stated policy for the capitalization of expenditures delivered to the Agent and the Lenders on or before the Funding Availability Date pursuant to subsection 4.1R and, for purposes of the calculation of Operating Expenses hereunder, shall include any subsequent changes to such stated policy as shall be approved in writing by the Agent, in its reasonable discretion.

        "APPROVED ENVIRONMENTAL CONSULTANT" means Law Engineering and Environmental Services, Inc. or any other qualified, independent environmental consultant reasonably acceptable to the Agent.

        "APPROVED MANAGEMENT FEES" has the meaning assigned to that term in the definition of Management EBITDA.

        "ASSIGNMENT OF RENTS AND LEASES" means each Assignment of Rents and Leases executed and acknowledged by the Loan Party thereto in favor of the Agent for the benefit of the Agent and the Lenders in the form delivered on or before the Funding Availability Date pursuant to subsection 4.1E(i), as any such Assignment of Rents and Leases may be amended, restated, supplemented, consolidated, extended or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "ATTRIBUTABLE INDEBTEDNESS" means, when used with respect to any sale and leaseback transaction, as of any date of determination, the greater of (i) the gross purchase price for the property subject to such transaction and (ii) the present value (discounted at 10% per annum, compounded on a monthly basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended), as each such amount shall be reasonably determined by the Company and certified to the Agent in an Officer's Certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, together with the information utilized by the Company to make such determination.

        "AUTHORIZATION" means any authorization, approval, franchise, license, variance, land use entitlement, sewer and waste water discharge permit, storm water discharge permit, air pollution authorization to operate, certificate of occupancy, municipal water and sewer connection permit, and any like or similar permit now or hereafter required for the construction or Renovation of any Improvements located on any Property or for the use, occupancy or operation of any Property and all amendments, modifications, supplements and addenda thereto.

        "BANKERS" has the meaning assigned to that term in the introduction to this Agreement.

        "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

        "BASE RATE" means, at any time, the rate per annum that is the higher of
(i) of the Prime Rate and (ii) the sum of (a) the Federal Funds Effective Rate plus (b) 1/2 of 1.00%.

        "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

        "BEDROCK" means, collectively, Wynopt Investment Partnership, L.P., a Delaware limited partnership, Wynopt Investment Partnership Level II, L.P., a Delaware limited partnership, Bedrock Hotel Partners, L.L.C., a Delaware limited liability company, Bedrock Holdings Partners, a Texas general partnership, Hampstead Investments, Inc., a Texas corporation, Bedrock Hotel subsidiary, L.L.C., a Delaware limited liability company, The Hampstead Group, L.L.C., a Texas limited liability company, and any holder of 5% or more of any class of equity Securities of any of the foregoing (in each case as of the Funding Availability Date) and the respective Affiliates of each of the foregoing, including, without limitation, Donald J. McNamara, Robert A. Whitman and Daniel
A. Decker.

        "BEDROCK INVESTMENT PROGRAM AGREEMENTS" means the Investment Agreement dated as of May 2, 1994 among The Hampstead Group, Inc., Wyndham Hotel Company Ltd., the partners in Wyndham Hotel Company, Ltd. listed on the signature pages thereto and Crow Family Partnership, L.P., as amended by a letter agreement dated May 17, 1995, and by the

Hampstead Exchange Agreement; as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "BORROWING BASE" means, as of any date of determination from and after the Funding Availability Date through and including the Maturity Date, the amount determined by the Agent as of the last day of the preceding month or, if subsequent thereto, the most recent Addition Date or Release Date, that is equal to the sum of the following:

        (i) the sum of the Pool A Property Amounts in respect of all Pool A Properties as of such date of determination; provided that the calculation of the amount referred to in this clause (i) shall exclude (a) the amount, if any, by which the Pool A Property Amount with respect to any Pool A Property (other than the Rose Hall Property and any Additional Pool A Property referred to in clause (c) below) as of such date of determination otherwise exceeds 25% of the amount determined pursuant to this clause (i) for such period, (b) the amount, if any, by which the Pool A Property Amount with respect to the Rose Hall Property as of such date of determination, otherwise exceeds the correlative percentages of the amount determined pursuant to this clause (i) indicated for the periods set forth below:

                         PERIOD                      PERCENTAGE
                      ----------------------        ------------
                      F.A. Date-12/31/96               35%
                      01/01/97-6/30/97                 30%
                      07/01/97-Maturity Date           25%; and

     (c)   if the Pool A Amount with respect to an Additional
     Pool A Property exceeds 25% of the amount determined pursuant to this clause (i) as of such Addition Date, the amount, if any, by which the Pool A Property Amount with respect to such Additional Pool A Property otherwise exceeds the amount that bears the same percentage relationship to the amount determined pursuant to this clause (i) as of such date of determination as the Pool A Property Amount with respect to such Additional Pool A Property on the Addition Date with respect thereto bears to the amount determined pursuant to this clause (i) as of such Addition Date; plus

       (ii) the lesser of (a) the sum of the Management Amounts in respect of all Management Agreements and Servicing Agreements as of such date of determination; provided that, assuming for the purpose of calculating the amount referred to in this clause (a) that all Servicing Agreements for the Pool A Properties (other than the Rose Hall Property) have been assigned the ranking 2 (as so contemplated by the definition of Management Amount), the calculation of the amount referred to in this clause (a) shall exclude the amount, if any, by which the sum of the Management Amounts in respect of all Management Agreements and Servicing Agreements as of such date of determination for which the Agent has then specified the ranking 3 (as so contemplated) exceeds the sum of the Management Amounts in respect of the Management Agreements and Servicing Agreements as of such date of determination for which the Agent has then specified ranking 1 or 2 (as so contemplated), and (b) the greater of (x) an amount equal to 66 2/3% of the amount determined pursuant to the preceding clause (i) and (y) the amount by which $15,000,000 is greater than the amount determined pursuant to the preceding clause
     (i);

provided, however, that, as of any date of determination, the amount calculated pursuant to this definition of the Borrowing Base shall not be greater than the following:

       (x) if giving effect to the preceding clause (ii)(b)(y) does not cause the amount calculated pursuant to this definition of the Borrowing Base to be greater than the amount that would be so calculated if effect were not given to such clause, then the amount so calculated shall not be greater than the amount which, if multiplied by the weighted average interest rate of all Loans then outstanding, as determined by the Agent after taking into account the Interest Rate Agreements then in effect, or, if no Loans are then outstanding, the rate per annum that is the Adjusted Eurodollar Rate for Loans with an initial Interest Period of one month plus the Applicable Eurodollar Rate Margin, in each case as of such date of determination (the product obtained thereby being referred to in this definition of Borrowing Base as the "Assumed Interest Charge"), would permit the ratios of (a) Collateral EBITDA and (b) Collateral EBITDA-Cap. Ex, in each case calculated for the 12 most recently completed calendar months ending not less than 30 days before such date of determination, to (c) the Assumed Interest Charge, to be equal to or greater than the respective correlative ratios indicated for such period:

                                  RATIO          RATIO
             PERIOD              (a):(c)        (b):(c)
     -----------------------   -----------  ----------------
     F.A. Date-12/31/96        4.00 to 1.0   3.65 to 1.0
     01/01/97-12/31/97         4.25 to 1.0   3.80 to 1.0
     01/01/98-12/31/98         4.50 to 1.0   4.00 to 1.0
     01/01/99-Maturity Date    4.75 to 1.0   4.25 to 1.0; and


       (y) if giving effect to the preceding clause (ii)(b)(y) causes the amount calculated pursuant to this definition of the Borrowing Base to be greater than the amount that would be so calculated if effect were not given to such clause, then the amount so calculated shall not be greater than the amount which, if multiplied by the Assumed Interest Charge, would permit the ratios of (A) Collateral EBITDA and (B) Collateral EBITDA-Cap. Ex, in each case calculated for the 12 most recently completed calendar months ending not less than 30 days before such date of determination, to (C) the Assumed Interest Charge, to be equal to 5.0 to 1.0 and 4.75 to 1.0, respectively.

The Borrowing Base is subject to (1) reduction from time to time as provided in subsections 2.4B(iii) and 2.9 and (2) adjustment from time to time as provided in the definitions of Pool A Property Amount, Property EBITDA, Management Amount and Management EBITDA, respectively.

        "BORROWING BASE CERTIFICATE" means a certificate delivered by the Company pursuant to Section 4 or subsection 6.1(iv) substantially in the form delivered on the Funding Availability Date pursuant to subsection 4.1C(v).

        "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

        "CAPITAL EXPENDITURES" means, with respect to any Property, for any period and as of any date of determination, the sum of (i) 3.50% of Property Gross Revenues from such Property for such period plus (ii) the aggregate amount, if any, in excess of 3.50% of Property Gross Revenues which is required to be paid, deposited or reserved by the Company or any of its Subsidiaries in respect of such Property for Capital Items pursuant to the Pool B Obligations or the Pool C Obligations, as the case may be, for such period.

        "CAPITAL ITEMS" means, with respect to any Property for any period and as of any date of determination, the cost of capital repairs and replacements of all or any portion of the Improvements or any other portion of such Property, including (i) costs of tenant improvements and brokerage commissions payable in connection with lease transactions at any Property, (ii) costs of environmental audits and monitoring, environmental remediation work or any other costs and expenses incurred with respect to compliance with Environmental Laws, (iii) costs of any Restoration, (iv) costs of any Renovation, (v) costs of FF&E, (vi) costs of appraisals, valuations, title insurance and inspections and (vii) any other costs incurred in connection with the Properties that are not included in Operating Expenses, in each case to the extent such costs would be capitalized on a balance sheet in accordance with GAAP.

        "CAPITAL LEASE" means, with respect to any Person, lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "CAPITAL RESERVE ACCOUNT" means, collectively, one or more interest-bearing accounts to be established and maintained by the Company at the offices of the Agent located at 280 Park Avenue, New York, New York, each in the name of "Bankers Trust Company, as Agent - Hotel Corporation Capital Reserve Account," with such additional identifying references in such name as the Company and the Agent shall agree. Capital Reserve Accounts are not, and do not include, Other Capital Reserve Accounts.

        "CAPITAL STOCK" means, with respect to any Person, any capital stock, partnership or joint venture interests of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into any of the foregoing), warrants or options to purchase any of the foregoing.

        "CASH" means money, currency or a credit balance in a Deposit Account.

        "CASH EQUIVALENTS" means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United

States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) Eurodollar deposits due within one year of any commercial banks whose outstanding senior long-term debt securities are rate either A- or higher by S&P or A-3 or higher by Moody's; (v) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) of this paragraph with any bank meeting the qualifications specified in clause (vi) of this paragraph; (vi) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vii) shares of any money market mutual fund that
(a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

        "CASH MANAGER" means Bank One, Texas, N.A., or any successor thereto approved by the Agent.

        "CASH MANAGER CASH MANAGEMENT AGREEMENT" means the letter agreement delivered pursuant to subsection 4.1E(xi) with respect to the Concentration Account by and among the Cash Manager, the Agent and the Company.

        "CASH MANAGEMENT LETTERS" means (i) each letter agreement with respect to the Local Accounts among each Loan Party, its Subsidiaries (if applicable), the financial institutions at which Deposit Accounts are located pursuant to the Cash Management System and the Agent, in each case substantially in the form of
Exhibit XI annexed hereto with such changes as are acceptable to the Agent, (ii) the Cash Manager Cash Management Agreement, and (iii) all other agreements with or directions to the financial institutions at which Deposit Accounts are located satisfactory to the Agent, in either case pursuant to which, in accordance with subsection 6.15, such financial institutions are to direct funds from such Deposit Accounts to the Concentration Account.

        "CASH MANAGEMENT SYSTEM" means the system of Deposit Accounts of Loan Parties and their Subsidiaries pursuant to which all Receipts of Loan Parties and such Subsidiaries are collected and distributed, all as described in
Schedule 5.23 annexed hereto, as it may be modified from time to time in accordance with the terms hereof.

        "CASH PROCEEDS" means, with respect to any sale or other disposition or refinancing of any Property, Cash payments received from such sale or disposition or refinancing.

        "COLLATERAL" means, collectively, all property (including Capital Stock), whether real, personal or mixed, tangible or intangible, owned or to be owned or leased or to be leased or otherwise held or to be held by the Company or any of its Subsidiaries (other than all property, whether real, personal, mixed, tangible or intangible, owned or to be owned or leased or to be leased or otherwise held or to be held by a Pool C Subsidiary) or in which the Company or any of its Subsidiaries (other than a Pool C Subsidiary) has or shall acquire an interest, to the extent of the Company's or such Subsidiary's interest therein, now or hereafter granted, assigned, transferred, mortgaged or pledged to the Agent and/or the Lenders or in which a Lien is granted to the Agent and/or the Lenders to secure all or any part of the Obligations, whether pursuant to the Security Documents or otherwise, including, without limitation, the Mortgaged Properties, the Leases and Rents (other than those generated by or related to a Pool C Property), the DAB Notes and rights under the Original Acquisition Documents, the Acquisition Documents (other than Acquisition Documents with respect to a Pool C Property) and the Management Agreements, and any and all proceeds of the foregoing, but excluding the Excluded Assets.

        "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.

        "COLLATERAL EBITDA" means, for any period and as of any date of determination, the sum of Total Pool A Property EBITDA and Management EBITDA, in each case for such period.

        "COLLATERAL EBITDA-CAP. EX", means, for any period and as of any date of determination, the sum of Total Pool A Property EBITDA-Cap. Ex plus Management EBITDA, in each case for such period.

        "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by the Company and the Agent on or before the Funding Availability Date, substantially in the form of Exhibit XIV annexed hereto, pursuant to which the Company may pledge cash to the Agent to secure the obligations of the Company to reimburse Issuing Lenders for payments made under one or more Letters of Credit as provided in Section 8, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

        "COLLECTING AGENT(S)" has the meaning assigned to that term in subsection 6.15B(i).

        "COMMERCE LEASE" means the Sublease Agreement dated as of November 17, 1989 between Crow-Staley Commerce #1 Limited Partnership and Commerce Hotel Partners Ltd. (which shall be succeeded in interest by the Company after giving effect to the Formation as of the Funding Availability Date), with respect to the Commerce Property, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "COMMERCE PROPERTY" means the real property (including the leasehold created by the Commerce Lease), together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, located in the City of Commerce, California and known, as of the date of this Agreement, as the Commerce Wyndham Garden Hotel, as more particularly described in Schedule 5.4Al annexed hereto.

        "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company or any of its Subsidiaries.

        "COMMITMENT" means the commitment of a Lender to maintain or make Loans pursuant to subsection 2.1A, and "Commitments" means such commitments of all Lenders in the aggregate.

        "COMMON STOCK" means the common stock of the Company, par value $.Ol per share.

        "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

        "COMPANY'S ADJUSTED EQUITY INTEREST" means, with respect to any Joint Venture or other Person in which any Loan Party or any of its Subsidiaries shall have made an Investment or for whose benefit such Loan Party or Subsidiary shall have become liable with respect to a Guaranty, and as of any date of determination, the aggregate fair market value of the equity and debt Investments of the Loan Parties and their respective Subsidiaries in such Joint Venture or other Person or any Subsidiary thereof as of such date of determination, as reasonably determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to such effect, together with the information utilized by the Company to make such determination; provided that, for the purpose of calculating such amount, (i) the principal amount of any obligation of such Joint Venture or other Person or Subsidiary thereof so Guaranteed shall be deemed to be a debt Investment by such Loan Party or Subsidiary so Guaranteeing such obligation and (ii) there shall be excluded from such amount debt Investments made in such Joint Venture or other Person if both (a) there shall not be outstanding any Indebtedness of any Subsidiary of such Joint Venture or other Person that is not subordinate in right and time of payment to such debt Investments and (b) such debt Investments (which, with respect to debt Investments that are evidenced by Guaranties made by any Loan Party or any of its subsidiaries, shall mean the Indebtedness so Guaranteed) rank pari passu with all other Indebtedness of such Joint Venture or other Person that is not subordinate in right or time of payment to any other Indebtedness of such Joint Venture or other Person or their respective Subsidiaries and rank prior in right and time of payment to all equity Securities of such Joint Venture or other Person outstanding from time to time.

        "COMPARABLE COMPANIES" has the meaning assigned to that term in subsection 7.6B.

        "COMPLETION CERTIFICATE" means any notice of completion of a Major Renovation/Restoration delivered to the Agent pursuant to subsection 6.11G, 6.12C or 7.16B.

        "COMPLIANCE CERTIFICATE" means a certificate delivered to the Agent by the Company pursuant to subsection 6.1(vi) substantially in the form delivered on the Funding Availability Date pursuant to subsection 4.1 C(v).

        "CONCENTRATION ACCOUNT" means the account established and maintained in the name of the Agent at the offices of the Cash Manager pursuant to the terms of the Security Agreement, to which all funds on deposit in the Deposit Accounts included in the Cash Management System are directed by the Agent in accordance with subsection 6.15.

        "CONDEMNATION PROCEEDS" means all compensation, awards, damages, rights of action and proceeds awarded to any Loan Party or any of its Subsidiaries by reason of any Taking.

        "CONSOLIDATED EBITDA" means, for any period, the remainder of the following:

     (i) the sum, without duplication, of (a) Total Property EBITDA and Total Management EBITDA, in each case for such period, plus (b) all revenue of the Company and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, that was not included in the calculation of Total Property EBITDA and Total Management EBITDA for such period irrespective of whether such income relates to the Properties, the Management Agreements, the Servicing Agreements or the Other Management Agreements; provided that the calculation of the amount referred to in this clause (i) shall exclude
   (v) income expressly excluded from the definition of Property Gross Revenue, (w) income resulting from the write-up of the value of assets, (x) income from interest earned on the DAB Notes, the Affiliate Notes or on other notes and receivables from affiliates except to the extent actually received, (y) the income of a Joint Venture and income accounted for by the equity method of accounting, in each case except to the extent distributed to the Company or any of its Subsidiaries, and increases or decreases in earnings attributable to minority interests and (z) the income of any Person acquired in a pooling of interests transaction before the date of acquisition; minus

     (ii) all expenses, without duplication, of the Company and its Subsidiaries (to the extent not deducted from the calculation of Total Property EBITDA or Total Management EBITDA) for such period and determined on a consolidated basis in accordance with GAAP, whether or not such expenses relate to the Properties, the Management
   Agreements, the Servicing Agreements or the Other Management Agreements; provided that the calculation of the amount referred to in this clause (ii) shall exclude the expenses expressly excluded from the definitions of Operating Expenses, Property EBITDA and Management EBITDA and any expense related to the charge off of amounts referred to in clause (x) above previously recognized as revenue; plus provided further, that the calculation of the amount referred to in this definition of Consolidated EBITDA shall exclude the cumulative effect of changes in accounting principles.

        "CONSOLIDATED EBITDA-CAP EX" means, for any period, Consolidated EBITDA minus Capital Expenditures with respect to all Properties.

        "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of the following, without duplication: (i) total interest expense of the Company and its Subsidiaries on a consolidated basis in conformity with GAAP with respect to
(a) all outstanding Indebtedness
under this Agreement and the other Loan Documents, (b) that portion of the Pool B Obligations that is classified as a liability on a balance sheet in accordance with GAAP, (c) the Pool C Indebtedness, (d) the FF&E Financing Indebtedness and (e) the Senior Notes; plus (ii) the interest component of all amounts payable under Capital Leases, including, without limitation, the WHI Lease; plus (iii) one-third of the rental expense attributable to Operating Leases with respect to real property, including, without limitation, the Commerce Lease and the HPT Leases and one-third of the rental expense attributable to operating leases with respect to personal property with an initial term, including any renewals at the option of either party, in excess of one year; plus (iv) net payments, if any, pursuant to Interest Rate Agreements; plus (v) the amortization of original issue discount and deferred costs related to Interest Rate Agreements; plus (vi) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers' acceptance financing; plus (vii) interest expense attributable to that portion of the Indebtedness or other obligations of a Person (other than the Company or any of its Subsidiaries) that is Guaranteed by the Company or any of its Subsidiaries or for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, primarily or contingently, whether by law, contract, ownership of Securities or otherwise; plus (viii) the sum of the amounts that are determined with respect to the Pool B Ground Leases entered into pursuant to sale and lease-back transactions permitted by subsection 7.11, which amounts shall, with respect to each such Pool B Ground Lease, be equal to the greater of (a) an amount equal to interest that would have accrued on the Attributable Indebtedness with respect to such sale and lease-back transaction, calculated at a per annum interest rate equal to the Adjusted Eurodollar Rate Loans with an initial Interest Period of one month plus the Applicable Eurodollar Rate Margin, in each case as of such date of determination, and (b) the payment under such Pool B Ground Lease; minus
(ix) if Property EBITDA with respect to a Property for such period shall be zero by reason of the effect of clause (v)(2) to the proviso to the definition of Property EBITDA (and not for any other reason), the sum of amounts determined with respect to all such Properties, which amounts shall be equal to interest that would have accrued on the principal amount of Indebtedness secured by a Lien on such Property paid by the Loan Parties and their respective Subsidiaries from gross purchase price paid to the Loan Parties and their respective Subsidiaries in consideration of such sale or other permanent disposition, calculated at a per annum interest rate equal to the Adjusted Eurodollar Rate for Eurodollar Rate Loans with an initial Interest Period of one month plus the Applicable Eurodollar Rate Margin, in each case as of such date of determination.

        "CONSOLIDATED TOTAL INDEBTEDNESS" means, as of any date of determination, the sum of the following, without duplication: (i) all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in conformity with GAAP; plus (ii) all other Indebtedness of the Company and its Subsidiaries; plus (iii) all Capital Lease obligations; plus (iv) all obligations owed for all or any part of the deferred purchase price of real property and management contracts purchased by the Company or any of its Subsidiaries and all indebtedness created or arising under any conditional sale or title retention agreement with respect to real property purchased by the Company and its Subsidiaries; plus (v) trade payables of the Company and its Subsidiaries that by their terms are more than 90 days delinquent; plus (vi) all Contingent Obligations of the Company and its Subsidiaries to make any Investments, Guaranties or payments pursuant to subsection 7.3; plus (vii) all Guaranties of the Company or any of its Subsidiaries and other obligations for the payment of which the Company or any of its

Subsidiaries is responsible or liable, directly or indirectly, primarily or contingently, whether by law, contract, ownership of Securities or otherwise, directly or indirectly, that either (a) are in existence as of the Effective Date but not included in Schedule 5.3 annexed hereto, (b) are in existence as of the Effective Date and are specified in such Schedule as Guaranties to be included in this definition of Consolidated Total Indebtedness, (c) became effective after the Effective Date or (d) are modified after the Effective Date pursuant to this Agreement to increase the amount thereof or to change the obligors with respect thereto or both, provided that, for purposes of calculating the amount of Consolidated Total Indebtedness, the amount of any guaranty subject to this clause (d) by reason of the increase in the amount thereof shall be equal to the amount of such increase; plus (viii) the maximum amount of all Letters of Credit minus the sum of (a) the amount of Letters of Credit supporting other Indebtedness of the Company or any of its Subsidiaries plus (b) the amount of Cash deposited and held pursuant to the terms of the Collateral Account Agreement; plus (ix) withdrawal liability or insufficiency under ERISA or under any qualified plan or related trust; plus (x) Attributable Indebtedness; plus (xi) if any Senior Notes are then outstanding, all other obligations of the Company and its Subsidiaries that are included in any definition of Indebtedness contained in the Senior Note Documents.

    "CONTINGENT OBLIGATION" means, with respect to any Person, as of any date of determination and without duplication, any direct or indirect liability, contingent or otherwise, of that Person which has not been (or to the extent that it has not been) paid or otherwise discharged with respect to the following: (i) any Guaranty; (ii) any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (including, with respect to the Company, Letters of Credit); (iii) performance, surety and similar bonds in respect of any Restoration, Renovation or other design, construction, restoration, renovation or repair of any Improvements, in each case with respect to any Property, Managed Property or other hotel property; (iv) other performance, surety and appeal bonds; and (v) indemnification or contribution obligations of any nature, including, without limitation, liabilities in respect of (a) agreements providing for indemnification, adjustment of purchase price or similar obligations or for Guaranties or letters of credit, surety bonds and performance bonds securing any obligations of that Person pursuant to such agreements, (b) environmental and "bad deed" indemnities and (c) the issuance or sale of Securities of that Person. The amount of any Contingent Obligation, as of any date of determination, shall be equal to the least of (x) the amount of the obligation so Guaranteed or that otherwise may be required to be paid, (y) the amount to which such Contingent Obligation is expressly limited and (z) the maximum exposure under such Contingent Obligation as reasonably calculated by Company and approved by Agent on its sole discretion; provided, however, that if the Contingent Obligation is described in two or more of the clauses in the preceding sentence, the amount of the Contingent Obligation is the sum of the amounts with respect to such Contingent Obligation, as calculated in accordance with the preceding clauses (x) and (y).

    "CONTRACTUAL OBLIGATION" means, with respect to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, deed to secure debt, contract, lease, purchase order, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including, with respect to the Company or any of its Subsidiaries, any provision of the Related Documents to which the Company or such Subsidiary is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "CREDIT BID" means a bid in a foreclosure sale pursuant to a Mortgage made by the Agent consisting of all or a portion of the outstanding amount of the Obligations.

        "CROW INTERESTS" means, collectively, (i) Mr. and Mrs. Trammell Crow, any lineal descendant of Mr. and Mrs. Trammell Crow, or any trust of which not less than 75 % of the beneficial interests are held by Mr. and Mrs. Trammell Crow or such lineal descendants and (ii) any Joint Venture of which not less than 75 % of the outstanding equity interests are owned directly or indirectly by Mr. and Mrs. Trammell Crow or such lineal descendants, CF Securities, L.P. and Mill Spring Holdings, Inc., The Trammell Crow 1994 Revocable Trust, Trammell
S. Crow, Harlan R. Crow, the Trammell S. & Barbara H. Crow Children's Trust, The Stuart M. Crow Management Trust, the Stuart M. Crow Descendants' Trust, The Howard D. Crow Special Trust, Crow Family, Inc., The Howard D. Crow Irrevocable Family Branch Trust, The Harlan R. Crow Irrevocable Family Branch Trust, The Trammell S. Crow Irrevocable Family Branch Trust, The Stuart M. Crow Irrevocable Family Branch Trust, The Harlan R. Crow Descendants' Trust and The Crow Long-Term Trust, any holder (as of the Formation Date) of 5 % or more of any class of equity Securities of any of the foregoing Persons referred to in this clause (ii) and the respective Affiliates of the Persons referred to in this clause (ii).

        "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

        "CWS" means CW Synergistech, L.P., a limited partnership proposed to be formed by Trammell Crow Company and an entity owned by the Crow Interests and the Senior Executives, as described in the Debt Prospectus in the section entitled "Certain Relationships and Transactions".

        "CWS AGREEMENTS" means, collectively, the Service Agreement and management information systems agreement to be executed and delivered by CWS and the Company, each substantially in the form thereof that shall be approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "DAB NOTES" means, collectively, the promissory notes of the obligors and in the principal amounts listed on Schedule 5.4B annexed hereto.

        "DEBT OFFERING" means the public offering by the Company of Senior Notes in an aggregate principal amount of $100,000,000 pursuant to the Debt Offering Documents.

        "DEBT OFFERING DOCUMENTS" means, collectively, the Debt Underwriting Agreements, the Debt Registration Statement, the Indenture and each of the other documents and agreements executed in connection with the Debt Offering, as each such document and agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "DEBT PROSPECTUS" means the prospectus relating to the Senior Notes in the form included in the Debt Registration Statement or, if the prospectus included in the Debt Registration Statement omits information in reliance on Rule 430A under the Act and such information is included in prospectuses filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, "Prospectus" means the prospectus relating to the Senior Notes in the form included in the Debt Registration Statement as supplemented by the addition of the Rule 430A information contained in the prospectus relating to the Senior Notes filed with the Securities and Exchange Commission pursuant to Rule 424(b).

        "DEBT REGISTRATION STATEMENT" means Registration Statement (No. 333-2458) of the Company on Form S-1 and the prospectus included therein, as filed with the Securities and Exchange Commission on March 15, 1996, as amended by Amendment Nos. 1 and 2 thereto, as filed with the Securities and Exchange Commission on May 1, 1996, and May 20, 1996, respectively, together with the Debt Prospectus, and as each may be further amended or supplemented from time to time, before or after the effectiveness thereof, with respect to the Debt Offering.

        "DEBT UNDERWRITING AGREEMENTS" means, collectively, the Underwriting Agreements, each dated as of May 20, 1996, among the Company, C.F. Securities, L.P., O Hotel Company Ltd., Smith Barney Inc., BT Securities Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities, as representatives of underwriters named in Schedule I thereto, as each such agreement may be amended, restated, consolidated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, pursuant to which the Senior Notes are proposed to be issued and sold in the Debt Offering.

        "DEFAULT RATE" means the rate of interest payable pursuant to subsection 2.2E.

        "DEFERRED MAINTENANCE" means the deferred maintenance and repair (including requirements pursuant to the Americans with Disabilities Act) referenced as "immediate repairs" and "currently recommended repairs" in respect of the Pool A Properties and the Harbour Island Property and the estimated cost thereof, all as specified on Schedule 6.17A annexed hereto.

        "DEFERRED MAINTENANCE ACCOUNT" means, collectively, one or more interest-bearing accounts to be established and maintained by the Company at the offices of the Agent located at 280 Park Avenue, New York, New York, each in the name of "Bankers Trust Company, as Agent - Wyndham Hotel Corporation Deferred Maintenance Account," with such additional identifying references in such name as the Company and the Agent shall agree.

        "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced, by a negotiable certificate of deposit.

        "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

        "EFFECTIVE DATE" means the date on which this Agreement shall become effective pursuant to subsection 9.21.

        "ELIGIBLE ASSIGNEE" means (i) a Person that has entered into a confidentiality agreement pursuant to subsection 9.24 and is (a) a commercial bank organized under the laws of the United States of America or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, however, that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its principal businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (a) through (d) above) that is reasonably acceptable to the Agent; and (ii) any Lender and any Affiliate of any Lender; provided further, however, that each Eligible Assignee under clauses (i)(a) through (i)(c) above shall have Tier 1 capital (as defined in the regulations of its primary Federal banking regulator) of not less than $100,000,000; provided further, however, that no Affiliate of the Company or any other Person who, either directly or through one or more Affiliates, owns or operates hotels as one of its primary business activities shall be an Eligible Assignee (it being understood that the direct or indirect ownership or operation of hotels as an activity incidental to customary lending activities (whether pursuant to shared-appreciation loans upon the foreclosure of any lien or other security interest or otherwise) shall not constitute a "primary business activity" for the purposes of this definition of Eligible Assignee).

        "ELIGIBLE PARTICIPANT" means a Person that has entered into a confidentiality agreement pursuant to subsection 9.24 and is not an Affiliate of the Company or any other Person who, either directly or indirectly, owns or operates hotels as one of its primary business activities (it being understood that the direct or indirect ownership or operation of hotels as an activity incidental to customary lending activities (whether pursuant to shared-appreciation loans upon the foreclosure of any lien or other security interest or otherwise) shall not constitute a "primary business activity" for the purposes of this definition of Eligible Participant).

        "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined  in
Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates.

        "ENGINEER" means Law Engineering and Environmental Services, Inc. or such other reputable engineer approved by the Agent licensed as such in the state in which the applicable Property in question is located.

        "ENGINEERING REPORT" means, with respect to any Property, a written report prepared by an Engineer, describing and analyzing the physical condition of the Improvements of such Property, describing any necessary or recommended repairs, estimating the cost of such repairs and otherwise in form and substance reasonably satisfactory to the Agent.

        "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, damage to natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of its Subsidiaries (including any Person who was a Subsidiary prior to the Funding Availability Date) or any Property.

        "ENVIRONMENTAL INDEMNITY" means the Environmental Indemnity executed and delivered by the Company, GHALP Corp., WHI, Rose Hall GP Corp., Rose Hall GP and Rose Hall Partnership on or before the Funding Availability Date, and thereafter by each other Subsidiary of the Company that becomes a party thereto, in favor of the Agent and the Lenders, in substantially the form of Exhibit XIII annexed hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "ENVIRONMENTAL LAWS" means all statutes, laws, ordinances, orders, rules, regulations, written guidelines, writs, judgments, decrees or injunctions and the like relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Hazardous Release or threatened Hazardous Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare, in any manner applicable to any Loan Party or any of its Subsidiaries or any of their properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. Sections 1251, et seq.), the Clean Air Act (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601, et seq.), the Solid Waste Disposal Act (42 U.S.C. Sections 6901, et seq.), as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 136, et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651, et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001, et seq.), each as amended or supplemented, and rules and regulations, policies and guidelines promulgated pursuant thereto and any analogous future or present local, state and federal statutes and rules and regulations, policies and guidelines promulgated pursuant thereto, each as in effect as of the date of determination.

        "EQUITY OFFERING" means the public offering by the Company of approximately 4,197,500 shares of Common Stock pursuant to the Equity Offering Documents, including 547,500 shares of Common Stock that were issued and sold pursuant to the exercise of the underwriters' overallotment option.

        "EQUITY OFFERING DOCUMENTS" means, collectively, the Equity Underwriting Agreements, the Equity Registration Statement and each of the other documents and agreements executed in connection with the Equity Offering, as each such document and agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "EQUITY PROSPECTUS" means the prospectus relating to the Common Stock in the form included in the Equity Registration Statement or, if the prospectus included in the Equity Registration Statement omits information in reliance on Rule 430A under the Act and such information is included in prospectuses filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, "Prospectus" means the prospectus relating to the Common Stock in the form included in the Equity Registration Statement as supplemented by the addition of the Rule 430A information contained in the prospectus relating to the Common Stock filed with the Securities and Exchange Commission pursuant to Rule 424(b).

        "EQUITY REGISTRATION STATEMENT" means Registration Statement (No. 333-2214) of the Company on Form S-1 and the prospectus included therein, as filed with the Securities Exchange Commission on March 11, 1996, as amended by Amendment Nos. 1, 2 and 3 thereto, as filed with the Securities and Exchange Commission on May 1, 1996, May 14, 1996 and May 20, 1996, respectively, including the Registration Statement (No. 333-4135) of the Company pursuant to Rule 462(b) under the Securities Act, as filed with the Securities Exchange Commission on May 21, 1996, and together with the. Equity Prospectus, and as each may be further amended or supplemented from time to time, before or after the effectiveness thereof, with respect to the Equity Offering.

        "EQUITY UNDERWRITING AGREEMENTS" means, collectively, the Underwriting Agreements, each dated as of May 20, 1996, among the Company, C.F. Securities, L.P., Wyndham Hotel Company Ltd., Smith Barney Inc., BT Securities Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Montgomery Securities, as representatives of underwriters named in Schedule I thereto, as each such agreement may be amended, restated, consolidated, supplemented or otherwise modified from time to time in accordance with the terms thereof, pursuant to which 4,197,500 shares of Common Stock were issued and sold in the Equity Offering, including 547,500 shares of Common Stock that were issued and sold to cover overallotments.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        "ERISA AFFILIATE" means, with respect to any Person, (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Loan Party or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Loan Party or such Subsidiary, within the meaning of this definition with respect to the period during which such entity was an ERISA Affiliate of such Loan Party or such Subsidiary and with respect to liabilities arising after such period for which such Loan Party or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

        "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (iv) the withdrawal by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to
Section 4063 or 4064 of ERISA, (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (vi) the imposition of liability on any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (vii) the withdrawal by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA,
(viii) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or Section 502(c)(2), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an Loan Party or any of its Subsidiaries or any of their respective ERISA

Affiliates in connection with any such Employee Benefit Plan, (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

        "EVENT OF DEFAULT" means each of the events set forth in subsection
8.1.

        "EXCESS CASH FLOW" means, for any period, an amount equal to the following:

      (i) the sum of the following amounts for such period, without duplication:

           (a) all Property Gross Revenues and other Receipts with respect to the Properties; plus

           (b) all Management Fees and other Receipts under the Management Agreements and the Other Management Agreements; plus

           (c) any other items reported as income on the consolidated statement of operations of the Company and its Subsidiaries, including, without limitation, (x) interest income on the Properties' bank accounts or otherwise earned by the Company or any of its Subsidiaries and (y) rebates or refunds; plus


           (d) Extraordinary Receipts of the Loan Parties and any of their respective Subsidiaries; less

    (ii) the sum of the following amounts for such period, without duplication, in each case as approved in advance by the Agent:

           (a) all reasonable and customary Operating Expenses for the Properties incurred in the ordinary course of business, consistent with past practice; provided, however, that for purposes of the calculation of Excess Cash Flow for any period, (x) Operating Expenses shall include (1) scheduled payments in respect of any Ground Lease and (2) only those franchise fees then due and payable to Persons who are not Affiliates of the Company and
    (y) Operating Expenses shall not include any Management Fees with respect to the Properties;

           (b) all expenses payable by Management Corp. under Management Agreements and Other Management Agreements that Management Corp. reasonably believes will be reimbursed timely and in full by the other parties thereto;

      (c) a reserve for Capital Items, in an amount not to exceed the sum of (x) 3.50% of Property Gross Revenues for each of the Properties for such period plus (y) the aggregate additional amount, if any, required to be paid, deposited or reserved by the Company for Capital Items or any of its Subsidiaries in respect of the Pool B Properties and the Pool C Properties pursuant to the Pool B Obligations or the Pool C Obligations, as the case may be, for such period, in each case as approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed, and all expenditures from such reserves (to the extent included in the amount calculated pursuant to clause,(i) above for such period);

      (d) all scheduled payments of rent, principal or interest with respect to the Pool B Obligations, the Pool C Indebtedness and the FF&E Financing Indebtedness;


      (e)  federal, state and local taxes;

      (f) Permitted Junior Payments by the Loan Parties or any of their respective Subsidiaries; and

      (g) reasonable and customary sales, general and administrative expenses of the Company and its Subsidiaries incurred in the ordinary course of business, consistent with past practice.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        "EXCLUDED ASSETS" means the rights of the Loan Parties under Management Agreements and Other Management Agreements that, by their terms and in accordance with general practice, cannot be pledged to the Agent.

        "EXCUSABLE DELAY" means a delay due to acts of God, governmental restrictions, enemy actions, war, civil commotion, fire, casualty, strikes, shortages of supplies or labor, work stoppages or other causes beyond the reasonable control of the Company or any of its Affiliates, but lack of funds shall not be deemed a cause beyond the reasonable control of the Company or any of its Affiliates.

        "EXTRAORDINARY RECEIPTS" means the proceeds to any Loan Party or any of its Subsidiaries from such items as (i) sales, exchanges or other dispositions of the assets of any Loan Party or any of its Subsidiaries other than in the ordinary course of business thereof, (ii) damage recoveries and casualty insurance proceeds (including Condemnation Proceeds or Insurance Proceeds but other than the proceeds of business interruption insurance or rental loss insurance), (iii) income derived from Securities and other property acquired for investment except to the extent such Securities represent Cash Equivalents, income from Joint Ventures and interest and distributions received on account of Investments made under 7.3(vii), (iv) condemnation awards or sales in lieu of and under the threat of condemnation (other than awards or other payments for any Taking for temporary use), (v) debt or equity financing or refinancing, and (vi) all other amounts of any nature paid to any Loan Party or any of its Subsidiaries not arising out of the ordinary course of business thereof.

        "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

        "FF&E" means, with respect to any Property or the offices of the Company and its Subsidiaries, any furniture, fixtures and equipment, including any beds, lamps, bedding, tables, chairs, sofas, curtains, carpeting, smoke detectors, mini bars, paintings, decorations, televisions, telephones, radios, desks, dressers, towels, bathroom equipment, heating, cooling, lighting, laundry, incinerating, loading, swimming pool, landscaping, garage and power equipment, machinery, engines, vehicles, fire prevention, refrigerating, ventilating and communications apparatus, carts, dollies, elevators, escalators, kitchen appliances, restaurant equipment, computers, reservation systems, software, cash registers, switchboards, hotel cleaning equipment or any other items of furniture, fixtures and equipment typically used in hotel properties (including furniture, fixtures and equipment used in guest rooms, lobbies, common areas, front desk, back office, bars, restaurants, kitchens, laundries, concierge, bellman, recreation, amusement, landscaping, parking and other areas of hotels) and any replacements of all or any portion of any of the foregoing.

        "FF&E FINANCING INDEBTEDNESS" means Indebtedness (other than any Loans) incurred by the Company or any of its Subsidiaries for the financing or refinancing of FF&E, including, without limitation, that portion of the obligations with respect to a Capital Lease, conditional sale agreement or similar arrangement that is classified as a liability on a balance sheet in conformity with GAAP, and any refinancing, exchange or refunding thereof that is permitted pursuant to subsection 7. 1 (iii).

        "FORMATION" means, collectively, the transactions contemplated by the Formation Agreement, the Hampstead Exchange Agreement and the Rose Hall Transfer Agreement as described in the Debt Prospectus in the section entitled "The Formation and the Financing Plan -- Formation Transactions" and as more particularly described on Schedule 5.1F annexed hereto.

        "FORMATION AGREEMENT" means the Formation Agreement dated as of March 10, 1996 among the Company and the other parties identified on the signature pages thereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "FORMATION DATE" means the date on which the transactions constituting the Formation shall be consummated, or, if there shall be more than one such date, the date of the initial closing of the Public Offerings.

        "FORMATION DOCUMENTS" means, collectively, the Formation Agreement, the Hampstead Exchange Agreement, the Rose Hall Transfer Agreement, the Registration Rights Agreement, the Stockholders' Agreement and each other agreement or other document giving effect to the Formation, the Confidential Offering Memorandum dated March 8, 1996 of the Company relating to the Formation and the transactions contemplated by the foregoing agreements, together with the exhibits and other attachments to such Memorandum, and each opinion, agreement, assignment, deed, instrument, material certificate or other material document delivered in connection therewith or pursuant thereto.

        "FRANCHISE AGREEMENT" means each of the franchise agreements listed on
Schedule 4.1K annexed hereto, as each such agreement may be amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with subsection 7.17C.

        "FUNDING AVAILABILITY DATE" or "F.A. Date" means the date on which each of the conditions set forth in subsection 4.1 are satisfied.

        "FUNDING DATE" means the date of the funding of a Loan.

        "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case as the same are applicable to the circumstances as of the date of determination.

        "GE OPTION" means the option of General Electric Pension Trust ("GE") to acquire Common Stock, the exercise of which is reflected in a letter agreement dated April 29, 1996 between GE and the Company, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.


        "GEORGIA INTANGIBLE TAX" means any and all mortgage recording taxes, transfer taxes, general intangibles taxes, intangible recording taxes and governmental stamp and other taxes, duties, imposts, assessments or charges (including, without limitation, all interest and penalties thereon) payable to the Tax Commissioner of Fulton County, Georgia or any other Governmental Authority in the State of Georgia and arising out of or in connection with the execution, delivery, filing, recordation or registration of, or performance under, the Georgia Mortgages or any other Loan Document or the Aggregate Taxable Borrowings.

        "GHALP" means Garden Hotel Associates L.P. (also known as Garden Hotel Associates Limited Partnership), a Texas limited partnership.

        "GHALP II" means Garden Hotel Associates Two L.P. (also known as Garden Hotel Associates II Limited Partnership), a Texas limited partnership.

        "GHALP CORP." means GHALP Corporation, a Delaware corporation.

        "GHALP SECURITY DEPOSIT" means the amount owed by HPTWN to GHALP Corp. pursuant to Section 3.2 of the HPT Sale Agreement and Section 3.5 of the HPT Leases, in each case as in effect as of the date of this Agreement.

        "GOVERNMENTAL ACTS" has the meaning assigned to that term in subsection 3.5A.

        "GOVERNMENTAL AUTHORITY" means any nation or government, any state, county, municipality or other political subdivision or branch thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, board, central bank, commission, court, department or officer thereof.

        "GREYSTAR AGREEMENTS" means the agreement or agreements, if any, between Greystar Partnership and the Company with respect to the program between Greystar Partnership and the Company for the management of "extended-stay" hotel properties described in the Debt Prospectus in the second paragraph in the section entitled "Business -- Growth Strategy -- II. Additional Growth Opportunities -- New Lodging Products", as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. Greystar Agreements do not include Other Management Agreements with respect to such hotel properties.

        "GREYSTAR PARTNERSHIP" means the partnership owned by Crow Funding Interests. Trammell Crow Residential and Greystar Inc. described in the debt prospectus in the second paragraph in the section entitled "Business -- Growth Strategy -- II. Additional Growth Opportunities -- New Lodging Products".

        "GROUND LEASES" means, collectively, the Pool A Ground Lease and the Pool B Ground Leases.

        "GUARANTY" means, with respect to any Person, any obligation, contingent or otherwise, of that Person which has not been (or to the extent that it has not been) paid or otherwise discharged with respect to any Indebtedness, Ground Lease, other lease, dividend or other obligation of any other Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Guaranties shall include, without limitation, (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligation of another Person through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person if, in the case of any agreement described under subclauses
(a) or (b) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Guaranty shall be equal to the least of (x) the amount of the obligation so guaranteed or otherwise supported, (y) the amount to which such Guaranty is specifically limited and
(z) the maximum exposure under such Guaranty as reasonably calculated by the Company and approved by the Agent in its sole discretion. Guaranties shall not include any of the foregoing obligations to the extent that the same constitutes Indebtedness under the definition thereof or is a Guaranty with respect thereto. The term "Guarantee" used as a verb has a corresponding meaning.

        "HAMPSTEAD EXCHANGE AGREEMENT" means the Exchange Agreement dated as of March 10, 1996 among Wyndham Hotel Company Ltd., the Company, Wynopt Investment Partnership Level II, L.P., Wynopt Investment Partnership, L.P. and The Hampstead Group L.L.C. and joined in by Bedrock Hotel Partners, L.L.C., as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HARBOUR ISLAND LEASE" means the Lease and Assignment dated as of March 1, 1988 between Lincoln Island Associates No. 1, Limited and WHI Limited Partnership (which shall be succeeded in interest by WHI after giving effect to the Formation as of the Formation Date), with respect to the Harbour Island Property, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HARBOUR ISLAND PROPERTY" means the real property (including the leasehold created by the Harbour Island Lease), together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, located in Tampa, Florida and known, as of the date of this Agreement, as the Wyndham Harbour Island Hotel, as more particularly described in Schedule 5.4A2 annexed hereto.

        "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste". restricted hazardous waste", "infectious waste", "toxic substances", "pollutant", "contaminant" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws, (ii) any oil, petroleum, petroleum fraction or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form, (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (ix) pesticides, and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Properties; provided, however, that Hazardous Materials shall not include any materials in a non-hazardous form such as asphalt contained in road-surfacing materials or hazardous materials customarily used in the operation of hotel properties and properly stored and maintained.

        "HAZARDOUS RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other receptacles containing any Hazardous Materials), or into or out of any Property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

        "HPT" means Hospitality Properties Trust, a Maryland real estate investment trust.

        "HPT AGREEMENTS" means, collectively, the HPT Sale Agreement, the Agreement to Lease dated as of April 1, 1996 between HPT and GHALP II (as such agreement has been amended by First Amendment to Purchase and Sale Agreement and Agreement to Lease dated as of April 19, 1996 among GHALP, GHALP II, HPT and HPTWN and Second Amendment to Agreement to Lease dated as of May 2, 1996 between GHALP II and HPTWN), the HPT Leases, the HPT Collateral Documents, the Partnership Interest Pledge and Security Agreement dated as of May 3, 1996 from Garden Hotel Partners LP and Garden Hotel Partners Two LP in favor of HPTWN, the HPT Stock Pledge and the HPT Estoppel, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HPT COLLATERAL DOCUMENTS" means, collectively, the Collateral Assignments of Leases, Contracts and Agreements dated as of May 2, 1996 and May 3, 1996 between GHALP 11 and HPTWN II, the Assignment and Security Agreement dated as of May 3, 1996 between GHALP II and HPTWN and the Security Agreement dated as of May 3, 1996 between GHALP II and HPTWN, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HPT ESTOPPEL" means, collectively, the Ground Lessor Estoppel Certificates and Agreements, in each case containing terms and conditions Satisfactory to the Agent in its sole discretion, that shall be executed and delivered by HPTWN and acknowledged by the Company and the Agent.

        "HPT LEASES" means, collectively, the Lease Agreements dated as of May 2, 1996 or May 3, 1996, as the case may be, between HPTWN and GHALP II, with respect to the HPT Properties, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HPT PROPERTIES" means, collectively, the Pool B Properties designated as such on Schedule 1.1B annexed hereto.

        "HPT SALE AGREEMENT" means the Purchase and Sale Agreement dated March 5, 1996 between GHALP and HPT, as amended by First Amendment to Purchase and Sale Agreement and Agreement to Lease dated as of April 19, 1996 among GHALP, GHALP II, HPT and HPTWN and by Second Amendment to Purchase and Sale Agreement dated as of May 2, 1996 between GHALP and HPTWN, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HPT STOCK PLEDGE" means the Stock Pledge and Security Agreement to be dated the date of the initial closing of the Public Offerings from the Company for the benefit of HPTWN, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "HPTWN" means HPTWN Corporation, a Delaware corporation.

        "IMPOSITIONS" means all real property taxes and assessments, of any kind or nature whatsoever, including, without limitation, vault, water and sewer rents, rates, charges and assessments, levies, permits, inspection and license fees and other governmental, quasi-governmental or nongovernmental levies or assessments such as maintenance charges, owner association dues or charges or fees resulting from covenants, conditions and restrictions affecting the Properties, assessments resulting from inclusion of any Property in any taxing district or municipal or other special district, any of which are assessed or imposed upon the Property, or become due and payable, and which create or may create a Lien upon the Property, or any part thereof. In the event that any penalty, interest or cost for nonpayment of any Imposition becomes due and payable, such penalty, interest or cost shall be included within the term "Impositions".

        "IMPROVEMENTS" means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to any Land, including all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

        "INDEBTEDNESS" means, with respect to any Person and without duplication, to the extent required to be shown on a balance sheet prepared in conformity with GAAP, (i) all indebtedness for money borrowed by that Person,
(ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) all obligations owed for all or any part of the deferred purchase price of assets or services purchased by that Person, which purchase price is fully earned (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, except obligations for Impositions which are not due and payable and Liens permitted pursuant to subsection 6.4 or 6.9, (vi) obligations under Currency Agreements and Interest Rate Agreements and (vii) that portion of any other obligation of that Person (other than reservation and similar deposits from customers and working capital deposits from owners received and held in the ordinary course of business) that is classified as a liability on a balance sheet in conformity with GAAP, which obligation is (a) due more than six months from the date of incurrence thereof or (b) evidenced by a note or similar written instrument.

        "INDEMNIFIED PERSON" has the meaning assigned to that term in subsection 9.3.

        "INDENTURE" means the Indenture dated as of May 24, 1996 among the Company, certain Subsidiaries, as guarantors, and Bank One, Columbus, N.A., as Trustee, pursuant to which the Company issued the Senior Notes, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "INSURANCE PROCEEDS" means all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to any portion of any Property.

        "INSURANCE REQUIREMENTS" means all terms of any insurance policy required hereunder covering or applicable to any Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting any Property or any part thereof or any use of any Property or any portion thereof.

        "INTELLECTUAL PROPERTY" means, as of any date of determination, all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Loan Parties and their respective Subsidiaries as conducted on such date of determination that are material to the business, operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries, taken as a whole, including any of the foregoing licensed to the Loan Parties or any of their respective Subsidiaries by other Persons.

        "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

        "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "INTEREST RATE DETERMINATION DATE" means each date for calculating the Adjusted Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for any Loan.

        "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

        "INVESTMENT" means, with respect to any Person or any of its Subsidiaries, as of any date of determination and without duplication, (i) any direct or indirect purchase or other acquisition (whether or not for consideration) by such investing Person or Subsidiary of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by such investing Person or Subsidiary from any other Person (other than (a) a Person with respect to which such investing Person or Subsidiary is a Wholly Owned Subsidiary or (b) any other Wholly Owned Subsidiary of the Person referred to in the preceding clause (a); provided that, in the case of the Company and its Subsidiaries, such other Wholly Owned Subsidiary is a Loan Party and has Guaranteed the Obligations), of any equity Securities of such investing Person or Subsidiary, (iii) any direct or indirect loan, advance (other than advances to officers, employees, consultants, accountants, attorneys and other advisors and members of the Board of Directors of any Person for moving, entertainment and travel expenses, drawing accounts and similar expenditures in each case incurred in the ordinary course of business) or capital contribution by to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iv) any commitment or obligation (including, without limitation, any obligation under or in connection with a Management Agreement) to make any investment described in clauses (i) through (iii) above and (v) any liability that is recourse to such investing Person or Subsidiary or secured by any asset of such investing Person or Subsidiary and that arises, by law, contract, ownership of Securities or otherwise, directly or indirectly, as the result of or otherwise in connection with the origination, continuation or termination of any investment described in clauses (i) through (iv) above. The amount of any Investment, as of any date of determination, shall be equal to
(x) with respect to an Investment referred to in clause (i) or (ii) of the preceding sentence, the remainder of (1) the sum of original cost of such Investment plus the cost of all additions thereto as of such date of determination, minus (2) the aggregate amount paid to such Person or Subsidiary as a return of such Investment, provided, that (A) the calculation of the amount referred to in this clause (2) shall exclude all fees and other amounts (or the portion thereof) that shall constitute interest, dividends or other amounts in respect of the return on such Investment, as determined in accordance with GAAP, and (B) the calculation of the amount referred to in this clause (i) shall exclude, all adjustments for increases or decreases in value, and write-ups, write-downs or write-offs with respect to such Investment, (y) with respect to an Investment referred to in clause (iv) or (v) of the preceding sentence, the maximum aggregate liability for which such investing Person or Subsidiary may become liable, by law, contract, ownership of Securities or otherwise, with respect to such Investment as of such date of determination, and (z) with respect to an Investment described in two or more of clauses (i), (ii), (iii) and (iv), the sum of the amounts with respect to such Investment, as calculated in accordance with the preceding clauses (x) and
(y), in each case as of such date of determination.

        "IP CORP." means Wyndham IP Corporation, a Delaware corporation and a Subsidiary of the Company.

        "IP LICENSE AGREEMENTS" has the meaning assigned to that term in subsection 5.21A.

        "ISIS 2000" means ISIS 2000, a limited partnership to be formed by the Crow Family Interests and the Senior Executives, as described in the Debt Prospectus in the section entitled "Business--Customers and Marketing Central Reservation System".

        "ISIS 2000 AGREEMENTS" means, collectively, the Computerized Reservations Services Agreement dated as of May 24, 1996 between the Company and ISIS 2000 and the Service Agreement that shall be executed and delivered by ISIS 2000 and the Company, substantially in the form that shall be approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "ISSUING LENDER" means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

        "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, however, that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "LAND" means the land located in the towns, counties and states listed on Schedule 5.4Al annexed hereto (and more particularly described in Exhibit A to each Mortgage (other than the Mortgages with respect to the Ground Leases, in which the applicable Land is described in Exhibit A-1 to each such Mortgage)),
Schedule 5.4A2 annexed hereto and Schedule 5.4A3 annexed hereto, together with all strips and gores within or adjoining such property, all estate, right, title, interest, claim or demand whatsoever of any Loan Party or any of its Subsidiaries in the streets, roads, sidewalks, alleys, and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all vaults or chutes adjoining such land, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use said air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and shares of stock evidencing the same, all mineral, mining, gravel, geothermal, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of such Loan Party or such Subsidiary, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same.

        "LEASE" means each of the leases (other than the Ground Leases), licenses, concession agreements, franchise agreements (other than the Franchise Agreements) and other occupancy agreements and other agreements demising, leasing or granting rights of possession or use or, to the extent of the interest therein of any Loan Party or any of its Subsidiaries, any sublease, subsublease, underletting or sublicense, which now or hereafter may affect any Property or any part thereof or interest therein, including any agreement relating to a loan or other advance of funds made in connection with any such lease, license, concession agreement, franchise or other occupancy agreement and such sublease, subsublease, underletting or sublicense, and every amendment, restatement, supplement, consolidation or other modification of or other agreement relating to or entered into in connection with such lease, license, concession agreement, franchise or other occupancy agreement and such sublease, subsublease, underletting or sublicense, and every Guaranty of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, and any Guaranties of leasing commissions.

        "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1 and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires.

        "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of the Company pursuant to subsection 3.1.

        "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

        "LIEN" means any lien (including any lien or security title granted pursuant to any mortgage, deed of trust or deed to secure debt), pledge, hypothecation, assignment, security interest, charge, levy, attachment, restraint or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "LIQUOR LICENSES" means the licenses set forth on Schedule 5.4I annexed hereto and each other license issued by the Department of Alcoholic Beverage Control or similar state or local agency to any Loan Party or any of its Subsidiaries or in respect of any Property, in each case in connection with the sale of alcoholic beverages at any Property, as such Schedule may be revised from time to time pursuant to subsection 7.15 or 7.16.

        "LIQUOR OPERATIONS SERVICING AGREEMENTS" means, collectively, the sub-management agreements entered into between Management Corp. and each Loan Party (or Subsidiary of a Loan Party) that is a holder of a Liquor License in the form delivered on or before the Funding Availability Date, as any such sub-management agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "LOAN" and "LOANS" means one or more of the Revolving Loans or Swing Line Loans or any combination thereof.

        "LOAN DOCUMENTS" means, collectively, this Agreement, the Subsidiary Guaranty, the Notes, the Security Documents, the Environmental Indemnity, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by the Company in favor of an Issuing Lender relating to, the Letters of Credit), the Collateral Account Agreement and any other documents entered into in connection with the Cash Management System.

        "LOAN PARTIES" means, collectively, the Company, Rose Hall GP Corp., Rose Hall GP, Rose Hall Partnership, Management Corp., IP Corp., GHALP Corp., WHI and any other Subsidiary of the Company which is or becomes a party to a Loan Document.

        "LOCAL ACCOUNTS" means, collectively, the Deposit Accounts listed on
Schedule 5.23 annexed hereto as "Local Accounts" and any other Deposit Account established with respect to one or more Properties for the purpose of receiving Receipts pursuant to subsection 6.15.

        "MAJOR RENOVATION/RESTORATION" means, as of any date of determination, any Renovation or Restoration of a Property or a Managed Property with respect to which more than 20% of the rooms "available for sale" at the applicable Property or Managed Property, as the case may be, have been, are scheduled to be, or could reasonably be expected to be, "rooms out-of-order", as determined in accordance with the Uniform System, during any period of more than 30 consecutive days; provided that (x) a Restoration related to a casualty or Taking and conducted pursuant to and, as of such date of determination, satisfying the conditions of subsection 6.11F is not a Major Renovation/Restoration and (y) the Renovation of the Rose Hall Property conducted pursuant to and, as of such date of determination, satisfying the conditions of subsection 6.16B is not a Major Renovation/Restoration.

        "MAJOR RENOVATION/RESTORATION REMOVAL PERIOD" means (i) with respect to any Property, Managed Property or Other Managed Property, the period commencing on the day that a Major Renovation/Restoration shall commence with respect to such Property, Managed Property or Other Property or (ii) with respect to any Management Agreement, Servicing Agreement or Other Management Agreement, the period commencing on the day that a Major Renovation/Restoration shall commence with respect to the related Managed Property, Property or Other Managed Property, as the case may be, and in each case terminating on the day that such Major Renovation/Restoration shall terminate with respect to such Property, Managed Property or Other Managed Property, as the case may be, in each case as such dates of commencement and termination shall be reasonably determined by the Agent based on documentation received from the Company or Management Corp. and on such other information as the Agent shall determine to be relevant.

        "MANAGED PROPERTIES" means, collectively, the real properties, together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, that are managed by Management Corp. or any of its Wholly Owned

Subsidiaries pursuant to the Management Agreements. Managed Properties do not include Properties or Other Managed Properties.

        "MANAGEMENT AGREEMENT REPORT" means a report substantially in the form of Exhibit XIX annexed hereto delivered by the Company to the Agent pursuant to subsection 4.1I or 6.l(iii), as such Exhibit may be amended from time to time as may be agreed upon by the Company and the Agent.

        "MANAGEMENT AGREEMENTS" means, collectively, the management agreements and asset management agreements listed on Schedule 4.1I annexed hereto, as such Schedule may be revised or supplemented from time to time pursuant to subsection
2.9 or 6.1(iii), as any such management agreement or asset management agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "MANAGEMENT AMOUNT" means, as of any date of determination, the following:

     (i) with respect to each Management Agreement or Servicing Agreement (other than a Management Agreement referred to in clause (ii) below), the product of (a) the applicable factor set forth below with respect to the ranking specified by the Agent for such Management Agreement or Servicing Agreement, as the case may be, as of such date of determination in accordance with the criteria specified in Exhibit XX annexed hereto (provided that the Agent may waive in writing any such criteria in its sole discretion), multiplied by (b) the Management EBITDA for such Management Agreement or Servicing Agreement, as the case may be, for the 12 most recently completed calendar months ending not less than 30 days before such date of determination for which the Agent has received the financial statements with respect to such Management Agreement or Servicing Agreement required to be delivered pursuant to subsection 6.1(ii) or subsection 7.16A(ii), as the case may be:

                    PERIOD                      RANKING
                    ------                      -------
                                            1    2    3    4
                                           ---  ---  ---  ---
               F.A. Date-12/31/96          3.0  2.5  2.0  0.0
               01/01/97-12/31/97           2.9  2.4  1.8  0.0
               01/01/98-12/31/98           2.8  2.3  1.6  0.0
               01/01/99-Maturity Date      2.7  2.2  1.4  0.0; or

     (ii) with respect to any Management Agreement for a Managed Property owned or leased by the Crow Interests or their Affiliates that does not provide, for a remaining period of at least three months from such date of determination, for either or both of (a) the payment to the Management Corp. upon termination without cause of a fee in an amount equal to not less than the Approved Management Fees for the 12 most recently completed calendar months ending not less than 30 days before such date of determination or (b) a prohibition against the termination thereof upon the transfer of such Managed Property, an amount equal to 50% of the amount that would be calculated with respect thereto if such Management Agreement were subject to clause (i) above;

provided that, the Management Amount with respect to such Management Agreement for such period shall be zero if, on or before such date of determination (x) any Loan Party or any of its Subsidiaries shall have received written notice (or any other notice pursuant to the applicable agreement) from any other party to such Management Agreement that such Management Agreement will be canceled or terminated before the scheduled date of expiration and such written notice (or other notice) shall not have been rescinded or otherwise withdrawn or (y) any Loan Party or any of its Subsidiaries shall have received written notice from or on behalf of the transferor or transferee of the Managed Property subject to such Management Agreement with respect to the execution of a definitive agreement providing for the sale or other permanent disposition of such Managed Property and such transferee shall not have agreed by written instrument satisfactory in form and substance to the Agent to assume the obligations of the transferor under such Management Agreement, arising after the date of transfer; provided further, however, that (1) if a termination fee shall be payable to the Company or Management Corp. upon the actual cancellation or termination of a Management Agreement subject to clause (x) above as of such date of determination or upon the closing of the sale or other permanent disposition of a Managed Property subject to clause (y) above as of such date of determination, then, as of such date of determination and each date of determination thereafter (until such Management Agreement shall cease to be subject to the preceding clause (x) or (y), as the case may be) the Management Amount with respect to such Management Agreement shall be equal to the lesser of (A) the termination fee that Management Corp. or any of its Wholly Owned Subsidiaries reasonably expects, as of such date of determination, to receive not later than 3 months following the occurrence of the event referred to in the preceding clause (x) or (y), as the case may be, and (B) an amount equal to 50% of the Management Amount with respect to such Management Agreement if effect were not given to the proviso and this further proviso to the definition of Management Amount and (2) the aggregate Management Amount with respect to all Management Agreements subject to the preceding clause (x) or (y), as the case may be, calculated pursuant to the preceding clause (1) as of such date of determination shall not exceed $1,000,000.

        "MANAGEMENT CORP." means Wyndham Management Corporation, a Delaware corporation and a Wholly Owned Subsidiary of the Company.

        "MANAGEMENT EBITDA" means, with respect to any Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, for any period and as of any date of determination and calculated on the accrual basis of accounting, whether a positive or negative number, the amount equal to the product of the following:


        (i) the aggregate amount of base, trade name and incentive fees (collectively, "APPROVED MANAGEMENT FEES") that are payable to the manager under such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, with respect to such period, as determined by the Agent in its sole discretion and without duplication; provided that the calculation of the amount referred to in this clause (i) shall exclude, without duplication, (a) all such fees or other amounts (or the portion thereof) the current payment of which shall have been subject to any actual deferral, suspension, set-off, prohibition, pay-over, reduction, adjustment or other interruption of any nature pursuant to any subordination provisions in such Management

Agreement, Servicing Agreement or Other Management Agreement, as the case may be, or the provisions of any other agreement, instrument or other document to which any party to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, is a party or by which any of their respective properties or assets are bound, (b) all such fees or other amounts (or the portion thereof) that shall be subject to reduction, repayment or adjustment in any subsequent period other than normal year-end adjustments, (c) all such fees or other amounts (or the portion thereof) that shall constitute payments of principal, interest, dividends or other amounts in respect of the return of or return on any Investment or Guaranty, as determined by the Agent in its sole discretion, (d) all such fees or other amounts (or the portion thereof) that are payable in consideration of or otherwise in respect of the amendment, modification, extension, expiration, cancellation or termination of such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, or related agreements, (e) all such fees or other amounts (or the portion thereof) that are payable in consideration of or otherwise in respect of the performance of any service not directly related to the management or operation of a hotel property, including, without limitation, fees or other amounts payable for accounting, design, construction purchasing and asset management services, (f) payments (whether pursuant to reimbursement, indemnification and otherwise) of costs and expenses incurred or paid by or on behalf of the manager in connection with the performance of any obligations or the exercise of any rights under such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, or any related asset management agreement or other agreement to the extent not taken into account in calculating Management Expenses for such period, including, without limitation, contributions, reimbursements and other payments in respect of accounting administrative, tax, legal, finance, risk management and disposition services, salaries and benefits of hotel employees, marketing programs, research services, advertising and public relations, national and local sales and marketing services, and centralized reservations services; provided further, that (x) if the terms on which the Approved Management Fees are calculated with respect to such period or any subsequent period shall have been modified as of such date of determination, then the amount of Approved Management Fees that shall be included in the calculation of Management EBITDA for such period for the purpose of calculating the Management Amount with respect to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be (but not for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G), as of such date of determination shall not exceed the amount of Approved Management Fees that would have been payable to the manager under such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, with respect to such period if such terms, as so modified, had been in effect during the entire period; and (y) Approved Management Fees with respect to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, shall be included in the calculation of Management EBITDA for such period only to the extent that the Agent and Lenders shall have received the financial statements for such Management Agreement or Servicing Agreement, as the case may be, for such period required to be delivered on or before such date of determination pursuant to subsection 6.1(ii) or 7.16A(i)(2), as the case may be; multiplied by

       (ii) the Management Margin, which shall be determined as of such date of determination as follows: (A) if the following clause (B) is not applicable, such Management Margin shall be determined with respect to the four most recently completed calendar quarters ending not less than 45 days before such date of determination, and (B) if Total Utilization of Revolving Commitments is not less than $50,000,000 as of such date of determination and the Agent shall so elect by written notice to the Company, such Management Margin shall be determined with respect to the 12 most recently completed calendar months ending not less than 45 days before such date of determination;

provided that:

       (w) if the Addition Date with respect to such Management Agreement, Servicing Agreement or Other Management Agreement shall have occurred on or after the Effective Date and after the commencement of such period but before the termination of such period:

             (1) for purposes of calculating the Management Amount with respect to such Management Agreement or Servicing Agreement, as the case may be, as of such date of determination, Management EBITDA with respect to such Management Agreement or Servicing Agreement, as the case may be, for such period shall be the sum of (A) the Management EBITDA which would have been generated for the portion of such period commencing on the first day of such period and ending on the day before such Addition Date if the Management Agreement or Servicing Agreement had then been in effect, as the same shall be determined based upon the financial statements for such period required by subsection 7.16A to be delivered with respect to such Management Agreement or Servicing Agreement, as the case may be, and such other information with respect thereto that may be provided by the Loan Parties and their respective Subsidiaries, subject to such adjustments as may be required by the Agent in its sole discretion, plus (B) Management EBITDA with respect to such Management Agreement or Servicing Agreement, as the case may be, for the portion of such period commencing on such Addition Date and ending on the last day of such period, based upon the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 6.1(i), subject to such adjustments as may be required by the Agent in its sole discretion; provided, however, that with respect to each Management Agreement or Servicing Agreement related to a Managed Property or Property, as the case may be, for which a Major Renovation/Restoration shall occur, or shall be scheduled to commence, on or before the first anniversary of the Addition Date with respect thereto, Management EBITDA with respect to such Management Agreement or Servicing Agreement, as the case may be, for such period shall be zero;

             (2) except with respect to Management Agreements, Servicing Agreement and Other Management Agreements effective during the 12-month period immediately preceding the Effective Date, for purposes of calculating any amount pursuant to subsection 7.6D, 7.6E, 7.6F and 7.6G as of such date of determination, Management EBITDA with respect to such Management Agreement or Servicing Agreement, as the case may be, Management EBITDA for such period shall be the sum of (A) zero, for the portion of such period commencing on the first day of such period and ending on the day before such Addition Date (provided that with respect to any Management Agreement, Servicing Agreement and Other Management Agreements in effect on the Effective Date, such portion of a period shall end on the day before the effective date of such agreement), plus (B) Management EBITDA with respect to such Management Agreement or Servicing Agreement, as the case may be, for the portion of such period commencing on such Addition Date and ending on the last day of such period, based upon the results of operations of the Loan Parties and their respective Subsidiaries with respect thereto during such period, as reflected in the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 6.1(i), subject to such adjustments as may be required by the Agent in its sole discretion;

        (x) for purposes of calculating the Management Amount with respect to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, (but not for purposes of calculating any amount pursuant to subsection 7.6D, 7.6E, 7.6F and 7.6G) as of such date of determination, Management EBITDA for such period shall be zero if (1) the Addition Date with respect to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, shall not have occurred on or before such date of determination, (2) on or before such date of determination, such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, shall have expired (without renewal or extension), been canceled or otherwise terminated, (3) on or before such date of determination, the related Managed Property, Property or Other Managed Property, as the case may be, shall have been sold or otherwise permanently disposed of and such transferee shall not have agreed by written instrument satisfactory in form and substance to the Agent to assume the obligations of the transferor under such Management Agreement, Servicing Agreement, or Other Management Agreement, as the case may be, arising after the date of transfer, (4) to the knowledge of the Company, on such date of determination there shall have occurred and be continuing any event or condition which, with the giving of notice or the lapse of time or both, would cause, or would permit (w) any party to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, to cause, the cancellation or other termination of such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, (x) any holder of any Indebtedness (or a trustee on behalf of such holders) secured by such Managed Property, Property or Other Managed Property, as the case may be, to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity, (y) any lessor under any Ground Lease or other ground lease affecting such Managed Property, Property or Other Managed Property as the case may be, to cause the termination of such Ground Lease or other ground lease or
(z) any of the foregoing Persons referred to in this clause (4) or any other Person to cause, any deferral, suspension, set-off, prohibition, pay-over, reduction, adjustment or other interruption of any nature of any Approved Management Fees pursuant to any subordination provisions in such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, or the provisions of any other agreement, instrument or other document to which any party to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, is a party or by which any of their respective properties or assets are bound or (5) if such date of determination shall occur during a Major Renovation/Restoration Removal Period with respect to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, and such Management EBITDA would be a positive number if effect were not given to this clause (x);

             (y) if such date of determination shall occur during a Voluntary Removal Period, then (1) for purposes of calculating the Management Amount with respect to such Management Agreement or Servicing Agreement, as the case may be, as of such date of determination, Management EBITDA with respect to such Management Agreement or Servicing Agreement, as the case may be, shall be zero and (2) if the Management EBITDA with respect to such Management Agreement, Servicing Agreement or Other Management Agreement for such period would be a positive number if effect were not given to this clause (y), for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G as of such date of determination, Management EBITDA with respect to such Management Agreement, Servicing Agreement or Other Management Agreement, as the case may be, shall be zero; and

             (z) for purposes of calculating the Borrowing Base (but not for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G), as of such date of determination, Management EBITDA with respect to the Commerce Property shall be zero for such period if such date of determination shall occur before the date, if any, on which the Company shall have acquired the superior ground lease with respect to the Commerce Property or on which the leasehold interest under the superior ground lease with respect to the Commerce Property shall have been merged with the Commerce Lease, in any case on terms satisfactory to the Agent in its sole discretion.

        "MANAGEMENT FEES" means, collectively, all hotel management fees (however characterized, including base fees, trade name fees, incentive fees, special incentive fees, termination fees and all fees in respect of liquor license operations) and all other fees or charges payable to the manager for the management and operation of a hotel property, the related land and the improvements thereof.

        "MANAGEMENT INFORMATION" means, with respect to the acquisition or effectiveness of any Additional Management Agreement or Other Management Agreement pursuant to subsection 7.16A(i) or (ii), as the case may be, the following information:

             (i) financial statements in respect of the related Managed Property or Other Managed Property, as the case may be, for the most recently completed three calendar years and for the completed calendar months after the most recently completed calendar year, in each case, to the extent such financial statements exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

             (ii) copies of all other balance sheets and related statements of operations and statements of cash flows of such Managed Property or Other Managed Property, as the case may be, that are to be delivered to any Loan Party or any of its Subsidiaries in connection with such acquisition or effectiveness;

             (iii) to the extent Renovation is then proposed for such Additional Managed Property or Other Managed Property, as the case may be, a preliminary project plan and a project budget for such Managed Property or Other Managed Property, as the case may be;

             (iv) to the extent then available, copies (if available) or drafts of such Additional Management Agreement, or Other Management Agreement, as the case may be, agreements with respect to any related Investment or Guaranty, letters of intent or other related agreements entered into by any Loan Party or any of its Subsidiaries in connection with such acquisition or effectiveness (it being understood and agreed that, to the extent such agreements or letters of intent have not been entered into in such time, copies of such agreements and letters of intent shall be delivered reasonably promptly after the execution thereof);

             (v) each market study with respect to such Managed Property or Other Managed Property, as the case may be, in the possession of, or that can readily be obtained by, any Loan Party or any of its Subsidiaries;

             (vi) a draft of the Addition Certificate with respect to such Additional Management Agreement or Other Management Agreement, as the case may be;

             (vii) drafts of supplements to the Schedules to this Agreement reflecting the acquisition or effectiveness of such Additional Management Agreement or Other Management Agreement, as the case may be; and

             (viii) any other information relating to such Additional Management Agreement or Other Management Agreement, as the case may be, reasonably requested by the Agent.

        "MANAGEMENT MARGIN" means as of any date of determination, 1.00 minus a percentage obtained by dividing (i) the expenses of the Company and its Consolidated Subsidiaries for any period, as reflected on the consolidated statements of income delivered to Agent pursuant to subsection 5.3A or 6.1, as the case may be, excluding expenses reflected as "hotel expenses" "equity participation compensation", "reimbursement expenses", and "depreciation and amortization", by (ii) the consolidated revenues of the Company and its Subsidiaries for such period, as reflected on the consolidated statements of income delivered to the Agent pursuant to subsection 5.3A or 6.1, as the case may be, increased by Management Fees paid pursuant to Service Agreements (plus, with respect to Servicing Agreements in effect on the Effective Date, an amount equal to the amount paid during such period under the predecessor Management Agreements), excluding revenues reflected as "hotel revenues" and "reimbursements" provided however, as of any date of determination on or before November 15, 1996 with respect to a period ending on a day on or before September 30, 1996, the percentage shall be deemed to be forty-four percent (44%) and, upon any date of determination which occurs after November 15, 1996, the percentage shall never exceed fifty-five percent (55%).

        "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "MARKET EQUITY CAPITALIZATION" means, with respect to any issuer and as of any date of determination, the product of (i) the number of shares of common stock of such issuer outstanding as of such date multiplied by (ii) the average of the closing bid prices of such common stock on the principal national securities exchange on which such common stock is listed or, if such common stock is not so listed, on NASDAQ/NMS, as the case may be, for each of the 30 consecutive trading days next preceding such date of determination (or such shorter period during which such common stock shall have been publicly traded until such time as it has been so traded for 30 consecutive trading days); provided that the amount referred to in the preceding clause (ii) for the Common Stock on the Formation Date shall be the initial offering price per share of Common Stock pursuant to the Equity Offering.

        "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, and (ii) the impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform, or of the Agent or the Lenders to enforce, monetary Obligations or the material impairment of the ability of any Loan Party to perform, or of the Agent or the Lenders to enforce, non-monetary Obligations, including the obligations of any Loan Party to perform, or of the Agent or the Lenders to enforce, any Security Document.

        "MATERIAL LEASE" means each Lease either (i) demising in excess of 5,000 square feet of the Improvements with respect to any Property or (ii) generating in excess of 10% of the Property Gross Revenues with respect to any Property or otherwise identified as a Material Lease by the Company pursuant to subsection 4.1L.

        "MATURITY DATE" means the earliest of (i) the date that is four years from the Effective Date, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to subsection 8.1 and (iii) the date as of which the Obligations shall have become immediately due and payable pursuant to subsection 2.4B(vii).

        "MOODY'S" means Moody's Investors Service, Inc. or any successor to the business thereof.

        "MORTGAGE" means each Mortgage, Assignment of Rents, Security Agreement and Fixture Filing and each Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing and each Deed to Secure Debt, Assignment of Rents, Security Agreement and Fixture Filing executed and acknowledged by the Loan Party thereto in favor of the Agent for the benefit of the Lenders (or, in the case of a deed of trust, to a trustee for the benefit of the Agent and the Lenders) in the form delivered on or before the Funding Availability Date pursuant to subsection 4.1E(i), as each such agreement may be amended, restated, supplemented, consolidated, extended or otherwise modified from time to time in accordance with the terms thereof and hereof.

        "MORTGAGED PROPERTY" has the meaning assigned to that term in the Mortgages.

        "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in Section 3(37) of ERISA.

        "NASDAQ/NMS" means the National Association of Securities Dealers Automated Quotation System/National Market Securities.

        "NET INSURANCE/CONDEMNATION PROCEEDS" means all Insurance Proceeds on account of damage or destruction to any Pool A Property or any Pool B Property or all Condemnation Proceeds in respect of any Pool A Property or any Pool B Property, minus the reasonable cost, if any, of such recovery and of paying out such proceeds, including reasonable attorneys' fees and costs allocable to inspecting the Work and the plans and specifications therefor.

        "NET SALES PRICE" means, with respect to any sale or other permanent disposition by a Loan Party or any of its Subsidiaries of a Property, a Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other asset, the gross purchase price therefor less the sum of (i) the amounts applied to the payment of Indebtedness or other obligations secured by a Lien on such Property, Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other asset (other than the Obligations), (ii) the reasonable out-of-pocket costs and expenses incurred by such Loan Party or Subsidiary directly in connection with such sale or other permanent disposition, including income taxes paid or estimated to be actually payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements (provided that the amount of income taxes so estimated to be actually payable shall be approved by the Agent, which approval shall not be unreasonably withheld), and (iii) closing of adjustments contemplated and reserved.

        "NET WORTH" means, as of any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of the Company and its Subsidiaries determined in conformity with GAAP.

        "NOTES" means one or more of the Revolving Notes or Swing Line Note or any combination thereof.

        "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit III annexed hereto delivered by the Company to the Agent pursuant to subsection 2.1B with respect to a proposed borrowing hereunder.

        "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit IV annexed hereto delivered by the Company to the Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

         "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit V annexed hereto delivered by the Company to the Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

         "NOTICE OF RENOVATION/RESTORATION" means a notice, substantially in the form attached hereto as Exhibit XVII, delivered to the Agent pursuant to subsection 6.11E, 6.12A, 7.15C or 7.16C.

         "OBLIGATIONS" means, collectively, all obligations of every nature of the Company or any of its Subsidiaries from time to time owed to the Agent or Lenders or any of them under or in respect of the Loans and the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, commissions, expenses, indemnification or otherwise.

         "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by a person specified in this Agreement for such purpose or, in the absence of such specification, by any of the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of such corporation; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loan hereunder shall include (i) a statement that the officer making or giving such Officers' Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signer, he has made or has caused to be made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

         "OMNIBUS MANAGEMENT AND LIQUOR LICENSE AGREEMENT" means the Agreement regarding Servicing Agreements and Liquor Licenses executed and delivered by Management Corp., the Company and each other Loan Party thereto in favor of the Agent on or before the Funding Availability Date pursuant to subsection 4.1E(i), and thereafter by each other Subsidiary of the Company that becomes a party thereto, substantially in the form of Exhibit XII annexed hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "OPERATING ACCOUNTS" means the accounts of the Company to be established and maintained by the Company with the Cash Manager at its offices in Dallas, Texas that are designated as operating accounts on Schedule 5.23 hereto.

         "OPERATING EXPENSES" means, for any period and as calculated on the accrual basis of accounting, all expenses incurred by the Company or any of its Subsidiaries during such period in connection with the ownership, management, operation, cleaning, maintenance, ordinary repair or leasing of any Property, including, without duplication:

                 (i) costs and expenses in connection with the cleaning, ordinary repair, maintenance, decoration and painting of such Property;

                 (ii) wages, benefits, payroll taxes, uniforms, insurance costs and all other related expenses for employees of the Company engaged in the management, operation, cleaning, maintenance, ordinary repair and leasing of such Property and service to guests, customers, Tenants, concessionaires and licensees of such Property;

                 (iii) the cost of all services and utilities with respect to such Property, including all electricity, oil, gas, water, steam, heating, ventilation, air conditioning, elevator, escalator, landscaping, model furniture, answering services, telephone maintenance, credit check, snow removal, trash removal and pest extermination costs and expenses and any other energy, utility or similar item and overtime services with respect to such Property;

                 (iv) the cost of building and cleaning supplies with respect to such Property;

                 (v) insurance premiums required in order to maintain the insurance policies required under this Agreement or any other Loan Documents, FF&E Financing Indebtedness, Pool B Obligations or Pool C Obligations, in each case with respect to such Property (which, in the case of any policies covering multiple Properties, shall be allocated among the Properties pro rata in proportion to the insured value of the Properties covered by such policies);

                 (vi) legal, accounting, engineering and other fees, costs and expenses incurred by or on behalf of the Company or such Subsidiary in connection with the ownership, management, operation, maintenance, ordinary repair and leasing of such Property, including collection costs and expenses;

                 (vii) operating costs and expenses of security and security systems provided to and/or installed and maintained with respect to such Property;

                 (viii) operating costs and expenses of reservation systems, internal telephone exchanges and key card systems with respect to such Property;

                 (ix) costs and expenses of parking and valet services, parking lot maintenance and ordinary parking lot repairs in respect of such Property;

                 (x) costs and expenses of food and beverages with respect to such Property;

                 (xi) real property taxes and assessments with respect to such Property and the costs incurred in seeking to reduce such taxes or the assessed value of such Property;

                 (xii) advertising, marketing and promotional costs and expenses with respect to such Property;

                 (xiii) costs and expenses incurred in connection with lock changes, storage, moving, market surveys, permits (and the application or registration therefor) and licenses (and the application or registration therefor) with respect to such Property;

                 (xiv) maintenance and cleaning costs related to guest and customer amenities with respect to such Property;

                 (xv) costs and expenses of maintaining and repairing FF&E (including the breakage or loss of any such FF&E) with respect to such Property;

                 (xvi) franchise fees due and payable with respect to such Property;

                 (xvii) payments due and payable under the Ground Lease with respect to such Property, if applicable;

                 (xviii) actual reserves required under the Ground Lease with respect to such Property, if applicable;

                 (xix) Management Fees with respect to such Property for such period;

                 (xx) tenant improvements and leasing commissions with respect to such Property accrued during such period;

                 (xxi) contributions by the Company or any of its Subsidiaries to any merchants' association, whether as dues or advertising costs or otherwise with respect to such Property;

                 (xxii) costs incurred pursuant to any reciprocal easement agreement affecting such Property;

                 (xxiii) refunds the Company or any of its Subsidiaries must pay to guests, customers, Tenants, concessionaires and licensees and other occupants of such Property;

                 (xxiv) reserves (other than reserves required to be deposited in the Capital Reserve Account) for such purposes and in such amounts as the Company and the Agent may reasonably agree upon;

                 (xxv) costs and expenses of maintaining operating, repairing and servicing vehicles, including fuel and insurance premiums; and

                 (xxvi) all other ongoing expenses which in accordance with the accrual basis of accounting should be included in the Company's or any of its Subsidiaries' annual financial statements as operating expenses of such Property.

Notwithstanding the foregoing, Operating Expenses shall not include, without duplication, (a) non-cash equity participation expenses, (b) Consolidated Fixed Charges, including such items included within the definition thereof as shall apply to any Property or Properties with respect to which such Operating Expenses are being determined, (c) income taxes, (d) depreciation, (e) amortization, (f) principal or Release Prices, if any, due under the Loans or the Notes or otherwise in connection with the Obligations, (g) principal, if any, due in respect of the Pool B

Obligations, the Pool C Indebtedness, FF&E Financing Indebtedness and the Senior Notes, or (h) any other items that are capitalized on the financial statements of the Company or any of its Subsidiaries in conformity with GAAP or in accordance with the Approved Capital Policy.

         "OPERATING LEASE" means, with respect to any Person, lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a capital lease on the balance sheet of that Person.

         "ORIGINAL ACQUISITION AGREEMENTS" means, collectively, the agreements entered into before the Funding Availability Date by any Loan Party or any of its Subsidiaries or any predecessor to any Loan Party or such Subsidiary in connection with the acquisition of a Property, other than the Formation Documents, under or with respect to which agreements the Company has any rights or obligations as of the Funding Availability Date, as any such agreement may be amended, restated, supplemented or otherwise modified from time to time.

         "ORIGINAL ACQUISITION DOCUMENTS" means, collectively the Original Acquisition Agreements and each certificate, opinion, agreement, assignment, deed, instrument or other document delivered in connection therewith or pursuant thereto.

         "ORIGINAL FINANCING LETTER" means, collectively, the letter agreement dated April 26, 1996 and the Indemnification Letter (as defined therein), in each case, between Bankers, on the one part, and Wyndham Hotel Company Ltd. and the Company, on the other part.

         "OTHER CAPITAL RESERVE ACCOUNTS" means, collectively, accounts required to be maintained by the Loan Parties and their respective Subsidiaries pursuant to the terms of the Pool B Obligations and the Pool C Obligations, as the case may be, for the deposit, reserve and disbursement of funds for Capital Items in respect of the related Pool B Properties or Pool C Properties, as the case may be. Other Capital Reserve Accounts are not Capital Reserve Accounts.

         "OTHER MANAGED PROPERTIES" means, collectively, the real properties, together with all Improvements and all fixtures attached thereto and all personal property used in connection therewith, that are managed by Management Corp. or any of its Subsidiaries pursuant to the Other Management Agreements. Other Managed Properties do not include Properties or Managed Properties.

         "OTHER MANAGEMENT AGREEMENTS" has the meaning stated in subsection 7.16A(ii), as any such management agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "PARTNERSHIP SUBSIDIARIES" means, collectively, Rose Hall Partnership and any other Partnership Subsidiary of the Company that is or becomes a Loan Party.

         "PAYMENT DATE" means the fifteenth day of each month, beginning June 15, 1996, or, if such fifteenth day is not a Business Day, the next succeeding Business Day.

         "PAYROLL SUBSIDIARIES" means the Subsidiaries listed on Schedule 1.1A annexed hereto and each other Subsidiary formed after the Effective Date, and operated thereafter, solely for the purpose of being the nominal employer of individuals providing services to a Managed Property.

         "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

         "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

         "PERMITTED ENCUMBRANCES" means the Liens shown on Schedule 7.2 annexed hereto for such Property and, with respect to any Property (including any Pool C Property), the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                 (i) Liens for real property Taxes, assessments, vault charges, water and sewer rents, and other Impositions the payment of which is not, at the time, required by subsection 6.4;

                 (ii) the Leases in existence on the Effective Date and any Leases entered into thereafter in accordance with the requirements of the Loan Documents;

                 (iii) covenants, easements, rights-of-way, restrictions, minor encroachments or other similar encumbrances not impairing the marketability of such Property and not interfering, and which could not reasonably be expected to interfere, with the use of the Property for hotel purposes or with the ordinary conduct of the business of the Company and its Subsidiaries;

                 (iv)     Liens securing the Obligations;

                 (v) Liens that are bonded and thereby released of record in a manner reasonably satisfactory to the Agent;

                 (vi) rights of guests to occupy rooms and of Tenants under Leases;

                 (vii) all exceptions contained in any Title Policy approved by the Agent with respect to the Acquisition of an Additional Pool A Property, an Additional Pool B Property or a Pool C Property, as the case may be.

         "PERMITTED JUNIOR PAYMENTS" means payments in such amounts as described in subsection 7.5 hereto.

         "PERSON" means, collectively, natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

         "POOL A GROUND LEASE" means each of the ground leases with respect to the Pool A Properties listed on Schedule 4.1G annexed hereto, as such Schedule may be revised or supplemented from time to time pursuant to subsection 2.9 or 7.15A(i), together with all right, title and interest of any Loan Party, as the case may be, in and to the leasehold estate created pursuant to each such ground lease as each such ground lease may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "POOL A PROPERTIES" means, collectively, the hotel properties, the Land on which they are located, the related Pool A Ground Leases and all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, in each case as listed on Schedule 5.4A1 annexed hereto, as such Schedule may be revised or supplemented from time to time pursuant to subsection 2.9 or 7.15A(i).

         "POOL A PROPERTY AMOUNT" means, as of any date of determination, the following:

                 (i) with respect to a Pool A Property (other than the Rose Hall Property) listed on Schedule 5.4A1 annexed hereto as of the Effective Date, the product of (a) the applicable factor set forth below as of such date of determination multiplied by (b) the Property EBITDA for such Pool A Property for the 12 most recently completed calendar months ending not less than 30 days before such date of determination for which the Agent has received the financial statements with respect to such Properties required to be delivered pursuant to subsection 6.1(i):

                 PERIOD                                    FACTOR
                 ------                                    ------
         F.A. Date-12/31/96                                 4.25
         01/01/97-12/31/97                                  4.00
         01/01/98-12/31/98                                  3.75
         01/01/99-Maturity Date                             3.50;

         provided that such Pool A Property Amount shall not be greater than an amount equal to 55% of the value thereof specified in the Appraisal with respect to such Pool A Property most recently approved by the Agent on or before such date of determination; or

                 (ii) with respect to the Rose Hall Property, the product of (a) the applicable factor set forth below as of such date of determination multiplied by (b) the Property EBITDA for the Rose Hall Property for the 12 most recently completed calendar months ending not less than 30 days before such date of determination for which the Agent has received the financial statements with respect to such Property required to be delivered pursuant to subsection 6.1(i):

                 PERIOD                                  FACTOR
                 ------                                  ------
            F.A. Date-12/31/96                             3.25
            01/01/97-12/31/97                              3.00
            01/01/98-12/31/98                              2.75
            01/01/99-Maturity Date                         2.50;

         provided that such Pool A Property Amount shall not be greater than the least of (1) the Pool A Property Amount with respect to the Rose Hall Property as of the Funding Availability Date (without giving effect to clause (z)(2) of the definitions of Property EBITDA), (2) an amount equal to 40% of the value thereof specified on the Appraisal with respect to the Rose Hall Property most recently approved by the Agent on or before such date of determination and (3) zero during any period in which there shall have occurred and be continuing a material adverse change in the business, operations, condition (financial or otherwise) or prospects of Rose Hall Partnership that shall have resulted, or could reasonably be expected to result, from the occurrence of events or the existence of conditions that have not, or could not reasonably be expected to, affect other resort hotels in the Caribbean of a type, quality and character similar to that of the Rose Hall Property in substantially the same manner and to substantially the same extent; or

                 (iii) with respect to each Additional Pool A Property (other than an Additional Pool A Property referred to in the following clause (iv)), the product of (a) the applicable factor specified from time to time by the Agent, in its sole discretion, for such Additional Pool A Property multiplied by (b) the Property EBITDA for such Additional Pool A Property for the 12 most recently complete calendar months ending not less than 30 days before the applicable date of determination for which the Agent has received the financial statements with respect to such Properties required to be delivered pursuant to subsection 6.1(i) or 7.16A(i), as the case may be; provided that such Pool A Property Amount shall not be greater than an amount equal to 55% of the value thereof specified in the Appraisal with respect to such Pool A Property most recently approved by the Agent on or before such date of determination; or

                 (iv) with respect to each Additional Pool A Property for which a Major Renovation/Restoration shall occur, or shall be scheduled to commence, on or before the first anniversary of the Addition Date with respect thereto, the amount that is equal to 35% of the sum of (a) the cash purchase price therefor paid therefor by the Company on or before such date of determination plus (b) the actual cost of such Major Renovation Restoration paid by the Company on or before such date of determination; provided that, as of any date of determination after the completion of such Major Renovation/ Restoration that shall occur on or before the end of 12 complete calendar months ending not less than 30 days before the applicable date of determination for which the Agent has received the financial statements with respect to such Additional Pool A Property required to be delivered pursuant to subsection 6.l(i), such Pool A Property Amount shall not be greater than an amount equal to 35% of the value thereof, on an as-completed basis, specified in the Appraisal with respect to such Additional Pool A Property as of a date not earlier than 30 days before such date of completion.

         "POOL B DOCUMENTS" means, collectively, each Pool B Ground Lease, agreement, Guaranty, instrument, promissory note or other document entered into by any Loan Party or any of its Subsidiaries in connection with any Pool B Obligation and set forth on Schedule 7.1(iv) annexed hereto, including, without limitation, the HPT Agreements, the Harbour Island Lease (and, in the circumstances referred to in the last sentence of subsection 7.15A(iv), the Vinings Agreement and the Vinings Bond Documents), as each such Pool B Ground Lease, agreement, Guaranty, instrument or other document may be amended, restated, supplemented or otherwise modified from time to time), as such Schedule may be revised from time to time pursuant to subsections 2.9, 7.15A(ii) and 7.15A(iv).

         "POOL B GROUND LEASE" means each of the ground leases with respect to the Pool B Properties listed on Schedule 4.1H annexed hereto, as such Schedule may be revised from time to time pursuant to subsection 2.9.

         "POOL B OBLIGATIONS" means, collectively, the obligations of the Loan Parties and their respective Subsidiaries of every nature, from time to time owed under or in respect of any Pool B Document, whether for rent, principal, interest, fees, commissions, expenses, indemnification or otherwise.

         "POOL B PROPERTIES" means, collectively, the hotel properties, the Land on which they are located, the related Pool B Ground Leases and all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, in each case as listed on Schedule 5.4A2 annexed hereto, as such Schedule may be revised or supplemented from time to time pursuant to subsections 2.9, 7.15A(ii) and 7.15A(iv).

         "POOL C DOCUMENTS" means, collectively, each agreement, Guaranty, instrument, promissory note or other document entered into by any Loan Party or any of its Subsidiaries in connection with any Pool C Obligations (including, without limitation, any Pool C Indebtedness and, in the circumstances referred to in the last sentence of subsection 7.15A(iv), the obligations of the Loan Parties and their respective subsidiaries under or with respect to the Vinings Agreement and the Vinings Indebtedness), as each such agreement, Guaranty, instrument or other document may be amended, restated, supplemented or otherwise modified from time to time pursuant to subsections 7.15(A)(iii) and 7.15A(iv).

         "POOL C INDEBTEDNESS" has the meaning assigned to that term in subsection 7.I(vii).

         "POOL C OBLIGATIONS" means, collectively, the obligations of any of the Loan Parties, any of their respective Subsidiaries and any of the Pool C Subsidiaries, respectively, of any nature, from time to time owed in respect of any Pool C Property, whether for principal, interest, fees, commissions, expenses, indemnification or otherwise.

         "POOL C PROPERTIES" means, collectively, the hotel properties, the Land on which they are located and all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, in each case as listed on Schedule 5.4A3 annexed hereto, as such Schedule may be revised or supplemented from time to time pursuant to subsection 2.9, 7.15A(iii) and 7.15A(iv).

         "POOL C SUBSIDIARY" means any Wholly Owned Subsidiary of the Company created pursuant to subsection 7.7(iii) to own one or more Pool C Properties.

         "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within the applicable grace period.

         "PRIME RATE" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

         "PROPERTIES" means, collectively, from and after the respective dates of Acquisition, each of the Pool A Properties, the Pool B Properties and the Pool C Properties. Properties do not include Managed Properties or Other Managed Properties.

         "PROPERTY EBITDA" means, with respect to any Property, for any period and as of any date of determination and calculated on the accrual basis of accounting, whether a positive or negative number, the amount equal to the remainder of the following:

                 (i) all Property Gross Revenues for such period in respect of such Property; provided that Property Gross Revenues for such period in respect of any Property shall be included in the calculation of Property EBITDA for such period only to the extent that the Agent and Lenders shall have received the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 6.1(i) or 7.15A, as the case may be; minus

                 (ii) all Operating Expenses for such period with respect to such Property, without duplication of items excluded from the definition of Property Gross Revenues; provided that (x) if the terms of any expenses or other obligations with respect to which the Operating Expenses are calculated for such period or any subsequent period for the purpose of calculating the amount of the Borrowing Base (but not for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G) of such date of determination shall have been modified as of such date of determination, then the amount of Operating Expenses that shall be included in the calculation of Property EBITDA for such period shall not be less than the amount of Operating Expenses that would have been calculated for such period if such terms, as so modified, had been in effect during the entire period, and (y) Management Fees included in the calculation of Property EBITDA for such period with respect to such Property, shall not be less than 5.0% of Property Gross Revenues for such period with respect to such Property;

provided that:

                 (v) Property EBITDA with respect to any Property shall be zero for such period if (1) the Addition Date with respect to such Property shall not have occurred on or before such date of determination or (2) such Property shall have been sold or otherwise permanently disposed of or any Loan Party or any of its Subsidiaries shall have executed a definitive agreement with respect to the sale or other permanent disposition of such Property, in each case on or before such date of determination, provided that this subclause (2) shall not be given effect upon the execution of such agreement with respect to (A) a Pool A Property if the proposed Net Sales Price with respect to such sale or other permanent disposition shall be greater than the aggregate amount of principal and interest that would be required to be paid by the Company pursuant to paragraphs (i) and (iii) of the definition of Release Price (without giving effect to the proviso to such paragraph (iii)) if the closing thereof were to occur on such date of determination and the Servicing Agreement to which such Pool A Property is subject were to terminate on such date, as such determination shall be specified by written notice delivered to the Agent, together with the information used by the Company to make such determination, (B) a Pool B Property if the proposed Net Sales Price with respect to such sale other permanent disposition by reason of such sale or other permanent disposition shall be greater than the aggregate amount of principal and interest that would be required to be paid by the Company pursuant to paragraphs (ii) and (iii) of the definition of Release Price (without giving effect to the proviso to such paragraph (iii)) if the closing thereof were to occur on such date of determination and the Servicing Agreement to which such Pool B Property is subject were to terminate on such date, as such determination shall be specified in an Officers' Certificate delivered to the Agent, together with the information used by the Company to make such determination, and (C) a Pool C Property if the proposed Net Sales Price with respect to such sale or other permanent disposition by reason of such sale or other permanent disposition shall be greater than the aggregate amount of principal and interest that would be required to be paid by the Company pursuant to paragraph (iii) of the definition of Release Price (without giving effect to the proviso to such paragraph (iii)) if the closing thereof were to occur on such date of determination and the Servicing Agreement to which such Pool C Property is subject were to terminate on such date, as such determination shall be specified in an Officers' Certificate delivered to the Agent, together with the information used by the Company to make such determination; provided further that, for purposes of calculating any Net Sales Price pursuant to this clause (v), the amount thereof shall be (1) increased or reduced, as the case may be, to give effect to all adjustments that are reasonably likely to be made thereto, whether before or after the closing thereof, and to give effect to all modifications thereto from time to time before the closing thereof by reason of such sale or other permanent disposition and (2) reduced by an amount equal to the appropriate amount to be provided by such Loan Party or Subsidiary as a reserve, in accordance with generally accepted accounting principles, after such sale or other permanent disposition, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations;

                 (w) if the Addition Date with respect to such Property shall have occurred after the Funding Availability Date and after the commencement of such period but before the termination of such period:

                          (1) for purposes of calculating the Property Amount with respect to such Property (if such Property is a Pool A Property) as of such date of determination, Property EBITDA with respect to such Pool A Property for such period shall be the sum of (A) Property EBITDA for the portion of such period commencing on the first day of such period and ending on the day before such Addition Date, as the same shall be determined based upon the financial statements for such period required by subsection 7.15A to be delivered with respect to such Pool A Property and such other information with respect thereto that may be provided by the Loan Parties and their respective Subsidiaries, subject to such adjustments as may be required by the Agent in its sole discretion, plus (B) Property EBITDA with respect to such Pool A Property for the portion of such period commencing on such Addition Date and ending on the last day of such period, based upon the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 6.1(i), subject to such adjustments as may be required by the Agent in order that revenues and expenses are allocated and determined in the same manner as for Properties owned by the Loan Parties and their respective Subsidiaries during the entire period; provided, however, that with respect to each Additional Pool A Property for which a Major Renovation/Restoration shall occur, or shall be scheduled to commence, on or before the first anniversary of the Addition Date with respect thereto, Property EBITDA with respect to such Additional Pool A Property for such period be zero; and

                          (2) for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G as of such date of determination, Property EBITDA with respect to such Property for such period shall be the sum of (A) zero, for the portion of such period commencing on the first day of such period and ending on the day before such Addition Date, plus
                 (B) Property EBITDA with respect to such Property for the portion of such period commencing on such Addition Date and ending on the last day of such period, based upon the results of operations of the Loan Parties and their respective Subsidiaries with respect thereto during such period, as reflected in the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 6.1(i);

                 (x) except as provided to the contrary in the proviso to the preceding clause (w)(1), if such date of determination shall occur during a Major Renovation/Restoration Removal Period with respect to such Property and the Property EBITDA with respect to such Property for such period is a positive number, then (1) for purposes of calculating the Property Amount with respect to such Property (if such Property is a Pool A Property) as of such date of determination, Property EBITDA with respect to such Property for such period shall be zero and (2) for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G as of such date of determination, Property EBITDA with respect to such Property for such period shall be equal to the product of (1) the applicable factor set forth below as of such date of determination, as determined by reference to the percentage amount of the rooms "available for sale" at such Property that have been, are scheduled to be, or could reasonably be expected to be, "rooms out-of-order", as determined in accordance with the Uniform System, during such Major Renovation Restoration Removal Period, multiplied by (2) the amount of Property EBITDA with respect to such Property for such period as of such date of determination if effect were not given to this clause (x):

                       PERCENTAGE                          FACTOR
                       ----------                          ------
                       0.00% 19.99%                          1.00
                       20.00% 49.99%                         0.75
                       50.00% 74.99%                         0.33
                       75.00% 100.00%                        0.00;

                 (y) if such date of determination shall occur during a Voluntary Removal Period, then (1) for purposes of calculating the Property Amount with respect to such Property (if such Property is a Pool A Property) as of such date of determination, Property EBITDA with respect to such Pool A Property shall be zero and (2) if the Property EBITDA with respect to such Property for such period would be a positive number if effect were not given to this clause (y), for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G as of such date of determination, Property EBITDA with respect to such Property shall be zero; and

                 (z) for purposes of calculating the Property Amount with respect to:

                          (1) the Commerce Property (but not for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G) as of such date of determination, Property EBITDA with respect to the Commerce Property shall be zero for such period if such date of determination shall occur before the date, if any, on which all of the following shall have occurred: (i) the Company shall have acquired the superior ground lease with respect to the Commerce Property or the superior ground lease with respect to the Commerce Property shall have been merged with the Commerce Lease, in any case on terms satisfactory to the Agent in its sole discretion, (ii) the Company shall have executed and delivered to the Agent modifications to the Mortgageland the Assignment of Rents and Leases for the Commerce Property, each in form and substance satisfactory to the Agent in its sole discretion, reflecting such acquisition or merger, and such modifications shall have been duly recorded in the Los Angeles County, California land records, (iii) the Company shall have satisfied the requirements of subsection 4.1G with respect to the amended ground lease for the Commerce Property in effect immediately following the assignment or merger referred to in clause (i) above, including, without limitation, by delivering to the Agent an original counterpart of an estoppel certificate and agreement reasonably satisfactory in form and substance to the Agent, and duly executed and acknowledged by the lessor under such ground lease (provided that such estoppel shall not effectuate any amendment to such ground lease), (iv) the Title Company shall have delivered to the Agent an endorsement to the Title Policy for the Commerce Property reflecting the acquisition or merger referred to in clause (i) above, insuring that as of a current date the Mortgage against the Commerce Property, as modified in the manner described in clause (ii) above, constitutes a first priority Lien against the Commerce Property, subject only to Permitted Encumbrances, and otherwise in form and substance satisfactory to the Agent and (v) the Company shall have paid all of the Agent's reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with its review and approval of any of the matters referred to in clauses (i) through (iv) above; and

                          (2) the Rose Hall Property (but not for purposes of calculating any amount pursuant to subsections 7.6D, 7.6E, 7.6F and 7.6G) as of such date of determination, Property EBITDA with respect to the Rose Hall Property shall be (a) zero for such period if such date of determination shall occur before the date, if any, on which the Company shall have received an updated certificate of title, or other evidence satisfactory to the Agent, evidencing registration with the appropriate Governmental Authorities of the Mortgage with respect to the Rose Hall Property and (b) equal to an amount for such period that is 50% of the amount that would be determined if effect were not given to this clause (b) if such date of determination shall occur before the first date, if any, on which both (i) the Agent shall have received pursuant to the Security Agreement one or more share certificates evidencing all the outstanding shares of capital stock of Xerxes Limited, and (ii) the Agent shall have received evidence reasonably satisfactory to the Agent of registration with the appropriate Governmental Authorities of the hypothecation of or charge or other Lien on each of (y) the partnership interest in the Rose Hall Partnership owned by WHC Caribbean Limited and (z) the shares of capital stock of WHC Caribbean Limited owned by Xerxes Limited.

         "PROPERTY GROSS REVENUE" means, for any period, all Receipts resulting from the operation of such Property, including, without limitation, Rents or other payments from guests and customers, Tenants, licensees and concessionaires and business interruption and rental loss insurance payments; provided that Property Gross Revenue shall be determined net of allowances in accordance with the Uniform System and shall exclude (i) excise, sales, use, occupancy and similar taxes and charges collected from guests or customers and remitted to Governmental Authorities, (ii) gratuities collected for employees of such Property, (iii) security deposits and other advance deposits, until and unless same are forfeited to any Loan Party or Subsidiary thereof or applied for the purpose for which collected, (iv) federal, state or municipal excise, sales, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services, (v) interest income on such Property's bank accounts, (vi) rebates, refunds or discounts (including, without limitation, free or discounted accommodations) and (vii) Extraordinary Receipts.

         "PROPERTY INFORMATION" means, with respect to any Acquisition of any Additional Pool A Property pursuant to subsection 7.15A(i), any Additional Pool B Property pursuant to subsection 7.15A(ii), any Pool C Property pursuant to subsection 7.15A(iii) or the Vinings Property pursuant to subsection 7.15(A)(iv), the following information:

                 (i) financial statements in respect of such Property for the most recently completed three calendar years and for the completed calendar months after the most recently completed calendar year, in each case, to the extent such financial statements exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

                 (ii) copies of all other consolidated balance sheets and related statements of operations and statements of cash flows of such Property that are to be delivered to any Loan Party or any of its Subsidiaries in connection with such Acquisition;

                 (iii) to the extent any Renovation is then proposed for such Property, a preliminary project plan and a project budget for such Property which, as to a Pool A Property, shall be satisfactory in form and substance to the Agent in its sole discretion;

                 (iv) (a) a comprehensive environmental audit with respect to such Property (which shall include a Phase I environmental audit and, if necessary or desirable in the Agent's opinion, a Phase II environmental audit), satisfactory in form and substance to the Agent, conducted and certified by an Approved Environmental Consultant (the Company shall certify as of the closing date of such Acquisition that, as to any environmental audit delivered by the Company prior to such closing date, to the Company's knowledge, the information contained in such audit remains true, correct and complete), (b) a reliance letter from such Approved Environmental Consultant with respect to each such environmental audit addressed to the Agent and Lenders, which reliance letter shall be satisfactory in form and substance to the Agent, (c) evidence that all required approvals from all Governmental Authorities having jurisdiction with respect to the environmental condition of such Property, if any, have been obtained, and (d) such other environmental reports, inspections and investigations as the Agent shall in its sole discretion require, prepared, in each instance, by an Approved Environmental Consultant, which audits, approvals, reports, inspections and investigations shall be satisfactory in form and substance to the Agent, in its sole discretion;

                 (v) (a) a written Engineering Report with respect to such Property dated not more than 90 days prior to the closing date and prepared by an Engineer acceptable to the Agent, which Engineering Report shall be satisfactory in form and substance to the Agent and
         (b) a reliance letter from such Engineer with respect to each such Engineering Report addressed to the Agent and Lenders, which letter shall be in form and substance reasonably satisfactory to the Agent;

                 (vi) to the extent then available, copies (if available) or drafts of the related Acquisition Agreements, all other purchase agreements, letters of intent or other related agreements entered into by any Loan Party or any of its Subsidiaries in connection with such Acquisition (it being understood and agreed that, to the extent such agreements or letters of intent have not been entered into at such time, copies of such agreements and letters of intent shall be delivered reasonably promptly after the execution thereof);

                 (vii) a market study with respect to such Property as of a date not earlier than 90 days before the proposed date of closing of such Acquisition and copies of all other appraisals and market studies with respect to such Property to the extent such appraisals and market studies exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

                 (viii) a draft of the Addition Certificate with respect to such Property;

                 (ix) drafts of supplements to the Schedules to this Agreement reflecting the acquisition of such Property, the Environmental Indemnity, the Security Agreement and the Omnibus Management and Liquor License Agreement reflecting the acquisition of such Property, as such items may be required to be delivered pursuant to proviso (e)(2) to subsection 7.15A(i), proviso (i)(4) to subsection 7.15A(ii), proviso (g)(5) to subsection 7.15A(iii) or proviso (g)(4) to subsection 7.15A(iv), as the case may be; and

                 (x) any other information relating to such Acquisition or such Property reasonably requested by the Agent;

provided that Property Information (x) with respect to an Additional Pool B Property shall exclude the information referred to in clauses (i) and (v) above and (y) with respect to a Pool C Property (other than the Vinings Property) shall exclude the information referred to in clause (v) above.

         "PROPERTY SERVICING AGREEMENTS" means, collectively, the Servicing Agreements entered into between Management Corp. or any of its Subsidiaries, on the one part, and the Company and each of its Subsidiaries of the Company that owns a fee or leasehold interest in any Property, on the other part, in the form delivered to the Agent on or before the Funding Availability Date, as any such Servicing Agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "PRO RATA SHARE" means, with respect to any Lender, as of any date of determination (i) prior to the termination of the Revolving Commitments, that Lender's Revolving Commitment and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder), plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit, plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders), plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

         "PUBLIC OFFERINGS" means, collectively, the Equity Offering and the Debt Offering.

         "PUBLIC OFFERING DOCUMENTS" means, collectively, the Equity Offering Documents and the Debt Offering Documents.

         "QUALIFIED CAPITAL STOCK" means, with respect to any Person, any series or class of Capital Stock of that Person which may not be required to be redeemed or repurchased, in whole or in part, by that Person or any of its Subsidiaries, in whole or in part, at the option of the holder thereof, on or prior to the Maturity Date, or not be convertible or exchangeable into or exercisable for Capital Stock of the Company that is not Qualified Capital Stock on or prior to the date that is one year and one day after the Maturity Date; provided that Capital Stock will be deemed to be Qualified Capital Stock if it may only be so redeemed or put solely in consideration of Qualified Capital Stock.

         "RECEIPTS" means, collectively, all cash, Cash Equivalents, checks, notes, drafts and any items of payment or collection received, by or on behalf of the Company or any of its Subsidiaries, or by any officers, employees or agents of the Company or any of its Subsidiaries or other Persons acting for or in concert with the Company or such Subsidiary to make collections on the Company's or such Subsidiary's behalf in connection with or in any way relating to the Company or such Subsidiary or the operation of the Company's or such Subsidiary's business, including, without limitation, any proceeds received from or pursuant to (i) any sales of, or loans against, accounts of the Company or any of its Subsidiaries (other than the Loans pursuant to this Agreement or Pool C Indebtedness), (ii) any disposition of assets (including, without limitation, any disposition of assets permitted hereunder or consented to by the Agent, but excluding amounts applied to the repayment of indebtedness or other obligations secured by a Lien on the assets subject to such disposition) or issuance or sale of equity Securities by the Company or any of its Subsidiaries, (iii) the incurrence of Indebtedness by the Company or any of its Subsidiaries and the issuance and sale by the Company or any of its Subsidiaries of equity or debt Securities, in each case other than the Obligations and other Indebtedness permitted by this Agreement, (iv) insurance policies (other than liability insurance payable directly or indirectly to a third party) maintained by the Company or any of its Subsidiaries, whether or not the Agent is an additional insured or named as loss payee thereunder, (v) the successful prosecution (including any settlement) of any claims, actions or other litigation or proceeding by or on behalf of or against the Company or any of its Subsidiaries and (vi) the Management Agreements (other than amounts received by the Company or any of its Subsidiaries in respect of the Managed Properties and other Managed Properties on behalf of, or as agent for, the parties to the Management Agreements or Other Management Agreements other than the Company and its Subsidiaries); it being understood and agreed that nothing contained in this definition shall in any respect be deemed to permit any transactions by the Company or any of its Subsidiaries otherwise restricted or prohibited by this Agreement.

         "REFERENCE LENDERS" means, collectively, the Lenders.

         "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(ii).

         "REGISTER" has the meaning assigned to that term in subsection 2.1D.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement proposed to be dated as of the date of the initial closing of the Public Offerings among the Company and the other parties identified on the signature pages thereof, each substantially in the form thereof that has been approved by the Agent, together with such alterations therein as shall be approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "REGISTRATION STATEMENTS" means, collectively, the Equity Registration Statement and the Debt Registration Statement.

         "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

         "RELATED DOCUMENTS" means, collectively, the Original Acquisition Documents, the Acquisition Documents, the Management Agreements, the Franchise Agreements, the IP License Agreements, the Ground Leases, the Material Leases, the Pool B Documents, the Pool C Documents, the Senior Note Documents, the Public Offering Documents, the Formation Documents, the GE Option, the ISIS 2000 Agreements, the CWS Agreements, the Wynright Agreements, the Greystar Agreements and the Bedrock Investment Program Agreements.

         "RELEASE" means any satisfaction, release, assignment instrument, deed of reconveyance or similar instrument or instruments (each in recordable form and otherwise in form reasonably satisfactory to the Company but without any representation or warranty of the Agent or the Lenders) necessary and sufficient to release any Collateral from the Lien of all applicable Security Documents.

         "RELEASE DATE" means the date of a release of the Lien of the Security Documents on any Property pursuant to subsection 2.9.

         "RELEASE PRICE" means, as calculated as of any Release Date, the following:

                 (i) with respect to any Pool A Property, the amount that is the greatest of the following:

                          (a) the amount equal to 125% of the Pool A Property Amount with respect to such Pool A Property;

                          (b) in the event of a sale or other permanent disposition of such Pool A Property, the amount equal to 85% of the Net Sales Price for such Pool A Property;

                          (c) the amount necessary to ensure that the Total Utilization shall not exceed the Borrowing Base in effect as of such date after giving effect to (x) any reduction in the Borrowing Base required pursuant to subsections 2.4B(iii) and 7.15B and (y) each other payment made as of the Release Date pursuant to any other provision of this definition of Release Price; and





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
                          (d) in the event of a casualty or Taking with respect to such Pool A Property, the Insurance Proceeds or Condemnation Proceeds, as the case may be, resulting therefrom;

                 (ii) with respect to any Pool B Property, the amount that is the greater of the following:

                          (a) the amount necessary to insure that the Total Utilization shall not exceed the Borrowing Base in effect as of such date after giving effect to (x) any reduction in the Borrowing Base required pursuant to subsections 2.4B(iii) and 7.15B and (y) each other payment made as of the Release Date pursuant to any other provision of this definition of Release Price; and

                          (b) in the event of a casualty or Taking with respect to such Pool B Property, the Insurance Proceeds or Condemnation Proceeds, as the case may be, resulting therefrom, net of the aggregate payments of Pool B Obligations required to be made pursuant to the Pool B Documents in respect of such casualty or Taking;

                 (iii) with respect to any Management Agreement, Servicing Agreement, Other Management Agreement or Franchise Agreement, the amount that is the greatest of the following:

                          (a) the amount equal to 100% of the Management Amount with respect to such Management Agreement or Servicing Agreement, as the case may be;

                          (b) the amount necessary to ensure that the Total Utilization shall not exceed the Borrowing Base in effect as of such date after giving effect to (x) any reduction in the Borrowing Base required pursuant to subsections 2.4(B)(iii) and 7.16B and (y) each other payment made as of the Release Date pursuant to any other provision of this definition of Release Price;

                          (c) in the event of a sale or other permanent disposition of such Management Agreement, Servicing Agreement, Other Management Agreement or Franchise Agreement, the amount equal to 85% of the Net Sales Price for such Management Agreement, Servicing Agreement, Other Management Agreement or Franchise Agreement, as the case may be; and

                          (d) in the event of the expiration (without renewal or extension), cancellation or other termination of such Management Agreement, Servicing Agreement, Other Management Agreement or Franchise Agreement, the aggregate amount of termination fees and other amounts paid to the manager (other than as reimbursement of expenses) under such Management Agreement, Servicing Agreement, Other Management Agreement or Franchise Agreement, as the case may be, in connection therewith;





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
         provided that, for the purposes of determining the Release Price with respect to a Management Agreement, an Other Management Agreement or a Franchise Agreement, that shall have been terminated by Management Corp. or any of its Wholly Owned Subsidiaries for cause in accordance with the terms thereof or by the other party thereto, and in either case no termination fee is payable to Management Corp. or such Wholly Owned Subsidiary in connection therewith, the amount determined with respect to this clause (iii) shall be zero if the Company shall have complied with subsection 2.9C(iv) with respect to such Management Agreement, Other Management Agreement or Franchise Agreement on or before the date that such Release Price is otherwise due and payable; and

                 (iv) with respect to any item of Collateral not subject to clause (i), (ii) or (iii) above, the amount that is the greater of the following:

                          (a) the amount necessary to ensure that the Total Utilization shall not exceed the Borrowing Base in effect as of such date after giving effect to (x) any reduction in the Borrowing Base required pursuant to subsection 2.4(B)(iii) and
                 (y) each other payment made as of the Release Date pursuant to any other provision of this definition of Release Price; and

                          (b) in the event of a sale or other permanent disposition of such item of Collateral, the amount equal to 100% of the Net Sales Price for such item or, if the release of the Lien on such item of Collateral shall not be effected in connection with the sale or other permanent disposition of such item, 100% of the aggregate amount of termination fees and other amounts paid to the Loan Parties and their respective Subsidiaries in connection therewith;

         provided that, for the purposes of determining the Release Price with respect to the DAB Notes or the Affiliate Notes, the amount determined with respect to this clause (iv) shall be zero if the Company shall have complied with subsection 2.9C(iv) with respect to such item on or before the date that such Release Price is otherwise due and payable; and provided further that, for purposes of determining any Release Price, the Release Price shall be zero if no Loans are outstanding.

         "RENOVATION" means the rebuilding, repair, restoration, refurbishment, fixturing and equipping of the Improvements at a Property, a Managed Property or an Other Managed Property. The term "Renovate" used as a verb has a corresponding meaning.

         "RENTS" means, collectively, all rents, issues, profits, royalties, receipts, revenues, accounts receivable, security deposits and other deposits (subject to the prior right of Tenants making such deposits) and income, including room receipts, rack charges, vending machine receipts, food and beverage receipts, concession fees and charges, public assembly room receipts, fixed, additional and percentage rents, occupancy charges, operating expense reimbursements, reimbursements for increases in taxes, sums paid by Tenants to any Loan Party or any of its Subsidiaries to reimburse such Loan Party or such Subsidiary for amounts originally paid or to be paid by such Loan Party or such Subsidiary or such Loan Party's or such

Subsidiary's agents or Affiliates for which such Tenants were liable, as, for example, tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a Tenant is solely liable, parking, valet, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency rents and liquidated damages, and other benefits.

         "RESTORATION" means the construction, design services, labor, materials and other indirect costs and direct costs required to repair, restore (including demolition), replace and rebuild all or any portion of a Property or a Managed Property (or the Improvements thereof) following the destruction, damage, loss or Taking thereof. The term "Restore" used as a verb has a corresponding meaning.

         "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class (and cash in lieu of fractional shares in an aggregate amount not greater than $25,000),
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any equity Securities, now or hereafter outstanding, of the Company or any of its Subsidiaries that are not Wholly Owned Subsidiaries, including without limitation, the purchase of any Securities pursuant to the Stockholders' Agreement, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any now or hereafter outstanding, of the Company or any of its Subsidiaries that are not Wholly Owned Subsidiaries and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of the Company or any of its Subsidiaries, including the Senior Notes, that is subordinated in right of payment to the Obligations.

         "REVOLVING COMMITMENTS" means, collectively, the commitments of the Lenders to make Revolving Loans to the Company prior to the Revolving Commitment Conversion Date pursuant to subsection 2.1A(i) and, on and after the Revolving Commitment Conversion Date, to maintain such Revolving Loans pursuant to subsection 2.1A(i).

         "REVOLVING COMMITMENT CONVERSION DATE" means the date that is the third anniversary of the Effective Date.

         "REVOLVING LOANS" means, collectively, the Loans made by the Lenders to the Company pursuant to subsection 2.1A.

         "REVOLVING NOTES" means, collectively, (i) the promissory notes of the Company issued on or before the Funding Availability Date pursuant to subsection 2.10(i) and (ii) any promissory notes issued by the Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit I annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "ROSE HALL GP" means WHC Caribbean Limited, a Jamaica corporation and the sole general partner of Rose Hall Partnership.

         "ROSE HALL GP CORP." means Xerxes Limited, a Jamaica corporation and the sole stockholder of Rose Hall GP.

         "ROSE HALL PARTNERSHIP" means Rose Hall Associates Limited Partnership, a Texas limited partnership.

         "ROSE HALL PROPERTY" means the real property (including the fee interest of Rose Hall Partnership in the hotel property and the leasehold interest of Rose Hall Partnership in the golf course property adjacent thereto), together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, located at Montego Bay, Jamaica, and known, as of the date of this Agreement, as the Wyndham Rose Hall Resort, as more particularly described on Schedule 5.4A1 annexed hereto.

         "ROSE HALL TRANSFER AGREEMENT" means the Transfer Agreement dated as of March 14, 1996 among the Company, Bank of Nova Scotia, The Bank of Nova Scotia Jamaica Limited and Caribbean Hotel Management Company, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "SECURITIES" means any stock, shares, partnership interests, interests in limited liability companies, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "SECURITY AGREEMENT" means the Security and Pledge Agreement executed and delivered by each Loan Party and the Agent on or before the Funding Availability Date pursuant to subsection 4.1E(i), and thereafter by each other Subsidiary of the Company that becomes a party thereto, in substantially the form of Exhibit IX annexed hereto, pursuant to which such Loan Party will pledge and grant a security interest in the Collateral described therein to Agent for the benefit of the Agent and the Lenders, as such Security and Pledge Agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "SECURITY DOCUMENTS" means, collectively, the Mortgages, the Assignments of Rents and Leases, the Security Agreement, the Trademark Agreement, the Cash Management Letters, the Omnibus Management and Liquor License Agreement, the Tenant Subordination Agreements and all deeds of trust, deeds to secure debt, mortgages, security agreements, pledge agreements, assignments and all other instruments or documents (including UCC-1 financing statements, fixture filings, amendments of financing statements or similar documents required or advisable in order to perfect or maintain the Liens created by the Security Documents) delivered by any Person pursuant to this Agreement or any of the other Loan Documents, whether such delivery is prior to, contemporaneous with or after delivery of this Agreement, in order to grant to the Agent Liens in real, personal or mixed property of that Person, and to maintain such Liens as each of the foregoing may be amended, restated, consolidated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. Security Documents do not include this Agreement or the Notes.

         "SENIOR EXECUTIVES" means, collectively, James D. Carreker, Leslie V. Bentley, Eric A. Danziger, Anne L. Raymond and Stanley M. Koonce, Jr.

         "SENIOR NOTE DOCUMENTS" means, collectively, (i) the Debt Underwriting Agreements, the Senior Notes, the Indenture, the Senior Note Subsidiary Guaranty and each agreement, instrument, certificate, opinion, or other document executed and delivered by or on behalf of any Loan Party or any of its Subsidiaries in connection with the issuance and sale of the Senior Notes in the Debt Offering and (ii) each agreement, instrument, indenture, note, certificate, opinion or other document executed and delivered by or on behalf of any Person in connection with the issuance of any Securities referred to in clause (ii) or (iii) of the definition of Senior Notes; in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "SENIOR NOTES" means, collectively, (i) the senior subordinated notes issued by the Company pursuant to the Indenture, (ii) any Securities issued by any Person to a holder of any of the Securities referred to in this definition of Senior Notes pursuant to an order of decree of a court of competent jurisdiction and (iii) any Securities issued by any Person in connection with any refinancing, exchange or refunding of any of the securities referred to in this definition of Senior Notes; in each case with respect to securities referred to in this definition of Senior Notes, as such securities are amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "SENIOR NOTE SUBSIDIARY GUARANTY" means the Guaranty of the Senior Notes effected pursuant to Article Eleven of the Indenture by each Loan Party (other than the Company) and each other Subsidiary of the Company that becomes a party thereto in accordance with the terms thereof and hereof, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "SERVICING AGREEMENTS" means, collectively, the Property Servicing Agreements and the Liquor Operations Servicing Agreements listed on Schedule 4.1J annexed hereto, as such Schedule may be revised or supplemented from time to time pursuant to subsection 2.9 or

7.16A(i), as any such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting any corporate purposes, including (i) workers' compensation liabilities of the Company or any of its Subsidiaries, (ii) the obligations of third party insurers of the Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, and (iii) performance, payment, deposit or surety obligations of the Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

         "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement proposed to be dated as of May 24, 1996 among the Company and each of the stockholders listed on the signature pages thereof, each substantially in the form thereof that has been approved by the Agent, together with such alterations therein as shall be approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         "SUBSIDIARY GUARANTOR" means each Loan Party under the Subsidiary Guaranty.

         "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty by each Loan Party (other than the Company) and any other Subsidiary of the Company that becomes a party thereto, substantially in the form of Exhibit VIII annexed hereto, as such Subsidiary Guaranty may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "SURVEY" means, with respect to any Property, a current survey map prepared by a surveyor licensed in the state in which such Property is located, reasonably acceptable to the Agent, containing the legal description of such Property and conforming, and certified by such surveyor to the Agent and the Lenders and the Title Company as conforming, to the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys for urban survey class as adopted by ALTA and American Congress on Surveying & Mapping (1992 version), and showing, to the extent practicable, all matters described in "Table A/Optional Survey

Responsibilities and Specifications" in such Minimum Standard Detail Requirements; provided, however, that the survey need not meet the foregoing requirements if the Title Company has eliminated the survey exception from the Title Policies and all other exceptions to the Title Policies based upon such survey are acceptable. Any such survey shall contain a certification by such surveyor to the Agent and the Lenders stating whether the Property is located in an area having special flood hazards as identified by the Federal Emergency Management Agency.

         "SWING LINE LENDER" means Bankers, or any Person serving as a successor Agent hereunder, in its capacity as Swing Line Lender hereunder.

         "SWING LINE COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to the Company pursuant to subsection 2.1A(ii).

         "SWING LINE LOANS" means, collectively, the Loans made by Swing Line Lender to the Company pursuant to subsection 2.1A(ii).

         "SWING LINE NOTE" means, collectively, (i) the promissory note of the Company issued pursuant to subsection 2.1D(ii) on or before the Funding Availability Date and (ii) any promissory note issued by the Company to any successor Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case, substantially in the form of Exhibit II annexed hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor to the business thereof.

         "TAKING" means the taking or appropriation (including by deed in lieu of condemnation or by voluntary sale or transfer under threat of condemnation or while legal proceedings for condemnation are pending) of any Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain. The term "Taken" used as a verb has a correlative meaning.

         "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, on whomsoever and wherever imposed, levied, collected, withheld or assessed by a Governmental Authority; provided, however, that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of any Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

         "TENANT" means any Person liable by contract or otherwise to pay rent or a percentage of income, revenue or profits pursuant to a Lease, and includes a tenant, subtenant, lessee and sublessee.

         "TENANT SUBORDINATION AGREEMENT" means any Subordination, Non-Disturbance and Attornment Agreement executed and acknowledged by a Tenant, the Company or any other Loan Party and the Agent, and reasonably satisfactory in form and substance to the Agent, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "TITLE COMPANY" means (i) as of any date on or prior to the Funding Availability Date, Chicago Title Insurance Company and (ii) as of any date after the Funding Availability Date, such other title company as may be selected by the Company and approved by the Agent in its reasonable discretion.

         "TITLE POLICIES" means, with respect to the Pool A Properties (other than the Rose Hall Property), the paid mortgagee policies of title insurance in the form of a 1970 ALTA loan policy (or other form of loan policy available in the applicable state and acceptable to the Agent) and issued by the Title Company.

         "TOTAL ADJUSTED EQUITY INTERESTS" means, with respect to a Joint Venture or other Person in which any Loan Party or any of its Subsidiaries shall have made an Investment or for whose benefit such Loan Party or Subsidiary shall have become liable with respect to a Guaranty following the Effective Date, and as of any date of determination, the sum of (i) the aggregate fair market value of the equity Securities of such Joint Venture or other Person outstanding as of such date of determination plus (ii) the aggregate fair market value of all debt Investments made by such Loan Party or Subsidiary thereof, in each case as reasonably determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to such effect, together with the information utilized by the Company to make such determination; provided that, for the purpose of calculating such amount, there shall be included and excluded, as the case may be, such debt Investments of the Loan Parties and their respective Subsidiaries as shall be so included or excluded, as the case may be, with respect to such Joint Venture or other Person or Subsidiary thereof, as of such date of determination, in accordance with the proviso to the definition of Company's Adjusted Equity Interest.

         "TOTAL MANAGEMENT EBITDA" means, for any period and as of any date of determination, the aggregate Management EBITDA for such period in respect of all Management Agreements and Servicing Agreements and Other Management Agreements.

         "TOTAL POOL A PROPERTY EBITDA" means, for any period and as of any date of determination, the aggregate Property EBITDA in respect of all Pool A Properties.

         "TOTAL POOL A PROPERTY EBITDA-CAP. EX" means, for any period and as of any date of determination, Total Pool A Property EBITDA minus Capital Expenditures with respect to the Pool A Properties.

         "TOTAL PROPERTY EBITDA" means, for any period and as of any date of determination, the aggregate Property EBITDA for such period with respect to all Properties.

         "TOTAL UTILIZATION" means, as of any date of determination, the sum of the following, without duplication:

                 (i)      the Total Utilization of Revolving Commitments; plus

                 (ii) the sum of Guaranties of the Loan Parties and their respective Subsidiaries either (a) that are in existence on the Effective Date (1) but are not specified on Schedule 5.3 annexed hereto, as approved by the Agent, or (2) are specified on Schedule 5.3 but the maximum estimated amounts specified therefor are greater than the corresponding maximum estimated amounts specified therefor on
         Schedule 5.3 annexed hereto (provided that, with respect to each Guaranty referred to in this subclause (2), the amount of such Guaranty that shall be included in any calculation of Total Utilization, shall be equal to the amount of such excess), or (b) permitted by subsection 7.3(vi), (vii), (viii) or (ix) or subsection 7.4(ii)(a), in each case referred to in the preceding clauses (a) and
         (b) which have not been paid or otherwise discharged as of such date of determination; provided, that the Guaranties by Subsidiaries of the Company of the Senior Notes shall not be included in the calculation of Total Utilization; plus

                 (iii) the sum of (a) the excess of $4,000,000 over the aggregate amount actually paid by or on behalf of the Rose Hall Partnership for the Renovation of the Rose Hall Property after the Effective Date and on or before such date of determination plus (b) the excess of $60,000 over the sum of (x) the aggregate amount actually paid by or on behalf of the Rose Hall Partnership on and after the Effective Date for the remediation recommended in the environmental audit with respect to the Rose Hall Property delivered pursuant to subsection 4.1M or actually deposited by or on behalf of Rose Hall Partnership in a segregated account for such purpose and not withdrawn from such account and actually applied by or on behalf of the Rose Hall Partnership for such purpose, in each case on or before such date of determination, plus (y) the aggregate amount of the indemnification obligations with respect to such remediation expenditures owed to the Rose Hall Partnership by such Person or Persons, pursuant to such indemnification agreement or agreements and secured by such collateral, as in each case shall be approved by the Agent, which approval may be withheld, conditioned or delayed in its sole discretion; plus

                 (iv) the aggregate costs for the Restoration of any Pool A Property or Pool B Property pursuant to subsection 6.11G, in each case as specified in the Restoration Budget therefor most recently delivered to the Agent, for which payment has not been made, as determined by the Agent in its sole discretion; plus

                 (v) the aggregate amount of principal, interest and other amounts referred to in subsection 7.1(vii)(s)(3);

provided that the payment or discharge of such Guaranties and costs of Restoration, and the amount of each such payment or discharge, shall be determined by the Agent, in its sole discretion, after taking into account any written notices and other information with respect thereto that may be provided by the Company or its Subsidiaries to the Agent from time to time.

         "TOTAL UTILIZATION OF REVOLVING COMMITMENTS" means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied), plus (ii) the Letter of Credit Usage, plus (iii) the aggregate principal amount of all outstanding Swing Line Loans.

         "TRADEMARK AGREEMENT" means the Trademark Security Agreement by the Company, Management Corp. and IP Corp. in favor of the Agent for the benefit of the Agent and the Lenders, in substantially the form of Exhibit X annexed hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "TRANSFER" means any conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (i) in all or any portion of any Property, (ii) in any right under a Management Agreement, including without limitation, the right to receive payments of any amounts thereunder, or (iii) in any other assets of any Loan Party or any of its Subsidiaries.

         "UNDERWRITING AGREEMENTS" means, collectively, the Equity Underwriting Agreements and the Debt Underwriting Agreements.

         "UNIFORM SYSTEM" means the Uniform System of Accounts for Hotels, 8th Revised Edition, 1986, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

         "UNITED STATES OF AMERICA" means the 50 states of the United States of America and Washington, D.C., but excluding any territories or possessions thereof other than the Commonwealth of Puerto Rico.

         "VININGS AGREEMENT" means the Sale and Purchase Agreement dated as of March 5, 1996 between Overlook Vinings Inn and Conference Center Associates, Ltd. and Wyndham Hotel Company, Ltd., as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "VININGS BOND DOCUMENTS" means, collectively, the Vinings Bonds, the Vinings Indenture, the Loan Agreement dated as of October 1, 1985 between the Development Authority of Cobb County (the "Authority") and Overlook Vinings Inn and Conference Center Associates, Ltd. ("Vinings Overlook"), the Note dated October 1, 1995, in the original principal amount of $9,675,000 made by Vinings Overlook payable to the order of the Authority, and assigned by the Authority without recourse to The Citizens and Southern National Bank (as predecessor to NationsBank, N.A. (South), a national banking association (successor by merger to NationsBank of Georgia, National Association, formerly known as The Citizens and Southern National
Bank), as Trustee under the Vinings Indenture, the Deed to Secure Debt from Vinings Overlook to the Authority, The Mutual Benefit Life Insurance Company, and the Trustee, dated as of October 1, 1985, as assigned by Memorandum of Assignment from the Authority to the Trustee, dated as of October 1, 1985, the Agreement Regarding Interest and Charges dated November 26, 1985 between Vinings Overlook and the Authority, the Vinings Forbearance Agreement and all other agreements entered into by Vinings Overlook in connection with the Vinings Bonds, as each such agreement, instrument or other document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "VININGS BONDS" means the $9,675,000 Development Authority of Cobb County Industrial Development Revenue Bonds 1985 Series (Overlook Inn Project) issued by the Development Authority of Cobb County pursuant to the Vinings Indenture, as such securities are amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "VININGS FORBEARANCE AGREEMENT" means the Forbearance Agreement referred to in Section 2.2 of the Vinings Agreement and proposed to be entered into by NationsBank, N.A. (South), a national banking association successor by merger to NationsBank of Georgia, National Association, formerly known as The Citizens and Southern National Bank), as Trustee under the Vinings Indenture, Overlook Vinings Inn and Conference Center Associates, Ltd., and Mutual Benefit Life Insurance Company, in liquidation, in the form of Draft No. 5 (dated October 19, 1995) reviewed by the Agent, with such alterations therein as shall be approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

         "VININGS INDEBTEDNESS" means the Indebtedness and other obligations of the Vinings Subsidiary, if any, created or evidenced by, or otherwise, assumed or otherwise incurred in connection with, the Vinings Bond Documents, as such Indebtedness or other obligations may be refinanced, exchanged or refunded in accordance with the terms thereof and hereof.

         "VININGS INDENTURE" means the Trust Indenture dated as of October 1, 1985, by and between the Development Authority of Cobb County and The Citizens and Southern National Bank (predecessor to NationsBank, N.A. (South), a national banking association), as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "VININGS PROPERTY" means the real property, together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, located in Atlanta, Georgia and known, as of the date of this Agreement, as the Vinings Wyndham Garden Hotel.

         "VININGS SUBSIDIARY" has the meaning assigned to that term in subsection 7.15A(iv).

         "VOLUNTARY REMOVAL PERIOD" means, with respect to any Property, Managed Property, Other Managed Property, Management Agreement, Servicing Agreement or Other Management Agreement, the period (i) commencing on the date specified in an Officers' Certificate delivered to the Agent on or before such date, provided that no such period may commence before the payment in full of any amount required to be prepaid pursuant to subsection 2.4B(iv) if effect were not given to an election duly made by the Company to defer such prepayment pursuant to the second sentence of subsection 2.4B(iv), and (ii) terminating on the earlier of (a) the date specified in such Officers' Certificate, which shall be not less than 3 months after the date of such commencement, and (b) the date on which the Company would have been required to make a prepayment pursuant to subsection 2.4B(iv) if effect were not given to an election duly made by the Company to defer such prepayment pursuant to the second sentence of subsection 2.4B(iv). Except as provided in clause (ii)(b) of the preceding sentence, the term of a Voluntary Removal Period may not be shortened, extended or otherwise modified. The effectiveness of a Voluntary Removal Period with respect to a condition or event specified in subsection 8.1 shall not constitute or cause, or be deemed to constitute, a waiver by the Agent or the Lenders of any other condition or event specified in subsection 8.1.

         "WEL" means Wyndham Employees Ltd., a Texas limited partnership.

         "WHI" means WH Interest, Inc., a Texas corporation.

         "WHI LIMITED PARTNERSHIP" means WHI Limited Partnership, a Texas limited partnership.

         "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, a Subsidiary all of the outstanding equity Securities of which (other than any director's qualifying shares, Investments by foreign nationals mandated by Applicable Law or Investments by local residents mandated by Applicable Law in connection with the issuance of a Liquor License) are owned directly or indirectly by such Person.

         "WORK" has the meaning assigned to that term in subsection 6.11F.

         "WYNRIGHT" means Wynright Insurance Corporation, a Bermuda corporation.

         "WYNRIGHT AGREEMENTS" means, collectively, the Insurance Policy that has been issued by Wynright and is in effect on the Effective Date and the Asset Management Agreement to be executed and delivered by Wynright and the Company, in a form that shall be approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.





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
1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT; PRO FORMA.

         Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to the Agent for distribution to the Lenders pursuant to subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Except as otherwise expressly provided herein, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3(i). For purposes of calculating the Borrowing Base and any amount pursuant to subsection 7.6, as of any date of determination and for any period, pro forma effect shall be given to the consummation of the Formation, the Public Offerings and the exercise of the GE Option, and the application of all proceeds therefrom, as if such transactions shall have been consummated on the first day of such period.

1.3      REFERENCES TO ARTICLES, SECTIONS, EXHIBITS, SCHEDULES AND ATTACHMENTS.

         All references appearing in a Loan Document to Articles, Sections, subsections, clauses, Recitals, Exhibits, Schedules or Attachments are references to the Articles, Sections, subsections, clauses and Recitals thereof and to the Exhibits, Schedules or Attachments annexed to such Loan Document unless expressly otherwise designated in such Loan Document. All references appearing in a Loan Document to Exhibits, Schedules and Attachments are references to such documents as initially annexed to such Loan Document or as supplemented or revised in accordance with the terms of this Agreement or such other Loan Document.

1.4      CAPTIONS.

         All captions to any Article, Section, subsection, clause, Recital, Exhibit, Schedule or Attachment in a Loan Document are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, such Loan Document.

1.5      DRAFTER.

         No inference against or in favor of any party to any Loan Document shall be drawn from the fact that such party or its counsel has drafted any portion of any Loan Document.

1.6      REFERENCES TO PERSONS INCLUDE PERMITTED SUCCESSORS AND ASSIGNS.

         Except as otherwise specified in a Loan Document, all references in such Loan Document to any Person, other than the Company or any of its Affiliates, shall be deemed to include the successors and assigns of such Person.





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
1.7      REFERENCES TO APPLICABLE LAW AND CONTRACTS.

         Except as otherwise specified in a Loan Document, all references in such Loan Document to any Applicable Law or contracts specifically defined or referred to therein, shall be deemed references to such Applicable Law or contracts as may be amended, restated, supplemented, consolidated or otherwise modified from time to time, or, in the case of any such contract, as the terms thereof may be waived or modified, but only in the case of each such amendment, waiver or modification of a contract, to the extent permitted by, and effected in accordance with, the terms thereof and hereof and only to the extent such amendment, waiver or modification of a contract is not prohibited by any of the Loan Documents.

1.8      HEREIN.

         The words "herein", "hereinabove", "hereinbelow", "hereof", "hereunder" and words of similar import, when used in a Loan Document, shall refer to such Loan Document as a whole.

1.9      INCLUDING WITHOUT LIMITATION.

         The words "includes", "including" and similar terms used in any Loan Document shall be construed as if followed by the words "without limitation".

1.10     GENDER.

         Whenever the context so requires, the neuter gender includes the masculine or feminine and the singular number includes the plural, and vice versa.

1.11     SINGULAR AND PLURAL.

         Any of the terms defined in a Loan Document may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

1.12     KNOWLEDGE.

         As used in this Agreement or in any other Loan Document, the phrases "TO THE COMPANY'S ACTUAL KNOWLEDGE", "TO THE KNOWLEDGE OF THE COMPANY" and any variations thereof shall mean, as of any date of determination and after inquiry that would be made by a prudent owner and manager of upscale full service hotels, garden style hotels or resort hotels, as the case may be, owning or managing such hotels for its own account, the actual knowledge or awareness, as of such date, of the persons who occupy the offices of Chairman of the Board, Chief Executive Officer, President - Wyndham Gardens Division, President - Wyndham Hotels and Resorts Division, Executive Vice President and Chief Financial Officer, Executive Vice President, Vice President - General Counsel, Vice President Chief Information Officer, Vice President - Development, Vice President - Marketing, Vice President - Human Resources, Vice President - Corporate Controller, Vice President - Technical Services, Secretary, Treasurer, vice presidents of operations and regional directors of operations; provided, however, that the





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
knowledge of a vice president of operations or a regional director of operations shall be imputed to the Company only with respect to matters affecting the region or the Properties for which such vice president or regional director provides regional or property management services. The Company represents and warrants that the foregoing Persons have executive and administrative responsibility for the Company and its assets and, in the performance of their duties in the ordinary course of business, would customarily have knowledge of the matters referred to herein.


                                   SECTION 2
                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      COMMITMENTS; LOANS; NOTES; THE REGISTER.

         A.      COMMITMENTS.

                 (i) Revolving Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to lend to the Company from time to time during the period from the Funding Availability Date to but excluding the Revolving Commitment Conversion Date, an aggregate amount not exceeding such Lender's Pro Rata Share of the aggregate amount of the Revolving Commitments to be used for the purposes identified in subsection 2.5A. In addition, each Lender hereby agrees to maintain as Revolving Loans, subject to the provisions of subsection 2.4, the Revolving Loans of such Lender outstanding on the Revolving Commitment Conversion Date during the period from the Revolving Commitment Conversion Date to the Maturity Date; provided that, except with respect to Revolving Loans made pursuant to subsection 3.3B to reimburse an Issuing Lender, no Lender shall be required to make additional Revolving Loans on or after the Revolving Commitment Conversion Date. The amount of such payment shall not be reduced or increased as the result of any payment pursuant to subsection 2.4B. The original amount of each Lender's Revolving Commitment and such Lender's Pro Rata Share is set forth opposite its name on Schedule 2.1A annexed hereto and the aggregate original amount of the Revolving Commitments is $100,000,000; provided, however, that the Revolving Commitments of the Lenders shall be adjusted to give effect to any assignments of the Revolving Commitments pursuant to subsection 9.1; provided further, however, that the amount of the Revolving Commitments shall be automatically reduced by the amount of any reductions to the Revolving Commitments made pursuant to subsection 2.4B(ii).

                 Each Lender's Revolving Commitment shall expire on the Maturity Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Revolving Commitments shall be paid in full no later than the Maturity Date; provided, however, that each Lender's Revolving Commitment shall expire immediately and without further action on August 15, 1996, if the Funding Availability Date has not occurred on or before that date.

                 Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Commitments shall be subject to the limitation that the Total Utilization (after giving effect to any concurrent payment of the Loans made with the proceeds of Loans) shall not exceed the lesser of the Borrowing Base and the Revolving Commitments then in effect.

                 (ii) Swing Line Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Commitments available to the Company from time to time during the period from the Funding Availability Date to but excluding the Revolving Commitment Conversion Date by making Swing Line Loans to the Company in an aggregate amount not exceeding the amount of the Swing Line Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Commitment. The original amount of the Swing Line Commitment is $10,000,000; provided that any reduction of the Revolving Commitments made pursuant to subsection 2.4B(ii) which reduces the aggregate Revolving Commitments to an amount less than the then current amount of the Swing Line Commitment shall result in an automatic corresponding reduction of the Swing Line Commitment to the amount of the Revolving Commitments, as so reduced, without any further action on the part of the Company, the Agent or Swing Line Lender. The Swing Line Commitment shall expire on the Revolving Commitment Conversion Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Commitment shall expire immediately and without further action on August 15, 1996 if the Funding Availability Date has not occurred on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed prior to but excluding the Revolving Commitment Conversion Date.

                 Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Commitment shall be subject to the limitation that in no event shall the Total Utilization (after giving effect to any concurrent payment of the Loans made with the proceeds of Loans) at any time exceed the Revolving Commitments then in effect.

                 With respect to any Swing Line Loans which have not been voluntarily prepaid by the Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting the Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. The Company hereby authorizes the Agent and Swing Line Lender to charge the Company's accounts with the Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 9.5.

                 If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the office of Swing Line Lender located at 21 Bankers Trust Plaza, New York, New York. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

                 Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, the Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (y) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (z) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 9.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

         B. BORROWING MECHANICS. Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it or Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) for the purpose of repaying any Refunded Swing Line Loans) shall be in an aggregate minimum amount of $500,000. The Company shall be permitted to borrow Revolving Loans pursuant to this subsection 2.1B only twice during any calendar month; provided that such limitation shall not apply to Swing Line Loans. Whenever the Company desires that the Lenders make Revolving Loans, it shall deliver to the Agent a Notice of Borrowing no later than 10:00 A.M. (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate
Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever the Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date.

         Each Notice of Borrowing shall contain the information specified in the form attached hereto as Exhibit III. If any of the proceeds of such Loan is to be applied to the Renovation or Restoration of any Property, together with such Notice of Borrowing there shall be delivered the lien waivers and search report referred to in subsection 4.2A(ii).

         If none of the proceeds of the requested Loan is to be applied to the Renovation or Restoration of any Property, the Company may give the Agent telephonic notice by the required time of any proposed Loan under this subsection 2.1B in lieu of delivering the Notice of Borrowing; provided, however, that such telephonic notice shall be promptly confrmed in writing by delivery of a Notice of Borrowing to the Agent on or before the applicable Funding Date. Neither the Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by the Lenders in accordance with this Agreement pursuant to any such telephonic notice the Company shall have effected Loans hereunder.

         The Company shall notify the Agent prior to the funding of any Loans in the event that any of the matters to which the Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by the Company of the proceeds of any Loans shall constitute a re-certification by the Company, as of the applicable Funding Date, as to the matters to which the Company is required to certify in the applicable Notice of Borrowing.

         Except as otherwise provided in subsections 2.6B and 2.6C, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to make a borrowing in accordance therewith.

         C. DISBURSEMENT OF FUNDS. All Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder. After receipt by the Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), the Agent shall promptly notify (and, if the Notice of Borrowing is received by the Agent by 10:00 A.M. (New York time) on any day, on any event by the end of such day) each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Revolving Loan available to the Agent, in same day funds, at the office of the Agent located at One Bankers Trust Plaza, New York, New York, not later than 12:00 Noon (New York time) on the applicable Funding Date and Swing Line Lender shall make the amount of its Swing Line Loan available to the Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars. Except as provided in subsection 2.1A(ii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Funding Availability Date) and 4.2 (in the case of all Loans), the Agent shall make the proceeds of such Loans available to the Company on the applicable Funding Date by causing an amount of same day





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funds equal to the proceeds of all such Loans received by the Agent from the
Lenders to be transferred to the Operating Account.

         Unless the Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Agent the amount of such Lender's Loan requested on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent may, in its sole discretion, but shall not be obligated to, make available to the Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to the Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.lC shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Company may have against any Lender as a result of any default by such Lender hereunder.

         D.      THE REGISTER.

                 (i) The Agent shall maintain, at its address referred to in subsection 9.8, a register for the recordation of the names and addresses of the Lenders and the Commitment and Loans of each Lender from time to time (the "REGISTER"). The Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (ii) The Agent shall record in the Register the Revolving Commitment and the Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Company's Obligations in respect of the applicable Loans.

                 (iii) Each Lender shall record on its internal records (including any promissory note described in subsection 2.1D(iv)) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Company's Obligations





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         in respect of the applicable Loans; provided further, however, that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

                 (iv) Any Lender may, by notice to the Agent and the Company, request that all or part of the principal amount of the Company's Loans from such Lender hereunder be evidenced by a Note. Within three Business Days of the Company's receipt of such notice, the Company shall execute and deliver to the Agent for delivery to the appropriate Lender a Note in the principal amount(s) of such Loans, in the form of Exhibit I attached hereto, payable to the notifying Lender or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 9.1 hereof. If the foreclosure or other enforcement of any Mortgage or any other Security Document requires the presentation of a Note evidencing the Obligations secured by such Security Document and the Company fails or refuses to comply with a request for such Note, then a copy of this Agreement may be presented in lieu of such a Note.

2.2      INTEREST ON THE LOANS.

         A. RATE OF INTEREST. Subject to the provisions of subsections 2.2E, 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through the Maturity Date at a rate determined by reference to the Adjusted Eurodollar Rate or the Base Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan shall be changed from time to time in accordance with subsection 2.2D. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.

         Subject to the provisions of subsections 2.2E, 2.4B(iv) and 2.7, the Revolving Loans shall bear interest through the Maturity Date as follows:

                 (i) if a Base Rate Loan, then at a rate equal to the sum of the Base Rate plus the Applicable Base Rate Margin; and

                 (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

         Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at a per annum rate equal to the sum of the Base Rate Plus 1.0%.

         B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, the Company shall, pursuant to the applicable Notice of Borrowing or Notice of Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be at the Company's option either a one, two, three or six month period; provided, however, that:





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                 (i)      the initial Interest Period for any Eurodollar Rate
         Loan shall commence on the Funding Date in respect of such Loan;

                 (ii) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                 (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                 (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                 (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date;

                 (vi) there shall be no more than five (5) Interest Periods outstanding at any time;

                 (vii) in the event the Company shall fail to specify an Interest Period for a Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Continuation, the Company shall be deemed to have selected an Interest Period of one month.

         C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on the Loans shall be payable monthly in arrears on and to each Payment Date, upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at the Maturity Date.

         D. CONVERSION/CONTINUATION. Subject to the provisions of subsections 2.2E and 2.6, the Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $500,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may be converted into a Base Rate Loan only on the expiration date of an Interest Period applicable thereto; and provided further that no Loan may be made as or converted into a Base Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year.

         The Company shall deliver a Notice of Conversion/Continuation to Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and at least three Business Days





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in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/Continuation shall contain the information indicated on the form thereof attached hereto as Exhibit IV. In lieu of delivering the above-described Notice of Conversion/Continuation, the Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Agent on or before the proposed conversion/ continuation date.

         Neither the Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Company or for otherwise acting in good faith under this subsection 2.2D, and upon continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Company shall have effected a continuation, as the case may be, hereunder.

         Except as otherwise provided in subsections 2.2E, 2.6B and 2.6C, a Notice of Continuation for continuation of a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a continuation in accordance therewith.

         E. DEFAULT RATE INTEREST. During the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy or insolvency laws) payable upon demand at a rate that is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided, however, that, in the case of Eurodollar Rate Loans, if such Event of Default is continuing, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

         F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an





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Interest Period applicable to such Loan shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3      FEES.

         A. FACILITY FEES. On the Effective Date, the Company shall pay the Agent (in addition to any facility fees previously paid to the Agent), for distribution to each Lender in proportion to that Lender's Pro Rata Share, a non-refundable facility fee equal to 0.625% of the aggregate amount of the Commitments in effect on the date of such effectiveness, prior to the initial funding of any Loans.

         B. COMMITMENT FEES. The Company agrees to pay to the Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Effective Date to and excluding the Revolving Commitment Conversion Date, equal to (i) the average of the daily unused portion of the Commitments (other than the Swing Line Commitment), taking into consideration any reductions thereof in accordance with Section 2.4B(ii), multiplied by (ii) 0.375% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last day of each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the Revolving Commitment Conversion Date. Anything contained in this Agreement to the contrary notwithstanding, for purposes of calculating the commitment fees payable by the Company pursuant to this subsection 2.3B, the "unused portion of the Commitments," as of any date of determination, shall be an amount equal to the aggregate amount of Revolving Commitments as of such date minus the sum of (i) the aggregate principal amount of all outstanding Revolving Loans on such date plus (ii) the aggregate face amount of outstanding Letters of Credit. The commitment fee shall be payable as provided in this subsection notwithstanding that the amount available to be borrowed hereunder may be less than the amount of the Commitments due to the operation of the Borrowing Base.

2.4      REPAYMENTS AND PREPAYMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

         A.      SCHEDULED PAYMENTS OF THE LOANS; MAXIMUM MATURITY OF REVOLVING
LOANS.

                 (i) Scheduled Payments. On each of the first, fourth and seventh Payment Dates next following the third anniversary of the Effective Date, the Company shall make a principal payment in the amount equal to 6 2/3% of the amount of the Total Utilization of Revolving Commitments on the Revolving Commitment Conversion Date. The amounts of the payments required by the preceding sentence shall not be increased or decreased by the occurrence or amounts of prepayments pursuant to subsection 2.4B or otherwise; provided that voluntary prepayments made after the Revolving Commitment Conversion Date pursuant to subsection 2.4B(i) shall be applied against the scheduled payments required pursuant to this subsection 2.4A(i) in order of maturity. The Loans and all other Obligations shall be paid in full by the Company no later than the Maturity Date.





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                 (ii) Maximum Maturity of Revolving Loans. Notwithstanding
         anything to the contrary contained in this Agreement, each Revolving Loan and Swing Line Loan shall be repaid no later than the date that is 35 months after the Funding Date of such Loan; provided that, subject to the terms and conditions contained in this Agreement (including, without limitation, subsection 4.2) such Loans may be repaid with the proceeds of other Revolving Loans and Swing Line Loans.

         B.      PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                 (i) Voluntary Prepayments. The Company may, without prepayment charge or penalty, upon written or telephonic notice to the Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. The Company may, without prepayment charge or penalty (except as provided in Section 2.6D), upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and upon not less than three Business Days' prior written or telephonic notice in the case of Eurodollar Rate Loans, in each case confirmed in writing to the Agent (which notice the Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or, if less, the total amount of all outstanding Loans); provided, however, that in the event a Eurodollar Rate Loan is prepaid on a day other than the last day of the Interest Period applicable thereto, such prepayment shall be accompanied by the payment of any amounts payable under subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, that any such notice given in connection with a proposed sale or other disposition of a Property pursuant to subsection 7.15B may be withdrawn by the Company (and the Loans shall not become so due and payable) in the event such proposed sale or other disposition fails to be consummated on the proposed prepayment date; provided further, however, that in the case of any such withdrawal, the Company shall promptly pay all amounts then due to the Lenders pursuant to subsection 2.6D. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(vii). Amounts prepaid pursuant to this subsection 2.4B(i) may be reborrowed pursuant to subsection 2.1A.

                 (ii) Voluntary Reductions of Commitments. The Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Agent (which notice the Agent will promptly transmit by telegram, telex or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization; provided, however, that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. The





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         Company's notice to the Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in the Company's notice and shall reduce the Commitment of each Lender in the same proportion as its Pro Rata Share.

                 (iii) Reductions in Borrowing Base Due to Casualty, Condemnation or Disposition of Pool A Property or Termination of Management Agreement or Servicing Agreement. If there shall occur (a) a casualty or Taking with respect to any Pool A Property (or any portion thereof) or a sale or other permanent disposition of such Pool A Property, with respect to which occurrence a prepayment is required to be made pursuant to subsection 6.11E or 7.15B, as the case may be, then the Borrowing Base shall be reduced by an amount equal to the Pool A Property Amount with respect to such Pool A Property; or (b) the expiration (without renewal or extension), cancellation or other termination of a Management Agreement or a Servicing Agreement, with respect to which occurrence a prepayment is required to be made pursuant to subsection 7.16B, then the Borrowing Base shall be reduced by an amount equal to the Management Amount with respect to such Management Agreement or Servicing Agreement, as the case may be.

                 (iv) Prepayments Due to Borrowing Base. If at any time the Total Utilization exceeds the Borrowing Base then in effect, as demonstrated by a Borrowing Base Certificate delivered (or required to be delivered) pursuant to subsection 6.1(iv) or (xxvi), the Company shall prepay the Loans (or, if no Loans are then outstanding, deposit Cash to be held pursuant to the terms of the Collateral Account Agreement with respect to Letters of Credit then outstanding, whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) in an amount equal to such excess not later than 5 Business Days after the date that such Borrowing Base Certificate shall have been delivered (or, if such Borrowing Base Certificate shall not have been delivered timely or at all, on the last day that such Borrowing Base Certificate is permitted by subsection 6.1(iv) to be delivered). However, notwithstanding anything in the foregoing to the contrary, if a prepayment (or such cash collateralization) is required pursuant to this subsection 2.4(B)(iv) on or before December 31, 1996, then the Company shall either (a) make such prepayment (or such cash collateralization) when due or (b) notify the Agent by Officers' Certificate that it intends to defer such prepayment (or such cash collateralization) for a three-month period commencing on such due date, which Officers' Certificate shall confirm that all Voluntary Removal Periods then in effect are terminated as of such due date. In the event the Company elects to so defer such prepayment (or such cash collaration), then if and so long as the Total Utilization exceeds the Borrowing Base, (1) the Loans shall bear interest at a rate that is 0.50% per annum in excess of the interest rate otherwise applicable to the Loans hereunder pursuant to subsection 2.2A, (2) the fee payable on outstanding Letters of Credit Pursuant to subsection 3.2(i)(b) shall be 0.50% per annum in excess of the fee otherwise payable pursuant to such subsection, (3) all Excess Cash Flow thereafter, as determined within 30 days after the end of each month,





                                       86
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         shall be applied to prepay the Loans (or so cash collateralize the
         Letters of Credit) until the Total Utilization does not exceed the Borrowing Base then in effect and (4) the Company shall not be required to make any prepayments (or such cash collateralization) pursuant to the first sentence of this subsection 2.4(iv). If on the last day of such three-month period the Total Utilization exceeds the Borrowing Base then in effect, then the Company shall prepay the Loans (or so cash collateralize the Letters of Credit) on such day in an amount equal to such excess. Any mandatory prepayments pursuant to this subsection 2.4B(iv) shall be applied as specified in subsection 2.4B(vii).

                 (v) Prepayment from Sales of Pool C Properties and Designation of Other Management Agreements.

                          (a) If there shall occur any sale or other permanent disposition of any Pool C Property, the Company shall prepay the Loans, not later than the first Business Day following the date of receipt of any Cash Proceeds therefrom, in an amount equal to the lesser of (1) the Net Sales Price of such Pool C Property and (2) the aggregate amount of the Investments made by the Loan Parties and their respective Subsidiaries (including, without limitation, other Pool C Subsidiaries) in such Pool C Subsidiary.

                          (b)     If the Company elects to designate a
                 Management Agreement as an Other Management Agreement as provided in subsection 7.19F, the Company shall prepay the Loans as provided in subsection 7.19F.

                 (vi) Acceleration Due to Reduction of the Facility Amount. If at any time the aggregate amount of the Revolving Commitments is less than $10,000,000, whether due to a prepayment or reduction in the Commitments or otherwise, (a) the Commitments shall be automatically terminated, (b) the Loans outstanding and all other Obligations of the Company shall become immediately due and payable and (c) the Company shall be required to deposit in Cash to be held pursuant to the terms of the Collateral Account Agreement an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit).

                 (vii) Application of Prepayments. Each prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Company pursuant to subsection 2.6D. Each prepayment of the Loans shall be applied first to Swing Line Loans to the full extent thereof before application to Revolving Loans.

         C. APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of the Loans shall include payment of accrued interest on the principal





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amount being repaid or prepaid, and all such payments shall be applied to the payment of unpaid interest before application to principal.

         D.      GENERAL PROVISIONS REGARDING PAYMENTS.

                 (i) Manner and Time of Payment. All payments by the Company of principal, interest, fees and other Obligations hereunder and under the Notes and the other Loan Documents owed to Agent or any Lender shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Agent not later than 2:00 P.M. (New York time) on the date due at its office located at One Bankers Trust Plaza, New York, New York, for the account of the Lenders; funds received by the Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day. During the occurrence of an Event of Default or Potential Event of Default, the Company hereby authorizes the Agent to instruct the Cash Manager to charge its accounts with the Cash Manager (including the Concentration Account and the Operating Account) in order to cause timely payment to be made to the Agent of all principal, interest, fees and expenses due hereunder or under the Notes or the other Loan Documents (subject to sufficient funds being available in its accounts for that purpose).

                 (ii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders' respective Pro Rata Shares. The Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by the Agent and the facility fees and commitment fees of such Lender when received by the Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4D(ii), if, pursuant to the provisions of subsection 2.6C, any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Agent shall give effect thereto in apportioning payments received thereafter.

                 (iii) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

                 (iv) Notation of Payment. Each Lender agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided, however, that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.





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                 (v)      Distribution to Lenders. Any payment received by the
         Agent for distribution to the Lenders that is received by 2:00 P.M. (New York time) on any day shall be paid to the Lenders by the end of such day and, if such amounts are not paid to the Lenders on such date, shall bear interest until paid to the Lenders at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.

2.5      USE OF PROCEEDS.

         A. LOANS. Subject to the other provisions of this Agreement, the proceeds of the Loans shall be applied by the Company for the general corporate purposes of the Company and its Subsidiaries, which may include (i) the reimbursement of Issuing Lender of any amounts drawn under any Letter of Credit, (ii) the acquisition, ownership, renovation, restoration, management, operation and disposition of upscale full service hotels, garden style hotels and resort hotels located in the United States of America, (iii) the provision of Investments in Joint Ventures formed to acquire such hotels, (iv) the acquisition, extension, renewal or modification of Management Agreements, Servicing Agreements and Other Management Agreements and the provision of Investments in, and Guaranties of Indebtedness or other obligations of, any payments to owners of Managed Properties, Additional Managed Properties and Other Managed Properties and lessors of Pool B Properties, and (v) repayment of any portion of any other Loan, including Swing Line Loans.

         B. LETTERS OF CREDIT. Subject to subsections 2.5C, 7.3 and 7.4, the Letters of Credit shall be issued for the purposes set forth in the definitions of Commercial Letter of Credit and such other general corporate purposes as may, in any instance, be approved in advance, in "writing, by the Agent.

         C. RESTRICTIONS ON USE OF PROCEEDS. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents:

                 (i) if and so long as the sum of (a) Total Utilization of Revolving Commitments, plus (b) the amount of Guaranties permitted by subsection 7.4(ii)(a) plus (c) the aggregate amount of the Investments in the Pool C Subsidiaries permitted by subsection 7.3(ii), in each case to the extent that such amounts referred to in the preceding clauses (a) and (b) shall have been used, issued, incurred or made for or in connection with the Renovation or Restoration of the Properties which have not been completed on the date of determination, shall exceed $15,000,000, then, without the prior written approval of the Agent, which may be granted, withheld, conditioned or delayed in its sole discretion, the Loan Parties shall not, and shall cause their respective Subsidiaries not to, apply any proceeds of any Loans or procure the issuance of any Letter of Credit in connection with the Major Renovation/Restoration of any Property; and

                 (ii) if and so long as the Total Utilization shall exceed the Borrowing Base, then, without the prior written approval of the Agent, which may be granted, withheld, conditioned or delayed in its sole discretion, and subject to subsection 2.4(iv), the Loan Parties shall not, and shall cause their respective Subsidiaries not to, apply the proceeds





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
         of any Loan or procure the issuance of any Letter of Credit for any purpose other than (a) paying or otherwise discharging any of the Guaranties permitted by subsections 7.3 (v), (vi), (vii) and (viii) and subsection 7.4(ii)(a), (b) paying or otherwise discharging any of the Contingent Obligations set forth on Schedule 5.3 annexed hereto or Contingent Obligations otherwise permitted hereunder or (c) paying or reimbursing costs in respect of the Major Renovation/Restoration of Properties conducted pursuant to subsection 6.11G, in each case in an aggregate amount not greater than the amount with respect thereto that shall have been included in such determination of the Total Utilization.

         D. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by any Loan Party or any of its Subsidiaries in any manner that might cause the borrowing to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing.

2.6      SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

         Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to the Eurodollar Rate Loans as to the matters covered:

         A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

         B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that the Agent shall have determined in good faith (which determination shall absent manifest error be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to Eurodollar Rate Loans until such time as the Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Continuation given by the Company with respect to the Loans in respect of which such determination was made shall be deemed to contain a request that such Loans be made as or converted to Base Rate Loans.

         C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Agent) that the making, maintaining or continuation of its Eurodollar Rate





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
Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market, or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company and the Agent of such determination (which notice the Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender (which withdrawal shall be promptly accomplished by such Affected Lender by notice to the Agent and the Company as soon as the circumstances causing such Affected Lender to be so classified no longer exist), (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Company to be made or continued hereunder, the Affected Lender shall make such Loan as, or convert such Loan to, as applicable, a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

         D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. The Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender or events described in 2.6C above with respect to such Lender) a borrowing or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuance, as applicable, or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on the date specified therefor, (ii) if any prepayment or conversion of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment of any of its Eurodollar Rate Loans is not made by the Company on any date specified in a notice of prepayment given by the Company or (iv) as a consequence of any other default by the Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

         E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.





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
         F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender located in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

         G. REPLACEMENT OF AFFECTED LENDER. If any Lender becomes an Affected Lender as a result of circumstances applicable only to such Lender, the Company shall have the right for a period of 60 days following the date such Lender becomes an Affected Lender to request that the Affected Lender assign its Commitment and outstanding Obligations to a proposed lender designated by the Company and reasonably satisfactory to the Agent and, within 10 business Days of such request, the Affected Lender shall, upon payment in cash to the Affected Lender of all of such Lender's Obligations and at the Company's expense, promptly take all actions reasonably necessary to consummate such assignment; provided that at any time prior to the consummation of any such assignment, the Agent may (but shall have no obligation to) designate a proposed lender in substitution for the proposed lender designated by the Company, in which event, the applicable Affected Lender shall, upon payment in cash to such Affected Lender of all of such Lender's Obligations promptly take all actions reasonably necessary to consummate the proposed assignment.

2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

         A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender or any franchise or doing business tax) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;





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
                 (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                 (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Company (with a copy to the Agent) a written statement within 120 days of such Lender obtaining knowledge of the occurrence of any event resulting in such Lender's right to receive compensation hereunder, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

         B.      WITHHOLDING OF TAXES.

                 (i) Payments to Be Free and Clear. All sums payable by the Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (excluding in the case of each Lender and the Agent, Taxes imposed on its income, and franchise and similar Taxes imposed on it, by a jurisdiction under the laws of which such Lender is organized or in which its principal executive office is located or in which its applicable lending office for funding or booking its Loans hereunder is located) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                 (ii) Grossing-up of Payments. If the Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Company to the Agent or any Lender under any of the Loan Documents:

                          (a) the Company shall notify the Agent of any such requirement or any change in any such requirement as soon as the Company becomes aware of it;

                          (b) the Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Company) for its own account or (if that liability is imposed on the Agent or such Lender, as the case may be) on behalf of and in the name of the Agent or such Lender;

                          (c) the sum payable by the Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                          (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Company shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

         provided, however, that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date such Lender became a Lender pursuant to subsection 8.1 (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement (in the case of each Lender listed on the signature pages hereof) or at the date such Lender became a Lender pursuant to subsection 8.1 (in the case of each other Lender) as the case may be, in respect of payments to such Lender.

                 (iii) U.S. Tax Certificates. Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any state or other political subdivision thereof shall deliver to the Agent for transmission to the Company, on or prior to the Funding Availability Date (in the case of each Lender listed on the signature pages hereof) or on the date it becomes a Lender pursuant to subsection 8.1 (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly completed and duly executed by such Lender (including Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.14414(a) or
         Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under

         Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. The Company shall not be required to pay any additional amount to any Lender under clause
         (c) or perform with respect thereto under clause (d) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided, however, that if such Lender shall have satisfied such requirements on the Funding Availability Date (in the case of each Lender listed on the signature pages hereof) or on the date it becomes a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) or perform with respect thereto under clause (d) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in the immediately preceding sentence.

         C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have reasonably determined that the adoption, effectiveness, phase-in or applicability (after the date of this Agreement) of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, including any central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law (after the date of this Agreement)) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitment or Letters of Credit or participations herein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), often from time to time, within five Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction within 120 days of such Lender obtaining knowledge of the occurrence of any event resulting in such Lender's right to receive compensation hereunder. Such Lender shall deliver to the Company (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8      OBLIGATION OF THE LENDERS TO MITIGATE.

         Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, fund or maintain the Commitment of such Lender or the affected Loans of such Lender through another lending office of such Lender, or
(ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its reasonable judgment, the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of such Lender; provided, however, that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless the Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to the Agent) shall be conclusive absent manifest error.

2.9 RELEASES OF POOL A PROPERTIES, POOL B PROPERTIES, MANAGEMENT AGREEMENTS AND SERVICING AGREEMENTS.

         A. POOL A PROPERTIES. At any time and from time to time after the Funding Availability Date, in connection with the sale or other permanent disposition of any Pool A Property or mandatory prepayments made pursuant to subsection 2.4B(iv) or otherwise (but not mandatory prepayments made pursuant to subsection 7.19F), the Company may obtain a Release of the Lien of the Security Documents in respect of all, but except as provided below not a portion of, such Pool A Property, subject to the following terms and conditions on the applicable Release Date:

                 (i) the Company shall have delivered written notice to the Agent (a) not less than 30 days prior to the proposed Release Date specifying the proposed Release Date and such Pool A Property and (b) not less than 5 days prior to the actual Release Date specifying such actual Release Date and such Pool A Property;

                 (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing as of the date of the delivery of the notice pursuant to clause (i) above (other than an Event of Default or Potential Event of Default that pertains solely to the Pool A Property or portion thereof which is the subject of such Release or which is cured by such Release) and no Event of Default or Potential Event of Default shall be continuing as of the Release Date after giving effect to such Release;

                 (iii) concurrently with such Release, the Borrowing Base shall be reduced by an amount equal to the Pool A Property Amount with respect to such Pool A Property in effect immediately prior to giving effect to such Release;

                 (iv) the Company shall concurrently prepay the Loans in an amount equal to the Release Price in respect of such Pool A Property;

                 (v) the Company shall have delivered to the Agent for distribution to the Lenders an Officers' Certificate dated the Release Date, certifying as to the matters referred to in clause (ii) above and a Borrowing Base Certificate setting forth in reasonable detail the computation of the Borrowing Base as of the Release Date and giving effect to such Release;

                 (vi)     the Company, at its sole cost and expense, shall have
         (a) with respect to any partial Release of the Lien of the Security Documents in respect of such Pool A Property (other than the Rose Hall Property), delivered to the Agent one or more endorsements to the Title Policy in respect of such Pool A Property delivered to the Agent on the date hereof and, to the extent generally available in each state, insuring that, after giving effect to such partial Release and with respect to the portion of such Pool A Property which is not being Released, the Liens created by the applicable Mortgage and insured under the such Title Policy are in full force and effect and unaffected by such partial Release, (b) prepared any and all documents and instruments necessary to effect such Release, all of which shall be reasonably satisfactory in form and substance to the Agent, and (c) paid all reasonable costs and expenses incurred by the Agent and its counsel in connection with the review, execution and delivery of the release documents; and

                 (vii) all other proceedings taken or to be taken in connection with such Release and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Agent and the Agent's counsel, the Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Agent may reasonably request and counsel for the Agent shall have received such documents and evidence that such counsel shall reasonably require in order to establish compliance with the conditions set forth in this subsection.

The Company may obtain a Release of the Lien of the Security Documents in respect of a portion of any Pool A Property, if title to such portion has been permanently Taken, by complying with the foregoing terms and conditions on the applicable Release Date.

         B. POOL B PROPERTIES. At any time and from time to time after the Funding Availability Date, in connection with the sale or other permanent disposition of any Pool B Property or mandatory prepayments made pursuant to subsection 2.4B(iv) or otherwise, the Company may obtain a Release of the Lien of the Security Documents in respect of all, but except as provided below not a portion of, such Pool B Property subject to the following terms and conditions on the applicable Release Date:

                 (i) the Company shall have delivered written notice to the Agent (a) not less than 30 days prior to the proposed Release Date specifying the proposed Release Date and such Pool B Property and (b) not less than 5 days prior to the actual Release Date specifying such actual Release Date and such Pool B Property;

                 (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing as of the date of the delivery of the notice pursuant to clause (i) above (other than an Event of Default or Potential Event of Default that pertains solely to the Pool B Property or portion thereof which is the subject of such Release or which is cured by such Release) and no Event of Default or Potential Event of Default shall be continuing as of the Release Date after giving effect to such Release;

                 (iii) the Company shall have prepaid the Loans in an amount equal to the Release Price in respect of such Pool B Property;

                 (iv) the Company shall have delivered to the Agent an Officers' Certificate dated the Release Date, certifying as to the matters referred to in clause (ii) above;

                 (v)      the Company, at its sole cost and expense, shall have
         (a) prepared any and all documents and instruments necessary to effect such Release, all of which shall be reasonably satisfactory in form and substance to the Agent, and (b) paid all reasonable costs and expenses incurred by the Agent and its counsel in connection with the review, execution and delivery of the release documents; and

                 (vi) all other proceedings taken or to be taken in connection with such Release and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Agent and the Agent's counsel, the Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Agent may reasonably request and counsel for the Agent shall have received such documents and evidence that such counsel shall reasonably require in order to establish compliance with the conditions set forth in this subsection.

The Company may obtain a Release of the Lien of the Security Documents in respect of a portion of any Pool B Property, if title to such portion has been permanently Taken, by complying with the foregoing terms and conditions on the applicable Release Date.

         C. MANAGEMENT AGREEMENTS, SERVICING AGREEMENTS, OTHER MANAGEMENT AGREEMENTS, FRANCHISE AGREEMENTS AND OTHER COLLATERAL. At any time and from time to time after the Funding Availability Date, in connection with the sale or other permanent disposition of any Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral that is not subject to subsection 2.9A or 2.9B (including, without limitation, the final payment of any obligation included in the Collateral) or mandatory prepayments made pursuant to subsection 2.4B(iv) or otherwise, the Company may obtain a Release of the Lien of the Security Documents in respect of such Management Agreement, Servicing Agreement, Other Management Agreements, Franchise Agreement or other item of Collateral that is not subject to subsection 2.9A or 2.9B, as the case may be, subject to the following terms and conditions on the applicable Release Date:

                 (i) the Company shall have delivered written notice to the Agent (a) not less than 30 days prior to the proposed Release Date specifying the proposed Release Date and such Management Agreement, Servicing Agreement, Other Management Agreement,





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
         Franchise Agreement or other item of Collateral to the extent practical and (b) not less than 5 days prior to the actual Release Date specifying such actual Release Date and such Management Agreement, Other Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral as the case may be;

                 (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing as of the date of the delivery of the notice pursuant to clause (i) above (other than an Event of Default or Potential Event of Default that pertains solely to the Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral which is the subject of such Release or which is cured by such Release) and no Event of Default or Potential Event of Default shall be continuing as of the Release Date after giving effect to such Release;

                 (iii) in the case of a Management Agreement or Servicing Agreement, the Company shall have prepaid the loans in an amount equal to the Release Price in respect of such Management Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral as the case may be;

                 (iv) the Company shall have delivered to the Agent (a) an Officers' Certificate dated the Release Date, certifying as to the matters referred to in clause (ii) above, and (b) if the amount of the Release Price payable by the Company pursuant to clause (iii) above shall have been reduced pursuant to the proviso to clause (iii) or the proviso to clause (iv) in the definition of Release Price by reason of the Company's compliance with this subsection 2.9C(iv), a Borrowing Base Certificate, in reasonable detail satisfactory to the Agent and together with the financial statements and other information utilized by the Company to calculate the Borrowing Base, and certified by the Chief Executive Officer or Chief Financial Officer of the Company, calculated as of the Release Date, and demonstrating that Total Utilization does not exceed the Borrowing Base and that, without giving effect to the limitations in subsection 2. 1 with respect to the frequency and minimum amounts of borrowings, the Company would then be entitled to make a borrowing in an amount not less than $1.00;

                 (v)      the Company, at its sole cost and expense, shall have
         (a) prepared any and all documents and instruments necessary to effect such Release, all of which shall be reasonably satisfactory in form and substance to the Agent, and (b) paid all reasonable costs and expenses incurred by the Agent and its counsel in connection with the review, execution and delivery of the release documents; and

                 (vi) all other proceedings taken or to be taken in connection with such Release and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Agent and the Agent's counsel, the Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Agent may reasonably request and counsel for the Agent shall have received such documents and evidence that such counsel shall reasonably require in order to establish compliance with the conditions set forth in this subsection.





                                       99
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         D.      EFFECT OF RELEASE. Upon any Release of any Pool A Property,
Pool B Property, Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral in accordance with this subsection 2.9, such Property shall cease to be a Mortgaged Property or other item of Collateral for the purposes of this Agreement (other than for purposes of any indemnity contained herein or in any of the other Loan Documents to the extent such indemnification applies to such Property, Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral prior to giving effect to such Release, including subsections 5.2G and 6.8 (to the extent such subsections apply to such Property, Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral and incorporate the Environmental Indemnity) and subsection 9.3).

         E. REVISED SCHEDULES. The Company shall deliver to the Agent revised Schedules to this Agreement, the Environmental Indemnity, the Security Agreement and the Omnibus Management and Liquor License Agreement, as applicable, reflecting the Release of any Property, Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral pursuant to this subsection 2.9, which Schedules shall be reasonably satisfactory to the Agent, as follows: (i) with respect to the Release of a Pool A Property or Pool B Property, on or prior to the effectiveness of the Release thereof and (ii) with respect to the Release of a Pool C Property, Management Agreement, Servicing Agreement, Other Management Agreement, Franchise Agreement or other item of Collateral, on or before the next to occur of (A) the last day of the calendar month immediately following the calendar month during which such Release shall have occurred and (B) the next date on which a Notice of Borrowing shall be delivered.


                                   SECTION 3
                               LETTERS OF CREDIT

3.1      ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS
         THEREIN.

         A. LETTERS OF CREDIT. In addition to the Company requesting that the Lenders make Revolving Loans pursuant to subsection 2.1A(i) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.lA(ii), the Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Funding Availability Date to but excluding the Revolving Commitment Conversion Date that one or more Lenders issue Letters of Credit for the account of the Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit and such other general corporate purposes as may, in any instance, be approved in advance, in writing, by the Agent. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Company shall not request that any Lender issue (and no Lender shall issue):





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                 (i)      any Letter of Credit if, after giving effect to such
         issuance, the Total Utilization of Revolving Commitments would exceed the lesser of Revolving Commitments then in effect and the Borrowing Base;

                 (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $15,000,000;

                 (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Maturity Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided further, that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 9.6) at the time such Issuing Lender must elect whether or not to allow such extension;

                 (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (x) the date which is 30 days prior to the Maturity Date and (y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

                 (v) any Letter of Credit denominated in a currency other than Dollars.

         B.      MECHANICS OF ISSUANCE.

                 (i) Notice of Issuance. Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit V annexed hereto no later than 12:00 Noon (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. Each Notice of Issuance of Letter of Credit shall contain the information indicated on the form thereof attached hereto as
         Exhibit V; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

                 The Company shall notify the applicable Issuing Lender (and Agent, if Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that





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         any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

                 (ii) Determination of Issuing Lender. Upon receipt by Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event the Agent elects to issue such Letter of Credit, the Agent shall promptly so notify the Company, and the Agent shall be the Issuing Lender with respect thereto. In the event that the Agent, in its sole discretion, elects not to issue such Letter of Credit, the Agent shall promptly so notify the Company, whereupon the Company may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify the Company and the Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that at least two other Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of the Agent not to issue such Letter of Credit, the Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by the Agent, when aggregated with Agent's outstanding Revolving Loans and Swing Line Loans, may exceed the Agent's Revolving Commitment then in effect.

                 (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 9.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

                 (iv) Notification to Lenders. Upon the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall promptly notify the Agent and each other Lender of such issuance or amendment, which notice shall be accompanied by a copy of such Standby Letter of Credit or amendment. Promptly after receipt of such notice (or, if the Agent is the Issuing Lender, together with such notice), the Agent shall notify each Lender of the amount of such Lender's respective participation in such Standby Letter of Credit, determined in accordance with subsection 3.1C.

                 (v) Reports to Lenders. Within 15 days after the end of each month ending after the Funding Availability Date, so long as any Commercial Letter of Credit shall have been outstanding during such month, each Issuing Lender shall deliver to each other Lender a report setting forth for such month the daily aggregate amount available to be drawn under the Commercial Letters of Credit issued by such Issuing Lender that were outstanding during such month.





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         C.      LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT.
Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2      LETTER OF CREDIT FEES.

         The Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

                 (i) with respect to each Standby Letter of Credit, (a) a fronting fee, if any, payable directly to the applicable Issuing Lender (other than Bankers) for its own account, equal to the amount specified by written agreement between the Company and such Issuing Lender, and (b) a letter of credit fee, payable to Agent for the account of Lenders, equal to 2.00% per annum of the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

                 (ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender (other than Bankers) for its own account, equal to the amount specified by written agreement between the Borrower and such Issuing Lender and (b) a letter of credit fee, payable to the Agent for the account of Lenders, equal to 1.75% per annum of the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

                 (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by the Agent of any amount described in clause (i)(b) or (ii)(b) of this subsection 3.2, the Agent shall distribute to each Lender its Pro Rata Share of such amount.





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3.3      DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

         A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

         B. REIMBURSEMENT BY THE COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify the Company and the Agent, and the Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Company shall have notified the Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Company shall be deemed to have given a timely Notice of Borrowing to the Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

         C. PAYMENT BY THE LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

                 (i) Payment by the Lenders. In the event that the Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such





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         notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Lender fails to make available to such Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.


                 (ii) Distribution to Lenders of Reimbursements Received From the Company. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from the Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

         D.      INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

                 (i) Payment of Interest by Company. The Company agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

                 (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i)





                                      105
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         with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4      OBLIGATIONS ABSOLUTE.

                 The obligation of the Company to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

                 (i) any lack of validity or enforceability of any Letter of Credit;

                 (ii) the existence of any claim, set-off, defense or other right which the Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against the Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

                 (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;





                                      106
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                 (iv)     payment by the applicable Issuing Lender under any
         Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

                 (v) any adverse change in the business, operation, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries;

                 (vi) any breach of this Agreement or any other Loan Document by any party thereto;

                 (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                 (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5      INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

         A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, the Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all losses, claims, damages, liabilities, costs or expenses (including the reasonable fees, charges and disbursements of counsel and the allocated costs and expenses of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the bad faith or recklessness of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

         B. NATURE OF ISSUING LENDERS' DUTIES. As between the Company and any Issuing Lender, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:
(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assign or purporting to transfer or assign any such Letter of Credit or the rights or benefits





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
thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telefacsimile, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

         In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Company.

         Notwithstanding anything to the contrary contained in this subsection 3.5, the Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6      INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

         Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

                 (ii) imposes, modifies or holds applicable any reserve (including without imitation any marginal, emergency, supplemental, special or other reserve), special





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         deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

                 (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, the Company shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to the Company a written statement within 120 days of such Lender obtaining knowledge of the occurrence of any event resulting in such Lender's right to receive compensation hereunder, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


                                   SECTION 4
                              CONDITIONS PRECEDENT

4.1      CONDITIONS TO EFFECTIVENESS OF COMMITMENTS.

         The effectiveness of the Commitments of the Lenders is conditioned upon the prior or concurrent satisfaction, at the expense of the Company, of the conditions specified in subsection 4.2 and in this subsection 4.1, in each case as determined by the Agent:

         A. CORPORATE DOCUMENTS. Each Loan Party (other than any Partnership Subsidiary) shall deliver or cause to be delivered to the Agent (with sufficient originally executed copies for each Lender and the Agent's counsel) the following, each unless otherwise noted dated the Funding Availability Date:

                 (i) executed originals of this Agreement, the Subsidiary Guaranty, the Security Agreement, a Revolving Note in favor of each Lender, the Swing Line Note in favor of Swing Line Lender and each other Loan Document to which it is a party;

                 (ii) except with respect to the Payroll Subsidiaries, certified copies of its Certificate of Incorporation, together with
         (a) a good standing certificate (including verification, where generally available, of tax good standing) from the Secretary of State (or similar official) of its jurisdiction of incorporation and each other state in which a Property owned or leased by such Loan Party is located), each dated a recent date prior





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
         to the Funding Availability Date and (b) a telegram from each such Secretary of State (or similar official) or on-line verification from the official database certifying as to the foregoing matters and dated the Funding Availability Date;

                 (iii) except with respect to the Payroll Subsidiaries, copies of its Bylaws, certified as of the Funding Availability Date by its corporate secretary or an assistant secretary;

                 (iv) resolutions of its Board of Directors approving and authorizing (a) the execution, delivery and performance of each Loan Document and Related Document to which it is a party, (b) the consummation of the Formation and (c) in the case of the Company, the issuance of the Common Stock pursuant to the Equity Offering Documents and the issuance of the Senior Notes pursuant to the Debt Offering Documents, in each case certified as of the Funding Availability Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

                 (v) signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party.

         B. PARTNERSHIP DOCUMENTS. Each Partnership Subsidiary shall deliver to the Agent (with sufficient originally executed copies for each Lender and the Agent's counsel) the following, each unless otherwise noted dated the Funding Availability Date:

                 (i) executed originals of the Subsidiary Guaranty, the Security Agreement and each other Loan Document to which it is a party;

                 (ii) a conformed copy of the partnership agreement, certified by each general partner of such partnership as of the Funding Availability Date as being in full force and effect without modification or amendment;

                 (iii) (a) its Certificate of Limited Partnership and Statements of Partnership, certified by the Secretary of State (or similar official) of its jurisdiction of formation and a certificate of existence or good standing, as the case may be, from the Secretary of State (or similar official) of such jurisdiction, each dated as of a recent date prior to the Funding Availability Date, and (b) a good standing certificate or certificate of existence, as the case may be, from the Secretary of State (or similar official) of each state or other jurisdiction in which a Property owned or leased by such entity is located;

                 (iv) all documents of such Partnership Subsidiary and its partners approving or authorizing (a) the execution, delivery and performance of the Subsidiary Guaranty and any other Loan Documents to which it is a party, and (b) the consummation of the Formation, each certified as of the Funding Availability Date by the general partner of such Partnership Subsidiary or other Loan Party; and





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
                 (v) signature and incumbency certificate of the Person(s) executing, on behalf of such partnership, any Loan Documents to which such Partnership Subsidiary is a party.

         C. FINANCIAL STATEMENTS; CERTIFICATES. The Company shall have delivered to the Agent an Officers' Certificate of the Chief Executive Officer or the Chief Financial Officer of the Company certifying as to the following:

                 (i) the delivery to the Agent of the financial statements referred to in subsection 5.3 on or before the Funding Availability Date;

                 (ii) as of the Funding Availability Date and for the year ending December 31, 1995:

                          (a) the sum of the Property EBITDA in respect of the Pool A Properties (other than the Rose Hall Property) minus an amount equal to 3.50% of Property Gross Revenues from such Pool A Properties for such period, was equal to or greater than $5,500,000;

                          (b) Property EBITDA for the Rose Hall Property minus 3.50% of Property Gross Revenues from the Rose Hall Property for such period, was equal to or greater than $4,000,000; and,

                          (c) the sum of Management EBITDA for such period was equal to or greater than $8,000,000;

                 (iii)    after giving effect to the Public Offerings:

                          (a) the Company has a minimum Market Equity Capitalization of not less than $250,000,000; and

                          (b) each of the ratios of (1) Consolidated Total Indebtedness to (2) the sum of Market Equity Capitalization and Consolidated Total Indebtedness and (3) the sum of Consolidated Total Indebtedness and Adjusted Stockholders' Equity, respectively, expressed as a percentage, is not greater than 50%.

                 (iv) since December 31, 1995, no Material Adverse Effect has occurred; and

                 (v) the delivery to the Agent of a Borrowing Base Certificate reasonably satisfactory to the Agent, together with a calculation of the Borrowing Base attached thereto in a form reasonably satisfactory to the Company and the Agent and a Compliance Certificate reasonably satisfactory to the Agent, together with a calculation testing compliance with financial and monetary covenants attached thereto in a form reasonably satisfactory to the Company and the Agent, each as of the Funding Availability Date and which shall be attached thereto.





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
         D. NO MATERIAL ADVERSE EFFECT. Since December 31, 1995, in the sole opinion of the Agent, no condition or event has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         E. SECURITY INTERESTS. The Company shall have taken or caused to be taken all such actions as may be necessary or reasonably requested by the Agent to give the Agent a valid, enforceable and perfected first priority Lien on or first priority security interest in the Collateral as of the Funding Availability Date, subject only to Liens permitted pursuant to subsection 7.2A, it being understood by each Lender that perfection against Persons other than the Company of such Lien on the Rents may in certain jurisdictions require the Agent to have possession of the Rents. Such actions shall include the following:

                 (i) the delivery to the Agent of fully executed and acknowledged counterparts of the Mortgage, the Assignment of Rents and Leases, the Omnibus Management and Liquor License Agreement, the Security Agreement, the Trademark Agreement and all other Security Documents with respect to the Pool A Properties, the Pool B Properties, the Management Agreements and the other Collateral as of the Funding Availability Date, and the delivery of evidence satisfactory to the Agent that counterparts of the Mortgage, the Assignment of Rents and Leases and all other of such documents the Agent desires to have recorded have been or will be recorded in all places necessary or desirable to create and maintain (a) valid and enforceable first priority Liens on the fee simple or leasehold interests of the Company, as applicable, in the Pool A Properties and Pool B Properties in favor of the Agent, as mortgagee (or as beneficiary in those jurisdictions where the Lien is granted to a trustee for the benefit of the Agent),
         (b) valid and enforceable first priority Liens on the Rents and Leases in favor of the Agent, (c) valid and enforceable first priority Liens in all fixtures at the Pool A Properties and Pool B Properties, in favor of the Agent, as secured party and (d) valid and enforceable first priority Liens in all other items of Collateral as of the Funding Availability Date in favor of the Agent;

                 (ii) (a) the delivery to the Agent for filing pursuant to the Security Documents of properly executed financing statements under the Uniform Commercial Code (or any equivalent or similar legislation), or any other documents required to be filed by other Applicable Laws, satisfactory in form and substance to the Agent in each jurisdiction as may be necessary (in the Agent's reasonable judgment) effectively to perfect and maintain the security interests in the Collateral created by such Security Documents and (b) the delivery of evidence that such financing statements or other documents will have been or will be recorded in all places necessary or desirable, in the reasonable judgment of the Agent, to create and maintain valid and enforceable first priority Liens on the Collateral in favor of the Agent, subject only to Liens permitted pursuant to subsection 7.2A;

                 (iii) the delivery to the Agent of a title report or commitment (together with copies of all documents listed therein as exceptions to title) dated not more than 90 days prior to the Funding Availability Date with respect to each Pool A Property (other than the Rose Hall Property) and pro forma Title Policies dated not more than 30 days prior to the Funding Availability Date with respect to each such Pool A Property, each reasonably satisfactory in form and substance to the Agent;

                 (iv) the delivery to the Agent of an opinion of counsel in each state or other jurisdiction in which each Pool A Property or Pool B Property is located, dated the Funding Availability Date, addressed to the Agent and the Lenders and in form and substance reasonably satisfactory to the Agent;

                 (v) the delivery to the Agent of the Title Policies or marked title commitments insuring fee simple title to each of the Pool A Properties (other than the Rose Hall Property) vested in the Company (or, as to those Pool A Properties, if any, in which the Company holds a leasehold estate, insuring fee simple title to such Property vested in the landlord and such leasehold estate vested in the Company) and insuring the first priority of the Liens created under the Mortgages in an aggregate amount not less than $88,854,000 with respect to the Pool A Properties, in each case subject only to Permitted Encumbrances, and such other title exceptions as are satisfactory to the Agent. Such Title Policies shall be reinsured with title insurance companies acceptable to the Agent in amounts as required by the Agent subject to facultative reinsurance agreements in form satisfactory to the Agent. Such Title Policies shall also contain such endorsements and affirmative insurance provisions as the Agent may reasonably require and to the extent the same are available in the applicable jurisdiction, including "comprehensive" endorsements, revolving credit endorsements, affirmative insurance against mechanic's liens, survey exceptions, violations of covenants, conditions and restrictions, encroachments, gap insurance, contiguity endorsements, tie-in endorsements, access endorsements, "Last-dollar" endorsements, survey endorsements, contingent loss/first loss endorsements, variable rate mortgage endorsements, leasehold endorsement for Pool A Properties that are leaseholds, and any other endorsements reasonably required by the Agent to address issues raised by the Agent's due diligence or as a matter of Applicable Law. In addition, the Company shall have paid to the Title Company or to the appropriate Governmental Authority all expenses and premiums of the Title Company in connection with the issuance of such Title Policies or in connection with any Loan hereunder and an amount equal to the recording and stamp taxes (including mortgage recording, intangible and similar taxes) payable in connection with recording each Mortgage and the Assignment of Rents and Leases in the appropriate county land offices or in connection with any Loans hereunder;

                 (vi) the delivery to the Title Company of such certificates and affidavits as the Title Company may reasonably require in connection with the issuance of the Title Policies;

                 (vii) the delivery to the Agent of a Survey with respect to each of the Pool A Properties and the Pool B Properties, dated or re-dated to within 120 days prior to the Funding Availability Date, which Surveys shall be reasonably satisfactory in form and substance to the Agent;





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
                 (viii) the delivery to the Agent of a letter from the applicable zoning authority with respect to each of the Pool A Properties and the Pool B Properties and reasonably satisfactory to the Agent stating that all Improvements on each such Property have been constructed and are being used and operated in full compliance with (a) all applicable zoning, subdivision, environmental and other Applicable Laws of all Governmental Authorities or quasi-governmental authorities having jurisdiction with respect to each such Property, and (b) all building permits issued in respect of each such Property and the certificate of occupancy (if available) for each such Property;

                 (ix) the delivery to the Agent pursuant to the Security Agreement of the stock certificates (which certificates shall be accompanied by irrevocable undated stock powers duly endorsed in blank and irrevocable proxies, all satisfactory in form and substance to the Agent) and promissory notes or other instruments, including the DAB Notes, the shares of Common Stock pledged to the Company by the obligors as security for the payment thereof and the Affiliate Notes (in each case duly endorsed to the order of the Agent, as secured party), representing the capital stock, promissory notes and other instruments to be pledged on the Funding Availability Date pursuant to the Security Agreement;

                 (x) the delivery to the Agent (i) of the Trademark Agreement, in a form suitable for filing with the United States Trademark and Patent Office, (ii) of the Trademark Security Agreement in a form suitable for filing with the Canadian Trademark Office,
         (iii) Trademark Agreement in a form suitable for filing with the Trade Marks Department of the Registrar of Companies in Jamaica for registration in relation to the Jamaican trademarks and the Registrar of Companies in Jamaica for registration as a charge in the charges register of IP Corp.;

                 (xi) the delivery to the Agent of Cash Management Letters for each financial institution at which a Deposit Account is located pursuant to the Cash Management System, which Cash Management Letters and the Cash Management System shall be in form and substance reasonably satisfactory to the Agent; and

                 (xii) the delivery to the Agent of evidence satisfactory to the Agent that all other filings, recordings and other actions the Agent deems necessary or advisable to establish, perfect and preserve the Liens granted to the Agent in the Collateral as of the Funding Availability Date shall have been made.

         F. CASUALTY, FLOOD INSURANCE AND WORKERS' COMPENSATION. The Company shall have delivered to the Agent (i) duplicate originals or true and complete copies of each policy or other evidence of insurance required by this Agreement evidencing (a) the issuance of such policies, (b) that the Company is not then in default in the payment of any premium and (c) coverage which meets all of the requirements set forth in this Agreement; (ii) an Officers' Certificate dated the Funding Availability Date to the effect that the insurance coverage required by this Agreement is in full force and effect, that all monthly premiums therefor have been paid and that the amount of each limit of property insurance provided for in the policies of insurance delivered to the Agent which evidence such coverage are sufficient to cover all cost of replacing





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the property and Improvements covered thereby; and (iii) evidence satisfactory to the Agent that the Company is insured for workers' compensation liability with a maximum deductible of $500,000.

         To the extent permitted by law, the Company hereby irrevocably waives, releases and discharges any and all rights of action, demands and other claims of any kind or nature against the Agent and the Lenders arising from any failure of the Agent or the Lenders to comply with the National Flood Insurance Act of 1968 (42 U.S.C. Sections 4001, et seq.), the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, including any failure of the Agent or the Lenders to provide the Company with written notification within ten days prior to the Funding Availability Date whether any Pool A Property or Pool B Property is in a special flood hazard area or whether federal disaster relief assistance will be available in the event of flood damage to any Pool A Property or Pool B Property.

         G. POOL A GROUND LEASES; LANDLORD ESTOPPEL CERTIFICATES. The Company shall have delivered to the Agent executed or conformed, certified copies of each of the Pool A Ground Leases and all amendments thereto entered into on or prior to the Funding Availability Date, as listed on Schedule 4.1G annexed hereto, which Pool A Ground Leases shall be satisfactory in form and substance to the Agent, in its sole discretion; the Pool A Ground Leases, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Pool A Ground Leases to be performed or complied with on or before the Funding Availability Date.

         H. POOL B DOCUMENTS; LANDLORD AND LENDER ESTOPPEL CERTIFICATES. The Company shall have delivered to the Agent (i) executed or conformed, certified copies of each of the Pool B Documents (including, without limitation, the Pool B Ground Leases) and all amendments thereto entered into on or prior to the Funding Availability Date, as listed on Schedule 4.1H annexed hereto, which documents shall be satisfactory in form and substance to the Agent, in its sole discretion; such documents, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required thereunder to be performed or complied with on or before the Funding Availability Date; and (ii) original counterparts of estoppel certificates and consent agreements with respect to each of the Pool B Obligations specified on Schedule 4.1H, satisfactory in form and substance to the Agent, and duly executed by the lessor under the Ground Lease with respect to the related Pool B Property or by each lender with respect to the Pool B Properties specified on such schedule, as the case may be.

         I. MANAGEMENT AGREEMENTS; OWNER AND LENDER ESTOPPEL CERTIFICATES. The Company shall have delivered to the Agent (i) executed or conformed, certified copies of each of the Management Agreements and all amendments thereto entered into on or before the Funding Availability Date, as listed on
Schedule 4.1I annexed hereto, which Management Agreements shall be reasonably satisfactory in form and substance to the Agent; the Management





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Agreements, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Management Agreements to be performed or complied with on or before the Funding Availability Date; (ii) original counterparts of estoppel certificates and consent agreements with respect to each Management Agreement specified on Schedule 4.1I having ranking 1, 2 or 3, satisfactory in form and substance to the Agent, and duly executed by each owner of the related Managed Property or by each lender with respect to the Managed Properties specified on such schedule, as the case may be; (iii) an Officers' Certificate of the Company (a) listing each operating deficit guaranty and each contract with any owner of a Property regarding the provision of FF&E at a fixed cost to which any Loan Party is a party on the Funding Availability Date and (b) attaching copies (certified as true, correct and complete) of each such guaranty and contract.

         J. SERVICING AGREEMENTS. On or before the Funding Availability Date, the Company shall have delivered to the Agent executed or conformed, certified copies of the Property Servicing Agreement with respect to each Property and, if a Liquor License exists with respect to such Property, the Liquor Operation Service Agreement with respect to such Property, in each case with all amendments thereto entered into on or before the Funding Availability Date, as listed on Schedule 4.1J annexed hereto, which Servicing Agreements shall be satisfactory in form and substance to the Agent, in its sole discretion; the Servicing Agreements, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Servicing Agreements to be performed or complied with on or before the Funding Availability Date.

         K. FRANCHISE AGREEMENTS. The Company shall have delivered to the Agent executed or conformed, certified copies of each of the Franchise Agreements and all amendments thereto entered into on or before the Funding Availability Date, as listed on Schedule 4.1K annexed hereto, which Franchise Agreements shall be satisfactory in form and substance to the Agent; the Franchise Agreements, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Franchise Agreements to be performed or complied with on or before the Funding Availability Date.

         L. MATERIAL LEASES; TENANT ESTOPPEL CERTIFICATES. The Company shall have delivered to the Agent (i) executed or conformed, certified copies of each Material Lease with respect to each Property and all amendments thereto entered into on or before the Funding Availability Date, as listed on Schedule 4.1L annexed hereto, which Material Leases shall be reasonably satisfactory in form and substance to the Agent; the Material Leases, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Material Leases to be performed or complied with on or before the Funding





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Availability Date; and (ii) original counterparts of estoppel certificates with respect to each of the Material Leases specified on Schedule 4.1L, reasonably satisfactory in form and substance to the Agent, duly executed and delivered by each Tenant party to such Material Lease.

         M. ENVIRONMENTAL AUDITS. The Company shall have delivered to the Agent evidence satisfactory to the Agent, in its sole discretion, that (i) there are no material pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Hazardous Materials at, in, on, from, around or under any of the Pool A Properties and Pool B Properties; (ii) each such Property is in compliance in all material respects with all applicable Environmental Laws with respect to such Property; and (iii) no Hazardous Materials exist at, in, on, from, around or under any such Property, except in compliance in all material respects with applicable Environmental Laws and all other Hazardous Materials have been removed from each Property to the extent required by Applicable Law. Such evidence shall include (a) a comprehensive environmental audit (which shall include a Phase I environmental audit and, if necessary or desirable in the Agent's opinion, a Phase II environmental audit), satisfactory in form and substance to the Agent, conducted and certified by an Approved Environmental Consultant (the Company shall certify as of the Funding Availability Date that, as to any environmental audit delivered by the Company prior to the Funding Availability Date, to the Company's knowledge, the information contained in such audit remains true, correct and complete), (b) a reliance letter from such Approved Environmental Consultant with respect to each such environmental audit addressed to the Agent and Lenders, which reliance letter shall be satisfactory in form and substance to the Agent, (c) certification that all required approvals from all Governmental Authorities having jurisdiction with respect to the environmental condition of the Pool A Properties and the Pool B Properties, if any, have been obtained, and (d) such other environmental reports, inspections and investigations as the Agent shall in its sole discretion require, prepared, in each instance, by an Approved Environmental Consultant, which approvals, reports, inspections and investigations shall be satisfactory in form and substance to the Agent, in its sole discretion. On or before the Funding Availability Date, the Company shall have delivered to the Agent evidence satisfactory to the Agent, in its sole discretion, that the Company has complied (or has made arrangements to comply) with the recommendations and suggestions of all environmental consultant(s) referred to above.

         N. ENGINEERING REPORTS. The Company shall have delivered to the Agent (i) a written Engineering Report with respect to each Property dated not more than 45 days prior to the Funding Availability Date and prepared by an Engineer acceptable to the Agent, which Engineering Report shall contain repair recommendations for the first five years, and shall in all other respects be satisfactory in form and substance to the Agent; and (ii) a reliance letter from such Engineer with respect to each such Engineering Report addressed to the Agent and Lenders, which letter shall be in form and substance reasonably satisfactory to the Agent.

         O. APPRAISALS. The Agent shall have received (i) an Appraisal of each Pool A Property dated not more than 60 days prior to the Funding Availability Date and prepared by an Appraiser designated by the Agent, which Appraisal shall be satisfactory in form and substance to the Agent; and (ii) copies of all appraisals, market studies, and similar information with respect to each of the Pool A Properties and Pool B Properties in the possession or under control of the Company or any of its Subsidiaries.





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         P.      OPINIONS OF THE COMPANY'S COUNSEL; AUDITOR'S LETTER. On the
Funding Availability Date the Company shall have delivered to the Agent, its counsel and the Lenders (i) executed copies of each of the favorable written opinions of Locke Purnell Rain Harrell (A Professional Corporation), counsel for the Company, substantially in the form of Exhibit XV annexed hereto, with such changes as the Agent may approve and dated the Funding Availability Date;
(ii) executed copies of a letter addressed to Coopers & Lybrand, independent accountants for the Company, as to such matters as the Agent and its counsel may reasonably request, satisfactory in form and substance to the Agent; (iii) executed copies of a reliance letter from Locke Purnell Rain Harrell (A Professional Corporation), counsel to Company, and each other counsel to the Company delivering an opinion in connection with the issuance of the Common Stock in the Equity Offering, in each case addressed to the Agent and Lenders and satisfactory in form and substance to the Agent and stating that the Agent and Lenders may rely on such opinions as if they were original addressees thereof, and in each case attaching an executed original thereof; (iv) executed copies of a reliance letter from Locke Purnell Rain Harrell (A Professional Corporation), counsel to the Company, and each other counsel to the Company delivering an opinion in connection with the Debt Offering, in each case addressed to the Agent and Lenders and satisfactory in form and substance to the Agent stating that the Agent and Lenders may rely on such opinions as if they were original addressees thereof, and in each case attaching an executed original thereof; and (v) evidence satisfactory to the Agent that the Company has requested such counsel and auditor to deliver such opinions and letter to the Agent and its counsel and the Lenders.

         Q. OPINION OF AGENT'S COUNSEL. The Lenders shall have received executed copies of the favorable written opinion of O'Melveny & Myers, counsel to the Agent, dated as of the Funding Availability Date.

         R. APPROVED CAPITAL POLICY. The Company shall have delivered to the Agent a copy of the Company's stated policy for the capitalization of expenditures on the financial statements of the Company and its Subsidiaries, which stated policy shall be reasonably acceptable to the Agent.

         S. FORMATION DOCUMENTS; FORMATION; PAYMENT OF CERTAIN INDEBTEDNESS. The Company shall have delivered to the Agent (i) an executed or conformed, certified copy of each of the Formation Documents entered into on or prior to the Formation Date, which documents shall be satisfactory in form and substance to the Agent; such documents, as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material obligation or covenant or satisfy any material condition required thereunder to be performed or complied with on or before the Funding Availability Date; (ii) a copy of each agreement, legal opinion, accountant's letter, certificate and each other document or instrument delivered in connection with the formation of the Company and the Formation;
(iii) an Officers' Certificate of the Company certifying that, as of the Funding Availability Date, each transaction constituting the Formation has been duly authorized by all necessary action of the Loan Parties, the applicable current and former Subsidiaries of the Loan Parties and all other Persons and has been consummated in accordance with, and is enforceable pursuant to, all Applicable Laws;





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(iv) evidence satisfactory to the Agent that the proceeds of the Public
Offerings have been applied to refinance all outstanding Indebtedness secured by the Pool A Properties or ownership interests therein as set forth on
Schedule 4.1S annexed hereto and, upon such refinancing, any commitments to lend in connection with such Indebtedness shall terminate or shall have terminated; and (v) the Company shall have caused the holders of such Indebtedness to deliver properly executed termination statements under the Uniform Commercial Code and any and all releases of mortgages and subordination agreements benefitting such Persons. On or before the Funding Availability Date, each of the transactions constituting the Formation shall have been consummated in accordance with all Applicable Laws.

         T. ISIS 2000 AGREEMENTS; CWS AGREEMENTS; WYNRIGHT AGREEMENTS; GREYSTAR AGREEMENTS. The Company shall have delivered to the Agent a certified copy of the Computerized Reservations Services Agreement dated as of May 24, 1996 between the Company and ISIS 2000, with all amendments thereto entered into on or before the Funding Availability Date, which, agreements and amendments shall be satisfactory in form and substance to the Agent, in its sole discretion; such agreement as so amended, shall be in full force and effect and no term or condition thereof shall have been further amended or modified, or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by such agreement to be performed or complied with on or before the Funding Availability Date.

         U. EQUITY OFFERING; GE OPTION. The Company shall have delivered to the Agent (i) evidence satisfactory to the Agent that the Equity Offering shall have been consummated pursuant to the Equity Offering Documents; (ii) executed or conformed, certified copies of each of the Equity Offering Documents and all satisfactory in form and substance to the Agent, which documents shall be in full force and effect; (iii) evidence satisfactory to the Agent that the exercise of the GE Option, and the issuance of shares of Common Stock pursuant thereto, shall have been consummated pursuant to the GE Option;
(iv) evidence satisfactory to the Agent that, after giving effect to the Formation, the Public Offerings and the issuance, sale and delivery of shares of Common Stock pursuant to the GE Option, the Market Equity Capitalization of the Company is not less than $250,000,000; and (v) evidence satisfactory to the Agent that, after giving effect to the Formation, the Equity Offering and the issuance, sale and delivery of shares of Common Stock pursuant to the GE Option, Bedrock, the Crow Interests and the Senior Executives beneficially and of record own not less than the numbers of shares of Common Stock set forth on
Schedule 4.1U annexed hereto, which shall not be less than 11.4%, 47.2% and 13.3%, respectively, of the equity Securities of the Company then outstanding and shall not include any equity Securities of the Company beneficially or of record owned by WEL; provided, however, that shares of Common Stock may be pledged by the Senior Executives to the Company to secure the payment of the DAB Notes, as more particularly indicated on Schedule 4.1U annexed hereto.
All other matters with respect to the Equity Offering and the exercise of the GE Option shall be satisfactory to the Agent.

         V.      DEBT OFFERING. The Company shall have delivered to the Agent
(i) evidence satisfactory to the Agent that the Debt Offering shall have been consummated pursuant to the Debt Offering Documents; (ii) the Agent and Lenders shall have received executed or conformed, certified copies of each of the Debt Offering Documents, all satisfactory in form and





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substance to the Agent, which documents shall be in full force and effect; and
(iii) evidence satisfactory to the Agent that the Company shall have issued not less than $100,000,000 in aggregate principal amount of Senior Notes pursuant to the Indenture. No Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Debt Offering Documents to be performed or complied with on or before the Funding Availability Date. All other matters with respect to the Debt Offering shall be satisfactory to the Agent.

         W. NO ADVERSE LITIGATION. There shall not be pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that has not been disclosed by the Company in writing pursuant to subsection 4.5 prior to the execution of this Agreement and that is reasonably likely to have a Material Adverse Effect, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of the Agent, is reasonably likely to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of the Loans hereunder.

         X. ORIGINAL ACQUISITION DOCUMENTS. The Company shall have delivered to the Agent executed certified copies of each of the Original Acquisition Agreements and all amendments thereto in effect on the Funding Availability Date.

         Y. PAYMENT OF FEES AND EXPENSES. The Company shall have paid to the Agent, for distribution (as appropriate) to the Lenders and the Agent, the fees payable pursuant to subsection 2.3 and the expenses payable pursuant to subsection 9.2.

         Z. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto and the Formation not previously found acceptable by the Agent and its counsel shall be reasonably satisfactory in form and substance to the Agent and such counsel, and the Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Agent may reasonably request.

         AA.     OTHER DOCUMENTS. Each Loan Party shall have delivered to the
Agent such other information and documents as the Agent may reasonably request.

4.2      CONDITIONS TO ALL LOANS.

         The obligations of the Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:





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         A.      NOTICE OF BORROWING. The Agent shall have received before that
Funding Date, in accordance with the provisions of subsection 2.1B, (i) an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of the Company or by any executive officer of the Company designated by any of the above-described officers on behalf of the Company in a writing delivered to the Agent and (ii) if any of the proceeds of such Loan are to be applied to the Restoration or Renovation of any Property, waivers of lien satisfactory to the Agent covering that part of the Renovation or Restoration for which payment or reimbursement is being requested and by a search prepared by the Title Company satisfactory to the Agent establishing that there has not been filed with respect to such Property any mechanics' or other lien or instrument for the retention of title in respect of any part of the Renovation or Restoration not discharged of record or bonded to the reasonable satisfaction of the Agent and evidencing the continued priority of the Mortgage and Assignment of Rents and Leases on such Property.

         B.      OTHER CONDITIONS PRECEDENT. As of that Funding Date:

                 (i) the representations and warranties of the Loan Parties as contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

                 (ii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default, including a breach or violation of
         Section 4.3 of the Indenture with respect to the consummation of such borrowing;

                 (iii) each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

                 (iv) no order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                 (v) the making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

                 (vi) there shall not be pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company of its Subsidiaries that has not been disclosed by the Company in writing pursuant to subsection 5.5 or 6.1(xvi) prior to the making of such Loans and that would be reasonably likely to have a Material Adverse Effect, and there shall have





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         occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of the Agent, would be reasonably likely to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder;

                 (vii) after giving effect to the proposed borrowing, the Borrowing Base shall not be less than the Total Utilization of Revolving Commitments and the Company shall have delivered to the Agent the Borrowing Base Certificate for the most recent calendar month as required pursuant to subsection 6.1(ii); and

                 (viii) since December 31, 1995, no condition or event shall have occurred that has had or could reasonably be expected, either individually or in the aggregate, (i) to have a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) to impair the ability of the Company and its Subsidiaries, taken as a whole, to perform, or of the Agent or the Lenders to enforce, monetary Obligations or materially impair the ability of any Loan Party to perform, or of the Agent or the Lenders to enforce, non-monetary Obligations, including the obligations of any Loan Party to perform, or of the Agent or the Lenders to enforce, any Security Document.

4.3      CONDITIONS TO LETTERS OF CREDIT.

                 The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

         A. INITIAL LOANS. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the conditions set forth in subsection 4.1 for the making of the initial Loans shall have been satisfied.

         B. NOTICE OF ISSUANCE OF LETTER OF CREDIT. On or before the date of issuance of such Letter of Credit, Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

         C. OTHER CONDITIONS PRECEDENT. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if





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the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


                                   SECTION 5
                    COMPANY'S REPRESENTATIONS AND WARRANTIES

         In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, the Company represents and warrants to the Agent and the Lenders that the following statements in this Section 5 are true, correct and complete on the Effective Date, on the Funding Availability Date, on each Funding Date and on the date of issuance of each Letter of Credit.

5.1      ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
         SUBSIDIARIES.

         A. ORGANIZATION AND POWERS. Each Loan Party and each of its Subsidiaries (other than any Partnership Subsidiary) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth on Schedule 5.1A annexed hereto). Each such Loan Party and each such Subsidiary has the requisite corporate power and authority to own and operate its properties (including the Properties identified as being owned or leased by such Loan Party or such Subsidiary on Schedule 5.4A1, Schedule 5.4A2 and Schedule 5.4A3 annexed hereto), to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Documents to which it is a party, to carry out the transactions contemplated thereby and, in the case of the Company, to issue and pay the Notes and the Senior Notes pursuant to the Senior Note Documents. Each Partnership Subsidiary is a limited partnership duly formed and validly existing under the laws of its jurisdiction of organization (which jurisdiction is set forth on Schedule 5.1A) and each Partnership Subsidiary has all requisite partnership power and authority to own and operate its properties (including the Properties identified on Schedule 5.4A1, Schedule 5.4A2 and Schedule 5.4A3 as being owned or leased by such Partnership Subsidiary), to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and Related Document to which it is a party and to carry out the transactions contemplated thereby. The books and records of each Loan Party and each of its Subsidiaries reflect the properties and assets purported to be owned by such Loan Party or Subsidiary, as applicable.

         B. QUALIFICATION AND GOOD STANDING. Each Loan Party and each of its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The jurisdictions in which each Loan Party and each of its Subsidiaries owns property or otherwise conducts business as of the Funding Availability Date are set forth on Schedule 5.1B annexed hereto.





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         C.      CONDUCT OF BUSINESS. The Company and each of its Subsidiaries are engaged only in the businesses permitted to be engaged in by them pursuant to subsection 7.14.

         D. SUBSIDIARIES. The capital stock of each of the Subsidiaries (other than any Partnership Subsidiary) is duly authorized, validly issued and fully paid and nonassessable. All of the Subsidiaries of each Loan Party are identified on Schedule 5.1A annexed hereto, as Schedule 5.1A may be supplemented from time to time pursuant to subsection 7.7(iii). The capital stock of each Person identified on Schedule 5.1A (as so supplemented) is not Margin Stock. Schedule 5.1A correctly sets forth the ownership interests in each Loan Party (other than the Company) and each of its Subsidiaries, as
Schedule 5.1A may be supplemented from time to time pursuant to the provisions of subsection 7.7(iii). Each Subsidiary of the Company is a Wholly Owned Subsidiary.

         E. ACQUISITIONS. Each Pool B Subsidiary or Pool C Subsidiary, as the case may be, shall have the corporate power to consummate each Acquisition to be consummated by it upon the consummation thereof, on the terms set forth in any applicable Acquisition Agreement or other operative agreement. Upon the consummation of any Acquisition, such Acquisition shall have been duly authorized by all necessary action of such Pool B Subsidiary or Pool C Subsidiary, as the case may be.

         F. FORMATION. Schedule 5.1F annexed hereto specifies (i) each of the transactions constituting the Formation, (ii) each of the parties to each such transaction, (iii) each registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person that is required or proposed to be made, taken or obtained, as the case may be, in connection therewith the absence of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iv) the respective dates on which such transactions are proposed to be effected and such filings, registrations, consents, approvals, notices and other actions are proposed to be made, taken or obtained, as the case may be, in connection therewith. Each of the transactions constituting the Formation has been duly authorized by all necessary corporate or partnership action of the Company and the applicable current and former Subsidiaries of the Loan Parties and other Persons. As of the Funding Availability Date, each of the transactions constituting the Formation shall have been consummated in accordance with, and shall be effective under, all Applicable Laws.

         G. PUBLIC OFFERINGS; GE OPTION. Each of the transactions constituting the issuance, sale and delivery of up to 4,197,500 shares of Common Stock in the Equity Offering pursuant to the Equity Offering Documents, the issuance, sale and delivery of the Senior Notes in the Debt Offering pursuant to the Debt Offering Documents and the payment thereof pursuant to the terms thereof and of the Indenture and the issuance, sale and delivery of approximately 504,032 shares of Common Stock pursuant to the GE Option has been duly authorized by all necessary action of the Company. As of the Funding Availability Date, each of such transactions shall have been consummated in accordance with, and shall be effective under, all Applicable Laws.





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5.2      AUTHORIZATION OF BORROWING, ETC.

         A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of this Agreement and the other Loan Documents and the Related Documents to which each Loan Party is a party and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate or partnership action on the part of each Loan Party, as the case may be.

         B. NO CONFLICT. The execution, delivery and performance by each Loan Party of each Loan Document and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, the consummation of the transactions constituting the Formation, the issuance, sale and delivery by the Company of 15,316,767 shares of Common Stock in the Formation pursuant to the Formation Documents, the issuance, sale and delivery by the Company of up to 4,197,500 shares of Common Stock in the Equity Offering pursuant to the Equity Offering Documents, the issuance, sale and delivery by the Company of the Senior Notes in the Debt Offering pursuant to the Debt Offering Documents and the payment thereof pursuant to the terms thereof and of the Indenture, the issuance, sale and delivery of up to 504,032 shares of Common Stock pursuant to the GE Option and the consummation of each Acquisition and the other transactions contemplated by this Agreement, the other Loan Documents and the Related Documents do not and will not (i) violate any provision of law applicable to any Loan Party or any of its Subsidiaries, the Certificate of Incorporation or Bylaws or partnership agreement of any Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Loan Party, which default, individually or in the aggregate, could have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than Liens securing the Obligations), or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of any Loan Party the absence of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than approvals or consents which will be or have been obtained on or before the Funding Availability Date (or, in the case of an Acquisition, on or before the date such Acquisition is consummated) and disclosed in writing to the Agent and the Lenders.

         C. GOVERNMENTAL CONSENTS. Except as set forth on Schedules 5.1F and 5.2C annexed hereto, the execution, delivery and performance by each Loan Party of each Loan Document and each Related Document to which it is a party, the consummation of each of the transactions constituting the Formation, the issuance, sale and delivery by the Company of 15,316,767 shares of Common Stock in the Formation pursuant to the Formation Documents, the issuance, sale and delivery by the Company of up to 4,197,500 shares of Common Stock in the Equity Offering pursuant to the Equity Offering Documents, the issuance, sale and delivery by the Company of the Senior Notes in the Debt Offering pursuant to the Debt Offering Documents and the payment thereof in accordance with the terms thereof and of the Indenture, the issuance, sale and delivery by the Company of up to 504,032 shares of Common Stock pursuant to the GE Option and the consummation of each Acquisition and the other transactions contemplated by this Agreement, the other Loan Documents and the Related Documents do not





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and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) such of the foregoing which will have been made or obtained on or before the Funding Availability Date (or, in the case of any Related Document relating to an Acquisition, on or before the date of the closing of such Acquisition), (ii) such of the foregoing which, if not made or obtained, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) the recordings and filings required to perfect the Liens granted pursuant to the Security Documents. As of the Funding Availability Date, all consents or approvals from or notices to or filings with any federal, state, or other (domestic or foreign) regulatory authorities required to be obtained on or before such date in connection with the documents or transactions described or referred to in the preceding sentence will have been accomplished in all material respects in compliance in all material respects with all Applicable Laws except for those referred to in clause (ii) above. None of the transactions constituting the Formation, the issuance, sale and delivery of such shares of Common Stock in the Formation pursuant to the Formation Documents, the issuance, sale and delivery of such shares of Common Stock in the Equity Offering pursuant to the Equity Offering Documents, the issuance, sale and delivery of the Senior Notes in the Debt Offering pursuant to the Debt Offering Documents, the issuance, sale and delivery of such shares of Common Stock pursuant to the GE Option or the consummation of the other transactions contemplated by this Agreement, the other Loan Documents and the Related Documents violates any Applicable Law or regulation in any respect, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         D. BINDING OBLIGATION. This Agreement is, and the other Loan Documents when executed and delivered hereunder will be, the legally valid and binding obligations of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and subject to other qualifications, exceptions and assumptions such as are set forth in the various legal opinions delivered to the Agent in connection with such documents or other documents.

         E. VALID ISSUANCE OF COMMON STOCK. All the issued and outstanding Common Stock is duly and validly issued, fully paid and nonassessable. No other Securities of the Company are issued and outstanding, and no Person has any rights to acquire Securities of the Company other than shares of Common Stock pursuant to the Formation, the Equity Offering, the GE Option, the 1996 Long-Term Incentive Plan and the Non-Employee Directors Retainer Stock Plan, as the case may be, and the Senior Notes pursuant to the Debt Offering. The issuance and sale of such shares of Common Stock or Senior Notes, as the case may be, upon issuance and sale, will either (i) have been registered under applicable federal and qualified under state securities laws or (ii) be exempt therefrom.

         F. NEW YORK STOCK EXCHANGE LISTING; NASDAQ/NMS. All outstanding shares of each class of Capital Stock of the Company shall at all times be duly listed on the New York Stock Exchange, Inc. or on NASDAQ/NMS. The Company shall timely file all reports required





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to be filed by it with the New York Stock Exchange, Inc. or by the National
Association of Securities Dealers, Inc., as the case may be, and the Securities and Exchange Commission.

         G. RELATED DOCUMENTS; REPRESENTATIONS AND WARRANTIES IN OTHER LOAN DOCUMENTS. Each Related Document to which any Loan Party or any of its Subsidiaries is a party is in full force and effect and no term or condition thereof has been amended or modified in any material respect except as in accordance with this Agreement. Each Related Document is the legally valid and binding obligation of such parties, enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and subject to other qualifications, exceptions and assumptions such as are set forth in the various legal opinions delivered to Agent in connection with such documents or other documents, except to the extent that the lack of enforceability could not reasonably be expected, with or individually or in the aggregate, to result in a Material Adverse Effect. Each Loan Party has delivered to the Agent complete and correct copies of all Related Documents to which such Loan Party or any of its Subsidiaries is a party (including in each case all exhibits and schedules thereto), as amended, modified or waived to date, and of all material notices or other material writings delivered to or by such Loan Party or such Subsidiary in connection therewith.

5.3      FINANCIAL CONDITION; CONTINGENT OBLIGATIONS.

         A. FINANCIAL CONDITION. The Company has heretofore delivered to the Agent, at the Agent's request, the following financial statements and information: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such calendar year, (ii) the unaudited statements of Property Gross Revenues and Operating Expenses for each of the Pool A Properties and the Pool B Properties for the calendar year ended December 31, 1993, December 31, 1994 and December 31, 1995, respectively, and (iii) the financial statements of the Company and its Subsidiaries required to be delivered to the Agent pursuant to subsections 6.1(i), (ii), (iii), (v), (vi) and (vii). The statements referred to in clause (i) of the preceding sentence were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as at the date thereof and the results of operations of the Company and its Subsidiaries for the period then ended, subject to changes resulting from audit and normal year end adjustments. The Company and its Subsidiaries do not (and will not following the initial extension of credit hereunder) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements, the notes thereto or Schedule 5.3C annexed hereto or permitted pursuant to subsection 7.4 and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries.

         B. CONTINGENT OBLIGATIONS. After giving effect to the Formation, the Loan Parties and their respective Subsidiaries will not be directly or indirectly liable with respect to any Contingent Obligations other than as set forth on Schedule 5.3C annexed hereto or, with respect





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to such Contingent Obligations, in amounts greater than the respective maximum estimated amounts specified thereon. Schedule 5.3C sets forth all Investments made by the Loan Parties and their respective Subsidiaries and all Guaranties with respect to which the Loan Parties and their respective Subsidiaries are liable as of the Funding Availability Date, including all such Investments and Guaranties that would be subject to subsections 7.3 and 7.4 if the same were made or incurred on or after the Effective Date.

5.4      PROPERTIES; DAB NOTES AND AFFILIATE NOTES; AGREEMENTS; LICENSES.

         A. TITLE TO PROPERTIES; LIENS. Each of Schedule 5.4Al, Schedule 5.4A2 and Schedule 5.4A3 correctly sets forth the interest of each Loan Party and each of its Subsidiaries in each of the Pool A Properties, Pool B Properties and Pool C Properties, respectively, in each case after giving effect to the Formation. There are no outstanding options, rights of first refusal, rights of first offer or similar rights to purchase or otherwise acquire such fee interest or leasehold interest, as the case may be, in any such Property, other than options and rights owned by Loan Party or Subsidiary thereof, as applicable. After giving effect to the Formation, such Loan Party or Subsidiary thereof, as applicable, will have good and marketable fee simple title to, or a valid leasehold interest in, the Properties and good title to the remainder of the Collateral purported to be owned by it, free and clear of all Liens, in each case except Permitted Encumbrances and Liens permitted pursuant to subsection 7.2A. All material fixtures, furnishings, attachments and equipment necessary for the operation, use and occupancy of each such Property have been installed or incorporated into such Property and, after giving effect to the Formation, each Loan Party or Subsidiary thereof, as applicable, will be the sole owner of all of the same, free and clear of all chattel mortgages, conditional vendor's liens and other liens, and security interests other than (i) Permitted Encumbrances and Liens permitted pursuant to subsection 7.2A, and (ii) in respect of each Pool C Property, Liens securing any related Pool C Indebtedness. Except as heretofore disclosed in writing by the Company to the Agent, no tax liens have been filed against the Company or any of its Subsidiaries and/or any of their respective properties, including any Property, other than Liens for non-delinquent real property taxes.

         B. DAB NOTES AND AFFILIATE NOTES. After giving effect to the Formation, the Company will be a purchaser of each of the DAB Notes and the Affiliate Notes for value and good faith and without notice of any adverse claim, and the Company will be the sole owner of all the DAB Notes and the Affiliate Notes free of any adverse claim or restriction on transfer imposed by any obligor with respect to any of the DAB Notes and the Affiliate Notes.
Schedule 5.4B sets forth a true and complete list of each of the DAB Notes and Affiliate Notes that will be outstanding on the Funding Availability Date.

         C. POOL A GROUND LEASES. Each of the Pool A Ground Leases and all amendments thereto that have been or will be entered into on or prior to the Funding Availability Date are listed on Schedule 4.1G annexed hereto. After giving effect to the Formation, the Pool A Ground Leases, as so amended, will be in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Pool A Ground Leases to be





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performed or complied with on or before the Funding Availability Date except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         D. POOL B DOCUMENTS. Each of the Pool B Documents and all amendments thereto that have been or will be entered into on or prior to the Funding Availability Date are listed on Schedule 4.1H annexed hereto. After giving effect to the Formation, such documents, as so amended, will be in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement, and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required thereunder to be performed or complied with on or before the Funding Availability Date except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         E. MANAGEMENT AGREEMENTS. Each of the Management Agreements and all amendments thereto that have been or will be entered into on or before the Funding Availability Date are listed on Schedule 4.1I annexed hereto. After giving effect to the Formation, the Management Agreements, as so amended, will be in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Management Agreements to be performed or complied with on or before the Funding Availability Date except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No party to a Management Agreement is in default on the Funding Availability Date in its obligations to pay Management Fees in accordance with the provisions of such Management Agreement.

         F. SERVICING AGREEMENTS. The Property Servicing Agreement with respect to each Property and, if a Liquor License exists with respect to such Property, the Liquor Operation Service Agreement with respect to such Property, in each case with all amendments thereto that have been or will be entered into on or before the Funding Availability Date, are listed on Schedule 4.1J annexed hereto. After giving effect to the Formation, the Servicing Agreements, as so amended, will be in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Servicing Agreements to be performed or complied with on or before the Funding Availability Date except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         G. FRANCHISE AGREEMENTS. Each of the Franchise Agreements and all amendments thereto entered into on or before the Funding Availability Date are listed on Schedule 4.1K annexed hereto. After giving effect to the Formation, the Franchise Agreements, as so amended, will be in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this





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Agreement; provided, however, that the Company and its Subsidiaries may continue to extend and renew on existing terms any such Franchise Agreement on a month-to-month basis and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Franchise Agreements to be performed or complied with on or before the Funding Availability Date except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         H. MATERIAL LEASES. Each Material Lease with respect to each Property and all amendments thereto that have been or shall be entered into on or before the Funding Availability Date are listed on Schedule 4.lL annexed hereto. After giving effect to the Formation, the Material Leases, as so amended, shall be in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Material Leases to be performed or complied with on or before the Funding Availability Date except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         I. LIQUOR LICENSES. Each Liquor License issued in connection with each Property is set forth on Schedule 5.4I annexed hereto, each such Liquor License is validly issued and in full force and effect and the holder of each such Liquor License is a party to the Omnibus Management and Liquor License Agreement. The holder of each Liquor License has the legal right to utilize each such Liquor License in connection with the operation of any restaurant, bar or other alcoholic beverage service located at the applicable Property. All cash and other revenues and receipts from the operation of any owner of a Liquor License of an alcoholic beverage service at any Property are collected either by the licensee thereof or Management Corp. and are then deposited directly into Deposit Accounts subject to the Cash Management System.

5.5      LITIGATION; ADVERSE FACTS.

         Except as set forth in Schedule 5.5 annexed hereto, as amended or supplemented from time to time with the consent of the Agent, there is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, or to the knowledge of the Company, changes to Applicable Law, pending or, to the knowledge of the Company, threatened against or affecting any Loan Party or any of its Subsidiaries, any Property or any other property of the Company or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any of its Subsidiaries is (i) in violation of any Applicable Law that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) subject to or in default with respect to any Applicable Law that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there are no pending or threatened actions, suits or proceedings to revoke, attack, invalidate, rescind or modify the zoning affecting





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any Property or any Authorizations heretofore issued with respect to any
Property or asserting that such Authorizations or the zoning affecting any Property or any other property of any Loan Party or any of its Subsidiaries do not permit the continued use of such Property or property as contemplated by the Loan Documents. Except as set forth on Schedule 5.5, to the knowledge of the Company, no Person has asserted any claimed violation of Applicable Laws arising from the operation, use or occupancy of the Properties which has not been cured which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6      TAXES.

         A.      PAYMENT OF TAXES. Except to the extent permitted by subsection
6.4 and as set forth on the financial statements delivered pursuant to subsections 4.1C and 5.3, all federal, state and material local Tax returns and reports relating to any Loan Party or any of its Subsidiaries or the Properties required to be filed have been timely filed, and all Taxes, Impositions, assessments, fees and other governmental charges upon any Loan Party or any of its Subsidiaries or upon the Properties which are due and payable have been paid prior to delinquency. The Company does not know of any proposed Tax assessment against any Loan Party or any of its Subsidiaries or the Properties that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries (i) has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes, assessments, fees or other governmental charges or (ii) has any obligation under any written Tax sharing agreement or agreement regarding payments in lieu of Taxes.

         B. CHARACTERIZATION OF FORMATION FOR FEDERAL INCOME TAX PURPOSES. The transactions contemplated by the Formation Agreement, the Hampstead Exchange Agreement and the Rose Hall Transfer Agreement collectively qualify as a contribution of property for shares under Section 351 of the Internal Revenue Code. Each Loan Party and each of its Subsidiaries shall report the transactions contemplated by the Formation Agreement, the Hampstead Exchange Agreement and the Rose Hall Transfer Agreement consistently with the provisions of such section and the Treasury Regulations promulgated thereunder. There is no plan or intention of the Company to issue additional shares of Common Stock or shares of a stock of a different class of Capital Stock of the Company, such that the parties receiving shares of Common Stock pursuant to the Formation Agreement or the Hampstead Exchange Agreement or the Equity Offering would no longer satisfy the control requirement of Sections 351(a) and 368(c) of the Internal Revenue Code.

         C. TAX CLASSIFICATION OF PREDECESSOR ENTITIES. With respect to each Existing Entity (as defined in the Formation Agreement) that is a partnership, for the period of its existence, such entity was properly classified as a partnership for federal income tax purposes, or, if it was not, the lack of such classification could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Existing Entity that has elected to be treated as an S corporation for federal income tax purposes, such corporation made a valid S corporation election under Section 1362 of the Internal Revenue Code and at all times





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during the period of its existence satisfied the eligibility criteria under the
Internal Revenue Code for such treatment. Each of the Existing Entities paid all income taxes to which it was subject, except where the failure to so pay would not have a Material Adverse Effect.

5.7      PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

         No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Contractual Obligation, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 5.7, no Loan Party nor any of its Subsidiaries is a party to or otherwise subject to any agreement or instrument (other than the Loan Documents and the HPT Agreements), any charge or other internal restriction or any Contractual Obligation which by its terms or effect (i) prohibits or restricts such Loan Party or Subsidiary from acquiring, loaning or disposing of any Property or other asset, or any interest therein, or acquiring or entering into, or providing any services under any Management Agreement or other management agreement or (ii) otherwise restricts the conduct by such Loan Party or any of its Subsidiaries of any business, except in each case where the consequences, direct or indirect, of any violation thereof could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument, any charter or other internal restriction or any Contractual Obligation which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8      GOVERNMENTAL REGULATION; SECURITIES ACTIVITIES.

         No Loan Party nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which could limit its ability to incur Indebtedness or which could otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor Any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.9      EMPLOYEE BENEFIT PLANS.

         A. ERISA. Each Loan Party, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects their respective obligations under each Employee Benefit Plan. The sponsor of each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the Internal Revenue Service concluding that such Employee Benefit Plan is so qualified, or has timely filed (or will timely file) an application for a determination





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letter with the IRS for such employee benefit plan and has not received an unfavorable determination, and to the knowledge of each Loan Party, each of its Subsidiaries and each of their respective ERISA Affiliates, no event has occurred, amendment been adopted or action been taken that would cause such Employee Benefit Plan to lose its qualified status.

         B. ERISA EVENT. No ERISA Event has had or which could reasonably be expected to result in liability in excess of $100,000 has occurred or is reasonably expected to occur.

         C. HEALTH AND WELFARE BENEFITS. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates.

         D. UNFUNDED BENEFIT LIABILITIES. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

         E. POTENTIAL WITHDRAWAL LIABILITY. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Loan Parties, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,000,000.

5.10     CERTAIN FEES.

         No broker's or finder's fee or commission will be payable by any Loan Party or any of its Subsidiaries with respect to this Agreement or the offer, issue and sale of the Common Stock and the Senior Notes pursuant to the Public Offerings or any of the transactions contemplated hereby or thereby (other than the fees payable pursuant to this Agreement and the underwriters' discounts with respect to the Public Offerings), and the Company hereby indemnities the Agent and the Lenders against, and agrees that it will hold the Agent and the Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees or commissions payable by the Company alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.11     SOLVENCY.

         As of the date of this Agreement, and after giving effect to the Formation and the consummation of the other transactions contemplated by this Agreement, the other Loan Documents and the Related Documents, as of the Funding Availability Date, with respect to each Loan Party and each of its Subsidiaries, (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of





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such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such person; (b) such Person's capital is (or will be, as the case may be), not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(ii) such Person is (or will be, as the case may be), "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of clause (i) of the preceding sentence, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.12     DISCLOSURE.

         No representation or warranty of any Loan Party contained in this Agreement, the other Loan Documents and the Related Documents to which it is a party or in any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated by the Loan Documents and the Related Documents (as from time to time superseded by subsequent materials furnished to the Agent) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact (known to such Loan Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made or will be made, as the case may be. The projections and pro forma financial information contained in such materials (as from time to time superseded by subsequent materials furnished to the Agent) are based or will be based upon good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. There is no fact known to the Company (other than matters of a general economic nature) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and that has not been disclosed in any of the Loan Documents and the Related Documents to which any Loan Party is a party as of the date hereof or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

5.13     LIENS ON THE COLLATERAL.

         A. GENERAL. The provisions of this Agreement and the Security Documents are effective to create and maintain, upon proper filing or recording or taking of possession, as applicable, in favor of the Agent on behalf of the Lenders valid and legally enforceable Liens on all of the Pool A Properties, all of the Pool B Properties and all of the remainder of the Collateral and, when all necessary and appropriate recordings and filings have been effected in all necessary and appropriate public offices, and payment is made of any applicable mortgage recording, intangible and/or similar taxes, this Agreement and the Security Documents will





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constitute perfected Liens on all of such Properties and all of the remainder of the Collateral prior and superior to all other Liens except Permitted Encumbrances and Liens permitted pursuant to subsection 7.2; provided, however, that the perfection against Persons other than the Company of such a Lien on the Rents in respect of such Properties may in certain jurisdictions require the Agent to have possession of such Rents and/or control of such Properties.

         B. MORTGAGES. Each Mortgage upon execution and delivery of such Mortgage by the applicable Loan Party will be a valid and enforceable first priority Lien on the Pool A Property or Pool B Property that such Mortgage purports to encumber, and such Mortgage, when such Mortgage is recorded in the real property records of the county in which such Property encumbered by such Mortgage is located and upon payment of any applicable mortgage recording, intangible and/or similar taxes, will be a perfected, valid and enforceable first priority Lien on such Property in favor of the Agent, which Property will then be free and clear of all Liens having priority over the first Lien of such Mortgage, except for Permitted Encumbrances (which shall include, in the case of each Pool B Property other than the Harbour Island Property, certain first priority Liens in favor of HPTWN more particularly described in Section 8.25 of the Mortgages affecting such Pool B Properties).

         C. ASSIGNMENTS OF RENTS AND LEASES. Each Assignment of Rents and Leases, upon execution and recordation of such Assignment of Rents and Leases in the real property records of the county in which the Pool A Property or Pool B Property affected by such Assignment of Rents and Leases is located and upon payment of any applicable recording or intangible taxes, will be, (i) as to each Pool A Property and the Harbour Island Property, a perfected, valid and enforceable first priority present assignment of or Lien on the Leases affecting such Property and of the Rents of and from such Property, and (ii) as to each Pool B Property (other than the Harbour Island Property), a perfected, valid and enforceable second priority present assignment of the Leases affecting such Property and of the Rents of and from such Property (subject and subordinate only to the first Lien of a certain Collateral Assignment of Leases, Contracts and Agreements dated as of May 3, 1996 in favor of HPTWN); which Properties will then otherwise be free and clear of all Liens having priority over the Assignment of Rents and Leases, except for Permitted Encumbrances. As of the Funding Availability Date, the Company represents that upon recordation of each Assignment of Rents and Leases the Agent has taken all actions necessary to obtain, and as of the Funding Availability Date the Agent has, a valid and perfected first priority (or, to the extent described in the immediately preceding sentence, second priority) assignment of or Lien on the Rents from the Pool A Properties and the Pool B Properties and of all security for the Leases affecting such Properties, including cash or securities deposited as security under such Leases subject to the prior right of the Tenants making such deposits; provided, however, that the perfection against Persons other than the Company of such a Lien on the Rents in respect of such Properties may in certain jurisdictions require the Agent to have possession of such Rents and/or control of such Properties.

         D. MECHANICS' LIENS. Except as being contested in accordance with the provisions of subsection 6.9, no rights of mechanics, contractors, subcontractors, materialmen or suppliers are outstanding that under law could give rise to any mechanics' liens affecting any Property. Except as being contested in accordance with the provisions of subsection 6.9, the cost of all completed work that has been performed at or about any Property has been paid in full, no work


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is currently being performed at or about any Property for which the Company or any of its Subsidiaries or such Property is or could under any circumstance become liable.

         E. FILINGS AND RECORDINGS. All filings (including all financing statements and all assignments of financing statements under the Uniform Commercial Code) have been delivered to the Agent for filing in each public office in which such filings and recordings are required or advisable to perfect the Liens on each of the Pool A Properties, the Pool B Properties and the other Collateral granted by the Loan Parties pursuant to the Security Documents and, except for the filing of continuation statements with respect to such financing statements as may be required or advisable to be filed at periodic intervals, no periodic refiling or periodic recording is presently required to protect and preserve such Liens and security interests.

5.14     ZONING; AUTHORIZATIONS.

         A. ZONING. Except as set forth on Schedule 5.14A annexed hereto, the use and operation by each Loan Party or any of its Subsidiaries, as applicable, of each Property as a commercial hotel with related uses, separate and apart from any other properties, constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Applicable Laws and all applicable Insurance Requirements, and does not violate any Authorizations or other material approvals, material restrictions of record or any material agreement affecting any Property (or any portion thereof) to which such Loan Party or such Subsidiary is a party or by which such Loan Party, such Subsidiary or such Property (or portion thereof) is bound, except where the consequences, direct or indirect, of any violation thereof has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.14A, neither the zoning nor any right of access to or use of any Property is to any extent dependent upon or related to any real property other than such Property.

         B. AUTHORIZATIONS. Except as set forth with respect to the temporary liquor licenses on Schedule I-A to the Omnibus Management and Liquor License Agreement, there have been issued in respect of each Property all Authorizations necessary to own, operate, use and occupy such Property in the manner operated by the Loan Parties and their respective Subsidiaries, and their respective predecessors in interest, as of the Effective Date and contemplated by the Loan Parties and their respective Subsidiaries to be operated on and after the Formation Date (including any required permits relating to Hazardous Materials), other than any such Authorizations which, if not obtained, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there have been issued in respect of each Property all Authorizations necessary or required to own, operate, use and occupy such Property in the manner currently operated by the Tenants under any Material Lease and contemplated to be operated by the Tenants on and after the Funding Availability Date (including any required permits relating to Hazardous Materials), other than any such Authorizations which, if not obtained, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each such Authorization is in full force and effect, and no Loan Party nor any of its Subsidiaries nor, to


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the knowledge of the Company, any prior owner thereof, has received any notice of violation or revocation thereof.

5.15     PHYSICAL CONDITION; ENCROACHMENT; CAPITAL EXPENDITURES.

         A. PHYSICAL CONDITION; ENCROACHMENT. Except as disclosed on the Engineering Reports delivered pursuant to subsection 4.IL, or 7.15A(i), (ii) or (iii), each Property is free of structural defects and is in good repair (normal wear and tear excepted) and all building systems contained therein and all other material items of Collateral are in good working order subject to ordinary wear and tear, except as disclosed in the Engineering Reports, and is free and clear of any damage that would affect materially and adversely the value of such Property or the use of such Property for its intended purposes. To the knowledge of the Company, other than as described in the Title Policy and in any Survey, no Improvement at any Property encroaches upon any building line, setback line, side yard line or any recorded or visible easement.

         B. CAPITAL EXPENDITURES. Schedule 5.15B annexed hereto, as supplemented from time to time by a written notice delivered to the Agent, sets forth a complete and accurate list of the capital expenditure or similar reserves required in respect of any Property pursuant to a Ground Lease, any agreement pursuant to which any of the Loan Parties and their respective Subsidiaries shall have incurred or may incur any Indebtedness or any other agreement, instrument or other document.

5.16     INSURANCE.

         All insurance required to be maintained by the Loan Parties and their respective Subsidiaries pursuant to this Agreement or any other Loan Document is in full force and effect in accordance with the terms thereof. As to each Property located in an area identified by the Federal Emergency Management Agency as having special flood hazards, if flood insurance is available, a flood insurance policy is in effect. All premiums have been paid with respect to each insurance policy required to be maintained by the Company and its Subsidiaries pursuant to this Agreement or any other Loan Document. Schedule
5.16 annexed hereto contains a complete and accurate description of all policies of insurance that will be in effect as of the Formation Date.

5.17     LEASES.

         There is no default or event which with notice or lapse of time or both would constitute a default under any of the provisions of any Material Lease affecting any Property that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No litigation is currently pending or has been threatened by any Tenant in connection with any Material Lease affecting any Property that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All Material Leases and other Leases material to the operation of the Properties as hotels are in full force and effect, except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


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5.18     ENVIRONMENTAL REPORTS; ENGINEERING REPORTS; APPRAISALS;
         MARKET STUDIES.

         To the knowledge of the Company, the Company has delivered to the Agent and the Lenders correct and complete copies of all environmental audits, engineering reports, appraisals and market studies with respect to each Property that any Loan Party or any of its Subsidiaries has in its possession.

5.19     NO CONDEMNATION OR CASUALTY.

         No condemnation or other like proceedings (including relocation of any roadways abutting any Property or change in grade of such roadways or denial of access to any Property) that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the knowledge of the Company, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.20     UTILITIES AND ACCESS.

         To the extent necessary for the full utilization of each Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Property, are adequate to serve each such Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each Property are available to the boundaries of the Land. All necessary rights-of-way for all roads, which are sufficient to permit each Property to be utilized fully for its current use, have been completed and are serviceable, and, to the knowledge of the Company, all public rights-of-way through or adjacent to the Properties have been acquired and dedicated and accepted for maintenance and public use by the applicable Governmental Authorities.

5.21     INTELLECTUAL PROPERTY.

         A. OWNERSHIP; IP LICENSE AGREEMENTS. The Loan Parties and their respective Subsidiaries own, or are licensed to use or otherwise have the lawful right to use, the Intellectual Property and except as set forth on
Schedule 5.21A annexed hereto, all such Intellectual Property is fully protected and duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the lack of the lawful right to use such Intellectual Property could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All registered Intellectual Property and all pending applications and the jurisdictions in which such Intellectual Property is registered or will be registered on or before the Funding Availability Date, and in each case the Loan Party holding rights therein, are identified in
Schedule 5.21A annexed hereto. Each of the license agreements (together with any such agreements entered into after the Funding Availability Date, the "IP LICENSE AGREEMENTS") pursuant to which any Loan Party or any of its Subsidiaries has rights or will have rights on or before the Funding Availability Date to use any material


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Intellectual Property as of the Funding Availability Date is identified in
Schedule 5.21A. Each Loan Party and each of its Subsidiaries is in compliance with the material terms of each IP License Agreement to which it is a party and each such IP License Agreement is in full force and effect, except where the failure to be in compliance or the failure to be in full force and effect (i) has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) result in an Event of Default hereunder.

         B. NO ADVERSE CLAIMS. Except as disclosed in the Registration Statements, (i) no claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property and the Company does not know of any valid basis for any such claim which, in either case, has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (ii) the use of such Intellectual Property by each Loan Party and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any Loan Party or any of its Subsidiaries that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not in any manner or to any extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by any Loan Party or any of its Subsidiaries.

5.22     WETLANDS.

         To the knowledge of the Company and except as disclosed on Schedule
5.22 annexed hereto, none of the Improvements on any Property are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

5.23     CASH MANAGEMENT SYSTEM.

         The summary of the Cash Management System attached hereto as Schedule
5.23 is accurate and complete in all material respects, after giving effect to the Formation, and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Loan Party nor any of its Subsidiaries owns any Deposit Account which is not described in Schedule 5.23 or otherwise permitted pursuant to subsection 6.15. After the Funding Availability Date, there will be no change to the Cash Management System (other than as permitted by subsection 6.15) except such changes as have been disclosed to the Agent in writing and approved by the Agent in writing. A Cash Management Letter covering each Local Account or Concentration Account included in the Cash Management System has been delivered to the Agent.

5.24     LABOR MATTERS.

         There are no strikes or other labor disputes against any Loan Party or any of its Subsidiaries, pending or, to the knowledge of the Company, threatened that have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Hours worked by and payments made by any Loan Party or any of its Subsidiaries to





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their respective employees are not in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, except to the extent such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.25     EMPLOYMENT AND LABOR AGREEMENTS.

         Except as disclosed on Schedule 5.25 annexed hereto, there are no employment agreements covering management employees of any Loan Party or any of its Subsidiaries and there are no collective labor agreements covering any employees of any Loan Party or any of its Subsidiaries. Each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of all such collective bargaining agreements except where failure to so comply has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse EFFECT.

5.26     AFFILIATES.

         A. AGREEMENTS WITH AFFILIATES. As of the Funding Availability Date, each of the ISIS 2000 Agreements and the Wynright Agreements will be in full force and effect and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by such agreements to be performed or complied with on or before the Funding Availability Date.

         B. AFFILIATE INTERESTS. Set forth on Schedule 5.26B annexed hereto are the equity and debt interests of Bedrock, the Crow Interests and the Senior Executives, respectively, in (i) each of the Managed Properties or the respective owners thereof as of the Effective Date and (ii) Persons that provided goods or services with respect to any of the Properties or to the respective owners thereof having a purchase price or value of more than $60,000 during the 12 most recently completed calendar months ending before the Effective Date.

                                   SECTION 6
                        COMPANY'S AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, from and after the Effective Date and so long thereafter as the Commitments hereunder shall remain in effect and until payment in full of the Loans and the other Obligations and the cancellation or expiration of all Letters of Credit, the Company shall perform and shall cause each of its Subsidiaries to perform all covenants in this
Section 6.

6.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

         The Company shall maintain and cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP. The Company shall deliver to the Agent:





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                 (i)      Monthly Property Operating Statements: as soon as
         available and in any event within 30 days after the end of each calendar month of each calendar year, commencing with respect to the calendar month ending May 31, 1996, a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to each Property separately, in each case for the 12 month period ending on the last day of such calendar month, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Company stating that (x) such statements of Property Gross Revenues and Operating Expenses and other expenses fairly present, in all material respects, the results of operations of the Properties indicated for the periods indicated and (y) all Operating Expenses and any other expenses with respect to each Property which have become due and payable as of the last day of the calendar month next preceding the delivery of such income statement have been fully paid or recognized by the Company or any of its Subsidiaries;

                 (ii) Monthly Management Statements: as soon as available and in any event within 30 days after the end of each calendar month of each calendar year, commencing with respect to the calendar month ending April 30, 1996, a statement of Approved Management Fees and other Management Fees, in each case for the 12 month period ending on the last day of such calendar month, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company stating that such statements of Approved Management Fees and other Management Fees fairly present, in all material respects, such information for the periods indicated;

                 (iii) Management Agreement Reports: as soon as available and in any event (a) within 30 days after the end of each calendar month of each calendar year, commencing with respect to the calendar month ending May 31, 1996, a Management Agreement Report certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company as of the last day of such calendar month, together with the information utilized by the Company to prepare such Management Agreement Report with respect to any information which has changed in any material respect from information previously provided to the Agent as to such Management Agreement and which information is not otherwise set forth on a Borrowing Base Certificate, (b) within 5 days after the delivery of a written notice pursuant to subsection 7.16C(i) (but in no event later than the occurrence of effectiveness of the event or condition required to be specified in such written notice), a Management Agreement Report pertaining to the subject Management Agreement certified by the Chief Executive Officer, Chief Financial Officer or the Chief Accounting Officer of the Company as of the date of the occurrence or effectiveness of the event or condition specified therein, together with the information used by the Company to prepare such Management Agreement Report, (c) within 5 days after the delivery of a Notice of Renovation/ Restoration pursuant to subsection 7.16C(ii) (but in no event later than the commencement of any Major Renovation/Restoration), a Management Agreement Report pertaining to the subject Management Agreement certified by the Chief Executive Officer, Chief Financial Officer or the Chief Accounting Officer of the Company with





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         respect to the Management Agreements as of the date of commencement of any related Major Renovation/Restoration, together with the information utilized by the Company to prepare such Management Agreement Report, (d) within 5 days after the expiration (without renewal or extension), cancellation or termination of a Management Agreement, a Management Agreement Report pertaining to the subject Management Agreement certified by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Company with respect to the Management Agreements as of such date of expiration, cancellation or termination, and (e) promptly and in any event within 5 Business Days of obtaining knowledge that any estimate contained in a previously delivered Management Agreement Report was incorrect or incomplete in any material respect, a revised Management Agreement Report, together with a schedule (certified by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Company) showing the effect of such revised estimate on the calculation of the Borrowing Base;

                 (iv) Borrowing Base Certificates: from and after the Funding Availability Date, as soon as available and in any event (a) within 30 days after the end of each calendar month of each calendar year, a Borrowing Base Certificate, in the form attached hereto as
         Exhibit VII and together with the financial statements and other information utilized by the Company to calculate the Borrowing Base, and certified by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Company, calculated as of the last day of such calendar month, (b) within 5 days after the delivery of a written notice pursuant to subsection 2.9A(v), 7.15B or 7.16B (but in no event later than the occurrence or effectiveness of the event or condition required to be specified in such written notice), a Borrowing Base Certificate calculated as of the date of the occurrence or effectiveness of the event or condition specified therein, and together with the financial statements and other information used by the Company to calculate the Borrowing Base, (c) within 5 days after the delivery of a Notice of Renovation/ Restoration pursuant to subsection 6.11A, 6.11C, 6.12A, 7.15C or 7.16C (but in no event later than the commencement of a Major Renovation/Restoration), a Borrowing Base Certificate calculated as of the date of commencement of any related Major Renovation/Restoration, and together with the financial statements and other information used by the Company to calculate the Borrowing Base, (d) within 5 days after a casualty or Taking with respect to, or the Release of, any Pool A Property (or any portion thereof) or after the expiration (without renewal or extension), cancellation or other termination of a Management Agreement, a Borrowing Base Certificate calculated as of the date of such casualty, Taking, Release, expiration, cancellation or other termination, as the case may be, and together with the financial statements and other information used by the Company to calculate the Borrowing Base, and
         (e) upon written request from the Agent or at the option of the Company, a Borrowing Base Certificate calculated as of the date requested by the Agent in such request or selected by the Company, as the case may be, in reasonable detail satisfactory to the Agent and together with the financial statements and other information used by the Company to calculate the Borrowing Base, provided that, unless an Event of Default shall then be continuing, the Company shall not be required to deliver a Borrowing Base Certificate pursuant to this clause (e) more frequently than once each calendar month;





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                 (v)      Monthly Financial Statements of the Company and Its
         Subsidiaries: as soon as available and in any event within 30 days after the end of each calendar month of each calendar year, commencing with respect to the calendar month ending April 30, 1996, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar month and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such calendar month and for the 12 months ending on the last day of such calendar month and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company stating that they fairly present, in all material respects, the, financial condition of the Company and its Subsidiaries as at the date indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided that financial statements shall not be required to be delivered pursuant to this subdivision (vi) unless, as of the last required date of delivery of such financial statements, the Management Margin shall be determined in accordance with clause (ii)(B) of the definition of Management EBITDA;

                 (vi)     Quarterly Financial Statements of the Company and Its
         Subsidiaries: as soon as available and in any event within 45 days after the end of each calendar quarter of each calendar year, commencing with respect to the calendar quarter ending March 31, 1996,
         (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar quarter and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such calendar quarter and for the period from the beginning of the then current calendar year to the end of such calendar quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous year and the corresponding figures from the plan and financial forecast for the current year delivered pursuant to this subsection, and (b) the consolidating financial statements of the Company and its Subsidiaries (including balance sheets and income statements segmenting any Subsidiaries of the Company or groups of Subsidiaries of the Company, as requested by the Agent in its reasonable discretion) together with any adjustments and/or eliminations needed to reconcile such Subsidiary financial statements to the consolidated financial statements of the Company, all in reasonable detail (it being understood and agreed that, to the extent the Company's quarterly report filed on Form 10-Q with the Securities and Exchange Commission for such period contains the foregoing information, such quarterly report shall be deemed to comply with the foregoing requirements) and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company stating that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                 (vii) Year-End Financial Statements: as soon as available and in any event within 90 days after the end of each calendar year, commencing with respect to the calendar year ending December 31, 1996,
         (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar year and the related consolidated statements of income, stockholders' equity and cash flows of the Company





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         and its Subsidiaries for such calendar year, setting forth in each case in comparative form the corresponding figures for the previous calendar year and the corresponding figures from the plan and financial forecast delivered pursuant to this subsection for the calendar year covered by such consolidated financial statements, (b) the consolidated balance sheets of each Property, (c) the consolidating financial statements of the Company and its Subsidiaries (including balance sheets and income statements segmenting any Subsidiaries of the Company or groups of Subsidiaries of the Company, as requested by the Agent in its reasonable discretion) together with any adjustments and/or eliminations needed to reconcile such Subsidiary financial statements to the consolidated financial statements of the Company, all of the foregoing in reasonable detail (it being understood and agreed that, to the extent the Company's annual report filed on Form 10-K with the Securities and Exchange Commission for such period contains the foregoing information, such annual report shall be deemed to comply with the foregoing requirements) and certified by the Chief Executive Officer or Chief Financial Officer of the Company stating that they present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (d) in the case of the consolidated financial statements referred to in clause (a), a report thereon of Coopers & Lybrand or other independent accountants of recognized national standing selected by the Company and reasonably satisfactory to the Agent, which report shall be unqualified, shall express no doubts about the ability of the Company and its Subsidiaries to continue as a going concern and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                 (viii) Officers' and Compliance Certificates: together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subdivisions (i), (ii), (v), (vi), and (vii) above, (a) an Officers' Certificate of the Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries and the Collateral during the accounting period covered by such financial statements and states that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants set forth in Section 6;





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                 (ix)     Accountants' Certification: together with each
         delivery of financial statements of the Company pursuant to subdivision (vii) above, a written statement by Coopers & Lybrand or other independent accountants of recognized national standing selected by the Company and reasonably satisfactory to the Agent giving the report thereon (a) stating in substance that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided, however, that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

                 (x) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Company by Coopers & Lybrand or any other independent accountants in connection with each annual, interim or special audit of the consolidated financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                 (xi) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to subdivisions (v), (vi) or
         (vii) of this subsection 6.1 differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (v), (vi) or
         (vii) of this subsection 6.1 following such change, consolidated financial statements of the Company and its Subsidiaries for (1) the current calendar year to the effective date of such change and (2) the two full calendar years immediately preceding the calendar year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (v), (vi) or (vii) of this subsection 6.1 following such change, a written statement of the Chief Accounting Officer, Chief Financial Officer, or Chief Executive Officer of the Company setting forth the differences which would have resulted in the calculation of the covenants set forth in Section 6 if such financial statements had been prepared without giving effect to such change;

                 (xii) Evidence of Insurance: together with the delivery of the statements pursuant to subsection 6.1(i) above, evidence reasonably satisfactory to the Agent that the monthly premiums with respect to the insurance required to be maintained pursuant to subsection 6.10 have been paid for the current month;





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                 (xiii)   SEC Filings and Press Releases: promptly upon their
         becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company with the New York Stock Exchange, Inc., NASDAQ/NMS, any other securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority, and (c) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public or to the securityholders of the Company;

                 (xiv) Events of Default, etc.: promptly upon the Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that the Agent or any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.1B, 8.1C, 8.1D, 8.1E, 8.1F, 8.1H or 8.1I (c) of any condition or event that constitutes or may (upon the giving or receiving of notice or the lapse of time, later, or otherwise) a default, a potential event of default, an event of default (in each case, as defined in the agreement or instrument creating, evidencing or governing any such Indebtedness) under or with respect to any Indebtedness (other than the Indebtedness hereunder), any Pool B Obligation or any Related Document, or becoming aware that any agent, trustee, lender or security holder with respect thereto has given any notice or taken any other action with respect to such condition or event, (d) of any condition or event that would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act, (e) that there has commenced, or is intended to be commenced, a Major Renovation/Restoration of any Property, Managed Property or Other Managed Property with respect to which a Notice of Renovation/Restoration shall not previously have been delivered to the Agent or (f) of the occurrence of any event or change that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential
         Event of Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

                 (xv) Indenture: concurrently with their delivery to or receipt from the Trustee or any holder of the Senior Notes, copies of all notices, certificates and other documents delivered by the Company or any of its Subsidiaries to, or received by the Company or any of its Subsidiaries from, the Trustee or such Holder, as the case may be, pursuant to the Indenture or the Senior Notes, including, without limitation, notices, certificates and other documents delivered to the Trustee pursuant to Sections 3.2, 3.4, 4.9, 4.12, 4.16, 4.17, 8.2,
         8.3, 9.1, 9.2, 10.2 and 10.3 of the Indenture and notices received from the Trustee pursuant to Sections 6.2 and 7.5 of the Indenture;





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                 (xvi)    Litigation or Other Proceedings: (a) promptly upon
         the Company obtaining knowledge of (x) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries, or any property of the Company or such Subsidiary (collectively, "Proceedings") not previously disclosed in writing by the Company to the Lenders or (y) any material development in any Proceeding that, in any case:

                          (1) if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

                          (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to the Company to enable the Agent and its counsel to evaluate such matters; and (b) within 20 days after the end of each calendar quarter of the Company, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Company and its Subsidiaries equal to or greater than $1,000,000 individually or $5,000,000 in the aggregate, and promptly after request by the Agent, such other information as may be reasonably requested by the Agent to enable the Agent and its counsel to evaluate any of such Proceedings;

                 (xvii) ERISA Events and Notices: (a) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (b) with reasonable promptness, copies of (x) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (y) all notices received by the Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (z) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Agent shall reasonably request;

                 (xviii) Financial Plans: as soon as practicable and in any event no later than November 30 of each year, projected financial statements for each Property for the three next succeeding calendar years setting forth in detail each line item appearing in the form of financial statement set forth in Schedule 6.1 annexed hereto, together with an explanation of the assumptions on which such forecasts are based, and such other information and projections as the Agent may reasonably request for any Property, all the Properties or the Company or any of its Subsidiaries;





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                 (xix)    Insurance: as soon as practicable and in any event by
         the last day of each calendar year, a report in form and substance reasonably satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries or, in lieu thereof, copies of such policies, and a report as to all material insurance coverage planned to be maintained by the Company and its Subsidiaries in the next succeeding calendar year to the extent varying from the description of that delivered or described;

                 (xx) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, with respect to material environmental matters at any Property or which relate to an Environmental Claim which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

                 (xxi) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of the Company;

                 (xxii) Ownership by Bedrock, the Crow Interests and the Senior Executives: with reasonable promptness, written notice of any change in the ownership of equity Securities of the Company by Bedrock, the Crow Interests or the Senior Executives;

                 (xxiii) Change in Name or Chief Place of Business: (a) notification of any change in any Loan Party's name, identity or corporate structure within 30 days of such change and (b) 30 days' prior written notice of any change in any Loan Party's executive office or chief place of business;

                 (xxiv) UCC Search Report: as soon as practicable after the date of delivery to the Agent of any UCC financing statement executed by any Loan Party pursuant to subsection 4.1D(ii) or 6.9A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statements and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to the Agent by or on behalf of the Company or such Loan Party;

                 (xxv) Approved Capital Policy: promptly upon any change in the Approved Capital Policy, written notice of such change; and

                 (xxvi) Other Information: with reasonable promptness, (a) information and other data revised to correct any erroneous information and other data previously delivered by the Company to the Agent pursuant to this subsection 6.1 or included in any statement, report or certificate previously delivered by the Company to the Agent pursuant to this subsection 6.1, together with such statement, report or certificate that shall have been revised to reflect such revised information and data, and (b) such other information and data with respect to the Loan Parties and their respective Subsidiaries, the Properties (separately and for all Properties), the Ground Leases and Leases, the Management





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         Agreements, the other Collateral and the other assets and liabilities of the Loan Parties and their respective Subsidiaries, all in form reasonably satisfactory to the Agent, as from time to time may be reasonably requested by the Agent.

6.2      COMMON STOCK.

         The Company shall (i) cause the Common Stock, and each class of preferred stock of the Company permitted by subsection 7.19B, to be duly listed on the New York Stock Exchange, Inc. or NASDAQ/NMS and (ii) file timely all reports required to be filed by the Company with the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc., as the case may be, and the Securities and Exchange Commission.

6.3      CORPORATE EXISTENCE; CORPORATE SEPARATENESS ETC.

         A. CORPORATE EXISTENCE. Except as permitted pursuant to subsection 7.7, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate or partnership existence and all Authorizations, rights and franchises material to its business.

         B. FINANCIAL MATTERS. The Company shall cause each of its Subsidiaries to (i) maintain financial statements, payroll records, accounting records and other corporate records and other documents separate from each other and any other Person; (ii) maintain its own bank accounts in its own name (or, in the case of the Company, in the names of its Subsidiaries), separate from each other and any other Person; (iii) pay its own expenses and other liabilities from its own assets and incur (or endeavor to incur) obligations to other Persons based solely upon its own assets and creditworthiness and not upon the creditworthiness of each other or any other Person; and (iv) file its own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof.

         C. CORPORATE FORMALITIES. The Company shall take all actions reasonably necessary to keep the Company and its Subsidiaries separate from Bedrock and the Crow Interests and their respective Affiliates, including, without limitation, (i) the taking of action under the direction of the Board of Directors of the Company and, if so required by the Certificate of Incorporation or the Bylaws of the Company or by law, the approval or consent of the stockholders of the Company; (ii) the preparation of corporate minutes for or other appropriate evidence of each significant transaction engaged in by the Company; and (iii) the observance of separate approval procedures for the adoption of resolutions by the Board of Directors of the Company, on the one part, and of Bedrock and the Crow Interests and their respective Affiliates, on the other part.

         D. INDEPENDENT BUSINESS. The Company shall manage the business of the Company and its Subsidiaries independently from the business of Bedrock and the Crow Interests and their respective Affiliates and any other Person and in accordance with the best interest of the Company; provided that Management Corp. may manage hotels owned by Bedrock and the Crow Interests, respectively, and by their respective Affiliates pursuant to Management Agreements or Other Management Agreements. The Company shall conduct the administrative





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activities of the Company and its Subsidiaries separately from the administrative activities of Bedrock and the Crow Interests and their respective Affiliates and any other Person; provided the Company may enter into asset management services agreements with either Bedrock or Crow Interests pursuant to which it may provide certain administrative services. Any moneys earned by the Company or its Subsidiaries on their assets or proceeds of the sale of any of their assets shall be deposited in bank accounts separate from any of the assets of any other Person, and no assets of the Company and its Subsidiaries shall become commingled with assets of such Persons. The Company shall use reasonable efforts to correct any known misunderstanding or misrepresentation regarding the independence of the Company and its Subsidiaries from Bedrock and the Crow Interests and their respective Affiliates.

         E. BUSINESS DEALINGS. The Company shall hold itself out, and shall continue to hold itself out, to the public and to its creditors as a legal entity, separate and distinct from all other entities, and shall continue to take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such Person is transacting business or (ii) implying that the Company is, directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of Bedrock or the Crow Interests and their respective Affiliates or any other Person.

6.4      TAXES AND CLAIMS; TAX CONSOLIDATION.

         A. TAXES AND CLAIMS. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged all Taxes and Impositions imposed upon any Loan Party or any of its Subsidiaries, or payable by any Loan Party or any of its Subsidiaries with respect to any Property or other assets or in respect of any of the franchises, business, income or other property of any Loan Party or any of its Subsidiaries before the same shall become delinquent and before any penalty accrues thereon, and will pay, discharge or otherwise satisfy or cause to be paid, discharged or otherwise satisfied at or before maturity or before they become delinquent, all Indebtedness, obligations and other claims (including claims for labor, supplies, materials and services that, if unpaid, might become a Lien on the property of any Loan Party or any of its Subsidiaries) of any Loan Party and its Subsidiaries; provided, however, that if, by law, any such Imposition is payable, or may at the option of the taxpayer be paid, in installments, the Company or such other party may pay the same or cause it to be paid, together with any accrued interest on the unpaid balance of such Imposition, in installments as the same become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest; provided further, however, that no such charge or claim needs to be paid if (i) such charge or claim is being diligently contested in good faith by appropriate proceedings, (ii) reserves consistent with GAAP or otherwise consented to by the Agent shall have been made therefor by such Loan Party or such Subsidiary, (iii) none of the Collateral is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) none of any Loan Party, or any of its Subsidiaries, the Agent or any Lender could become subject to any civil fine or penalty not adequately reserved against (in the case of any Loan Party or Subsidiary thereof) or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (v) such contest has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Upon written request by the Agent, each Loan Party shall, and shall cause each of its





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Subsidiaries to, deliver to the Agent all receipts evidencing the payment of all such Taxes, Impositions, assessments, levies, permits, fees, rents and other public charges imposed upon or in respect of or assessed against any Loan Party, any of its Subsidiaries or any of their respective properties or assets except for those being paid or contested as described in the provisos above.

         B. TAX CONSOLIDATION. Each Loan Party will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Company and its Subsidiaries.

6.5      MAINTENANCE OF PROPERTIES; REPAIR; ALTERATION.

         Each Loan Party shall, and shall cause each of its Subsidiaries to,
(i) maintain or cause to be maintained each Property and all other items of Collateral in a manner consistent for hotel properties and related property, and other property and assets constituting the Collateral, in each case of the same quality and character, and shall keep or cause to be kept every part thereof in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of such Loan Party and its Subsidiaries; (ii) not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the Improvements except as expressly permitted hereunder or in connection with a Renovation or Restoration with the prior written consent of the Agent; (iii) complete promptly and in a good and workmanlike manner any Improvements which may be now or hereafter constructed on any Property and, subject to subsection 6.11, promptly restore in like manner any portion of the Improvements which may be damaged or destroyed thereon from any cause whatsoever, and pay when due all claims for labor performed and materials furnished therefor (subject to the right to contest the amount of validity thereof in good faith); (iv) comply in all material respects with all Applicable Laws, applicable Insurance Requirements and all covenants, conditions and restrictions now or hereafter affecting any Property or other item of Collateral or any part thereof or requiring any alterations or improvements; and (v) not commit, or permit, any waste of the Collateral (provided that demolition or other work in connection with renovation, expansion or repair shall not be considered waste); (vi) not remove any item of the Collateral (other than in accordance with subsection 2.9 or otherwise in the ordinary course of business) without replacing it with a comparable item of equal or greater quality, value and usefulness, except that such Loan Party or Subsidiary thereof, as applicable, may sell or dispose of in the ordinary course of business any property which is obsolete or no longer useful in its business; provided, however, that the determination of obsolescence or uselessness of any material property shall be determined by the senior management of such Loan Party or such Subsidiary.

6.6      INSPECTION; LENDERS' MEETING; APPRAISALS.

         A. INSPECTION AND LENDER MEETING. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Agent to visit and inspect any Property, including its and their financial and accounting records, tenant leasing files and other management books and records, and to make copies and take extracts therefrom, and to discuss its and their affairs, operations, finances and accounts with its and their officers,


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property managers and independent accountants (provided that any Loan Party or any such Subsidiary may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours, with as little disruption of such party's business and operations as is reasonably practical, and as often as may be reasonably requested. Without in any way limiting the foregoing, the Company will, upon the request of the Agent, participate in a meeting with the Agent and the Lenders once during each calendar year to be held at the Company's corporate offices (or such other location as may be agreed to by the Company and the Agent) at such time as may be agreed to by the Company and the Agent.

         B. APPRAISALS. If the Agent shall advise the Company by written notice that the Agent believes that the value of one or more Pool A Properties has been adversely affected, for any reason, since the date of the most recent Appraisal thereof, promptly thereafter the Loan Parties shall, or shall cause each of their respective Subsidiaries to, at their expense, cause the preparation and delivery to the Agent of an Appraisal of each such Pool A Property dated not more than 30 days prior to the date of such delivery, which Appraisal shall be prepared by an Appraiser designated by the Agent and shall be satisfactory in form and substance to the Agent; provided that the Company shall not be required to pay the expense of more than one such Appraisal of any such Pool A Property during any period of 12 consecutive months commencing after the Funding Availability Date. If any Loan Party or any of its Subsidiaries obtains an appraisal of one or more of the Pool A Properties other than pursuant to this subsection, the Company shall deliver a copy of such appraisal to the Agent promptly upon the completion thereof and the Agent may elect, in its sole discretion and subject to Applicable Laws, to treat such appraisal as an "Appraisal." In the event that the Agent obtains an Appraisal of one or more of the Pool A Properties, the Agent shall deliver a copy of such Appraisal to the Company upon the completion thereof.

6.7      COMPLIANCE WITH LAWS, AUTHORIZATIONS, ETC.

         Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws, noncompliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep all Authorizations which are from time to time required for the use and operation of each Property in full force and effect except where the failure to keep such Authorizations in effect would not individually or in the aggregate materially and adversely affect any Property, individually, or all Properties, collectively.

6.8      PERFORMANCE OF LOAN DOCUMENTS AND RELATED DOCUMENTS.

         A. LOAN DOCUMENTS. Each Loan Party shall, and shall cause each of its Subsidiaries to, observe and perform, or cause to be observed and performed, all its covenants, agreements, conditions and requirements contained in each of the Loan Documents to which it is or will be a party in accordance with the terms thereof and will maintain the validity and effectiveness of such Loan Documents.





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         B.      RELATED DOCUMENTS. Each Loan Party shall, and shall cause each of its Subsidiaries to, observe and perform, or cause to be observed and performed, all its material covenants, agreements, conditions and requirements contained in each of the Related Documents to which it is a party in accordance with the terms thereof and will maintain the validity and effectiveness of such Related Documents, the violation or invalidity of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party shall take no action, nor permit any action to be taken, which will release any party to the Related Documents from any of such party's obligations or liabilities thereunder, or will result in the termination, modification or amendment, or will materially impair the validity or effectiveness, of any Related Document except as expressly provided for herein and therein, which release, invalidity or ineffectiveness could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company shall give the Agent written notice of any default by any party to any Related Document promptly after such default becomes known to the Company if such default could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         C. ENFORCEMENT. At the request of the Agent and also following the occurrence of a breach or default under any Related Document to which any Loan Party or any of its Subsidiaries is a party, such Loan Party or such Subsidiary, as applicable, will, at its expense but subject to the direction and control of the Agent, take such action, or at the Agent's request furnish funds sufficient to enable the Agent to take such action, as the Agent may reasonably request in connection with enforcing such Related Document.

6.9      PAYMENT OF LIENS.

         A. REMOVAL BY LOAN PARTIES. In the event that, notwithstanding the covenants contained in subsection 7.2, a Lien not otherwise permitted under subsection 7.2 may encumber any Property or other item of Collateral or any portion thereof, the Company shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Agent's option, promptly obtain insurance against, any such Lien or mechanics' or materialmen's claims of lien filed or otherwise asserted against any Property or any other item of Collateral or any portion thereof within 30 days after the date of notice thereof. The Company shall exhibit to the Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against any Property or other item of Collateral of any Loan Party or any of its Subsidiaries. Each Loan Party and each of its Subsidiaries shall fully preserve the Lien and the priority of each of the Mortgages and the other Security Documents without cost or expense to the Agent or the Lenders.

         B. REMOVAL BY THE AGENT. If any Loan Party or any of its Subsidiaries fails to promptly discharge, remove or bond off any such Lien or mechanics' or materialmen's claim of lien as described above within 30 days after the receipt of notice thereof, then the Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics' or materialmen's claim of lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post





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any bond or furnish any security or indemnity as the Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Agent shall not be required to establish or confirm the validity or amount of the Lien. The Company agrees that all costs and expenses expended or otherwise incurred pursuant to this subsection 6.9 (including reasonable attorneys' fees and disbursements) by the Agent shall be paid by the Company in accordance with the terms hereof.

         C. TITLE SEARCHES. In the event that the Agent reasonably believes that a Lien not otherwise permitted under subsection 7.2 may encumber any Property or Collateral or any portion thereof, the Agent may, at the expense of the applicable Loan Party or Subsidiary thereof, obtain an updated title and/or lien search regarding such Property or Collateral.

6.10     INSURANCE.

         A. RISKS TO BE INSURED. With respect to each Property, each Loan Party shall procure or cause to be procured, and each Loan Party shall maintain or cause to be maintained continuously in effect, insurance coverage issued by an insurer (i) authorized to issue such insurance in all applicable jurisdictions, (ii) rated "A" (or its equivalent) or better by Alfred M. Best Company, Inc., (iii) with a financial size rating of VIII (or its equivalent) or better, by Alfred M. Best Company, Inc., and (iv) otherwise satisfactory to the Agent; provided, however, that the requirements set forth in clauses (ii) and (iii) above with respect to any Property shall be subject to any requirements of any related Ground Lease or any requirements of any mortgage or deed of trust securing any related Pool C Indebtedness; provided further, however, that (1) each insurer of the Company's umbrella liability insurance policies as of the Funding Availability Date (and any renewal thereof by such insurers), may be rated "A-" (or its equivalent) by Alfred M. Best Company, Inc.; it being understood and agreed that such carrier(s) shall comply with the requirement set forth in clause (ii) above, and (2) as of the Funding Availability Date, the insurers of the Company's earthquake, flood and wind insurance policies (and any renewals thereof by such insurers, respectively) may be rated "A-" (or its equivalent) by Alfred M. Best Company, Inc. and have a financial size rating of "VI" (or its equivalent) by Alfred M. Best Company, Inc.; it being understood and agreed that, in the event the Company procures any earthquake, flood or wind insurance from a carrier other than the carrier providing such insurance on the Funding Availability Date, such carrier shall comply with the requirements set forth in clauses (ii) and (iii) above unless otherwise approved by the Agent. Each Loan Party shall pay, and shall cause each of its Subsidiaries to pay, in a timely manner all premiums due in connection therewith. All insurance policies shall be issued by insurers doing business as admitted licensed carriers in the state where such Property is located, and shall be authorized and licensed to issue insurance in such state unless otherwise approved by the Agent in its sole discretion. The insurance to be procured and maintained by the Company is the following:

                 (i) Casualty. The Company shall keep, or shall cause its Subsidiaries to keep, each Property insured for the benefit of the Agent, in each case, as follows:

                          (a) All Risk of Physical Loss. Insurance with respect to the Improvements now or hereafter located on the Properties and any alterations or





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                 additions thereto and the furniture, fixtures and equipment against any peril included within the classification "All Risks of Physical Loss" with extended coverage (including fire, lightning, windstorm, sprinkler, hail, explosion, riot, riot attending a strike, civil commotion, vandalism, malicious mischief, terrorist acts, aircraft, vehicle and smoke) in an amount equal to the full insurable value of such Improvements and such furniture, fixtures and equipment. The term "full insurable value" shall mean the actual replacement cost of such Improvements and such furniture, fixtures and equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined every five years by an insurer upon the request of the Agent, a recognized independent insurance broker or an appraiser selected (and approved by the Agent) and paid by the applicable Loan Party or its Subsidiary; provided, however, that such amount shall be sufficient to prevent such Loan Party or such Subsidiary from becoming a co-insurer, and the policy shall contain a stated value endorsement to that effect.

                          (b) Builder's Risk. During any period of construction of Improvements and any repair, restoration, Renovation or replacement thereof, a standard builder's all risk policy (completed value non-reporting form) or equivalent coverage under the policy described in subclause (i)(a) above for an amount at least equal to the full insurable value of the work to be performed and equipment, supplies and materials to be furnished, as shall be reasonably approved by the Agent for such purpose, the coverage of which shall include the hazards described in subsection 6.1OA(i)(a) and building collapse; provided, however, that such policy may be obtained by a contractor if it names the Agent and the Company as additional named insureds and if it otherwise complies with this Agreement. Such policy shall contain a stated value endorsement so that no co-insurance provision shall be applicable to any loss thereunder. Such policy shall contain the provision that "permission is hereby granted to complete and/or occupy" upon the earlier to occur of substantial completion of any discrete increment of the work or a Tenant taking occupancy of any Property (or portion thereof) as to which work was being performed.

                          (c) Flood. Insurance against damage or loss by flood as to any Property that is located in an area now or subsequently designated as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as such Acts may be amended, modified, supplemented or replaced from time to time, on such basis and not less than such amounts as shall be reasonably approved by the Agent, but not less than the amount required by law. If any Loan Party or any of its Subsidiaries fails to obtain flood insurance as required, the Agent may purchase such flood insurance, and the Company shall pay all premiums and other costs and expenses incurred by the Agent.





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                          (d)     Boilers. Broad form boiler and machinery
                 insurance (without exclusion for explosion) covering all boilers, boiler tanks, heating and air conditioning equipment, pressure vessels, auxiliary piping and similar apparatus, machinery and equipment located in, on or about each Property insuring against damage or loss from boilers, boiler tanks, heating and air conditioning equipment, pressure vessels, auxiliary piping and similar apparatus, machinery and equipment and insurance against loss of occupancy or use arising from any such breakdown in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Properties.

                          (e) Business Interruption or Rental Income Insurance. Business interruption and/or loss of rental value or use and occupancy insurance insuring against business interruption at and against loss of rental income from each Property due to any of the hazards listed in subsection 6.10A(i)(a) above in an amount sufficient to avoid any co-insurance penalty and to provide proceeds for a period not less than one year of loss.

                          (f) Earthquake Insurance. With respect to any Property located in California or other area at high risk for earthquakes, as reasonably determined by the Agent, and at the reasonable discretion of the Agent, earthquake insurance on such basis and in such amounts as shall be reasonably required by the Agent.

                 (ii) Workers' Compensation. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, for itself and for each Property at which such Loan Party or such Subsidiary maintains employees, statutory workers' compensation insurance (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by such Loan Party or such Subsidiary), in statutory amounts as required by law, except in those states where such Loan Party elects to not subscribe to the workers' compensation statute. If the applicable Loan Party elects to not subscribe to the workers' compensation statute, such Loan Party shall have a benefit program and employees' legal liability coverage to respond to claims that would otherwise be covered by a standard policy of workers' compensation.

                 (iii)    Liability. The Company shall procure and maintain:

                          (a) Comprehensive General Liability Insurance. Comprehensive general liability insurance, on an occurrence basis in the amount of $1,000,000 per occurrence per Property and $3,000,000 in the aggregate per Property covering each Loan Party, each of its Subsidiaries and the Agent against claims for bodily injury, death and property damage (including claims and legal liability to the extent insurable imposed upon the Agent and all court costs and attorneys' fees and expenses), arising out of or connected with the possession, use, leasing, operation, maintenance or condition of each Property or occurring in, upon or about or resulting from each Property, or any drive, sidewalk, curb or passageway adjacent thereto (to the extent insurable), which insurance shall





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                 include blanket contractual liability coverage which insures contractual liability (to the extent insurable) under the indemnification set forth in subsection 9.3 of this Agreement (but such coverage or the amount thereof shall in no way limit such indemnification), garage liability (if applicable), products liability (if applicable) and elevator liability (if applicable) coverage and during any period of construction of any Improvements, owner's and contractor's protective liability coverage, including completed operations liability coverage.

                          (b) Employer's Liability. Employer's liability insurance on such basis and in such amounts as shall be reasonably required by the Agent.

                          (c) General Liability and Property Damage. Commercial general liability and property damage insurance on an occurrence basis in connection with any Renovation being performed at any Property, to be carried by any contractor or construction manager or by any Person, including any Loan Party or any of its Subsidiaries, performing a similar function, including "Builders Risk" coverage in the amount of $1,000,000 per occurrence and $3,000,000 in the aggregate.

                          (d) Liquor Liability and Dram Shop Insurance. Liquor liability and dram shop insurance on such basis and in such amounts as shall be reasonably required by the Agent.

                 (iv) Additional Insurance. Each Loan Party shall procure and maintain, and shall cause each of its Subsidiaries to procure and maintain, such other insurance with respect to the Properties against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Properties.

         B. POLICY PROVISIONS. Each policy of insurance maintained in respect of any Loan Party, any of its Subsidiaries and/or any Property pursuant to this subsection 6.10 shall (a) in the case of each category of public liability insurance, name such Loan Party or such Subsidiary, as the case may be, as insured and name the Agent (for the benefit of the Lenders) as an additional insured, and in the case of all other insurance required under this Agreement (other than any such policy maintained solely in respect of one or more Pool B Properties and Pool C Properties), name the Agent (for the benefit of the Lenders) as an additional insured or as a loss payee, as Agent shall require; (b) except in the case of public liability insurance and workers' compensation insurance, provide that all proceeds thereunder shall be payable to the Agent pursuant to a standard first mortgagee endorsement, without contribution, that all losses with respect to each Property shall be paid directly to the Agent, without contribution by any similar insurance carried by the Agent and that adjustment and settlement of any material loss shall be subject to the reasonable approval of the Agent; (c) include effective waivers by the insurer of all rights of subrogation against any loss payee, additional insured or named insured; (d) permit the Agent to pay the premiums and continue any insurance upon failure of such Loan Party or such Subsidiary, as the case may be, to pay premiums when due, upon the insolvency of such





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Loan Party or such Subsidiary, as the case may be, or through foreclosure; (e)
to the extent such provisions are reasonably obtainable, provide that such insurance shall not be impaired or invalidated by virtue of (1) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by such Loan Party or such Subsidiary, as applicable, the Company, the Agent, the Lenders or any other named insured, additional insured or loss payee, except for the willful misconduct of the Agent or the Lenders knowingly in violation of the conditions of such policy,
(2) the occupation or use of such Property for purposes more hazardous than permitted by the terms of the policy, (3) any foreclosure or other proceeding or notice of sale relating to such Property or (4) any change in the possession of such Property without a change in the identity of the holder of actual title to such Property (provided that with respect to items (3) and (4) any notice requirements of the applicable policies are satisfied); (f) be subject to a deductible, if any, not greater than $100,000 (or, with respect to coverage for wind damage or earthquake damage, such greater amount as shall not exceed 2% or 5%, respectively, of the affected Property's agreed value); (g) contain an endorsement providing that none of the Agent, the Lenders or such Loan Party or such Subsidiary, as applicable, shall be, or shall be deemed to be, a co-insurer with respect to any risk insured by such policy; and (h) provide that if all or any part of such policy shall be canceled or terminated, or shall expire, the insurer will forthwith give notice thereof to each named insured, additional insured and loss payee and that no cancellation, termination, expiration, reduction in amount of, or material change (other than an increase) in, coverage thereof shall be effective until at least 30 days (or 10 days in the case of non-payment for premiums) after receipt by each named insured, additional insured and loss payee of written notice thereof; provided, however, that the requirements set forth in this subsection 6.10B with respect to any Property shall be subject to any requirements of any Ground Lease affecting such Property or any requirements of any mortgage or deed of trust securing any related Pool C Indebtedness. Nothing contained herein shall be construed to prevent the Company from satisfying the provisions of this subsection 6.10 through the use of so-called blanket, manuscripted or loss limit policies.

         C. INCREASES IN COVERAGE. The policy limits of any policy of insurance required hereunder shall be increased from time to time to reflect what a reasonable prudent owner of land and improvements similar in type and locality to each Property would carry.

         D. PAYMENT OF PROCEEDS. If any such insurance proceeds required to be paid to the Agent are instead made payable to the Company or any Loan Party or Subsidiary thereof, the Company hereby appoints the Agent as its attorney-in-fact, irrevocably and coupled with an interest, to endorse and/or transfer any such payment to the Agent.

         E. DELIVERY OF COUNTERPART POLICIES; EVIDENCE. Each Loan Party shall deliver, and shall cause each of its Subsidiaries to deliver, to the Agent on or before the Funding Availability Date valid evidence acceptable to the Agent for the policies of insurance required by this Agreement or any other Loan Document to be carried evidencing (i) the issuance of such policies, (ii) the payment of all premiums payable for the period ending not earlier than the first anniversary of the Funding Availability Date and (iii) coverage which meets all of the requirements set forth in this Agreement. At each time after the Funding Availability Date that any Loan Party or any of its Subsidiaries is required by this Agreement or by any Security Document or any other Loan Document to deliver evidence of insurance, such Loan Party shall





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deliver, or shall cause such Subsidiary to deliver, such evidence of valid policies of insurance acceptable to the Agent evidencing (a) the issuance of the policies of insurance required by this Agreement or other Loan Document to be carried, (b) the payment of all premiums then due to the applicable insurer,
(c) coverage which meets all of the requirements set forth in this Agreement or other Loan Document, and (d) that the required policies are in full force and effect.

         F. REPLACEMENT OR RENEWAL POLICIES. Not less than 20 days prior to the expiration, termination or cancellation of any insurance policy which any Loan Party or any of its Subsidiaries is required to maintain hereunder, such Loan Party shall obtain, or shall cause such Subsidiary to obtain, a replacement or renewal policy or policies (or a binding commitment for such replacement or renewal policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to the Agent a valid binder in respect of such policy or policies in the same form and containing the same information as the expiring policy or policies required to be delivered by each Loan Party and its Subsidiaries pursuant to subsection 6.10E or a copy of the binding commitment for such policy complying with all the requirements of this subsection, followed by a certified true copy of the policy or policies when issued.

         G. MATERIAL CHANGE IN POLICY. Each Loan Party shall deliver, and shall cause each of its Subsidiaries to deliver, to the Agent concurrently with each material change in any insurance policy covering any part of the Properties required to be maintained by each Loan Party and its Subsidiaries hereunder, a valid binder or policy endorsement with respect to such changed insurance policy certified by the insurance company issuing such policy, in the same form and containing the same information as the original evidence of insurance required to be delivered by each Loan Party and its Subsidiaries pursuant to subsection 6.10E.

         H. SEPARATE INSURANCE. Each Loan Party will not take out, nor will it permit any of its Subsidiaries to take out, separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this subsection unless such insurance complies with all of the requirements of this subsection.

6.11     CASUALTY AND CONDEMNATION; RESTORATION.

         A. NOTICE OF CASUALTY. Upon the occurrence of any damage to or loss or destruction of all or any portion of any Property, whether or not covered by insurance, which will cost (or may reasonably be expected to cost) more than $100,000 to Restore, as determined by the Company and so certified in an Officers' Certificate delivered to the Agent, (i) the Company shall promptly deliver to the Agent written notice of the same which shall, among other things, describe such casualty, and (ii) as soon as practicable but in any event prior to the commencement of Restoration of such Property, the Company shall deliver to the Agent a Notice of Renovation/Restoration in the form attached hereto as Exhibit XVII.

         B. INSURANCE PROCEEDS. All Insurance Proceeds in respect of a Pool A Property or a Pool B Property (other than Insurance Proceeds attributable to insurance required pursuant to subsection 6.10A(ii) and (iii)) and the right thereto are hereby irrevocably assigned and pledged





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by each Loan Party to the Agent for the benefit of the Lenders, and the Agent on behalf of the Lenders is authorized, at its option, to collect and receive all of the same and to give proper receipts and acquittances therefor; provided, however, that such assignment and pledge with respect to any such Property is subject to any requirements of any Ground Lease affecting such Property; provided further, however, that such Loan Party shall have the right to cause the Agent to apply Insurance Proceeds in accordance with subsections 6.11E and 6.11F. Each Loan Party agrees to execute and to cause each of its Subsidiaries to execute such further assignments and pledges of any Insurance Proceeds in respect of Pool A Properties and Pool B Properties as the Agent may reasonably require and shall otherwise cooperate with the Agent in obtaining for the Agent and the Lenders the benefit of any Insurance Proceeds lawfully or equitably payable in respect of any such Property, subject to the provisos above. If, prior to the receipt by the Agent of such Insurance Proceeds, any Pool A Property or Pool B Property shall have been transferred upon foreclosure of the applicable Mortgage (or by deed in lieu thereof), the Agent shall have the right to receive such Insurance Proceeds to the extent (x) such Insurance Proceeds are attributable to a casualty occurring prior to foreclosure or delivery of any deed in lieu thereof and (y) of any deficiency found to be due upon such sale, with legal interest thereon, and reasonable counsel fees, costs and disbursements incurred by the Agent in connection with the collection of such Insurance Proceeds. The Agent may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Loan Party or Subsidiary thereof. During the continuance of an Event of Default (but not otherwise), the Agent is hereby authorized and empowered by the Company to settle, adjust or compromise any claims for damage, destruction or loss thereunder, with or without the consent of any Loan Party or any of its Subsidiaries (and the Company hereby irrevocably appoints and constitutes the Agent as the Company's lawful attorney-in-fact, coupled with an interest and with full power of substitution, for such purpose). In no event shall any Loan Party or any of its Subsidiaries settle, adjust or compromise any claim for Insurance Proceeds in respect of any Pool A Property or Pool B Property in excess of $100,000 without the prior written consent of the Agent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that this provision shall not restrict the right of the lessor under any applicable Ground Lease (1) to settle, adjust or compromise any claim for Insurance Proceeds to the extent such lessor is granted the power to do so under such Ground Lease or (2) to approve any settlement, adjustment or compromise of any claim for Insurance Proceeds to the extent the approval of such lessor is required under such Ground Lease. Subject to the requirements of any Ground Lease affecting any Pool A Property or Pool B Property, each insurance company concerned is hereby authorized and directed to make payment of all Insurance Proceeds in respect of each of the Pool A Properties and Pool B Properties payable by it directly to the Agent. If any Loan Party or any of its Subsidiaries receives any Insurance Proceeds resulting from such casualty in respect of any Pool A Property or Pool B Property, such Loan Party shall (subject to the requirements of any Ground Lease affecting such Property) promptly endorse and transfer, or cause such Subsidiary to endorse and transfer, such Insurance Proceeds to the Agent and each Loan Party covenants that until so paid over to the Agent, such Loan Party or such Subsidiary, as applicable, shall hold such Insurance Proceeds in trust for the benefit of the Agent and shall not commingle such Insurance Proceeds with any other funds or assets of such Loan Party or Subsidiary or any other Person.

         C. NOTICE OF CONDEMNATION; NEGOTIATION AND SETTLEMENT OF CLAIMS. The Loan Parties shall, and shall cause their respective Subsidiaries to, promptly deliver written notice to


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the Agent upon obtaining knowledge of the institution, or the proposed institution, of any bona fide action or proceeding for the Taking of all or any portion of any Property. The Agent shall have the right to participate in any negotiation, action or proceeding relating to any such action or proceeding affecting any Pool A Property or Pool B Property, and no settlement or compromise of any claim in connection with any such action or proceeding shall be made without the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that this provision shall not restrict the right of the lessor under any applicable Ground Lease (1) to settle or compromise any such claim to the extent such lessor is granted the power to do so under such Ground Lease or (2) to approve any settlement or compromise of any such claim to the extent the approval of such lessor is required under such Ground Lease. Upon the occurrence of any Taking with respect to a Property which will cost (or may reasonably be expected to cost) more than $100,000 to Restore, as determined by the Company and so certified in an Officers' Certificate delivered to the Agent, as soon as practicable thereafter but in any event prior to the commencement of any Restoration of such Property, the Company shall deliver to the Agent a Notice of Renovation/Restoration in the form attached hereto as Exhibit XVII.

         D. CONDEMNATION PROCEEDS. All Condemnation Proceeds in respect of each of the Pool A Properties and Pool B Properties and the right thereto are hereby irrevocably assigned and pledged by each Loan Party to the Agent for the benefit of the Lenders, and the Agent on behalf of the Lenders is authorized, at its option, to collect and receive all such Condemnation Proceeds and to give proper receipts and acquittances therefor; provided, however, that such assignment and pledge with respect to any such Property is subject to any requirements of any Ground Lease affecting such Property; provided further, however, that such Loan Party shall have the right to cause the Agent to apply Condemnation Proceeds in accordance with subsections 6.11E and 6.11F. Each
Loan Party agrees to execute, and to cause each of its Subsidiaries to execute, such further assignments of any Condemnation Proceeds in respect of any Pool A Property or Pool B Property as the Agent may reasonably require and shall otherwise cooperate with the Agent in obtaining for the Agent and the Lenders the benefit of any Condemnation Proceeds lawfully or equitably payable in respect of such Property, subject to the provisos above. If, prior to the receipt by the Agent of such Condemnation Proceeds, the portion of the Pool A Property or Pool B Property, as the case may be, subject to such action or proceeding shall have been sold on foreclosure of the applicable Mortgage (or by deed in lieu thereof), the Agent shall have the right to receive such Condemnation Proceeds to the extent (x) such Condemnation Proceeds are attributable to a Taking occurring prior to foreclosure or delivery of any deed in lieu thereof and (y) of any deficiency found to be due upon such sale, with legal interest thereon, and reasonable counsel fees, costs and disbursements incurred by the Agent in connection with the collection of such Condemnation Proceeds. The Agent may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Loan Party or Subsidiary thereof. Upon the occurrence and during the continuance of an Event of Default (but not otherwise), the Agent is hereby authorized and empowered by each Loan Party to settle, adjust or compromise any claims for Condemnation Proceeds with or without the consent of such Loan Party or any of its Subsidiaries (and the Company hereby irrevocably appoints and constitutes the Agent as the Company's lawful attorney-in-fact, coupled with an interest and with full power of substitution, for such purpose). In no event shall any Loan Party or any of its Subsidiaries settle, adjust or compromise any claim for Condemnation Proceeds in respect of any


                                      161
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Pool A Property or Pool B Property without the prior written consent of the
Agent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that this provision shall not restrict the right of the lessor under any applicable Ground Lease (1) to settle or compromise any claim for Condemnation Proceeds to the extent such lessor is granted the power to do so under such Ground Lease or (2) to approve any settlement or compromise of any claim for Condemnation Proceeds to the extent the approval of such lessor is required under such Ground Lease. Subject to the requirements of any Ground Lease affecting any Pool A Property or Pool B Property, each condemnor concerned is hereby authorized and directed to make payment of all Condemnation Proceeds in respect of each of the Pool A Properties and Pool B Properties payable by it directly to the Agent. If any Loan Party or any of its Subsidiaries receives any Condemnation Proceeds resulting from such condemnation in respect of any Pool A Property or Pool B Property, such Loan Party or such Subsidiary shall (subject to the requirements of any Ground Lease affecting such Property) promptly endorse and transfer such Condemnation Proceeds to the Agent and each Loan Party covenants that until so paid over to the Agent, such Loan Party or Subsidiary, as the case may be, shall hold such Condemnation Proceeds in trust for the benefit of the Agent and shall not commingle such Condemnation Proceeds with any other funds or assets of such Loan Party or Subsidiary or any other Person.

         E. REDUCTION OF BORROWING BASE; PAYMENT OF RELEASE PRICE. In the event of any casualty or Taking with respect to a Pool A Property, a Pool B Property or a Pool C Property, which will cost (or may reasonably be expected to cost) more than $100,000 to Restore, as determined by the Company and so certified in an Officers' Certificate delivered to the Agent, the Company shall elect by written notice delivered to the Agent as soon as practicable thereafter, but in any event before the earlier of (x) 10 days after the occurrence of such casualty or Taking and (y) the commencement of the Restoration of such Property, either:

                 (i) to reduce the Borrowing Base as provided in subsection 2.4B(iii), if applicable, prepay the Loans in an amount equal to the Release Price with respect to such Property and Restore such Property pursuant to subsection 6.11G; or

                 (ii) if all the following conditions shall be satisfied, to Restore such Property pursuant to subsection 6.11F:

                          (a)     the Maturity Date shall then not have
                 occurred;

                          (b) no Potential Event of Default (other than any Potential Event of Default caused solely by an event or condition with respect to another Property) or Event of Default shall have occurred and be continuing or would be caused by such Restoration;

                          (c) the Company is in compliance in all respects with the provisions of subsection 6.11F;

                          (d) the Agent shall have determined, in its reasonable discretion, that Restoration of such Property is, under the circumstances then existing, physically and economically feasible and can be completed in accordance with


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                 subsection 6.11F on or before a date not less than six months prior to the Maturity Date;

                          (e) the Loan Parties and their respective Subsidiaries shall have business interruption insurance complying with subsection 6.10 in an amount at least equal to the reduction in Property EBITDA with respect to such Property, if any, which the Company reasonably expects to suffer during the period of Restoration;

                          (f) the Loan Parties and their respective Subsidiaries shall have complied with all notice and other requirements under any Ground Lease affecting such Property that must be satisfied in respect of such Restoration, the Restoration is permitted under the terms of such Ground Lease, the Ground Lease remains in full force and effect; and

                          (g) either (1) the Net Insurance/Condemnation Proceeds shall be sufficient to complete the costs of such Restoration, as determined by the Agent in its reasonable discretion, or (2) the Loan Parties and their respective Subsidiaries shall have provided, at the Company's option, a cash deposit or a letter of credit satisfactory to the Agent (other than a Letter of Credit), in its reasonable discretion (or other collateral reasonably satisfactory to the Agent), for the amount of any shortfall in the amount of Net Insurance/Condemnation Proceeds necessary to cover the costs to complete such Restoration.

If the Loan Parties and their respective Subsidiaries shall fail to satisfy the conditions set forth in clause (ii) of the preceding sentence or in subsection 6.11F with respect to the related Property, or shall fail to diligently and continuously prosecute the Work to completion (other than as a result of Excusable Delay), as determined by the Agent, in its reasonable discretion, then, subject to the requirements of any Ground Lease affecting such Property, the Borrowing Base shall be reduced as provided in subsection 2.4B(iii), the Company shall prepay the Loans in an amount equal to the Release Price with respect to such Property and the Agent shall apply any or all remaining Insurance Proceeds or Condemnation Proceeds, as applicable, towards such prepayment, and execute and deliver a Release with respect to such Property.

         F. RESTORATION WITH NET INSURANCE/CONDEMNATION PROCEEDS. In the event of any casualty or Taking with respect to a Pool A Property, a Pool B Property or a Pool C Property, which will cost (or may reasonably be expected to cost) more than $100,000 to Restore, as determined by the Company and so certified in an Officers' Certificate delivered to the Agent, if any of the Loan Parties and their respective Subsidiaries elects to Restore a Pool A Property, a Pool B Property or a Pool C Property pursuant to this subsection 6.11F and the conditions set forth in clause (ii) of the first sentence of subsection 6.11E are satisfied, all Net Insurance/Condemnation Proceeds shall be held by the Agent (subject to the requirements of any Ground Lease affecting such Property) in an interest-bearing account at the Agent, with all interest to be held therein until completion and final inspection of the Work, and shall be applied by the Agent to the payment of the cost of Restoring such Property so damaged or destroyed or of the portion or portions of such Property not so Taken (the "WORK") and shall be paid out from time


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to time to the Company as the Work progresses, subject to retainage as reasonably determined by the Agent and otherwise in accordance with any conditions reasonably imposed by the Agent but subject to each of the following conditions:

                 (i) Subject to Excusable Delays, the Company shall promptly (and in any event within 90 days after the applicable casualty or Taking) commence, or cause the commencement of, Restoration of such Property.

                 (ii) If the Work is structural or if the cost of the Work, as estimated by the Company, shall exceed (a) with respect to a Pool A Property, the lesser of 10% of the Pool A Property Amount with respect to such Property and $500,000 and (b) with respect to a Pool B Property or a Pool C Subsidiary, $500,000, the Work shall be in the charge of an architect or Engineer (who may be an employee or Affiliate of the Company only if the cost of the Work does not exceed the amount specified with respect to such Property pursuant to the preceding clause (a) or (b), as the case may be), and before any Loan Party or any of its Subsidiaries commences any Work, other than temporary work to protect property or prevent interference with business, the Agent shall have approved the plans and specifications and the general contract for the Work to be submitted by such Loan Party or such Subsidiary. Such plans and specifications shall provide for such Work that, upon completion thereof, the Improvements shall
         (x) be in compliance in all material respects with all legal requirements such that all representations or warranties of the Loan Parties relating to the compliance of such Property with Applicable Laws in this Agreement or any of the other Loan Documents would then be true and correct, and (y) be at least equal in value and general utility to the Improvements which were on such Property prior to the damage, destruction or Taking. Such plans and specifications shall be accompanied by (1) a signed estimate of the Company, or, if an architect or Engineer is required to supervise the Work, such architect or Engineer, stating the estimated cost of completing the Work, which estimate shall bear the architect's or Engineer's seal if not made by the Company and (2) to the extent necessary at such stage of the Work, certified copies of all Authorizations required in connection with the commencement and performance of the Work.

                 (iii) Each request for payment shall be made on seven days' prior notice to the Agent and shall be accompanied by paid invoices and by a certificate to be made by such architect or Engineer, if one be required under clause (ii) above, otherwise by an Officers' Certificate of the Company, stating (a) that all of the Work completed has been done in substantial compliance with the approved plans and specifications, if any be required under said clause (ii) above, (b) that the sum requested is justly required to reimburse any of the Loan Parties and their respective Subsidiaries for payments made by the applicable Loan Party or Subsidiary thereof to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Work (giving a brief description of such services and materials), and that when added to all sums previously paid out by the Agent does not exceed the cost of the Work done to the date of such certificate, and
         (c) that either (x) the amount of such proceeds remaining in the hands of the Agent, or (y) the amount of such funds, plus funds in the hands of the applicable Loan Party or Subsidiary thereof


                                      164
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         from other sources irrevocably committed to the completion of the Work in a manner reasonably satisfactory to the Agent (including delivery of such funds to the Agent for application to pay the costs of the Restoration), will be sufficient on completion of the Work to pay for the same in full (giving in such reasonable detail as the Agent may require an estimate of the cost of such completion). The Agent may require that any such statements be independently verified by an inspector approved by the Agent.

                 (iv) Each request shall be accompanied by waivers of lien satisfactory to the Agent covering that part of the Work for which payment or reimbursement has been made and by a search prepared by the Title Company reasonably satisfactory to the Agent establishing that there has not been filed with respect to such Property any mechanics' or other lien or instrument for the retention of title in respect of any part of the Work not discharged of record or bonded to the reasonable satisfaction of the Agent and evidencing the continued priority of the Mortgage and Assignment of Rents and Leases on such Property.

                 (v) The available Insurance Proceeds or Condemnation Proceeds which are paid or will be payable by the insurance company (together with any cash, irrevocable letter of credit, payment or performance bond or United States government obligation assigned to the Agent as collateral, in each case acceptable to the Agent as to amount, obligor and maturity) are, in the reasonable judgment of the Agent, sufficient to pay in full the costs of the Restoration.

                 (vi) There shall be no Event of Default or Potential Event of Default (other than any Potential Event of Default caused solely by an event or condition with respect to another Property).

                 (vii) The request for any payment after the Work has been completed shall be accompanied by (a) a copy of any certificate or certificates required by law to render occupancy of the improvements being rebuilt, repaired or restored legal; and (b) final lien waivers for all labor, materials and supplies from all contractors, subcontractors and materialmen.

                 (viii) After commencing the Work, the Company shall, subject to Excusable Delays, perform, or shall cause the applicable Loan Party or Subsidiary thereof to perform, the Work diligently and in good faith in a good and workmanlike manner to completion in accordance with the approved plans and specifications, if any.

                 (ix) The Agent shall have received "agreements to complete" of the general contractor, any independent architects or Engineers, and such subcontractors as the Agent reasonably deems necessary or desirable, which agreements to complete shall be in form and substance reasonably satisfactory to the Agent.

                 (x) The Company shall have obtained and maintained, or shall have caused the applicable Loan Party or Subsidiary thereof to obtain and maintain, completed value


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         builders' risk (all risk) insurance with an insurer reasonably satisfactory to the Agent, and with loss payable to the Agent.

         All costs and expenses of any Restoration, including, without limitation, any Work, Engineer's fees, architect's fees or contractors fees and the cost and expenses of complying with this subsection 6.11F, shall be for the account of the Company. Upon completion of the Work and payment in full therefor, the Agent will return to the Company the amount of any unspent Insurance Proceeds or Condemnation Proceeds then or thereafter in the hands of the Agent on account of the casualty or Taking that necessitated such Work, together with all undisbursed accrued interest thereon. Nothing in this subsection shall prevent the Agent from applying at any time all or any part of the Insurance Proceeds or Condemnation Proceeds to the curing of any Event of Default under this Agreement or any other Loan Document.

         G. OTHER RESTORATIONS. In the event of any casualty or Taking with respect to a Property, which will cost (or may reasonably be expected to cost) more than $100,000 to Restore, as determined by the Company and so certified in an Officers' Certificate delivered to the Agent, and either (x) the Company or any of its Subsidiaries elects to Restore a Property pursuant to subsection 6.11F but the conditions set forth in clause (ii) of the first sentence of subsection 6.11E are not satisfied or (y) the Company or any of its Subsidiaries elects to Restore any Property pursuant to this subsection 6.11G, the Company shall:

                 (i) prepay the Loans in the amount of the sum of (a) the aggregate Insurance Proceeds or Condemnation Proceeds, as the case may be, plus (b) if such Restoration constitutes a Major Renovation/Restoration, the additional amount that may be required to be paid pursuant to subsection 2.3B(iv) after taking into account any required recalculation of the Borrowing Base; and

                 (ii) together with the delivery of the Notice of Renovation/Restoration pursuant to subsection 6.11A or 6.11C, deliver to the Agent the following: (a) a project budget (as revised and supplemented from time to time in accordance with this subsection 6.11G, the "RESTORATION BUDGET") satisfactory in form to the Agent and setting forth, among other things, the aggregate costs for such Restoration, and the aggregate cost for each line item in such budget;
         (b) an estimated time schedule for such Restoration, reasonably satisfactory in form to the Agent and setting forth, among other things, the projected completion date; (c) the final plans and specifications for the Restoration (as revised and supplemented from time to time in accordance with this subsection 6.11G, the "RESTORATION PLANS") which, with respect to any Pool A Property or Pool B Property, shall provide for the restoration of the related Improvements such that, upon completion thereof, the Improvements shall (x) be in compliance in all material respects with all legal requirements such that all representations or warranties of the Loan Parties relating to the compliance of such Property with Applicable Laws in this Agreement or any of the other Loan Documents would then be true and correct, and (y) be at least equal in value and general utility to the Improvements which were on such Property prior to the related damage, destruction or Taking, as the case may be; and (d) all such other information or materials with respect to the Restoration that the Agent may reasonably request.


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If the Company or any applicable Subsidiary materially changes the scope of the intended Restoration, materially revises the Restoration Budget (including the estimated amounts contained therein), or materially revises or modifies the Restoration Plans, the Company shall promptly deliver to the Agent a supplement to the Restoration Budget or Restoration Plans or a revised Restoration Budget or revised Restoration Plans, as applicable, which, with respect to any Pool A Property or Pool B Property, shall be reasonably satisfactory in form and substance to the Agent. Subject to Excusable Delays, the Company shall, and shall cause each applicable Subsidiary to, commence such Restoration as soon as practicable, and in any event within 90 days of the applicable casualty or Taking, and complete the Restoration promptly, in a good and workmanlike manner and in accordance with the Restoration Plans. Upon completion of the Restoration, the Company shall promptly deliver to the Agent a Completion Certificate with respect thereto. All costs and expenses of any Restoration, including, without limitation, the cost and expenses of complying with this subsection 6.11G, shall be for the account of the Company. If the Agent determines at any time that the Company is not in compliance with the provisions of this subsection 6.11G or that the Property cannot be Restored as contemplated by this subsection 6.11G, the Agent shall provide the Company written notice of such determination and, within 10 Business Days after delivery of such notice, the Company shall prepay the Loans (net of any prior prepayments made by the Company in respect of such casualty or Taking pursuant to this subsection) and the Borrowing Base shall be reduced as provided in subsection 6.11E.

6.12     RENOVATIONS.

         A. NOTICE OF RENOVATION; RENOVATION PLANS. If the Company or any of its Subsidiaries intends to Renovate any Property, the cost of which will exceed (or may reasonably be expected to exceed) $100,000, as determined by the Company and as so certified in an Officers' Certificate delivered to the Agent, the Company shall, prior to the commencement of any such Renovation, deliver to the Agent the following: (i) a Notice of Renovation/Restoration with respect thereto, in the form of Exhibit XVII attached hereto; (ii) a project budget (as revised and supplemented from time to time in accordance with this subsection 6.12A, the "RENOVATION BUDGET") reasonably satisfactory in form to the Agent and setting forth, among other things, the aggregate costs for such Renovation, and the aggregate cost for each line item in such budget; (iii) an estimated time schedule for such Renovation, reasonably satisfactory in form to the Agent and setting forth, among other things, the projected completion date, the number of rooms that will be unavailable for business as a result of such Renovation and the duration of such unavailability; (iv) the final plans and specifications for the Renovation (as revised and supplemented from time to time in accordance with this subsection 6.12A, the "RENOVATION PLANS") which, with respect to any Pool A Property or Pool B Property, shall be reasonably satisfactory in form and substance to the Agent; and (v) all such other information or materials with respect to the Renovation that the Agent may reasonably request. In the event the Company, or any applicable Subsidiary changes the scope of the intended Renovation, materially revises the Renovation Budget (including the estimated amounts contained therein), or materially revises or modifies the Renovation Plans, the Company shall promptly deliver to the Agent a supplement to the Renovation Budget or Renovation Plans or a revised Renovation Budget or revised Renovation Plans, as applicable, which with respect to any Pool A Property or Pool B Property, shall be reasonably satisfactory in form and substance to the Agent.





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         B.      CONDUCT OF RENOVATION; COSTS. Subject to Excusable Delays, the
Company shall, or shall cause its Subsidiaries to, complete the Renovation promptly, in a good and workmanlike manner and in accordance with the Renovation Plans. All costs and expenses of any Renovation, including, without limitation, the cost and expenses of complying with this subsection 6.12, shall be for the account of the Company.

         C. COMPLETION CERTIFICATE. Upon completion of the Renovation, the Company shall promptly deliver to the Agent a Completion Certificate with respect thereto, together with all final Lien waivers in form and substance reasonably satisfactory to the Agent.

6.13     BRUNDAGE CLAUSE.

         In the event of the enactment of or change in (including a change in interpretation of) any Applicable Law (i) deducting or allowing any Loan Party or any of its Subsidiaries to deduct from the value of any Property for the purpose of taxation any Lien thereon, (ii) subjecting any Lender to any tax in respect of, or changing the basis of taxation in respect of, the Mortgages, or the manner of collection of such taxes (other than Taxes on net income, franchise taxes and doing business taxes), or (iii) for the taxation of mortgages or debts secured by mortgages or in the means of collection of any such tax, in each such case, so as to affect any Lender or the Notes or the Mortgages or any other Loan Document, and the result is to increase the taxes imposed upon or the cost to any Lender of maintaining the Loans, or to reduce the amount of any payments receivable under the Notes, the Mortgages or any other Loan Document, or to invalidate the Lien created by any Security Document, then, in any such event, the Company shall, within ten Business Days of receipt of a request therefor, accompanied by documentation verifying the nature, amount and due date, pay to such Lender additional amounts to compensate for such increased costs or reduced amounts; provided, however, that if any Lender makes such a request, or if the Lien created by any Security Document may be invalidated, then the Company shall have the right, and, in the case of such invalidation, shall have the obligation, to reduce the Commitments and prepay the Loans, in accordance with the provisions of this Agreement and the Notes; provided further, however, that if any such payment or reimbursement shall be unlawful or would constitute usury or render the Loans wholly or partially usurious under Applicable Law, then the Agent may, in its sole discretion, declare the Loans so affected immediately due and payable (without premium or penalty) and/or require the Company to pay or reimburse the Lenders for payment of the lawful and non-usurious portion thereof not less than 180 days after notice of such declaration.

6.14     INTEREST RATE PROTECTION.

         If at any time the aggregate principal amount of the Indebtedness of the Loan Parties and their respective Subsidiaries bearing interest or requiring other payments (other than principal payments) to be made based on a rate that is not fixed through maturity exceeds the sum of (i) an amount equal to 50% of all Indebtedness of the Loan Parties and their respective Subsidiaries plus (ii) the aggregate notional amount of principal that is subject to interest rate protection then maintained by the Loan Parties and their respective Subsidiaries provided under an interest rate protection agreement obtained pursuant to this subsection 6.14 or otherwise on terms and with counterparties approved by the Agent, which approval shall not be unreasonably





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withheld, conditioned or delayed (the amount of such excess being referred to as "EXCESS FLOATING RATE DEBT"), then, within five Business Days from the day such excess occurs, the Loan Parties and their respective Subsidiaries shall obtain and thereafter shall maintain (until such time as no such Excess Floating Rate Debt is outstanding) interest rate protection through the Maturity Date in a notional amount at least equal to the Excess Floating Rate Debt as in effect from time to time and on terms and with counterparties approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

6.15 CASH MANAGEMENT SYSTEM; AGENT RIGHTS; APPLICATION OF CASH FLOW; DEPOSITORY ACCOUNT NAMES.

         A. CASH MANAGEMENT SYSTEM. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain the Cash Management System as described in Schedule 5.23; provided, however, that each Loan Party may open and close Local Accounts and make other changes to the Cash Management System in the ordinary course of business upon prior written notice to the Agent as long as
(i) no Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) has occurred and is continuing or would result therefrom, (ii) such changes, either individually or in the aggregate are not adverse to either the Agent or any Lender (in its capacity as a Lender) or impair any rights, priority or perfection of the Agent under the Security Documents, (iii) in the case of any closing of any Local Account, a replacement Local Account satisfactory to the Agent is opened by such Loan Party or such Subsidiary, as the case may be, and a Cash Management Letter is entered into with respect to such replacement Local Account prior to the closing of such Local Account and (iv) all Receipts of each Loan Party continue to be collected and distributed pursuant to procedures subject to Cash Management Letters at all times, except as described on Schedule 5.23.

         B. AGENT RIGHTS. All funds on deposit in the Local Accounts of each Loan Party and each of its Subsidiaries shall be transferred on a daily basis to the Concentration Account, and each Loan Party agrees to perform and comply and to cause each of their respective Subsidiaries to perform and comply with the following covenants and agreements:

                 (i) Receipts shall be received and held by the Company and such Subsidiary and any of their respective officers, employees, agents, managers or other Persons acting for or in concert with the Company or such Subsidiary to make collections for or on behalf of the Company or such Subsidiary (collectively, "COLLECTING AGENTS"), in trust for the Agent as Collateral. Notwithstanding any other provision of this Agreement or any other Loan Document, except as described on
         Schedule 5.23, all Receipts shall be deposited daily into the Local Accounts subject to the Cash Management System. On a daily basis, except as described on Schedule 5.23, each Loan Party, or any Collecting Agent, shall deposit or shall cause to be deposited, all Receipts into the Concentration Account or the Local Accounts subject to Cash Management Letters on or before the first Business Day following receipt thereof by the accounting office of the Company or such Subsidiary, as applicable, and as soon as practical in the case of Receipts received in any other manner.





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                 (ii)     As long as no Event of Default (or event subject to
         subsection 8.1A that would be an Event of Default with the lapse of time) shall have occurred and be continuing, the Company may request that the Agent instruct the Cash Manager to either apply Receipts on deposit in the Concentration Account to pay Obligations or transfer such Receipts to accounts designated by the Company in such amounts as the Company may require, in each case by delivering such a request to the Agent. As long as no Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) shall have occurred and be continuing, upon receipt by the Agent of such a request, the Agent shall instruct the Cash Manager to apply the Receipts on deposit in accordance with such request; provided that the Agent may instruct the Cash Manager to automatically apply Receipts on deposit in the Concentration Account in accordance with the Company's instructions unless the Agent notifies the Cash Manager that an Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) has occurred and is continuing, subject to the availability of funds on deposit in the Concentration Account.

                 (iii) As long as no Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time), the Company may instruct the Cash Manager to invest in Cash Equivalents in accordance with the Company's instructions all or any part of amounts from time to time on deposit in the Concentration Account, other than amounts necessary to effectuate a request by the Company as provided for in subsection 6.15B(ii) with respect to the use of Receipts and the Agent shall authorize the Cash Manager to follow the Company's instructions as long as no Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) shall exist.

                 (iv) During the continuance of an Event of Default without the need of any further action by Loan Parties, each Loan Party irrevocably makes, constitutes and appoints the Agent, and all Persons designated by Agent for that purpose (including the Cash Manager), at any time, as such Loan Party's true and lawful attorney-in-fact to endorse such Loan Party's name on any checks, notes, drafts or any other form of payment relating to Collateral or Receipts or proceeds of Collateral or Receipts that come into the Agent's or the Cash Manager's possession or under the Cash Manager's or the Agent's control; provided, however, that such appointment by such Loan Party of the Agent as such Loan Party's attorney-in-fact shall in no case impose upon the Agent or any such Person any obligation or duty to take any actions on behalf of such Loan Party or any fiduciary obligations with respect to such Loan Party.

         C. APPLICATION OF CASH FLOW. Notwithstanding anything herein to the contrary, each Loan Party shall, and shall cause each of its Subsidiaries to, pay the following from funds provided in the Operating Accounts or otherwise:

                 (i)      all Operating Expenses for the Properties;

                 (ii) all scheduled payments of rent, principal or interest with respect to the Pool B Obligations, the Pool C Indebtedness and the FF&E Financing Indebtedness;





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                 (iii)    federal, state and local taxes;

                 (iv) so long as no Event of Default or Potential Event of Default has occurred and is continuing, Permitted Junior Payments; and

                 (v) to the extent not applied pursuant to subsection 6.15B above to pay Obligations, all Obligations then due;

it being understood and agreed that, during the continuance of an Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) the Agent may, in its sole discretion in accordance with subsection 6.15B(iii), apply funds on deposit in the Local Accounts and other Receipts received by the Agent, (i) to the payment of the foregoing expenses and/or (ii) to the payment of the Obligations. In the event that the Agent determines, during the continuance of an Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time), to apply funds or Receipts to the payment of the foregoing expenses, promptly after being notified of such determination by the Agent, the Company shall deliver to the Agent (x) within five Business Days of the first day of each calendar month during the continuance of an Event of Default, a budget setting forth the estimated Operating Expenses and other amounts set forth above for such calendar month (y) within three Business Days of the date on which the Company desires a disbursement to be made, but not more frequently than once in any calendar week, a written request for disbursements with respect to Operating Expenses and amounts set forth above for such calendar week and (z) such other budgets and related information as the Agent may reasonably request. Upon receipt of any such request for disbursements, the Agent may, in its sole discretion, instruct the Cash Manager to transfer funds on deposit in the Concentration Account to the Operating Accounts to be applied to the payment of amounts set forth in such request for disbursements and approved by the Agent.

         D. NAMES ON DEPOSIT ACCOUNTS. The Company shall cause each Local Account listed on Schedule 5.23 annexed hereto in respect of a Pool A Property or Pool B Property to be changed to the extent necessary so that such Local Account is, at all times on and after the Formation Date, maintained by and in the name of the Company or any of its Wholly Owned Subsidiaries.

         E. CASH MANAGEMENT LETTER. Notwithstanding anything in this Agreement or in any of the other Loan Documents to the contrary, including any Cash Management Letter, except during the continuation of an Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time), the Agent shall not withdraw any funds from, close or take any other actions in connection with any Deposit Account (other than cause such funds to be transferred to the Concentration Account) pursuant to any Cash Management Letter without the Company's prior written consent or written joinder. During the continuation of an Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time), the Agent shall have the same rights with respect to any Local Account as are expressly provided in this Agreement with respect to the Concentration Account during the continuance of an Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time).





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         F.      JAMAICA CASH MANAGEMENT LETTER. Notwithstanding anything to the contrary contained in this Agreement or any Cash Management Letter, the Agent shall not send a notice to The Bank of Nova Scotia blocking withdrawals or transfers by the Company from account number 102170052 (or account established in replacement thereof) unless an Event of Default (or default under subsection 8.1A that would be an Event of Default with the lapse of time) has occurred and is continuing. If such Event of Default or default, as the case may be, is cured during any applicable grace period or waived by the Agent, the Agent shall, upon the written request of the Company, promptly send a notice to The Bank of Nova Scotia rescinding the prior notice.

         G. AUTOMATED CLEARINGHOUSE TRANSFERS. Notwithstanding anything to the contrary contained in this Agreement or any Cash Management Letter, the Agent shall not send notices to any institution maintaining a Local Account which would require daily wire transfers from such Local Account to the Concentration Account until either a Loan has been made or a Letter of Credit has been issued. It is understood and agreed that until a notice is sent to the applicable institution as provided in this subsection 6.15G, the Company may initiate automated clearinghouse transfers from such Local Account to the Concentration Account.

6.16     CAPITAL EXPENDITURES.

         A. CAPITAL RESERVE ACCOUNT. On the thirtieth day of each calendar month, commencing on the first such day to occur after the Funding Availability Date, the Company shall do the following:

                 (i) deposit or cause to be deposited into the Capital Reserve Account an amount equal to the remainder, which shall not be less than zero, of (a) 3.50% of Property Gross Revenues for each of the Properties for the immediately preceding calendar month minus (b) if such Property is a Pool B Property or a Pool C Property, the aggregate amount, if any, that shall then have been deposited with respect to such Property in Other Capital Reserve Accounts pursuant to the requirements of the related Pool B Obligation or Pool C Obligation for such calendar month; and

                 (ii) deliver to the Agent an Officers' Certificate with respect to (a) the allocation of such amount among the Properties, which allocation shall reflect the amounts determined with respect to the Properties pursuant to the preceding clause (i), (b) the allocation of the resulting balance in the Capital Reserve Account among the Properties, which allocation shall reflect the allocation of all deposits in the Capital Reserve Account pursuant to this subsection 6.16A and all transfers therefrom pursuant to this subsection 6.16A and (c) the deposits in and withdrawals from each of the Other Capital Reserve Accounts during the preceding calendar month and the respective closing balances thereof.

         On the thirtieth day after the end of each calendar year, the Company shall deliver to the Agent an Officers' Certificate summarizing amounts withdrawn from the Capital Reserve Account during the preceding year and the application of such proceeds.





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         So long as no Event of Default or Potential Event of Default has
occurred and is continuing, upon the Company's written request and not more frequently than once each month, the Agent shall transfer funds to the Company then on deposit in the Capital Reserve Account for the payment of costs of Capital Items or for the deposit of funds into Other Capital Reserve Accounts, in each case in amounts not greater than the amount of funds then required by the terms of the related Pool B Obligation or Pool C Obligation, as the case may be, to be so deposited; provided, however, that the aggregate amount of such funds applied towards Capital Items from the Capital Reserve Accounts in respect of any Property shall not exceed the aggregate amount of funds deposited in the Capital Reserve Account in respect of such Property. Together with each such request, the Company shall deliver to the Agent copies of bills and other documentation as may be reasonably required by the Agent to establish that such Capital Items or such deposits in such Other Capital Reserve Accounts, as the case may be, are then due.

         B.      RENOVATION AND REMEDIATION OF ROSE HALL PROPERTY.

                 (i) Rose Hall Partnership shall undertake and complete, in accordance with the preliminary budget and time schedule set forth on Schedule 6.16B annexed hereto, as such Schedule shall be updated monthly by the Company and delivered to the Agent, in each case subject to the approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed, (a) the Renovation of the Rose Hall Property and (b) the remediation of the Rose Hall Property and implementation of monitoring programs in accordance with the recommendations and suggestions specified in the Report of Environmental Site Assessment dated April 1996 for the Rose Hall Property that shall have been approved in writing by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion. By June 30, 1996, the Company shall deliver a final budget and time schedule for the Renovation and remediation of the Rose Hall Property, which budget and time schedule shall be reasonably satisfactory to the Agent. Each of the Company and Rose Hall Partnership shall promptly provide the Agent with copies of all monitoring data and reports that it receives from time to time in connection with the monitoring programs implemented in accordance with clause (b) of the preceding sentence.

                 (ii) Rose Hall Partnership shall, on or prior to August 31, 1996, take whatever actions are necessary to cause the Rose Hall Property to be connected to the public water system and to obtain all permits and licenses necessary to enable the Rose Hall Property to use the public water system.

6.17     DEFERRED MAINTENANCE.

         A. DEFERRED MAINTENANCE ACCOUNT. So long as no Event of Default or Potential Event of Default has occurred and is continuing upon the Company's written request and not more frequently than once each month, the Agent shall transfer funds to the Company then on deposit in the Deferred Maintenance Account for the payment of costs and expenses paid or incurred by any of the Loan Parties and their respective Subsidiaries in connection with the completion of Deferred Maintenance; provided, however, that the aggregate amount of funds applied towards Deferred Maintenance in respect of any Property shall not exceed the aggregate





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amount of funds deposited in the Deferred Maintenance Account in respect of such Property. Together with such request, the Company shall deliver to the Agent (i) an Officers' Certificate of the Company, reasonably satisfactory to the Agent, certifying as to (a) the completion of the Deferred Maintenance described therein, (b) the amount budgeted therefor on Schedule 6.17A annexed hereto and (c) the actual amount of the costs and expenses therefor incurred or paid by the Loan Parties and their respective Subsidiaries, and (ii) copies of bills and other documentation as may be reasonably requested by the Agent to establish that payments in respect of the related Deferred Maintenance have been made or are then due, as the case may be.

         B. COMPLETION. On December 31, 1996 the Company shall deposit in the Deferred Maintenance Account an aggregate amount equal to the sum of the respective amounts set forth on Schedule 6.17A with respect to each applicable Property minus the aggregate expenditures for Deferred Maintenance during the period from the Effective Date to December 31, 1996 with respect to each such Property. Notwithstanding anything to the contrary contained in this subsection 6.17, at any time and from time to time after the Effective Date, the Company may propose in writing revisions to the form and substance of Schedule 6.17A, and such revisions shall be effective to the extent approved in writing by the Agent, which approval shall not be unreasonably withheld, delayed or conditioned; provided that the Company shall make by December 31, 1996 all repairs described as "immediate repairs" and "currently recommended repairs" in the Engineering Reports delivered pursuant to subsection 4.1N or it shall deposit in the Deferred Maintenance Account as provided in the preceding sentence all amounts allocated as of the Effective Date on Schedule 6.17A in respect of the repairs not completed by December 31, 1996.

6.18     MANAGEMENT OF PROPERTIES; SERVICING AGREEMENTS.

         The Company shall, or shall cause Management Corp. or any of the Wholly Owned Subsidiaries of Management Corp. to, (i) manage and operate each of the Properties pursuant to Servicing Agreements in a commercially reasonable and prudent manner and (ii) maintain worker's compensation insurance as required by Governmental Authorities. No Person other than the Company, Management Corp. or such Wholly Owned Subsidiary shall have substantial authority over the management and operation of any Property.

6.19     INTELLECTUAL PROPERTY.

         The Company shall cause each Subsidiary (other than any Pool C Subsidiary) owning, licensed to use or otherwise having the lawful right to use any Intellectual Property to execute and deliver the Trademark Agreement for the purposes of becoming bound thereby, and the Company shall deliver supplements to the Schedules to this Agreement, the Security Agreement and the Trademark Agreement, which Schedules shall be reasonably acceptable to the Agent.

6.20     FURTHER ASSURANCES.

         A. ASSURANCES. Without expense or cost to the Agent or the Lenders, each Loan Party shall, and shall cause each of its Subsidiaries to, from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances,





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mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent may from time to time reasonably require and which do not involve a material expansion of the Company's obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any Pool A Property, Pool B Property or other items of Collateral, intended to now or hereafter be covered, to the Liens created by the Security Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Loan Party or any such Subsidiary may be or may hereafter become bound to convey or to assign to the Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Loan Documents or for filing, registering or recording this Agreement or any other Loan Documents. Without limiting the foregoing, the Company shall, and shall cause each other Loan Party to, deliver to Agent, promptly upon receipt thereof, all instruments received by the Company or any such Loan Party after the Effective Date and take all actions and execute all documents necessary or reasonably requested by the Agent to perfect the Agent's security interest in any such instrument or any other Investment acquired by the Company or any other Loan Party. Promptly upon request or, in an emergency, upon demand, each Loan Party shall execute and deliver, and hereby authorizes the Agent to execute and file in the name of such Loan Party, to the extent the Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Lien hereof upon the Collateral.

         B. FILING AND RECORDING OBLIGATIONS. Each Loan Party shall pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Mortgage or other Loan Document, including any instrument of further assurance described in subsection 6.21A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Loan Document, including any instrument of further assurance described in subsection 6.21A, or by reason of its interest in, or measured by amounts payable under, the Notes, the Mortgages or any other Loan Document, including any instrument of further assurance described in subsection 6.21A (including all Georgia Intangible Tax, but excluding income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document; provided, however, that such Loan Party may contest in good faith and through appropriate proceedings, any such taxes, duties, imposts, assessments and charges; provided further, however, that such Loan Party shall pay all such taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Loan Party fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from the Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Agent may (but shall not be obligated to) pay the amount due and such Loan Party shall reimburse all amounts in accordance with the terms





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hereof. If Applicable Law prohibits any Loan Party from paying such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then the Agent may declare the Pool A Property Amount with respect to the applicable Pool A Property in accordance with the terms of this Agreement to be immediately due and payable without premium or penalty not less than 30 days after such declaration.

         C. COSTS OF DEFENDING AND UPHOLDING THE LIEN. The Agent may, upon at least five days' prior notice to the Company, (i) appear in and defend any action or proceeding, in the name and on behalf of the Agent, the Lenders, any Loan Party or any of its Subsidiaries, in which the Agent or any Lender is named or which the Agent in its sole discretion determines is reasonably likely to materially adversely affect any Pool A Property, any Pool B Property, any Management Agreement or other Collateral, any Mortgage, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Agent reasonably determines should be instituted to protect the interest or rights of the Agent and the Lenders in any Pool A Property, any Pool B Property, any Management Amount or other Collateral or under this Agreement or any other Loan Document. The Company agrees that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by the Agent shall be paid by the Company or reimbursed to the Agent, as the case may be, promptly after demand.

         D. COSTS OF ENFORCEMENT. The Company agrees to bear and shall pay or reimburse the Agent and the Lenders in accordance with the terms of subsection 8.2 for all reasonable sums, costs and expenses incurred by the Agent and the Lenders (including reasonable attorneys' fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or Transfer in lieu of foreclosure) of this Agreement, any Mortgage or any other Loan Document or any sale of all or any portion of any Pool A Property, any Pool B Property, all or any interests under the Management Agreements or all or any portion of the other Collateral.

         E. FURNISHING OF DOCUMENTS. The Company shall, at its sole cost and expense, furnish to the Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, Appraisals (but only to the extent required to be paid by the Company pursuant to subsection 6.6B), title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents.

         F. WYNDHAM HOTELS & RESORTS (MANAGEMENT) LTD. The Loan Parties shall not permit Wyndham Hotels & Resorts (Management), Ltd. to own any assets or conduct any operations unless the Company, at its expense, shall have (i) prepared and delivered to the Agent for filing in the appropriate offices such instruments and taken such other action, as in each case may be necessary or appropriate, in the reasonable determination of the Agent, to perfect under the laws of such other jurisdiction a first priority security interest in favor of the Agent or the Lenders, as the Agent shall determine, in the capital shares of Wyndham Hotels & Resorts (Management), Ltd. and (ii) caused to be prepared and delivered to the Agent an opinion of counsel or other evidence with respect to the perfection of such security interest, which counsel and opinion or other evidence shall be reasonably satisfactory to the Agent.

                                   SECTION 7
                          COMPANY'S NEGATIVE COVENANTS

         The Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of the Loans and the other Obligations and the cancellation or expiration of all Letters of Credit, the Company shall perform and shall cause each of its Subsidiaries to perform all covenants in this Section 7.





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7.1      INDEBTEDNESS.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                 (i) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to the Obligations;

                 (ii) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to (a) the Senior Notes pursuant to the Indenture and (b) with the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, any refinancing, exchange or refunding of the Senior Notes; provided, however, that in no event shall the Indebtedness for which the Loan Parties and their respective Subsidiaries may become and remain liable pursuant to the preceding clause (b) shall (x) have an aggregate principal amount greater than the principal amount of the Senior Notes so refinanced, exchanged or refunded or (y) have terms that are more burdensome either to the Loan Parties and their respective Subsidiaries or to the rights and obligations of the Agent and Lenders hereunder and under the other Loan Documents in any material respect, as determined by the Agent in its sole discretion.

                 (iii) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to FF&E Financing Indebtedness in aggregate principal amounts at any time outstanding not to exceed (a) $5,000,000 in the aggregate, (b) $600,000 with respect to each Property that is an upscale full service hotel or a resort hotel and (c) $300,000 for each Property that is a garden style hotel, or in each case such lesser amount as shall be permitted under the Pool B Documents or the Pool C Documents with respect to each of the Pool B Properties and the Pool C Properties, as the case may be; provided that all FF&E Financing Indebtedness shall be secured solely by the FF&E financed with such FF&E Indebtedness;

                 (iv) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to Indebtedness in respect of the Pool B Obligations indicated on Schedule 7.1(iv) annexed hereto as being owed thereby;

                 (v) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to Indebtedness in respect of the Letters of Credit;

                 (vi) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to Interest Rate Agreements required pursuant to subsection 6.14 or otherwise approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed;





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                 (vii)    so long as at the time of incurrence thereof no Event
         of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, each Pool C Subsidiary may incur and remain liable with respect to Indebtedness to Persons in connection with the Acquisition or ownership of a Pool C Property, and may refinance, exchange or refund the same (as so incurred, refinanced, exchanged or refunded, "POOL C INDEBTEDNESS"), in each case as incurred, refinanced, exchanged or refunded on terms and conditions approved in writing by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (r) the aggregate outstanding principal amount of any such Pool C Indebtedness shall not at any time exceed 50% of the sum of the aggregate cash purchase price of such Pool C Property plus the aggregate amount of expenditures actually made by such Pool C Subsidiary in connection with the Renovation of such Pool C Property,
         (s) such Pool C Indebtedness of any Pool C Subsidiary shall not require the scheduled payment of principal, interest and other amounts during any period that in the aggregate exceeds an amount equal to 50% of the Property EBITDA for such period with respect to such Pool C Property, provided that this clause (s) shall not be given effect with respect to any Pool C Property during the period from the commencement of a Renovation with respect thereto to the last day of 12 complete calendar months after the completion of such Renovation if and so long as the Pool C Subsidiary either, at the written election made by the Company or such Pool C Subsidiary and delivered to the Agent before the date of such commencement, (1) shall have deposited and maintained funds in a segregated account in an amount not less than the aggregate amount of interest that shall be required to be paid during the remainder of the period with respect to which this clause (s) shall not be given effect, (2) in the absence of a default under such Pool C Indebtedness, have the unrestricted right to add to the principal amount thereof the aggregate amount of such interest or to make one or more additional borrowings thereunder to pay the aggregate amount of such interest, or (3) shall have directed the Agent by Officers' Certificate to include an amount equal to such aggregate amount of interest in clause (iv) of the definition of Total Utilization during the remainder of the period with respect to which this clause (s) will not be given effect, (t) such Pool C Indebtedness shall be non-recourse to any Loan Party or any of its Subsidiaries (other than for any Guaranties provided with respect to customary carve-outs for environmental and "bad deed" indemnities), provided that such Pool C Indebtedness may be recourse to any Pool C Subsidiary so long as such Pool C Indebtedness is secured by first priority Liens on all material assets (including all the capital stock of its Subsidiaries and all such Subsidiaries' assets) owned by each such Pool C Subsidiary (which Pool C Subsidiary shall have no other material assets or Indebtedness), (u) such Pool C Indebtedness shall not be secured by
         (1) the assets of any Loan Party or any of its Subsidiaries (other than the Pool C Subsidiary that is the obligor with respect thereto, in accordance with the preceding clause (t)) or (2) the Transfer of or Lien on any Intellectual Property, (v) so long as (1) such Pool C Indebtedness has not been accelerated, (2) a receiver has not been appointed with respect to the related Pool C Property or (3) no other remedy is being exercised with respect to any collateral securing, or other property subject to, such Pool C Indebtedness, such financing does not preclude or limit the distribution of Excess Cash Flow (after reserves for Capital Items) to the Company for the purposes set forth herein, (w) a Potential Event of Default or an Event of Default or a default or event of default under the Senior Notes





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         shall not constitute a default or event of default thereunder, (x)
         after giving affect to such transaction, the Company is in compliance with all of the provisions set forth herein and the other Loan Documents, (y) the Company shall have delivered to the Agent any Officers' Certificate demonstrating compliance with the provisions of this subsection 7.1 (vii) by any Pool C Subsidiary in connection with such Acquisition, and (z) the Company shall provide Bankers with a request for proposal regarding the provision of such Pool C Indebtedness and will consider Bankers' proposal, if any, in accordance with the Company's usual practice;

                 (viii) so long as at the time of assumption or incurrence thereof no Event of Default has occurred and is continuing or would be caused thereby, the Vinings Subsidiary may assume or incur and remain liable with respect to Indebtedness to Persons other than the Company and its Wholly Owned Subsidiaries in connection with the Acquisition or ownership of the Vinings Property, and may refinance, exchange or refund the same (as so assumed, incurred, refinanced, exchanged or refunded, "VININGS INDEBTEDNESS"), in each case assumed, incurred, refinanced, exchanged or refunded on terms, and conditions approved in writing by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that (x) without the approval of the Agent, the Vinings Subsidiary may assume the Indebtedness of the seller of the Vinings Property under or with respect to the Vinings Bond Documents in a principal amount not greater than $9,675,000, (y) the Vinings Subsidiary shall not refinance, exchange or refund any amount of such Indebtedness so assumed, or amend or otherwise modify any of the terms thereof, without the prior written approval of the Agent, which approval may be withheld, conditioned or delayed in its sole discretion, provided, however, that (1) without the approval of the Agent, the Vinings Subsidiary may refinance, exchange or refund such Indebtedness, or amend or otherwise modify any of the terms thereof, if, after giving effect to such refinancing, exchange, refund, amendment or other modifications, the principal amount of such Indebtedness and all other Indebtedness of the Vinings Subsidiary shall not exceed 50% of the value of the Vinings Property specified in an Appraisal of the Vinings Property dated as of a date not more than 60 days before the effectiveness of such refinancing, exchange, refunding, amendment or other modification and approved by the Agent in its sole discretion and (2) all Indebtedness assumed or incurred by the Vinings Subsidiary at any time shall be non-recourse to the Company or any of its other Subsidiaries (other than for any Guaranties provided with respect to customary carve-outs for environmental and "bad deed" indemnities) and shall not be secured by (1) the assets of any Loan Party or any of its Subsidiaries (other than the Vinings Subsidiary) or (2) the Transfer of or Lien on any Intellectual Property;

                 (ix) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to the Indebtedness that consists of Contingent Obligations otherwise permitted by subsection 7.4, subject to the terms and conditions thereof; and

                 (x) other Indebtedness in an aggregate principal amount not to exceed $250,000 at any time.






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7.2      LIENS AND RELATED MATTERS.

         A. PROHIBITION ON LIENS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods, furniture, fixtures, equipment or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                 (i)      Permitted Encumbrances;

                 (ii) Liens granted to secure FF&E Financing Indebtedness as permitted by subsections 7.1(iii); provided, however, that such Liens encumber only the assets purchased, financed or refinanced with such FF&E Financing Indebtedness;

                 (iii) Liens granted or assumed by a Pool B Subsidiary to secure the Pool B Obligations owed by the Pool B Subsidiary; provided, however, that such Liens encumber only the assets purchased, financed or refinanced with, or leased or otherwise used pursuant to the terms of, such Pool B Obligations; and

                 (iv) Liens granted by a Pool C Subsidiary to secure Pool C Indebtedness owed by the Pool C Subsidiary, as permitted by subsection
         7.1 (vii); provided, however, that, other than with respect to Liens specifically permitted by subsection 7.1(vii), such Liens encumber only the Property purchased, financed or refinanced with such Pool C Indebtedness;

                 (v) a Lien granted to Bank One, Texas, N.A., against a deposit account balance in the amount of $2,637,045 to collateralize a letter of credit issued in connection with the refurbishment of the Wyndham Hotel at Los Angeles Airport, as such deposit account balance may from time to time be reduced in connection with reductions in the face amount of such letter of credit;

                 (vi) Liens granted by the Company to HPTWN to secure the obligations of GHALP Corp. under the HPT Leases pursuant to the HPT Stock Pledge covering all issued and outstanding stock of GHALP Corp., which Liens shall at all times remain junior, subject and subordinate to the Liens against such stock granted to the Agent and the Lenders, as more particularly set forth in the HPT Estoppel; and

                 (vii) Liens against certain Tenant's Personal Property, the FF&E Reserve, Total Hotel Sales, the Retained Funds and related Records (as such capitalized terms are defined in the HPT Leases) and Liens against the Assigned Leases, the Contracts, the Agreements and the other Collateral (as such capitalized terms are defined in the HPT Collateral Documents) granted to HPTWN pursuant to the HPT Collateral Documents


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         to secure the obligations of GHALP Corp. under the HPT Leases; which
         Liens shall at all times be subject to the Lien priority provisions contained in the HPT Estoppel;

provided, however, that this covenant shall not be breached by any involuntary Lien, claimed or assumed, so long as the provisions of subsection 6.9 are being complied with.

         B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A or which are the subject of subsection
6.9 so long as the Company is in compliance with the provisions thereof, the Company shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, however, that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Agent or any Lender to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

         C. NO FURTHER NEGATIVE PLEDGES. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a sale or other disposition of assets permitted hereunder, (ii) specific property subject to a Ground Lease, (iii) Other Management Agreements (to the extent that the terms thereof prohibit the assignment of rights thereunder, but not any other rights or interests and otherwise consistent with industry practices) as security for the Obligations or otherwise and (iv) any other agreement entered into in the ordinary course of business which by its terms restricts the assignment of rights thereunder (but not any other rights or interests and otherwise consistent with industry practices) as security for the Obligations or otherwise, the Loan Parties shall not and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets (including, without limitation, any interest in, or right to receive payments under, any of the Other Management Agreements), whether now owned or hereafter acquired except to the extent that Liens to secure the Obligations are excluded therefrom.

         D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO THE COMPANY OR OTHER SUBSIDIARIES. Except as provided in this Agreement, the Pool B Documents (with respect to the related Pool B Subsidiaries) and the Pool C Documents (with respect to the related Pool C Subsidiaries), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by the Company or any other Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, or (iv) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for specific property encumbered to secure the payment of particular Indebtedness permitted hereunder.





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7.3      INVESTMENTS, GUARANTIES AND CERTAIN PAYMENTS.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make any Investment in any Person, including any Affiliate or Joint Venture, or, in each case for the purpose of or otherwise in connection with securing, extending, renewing or modifying any Management Agreement or Other Management Agreement, become liable for, any Guaranty for the benefit of any Person, including any Affiliate or Joint Venture, or make any payment to such Person, except as follows:

                 (i) each Loan Party and its Subsidiaries may make Investments in Cash Equivalents;

                 (ii) each Loan Party and its Subsidiaries may make equity or debt Investments in the Company or any of its Wholly Owned Subsidiaries for the purposes set forth in subsection 7.14; provided that, as of any date of determination, (a) except to the extent provided to the contrary in subsection 7.3(viii), the aggregate amount of such Investments by the Company and its Subsidiaries in any Pool B Subsidiary (other than an Investment not to exceed $1,150,000 in GHALP made on or before the Effective Date for reserves for Capital Items) shall not exceed the aggregate amount of dividends and other distributions made by such Pool B Subsidiary to the Company and its other Wholly Owned Subsidiaries (other than other Pool B Subsidiaries and Pool C Subsidiaries) plus, with respect to GHALP and WHI, an amount not greater than $250,000 in the aggregate during the period from the Effective Date to December 31, 1996 and (b) the aggregate amount of Investments in the Pool C Subsidiaries for the Major Renovation/Restoration of Pool C Properties shall not exceed the amount by which $15,000,000 is greater than the sum of (1) the Total Utilization of Revolving Commitments as of such date of determination plus (2) the amount of the Guaranties permitted by subsection 7.4(ii)(a) as of such date of determination, in each case to the extent that such amounts referred to in the preceding clauses (1) and
         (2) shall have been used, issued or incurred for or in connection with the Major Renovation/Restoration of the Properties which have not been completed on or before such date of determination;

                 (iii) the Company may acquire the DAB Notes and the Affiliate Notes and may acquire the collateral securing any Affiliate Notes and/or DAB Notes upon a foreclosure;

                 (iv) GHALP Corp. may acquire the rights to the Retained Funds under and as defined in the HPT Sale Agreement;

                 (v) subject to subsection 7.1OB(viii), until December 31, 1996, so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Company may (a) make equity or debt Investments in ISIS 2000 in an aggregate amount not to exceed $750,000 at any time and (b) become liable with respect to Guaranties of Indebtedness or other obligations of ISIS 2000 in an aggregate principal amount not to exceed $3,500,000 at any time;





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                 (vi)     so long as No Event of Default or Potential Event of
         Default is continuing, each Loan Party and its Subsidiaries may, subject to subsection 7.10, (a) make equity or debt Investments in one or more Joint Ventures (other than ISIS 2000, CWS and Wynright) and
         (b) become liable with respect to Guaranties of Indebtedness or other obligations of such Joint Ventures; provided that (1) the sole purpose of each such Joint Venture is to acquire, renovate, restore, manage, operate and dispose of Managed Properties or Other Managed Properties that are upscale full service hotels, garden style hotels and resort hotels located in the United States of America; (2) Management Corp. or any of its Wholly Owned Subsidiaries shall have entered into an Additional Management Agreement or an Other Management Agreement with such Joint Venture or a Wholly Owned Subsidiary thereof that owns or leases such Managed Property or Other Managed Property, as the case may be, pursuant to subsection 7.16A(i); (3) the aggregate amount of such Investments in and Guaranties for the benefit of such Joint Venture and its Wholly Owned Subsidiaries shall not at any time exceed the lesser of (x) $20,000,000 and (y) the amount by which the aggregate amount of outstanding Investments, outstanding Guaranties and payments made by the Loan Parties and their respective Subsidiaries permitted by subsections 7.3(vii)(3) and 7.3(viii) is less than $50,000,000, (4) the aggregate amount of such Guaranties for the benefit of such Joint Venture and its Wholly Owned Subsidiaries shall not at any time exceed the amount by which the aggregate amount of outstanding Guaranties of the Loan Parties and their respective Subsidiaries permitted by subsections 7.3(vi), (vii) and (ix) and subsection 7.4(ii)(a) is less than $25,000,000; (5) as of the date of each such Investment in each such Joint Venture after the Effective Date and at all times thereafter, the Company's Adjusted Equity Interest therein shall be equal to or greater than 20% and less than or equal to 49% of the Total Adjusted Equity Interests of such Joint Venture, provided that (X) the Company's Adjusted Equity Interest in such Joint Venture may be less than 20% of the Total Adjusted Equity Interests of such Joint Venture as of any date of determination to the extent that such deficiency has resulted from an increase in the outstanding amount of equity Securities of such Joint Venture owned by Persons other than the Loan Parties and their respective Subsidiaries and Affiliates and such increase was not reasonably foreseen by the Company on the date of the most recent investment in such Joint Venture by the Loan Parties and their respective Subsidiaries and (Y) the Company's Adjusted Equity Interest in such Joint Venture may be greater than 49% of the Total Adjusted Equity Interests of such Joint Venture as of any date of determination to the extent that such excess has resulted from the breach by any Person (other than the Loan Parties and their respective Subsidiaries and Affiliates) of an obligation to make an additional equity Investment in such Joint Venture after the date of the most recent Investment therein by the Loan Parties and their respective Subsidiaries; (6) the greater of (1) the undepreciated book value of properties and other assets owned or leased by such Joint Ventures or their respective Wholly Owned Subsidiaries and (2) the fair market value of such properties and other assets, in each case determined as of the respective dates of acquisition thereof, shall not exceed $145,000,000 at any time, as reasonably determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to such effect, together with the information utilized by the Company to make such determination; and
         (7) assuming for the purpose of this clause (7) that the principal amount of any obligation so Guaranteed is Indebtedness of such Joint Venture and its Subsidiaries, the sum of (A) the aggregate principal amount of the Indebtedness of such Joint Venture and its Subsidiaries plus (B) the purchase price of any equity Securities issued by such Joint Venture and its Subsidiaries that are preferred in right or priority of payment (including any mandatory redemption or redemption at the option of the holder) to any such equity or debt Investment (other than a priority right to receive a preferred return on investment of up to 25% per annum) shall not exceed 60% of the amount determined in accordance with the preceding clause (6) from time to time, as determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to such effect, together with the information utilized by the Company to make such determination, provided that this clause (7) shall not be given effect with respect to Investments made by the Loan Parties and their respective Subsidiaries to, or Guaranties made by the Loan Parties and their respective Subsidiaries for the benefit of, Joint Ventures formed pursuant to the Bedrock Investment Program Agreements to acquire, renovate, restore, manage, operate and dispose of Managed Properties or Other Managed Properties that are upscale full service hotels, garden style hotels and resort hotels located in the United States of America;

                 (vii) so long as no Event of Default or Potential Event of Default is continuing, if the Company shall have determined that making such Investment, becoming liable with respect to such Guaranty or making such payment, in each case pursuant to this subsection 7.3(vii), is necessary to secure one or more Additional Management Agreements pursuant to subsection 7.16A(i) or Other Management Agreements pursuant to subsection 7.16A(ii), or to secure an extension, renewal or modification thereof, the Company and its Subsidiaries may, subject to subsection 7.10, (a) make equity or debt Investments in one or more Persons (other than ISIS 2000, CWS and Wynright) owning or leasing the related Managed Properties or Other Managed Properties, as the case may be, (b) become liable with respect to Guaranties of Indebtedness or other obligations of such Persons and
         (c) make payments to such Persons or their respective Affiliates; provided that (1) the sole purpose of each such Person shall be to acquire, own, renovate, operate and dispose of a Managed Property or Other Managed Properties, as the case may be, that is an upscale full service hotel, a garden style hotel or a resort hotel; (2) Management Corp. or one of its Wholly Owned Subsidiaries shall have entered into an Additional Management Agreement with such Person with respect to such Managed Property pursuant to subsection 7.16(i) or an Other Management Agreement with such Person with respect to such Other Managed Property pursuant to subsection 7.16(ii), as the case may be (or an extension, renewal or modification thereof, as the case may be); (3) if the aggregate amount of outstanding Investments, outstanding Guaranties and payments made by the Loan Parties and their respective Subsidiaries, in each case as permitted by subsections 7.3(vi), (vii) and (viii), does not (and after giving effect to any proposed additional Investment, Guaranty or payment pursuant to this subsection 7.3(vii) would not) exceed $50,000,000, then (A) the Person in which or for whose benefit each such additional Investment, Guaranty or payment shall be made, shall not be an Affiliate of more than 4 other Affiliated Owners, and the aggregate amount of such Investments in, Guaranties for the benefit of and payments to such 5 or fewer Affiliated

         Owners shall not exceed $7,500,000 at any time, (B) if the Managed Property or Other Managed Property, as the case may be, is an upscale full service hotel or a resort hotel, the aggregate amount of such Investments in, Guaranties for the benefit of and payments to the Person in which or for whose benefit such additional Investment, Guaranty or payment shall be made, shall not exceed $5,000,000 at any time and (C) if the Managed Property or Other Managed Property, as the case may be, is a garden style hotel, the aggregate amount of such outstanding Investments in, outstanding Guaranties for the benefit of and payments to the Person in which or for whose benefit such additional Investment, Guaranty or payment shall be made, shall not exceed $2,000,000 at any time; (4) if the aggregate amount of outstanding Investments, outstanding Guaranties and payments made by the Loan Parties and their respective Subsidiaries, in each case as permitted by subsections 7.3(vi), (vii) and (viii), then exceeds (or after giving effect to any proposed additional Investment, Guaranty or payment pursuant to this subsection 7.3(vi) would exceed) $50,000,000, then (A) the Person in which or for whose benefit such additional Investment, Guaranty or payment shall be made, shall not be an Affiliate of more than two other Affiliated Owners, and the aggregate amount of such Investments in, Guaranties for the benefit of and payments to such 3 or fewer Affiliated Owners shall not exceed $2,500,000 at any time, (B) if the Managed Property or Other Managed Property, as the case may be, is an upscale full service hotel or a resort hotel, the aggregate amount of such outstanding Investments in, outstanding Guaranties for the benefit of and payments to the Person in which or for whose benefit such additional Investment, Guaranty or payment shall be made, shall not exceed $2,000,000 at any time and (C) if the Managed Property or Other Managed Property, as the case may be, is a garden style hotel, the aggregate amount of such outstanding Investments in, outstanding Guaranties for the benefit of and payments to the Person in which or for whose benefit such additional Investment, Guaranty or payment shall be made, shall not exceed $500,000 at any time; (5) the aggregate amount of outstanding Guaranties made by the Loan Parties and their respective Subsidiaries pursuant to subsections 7.3(vi), (vii) and (ix) and subsection 7.4(ii)(a) shall not exceed $25,000,000 at any time; and (6) as of the date of each such Investment and at all times thereafter, the Company's Adjusted Equity Interest in the Person in which or for whose benefit such additional Investment, Guaranty or payment shall be made shall be less than 20% of the Total Adjusted Equity Interests of such Person, provided that the Company's Adjusted Equity Interest in such Person may be greater than 20% of the Total Adjusted Equity Interests of such Person as of any date of determination to the extent that such excess has resulted from the breach by any Person (other than the Loan Parties and their respective Subsidiaries and Affiliates) of an obligation to make an additional equity investment of such entity after the date of the most recent investment therein by the Loan Parties and their respective subsidiaries; and certified to the Agent in a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to such effect, together with the information utilized by the Company to make such determination;

                 (viii) so long as no Event of Default or Potential Event of Default is continuing, if the Company shall have determined that making such Investment or payment permitted by this subsection 7.3(viii) is necessary to secure an Additional Management Agreement with respect to an Additional Pool B Property that is an upscale full service hotel, garden style hotel or resort hotel located in the United States of America, or to secure an extension, renewal or modification of such Additional Management Agreement, the Loan Parties and their respective Subsidiaries may, subject to subsection 7.10, (a) make equity or debt Investments in the Pool B Subsidiary that shall lease such Additional Pool B Property and (b) make payments to the lessor of such Additional Pool B Property or its Affiliates on behalf of, or for the benefit of, such Pool B Subsidiary, provided that (1) the Loan Parties and their respective Subsidiaries shall comply with subsection 7.15A(ii); (2) the aggregate amount of the outstanding Investments, outstanding Guaranties and payments made by the Loan Parties and their respective Subsidiaries, in each case as permitted by subsections 7.3(vi), (vii) and (viii), does not (and after giving effect to such additional investment pursuant to this subsection 7.3(viii) would not) exceed $50,000,000; (3) the sum of (A) the aggregate amount of outstanding Investments, outstanding Guaranties and payments made by the Loan Parties and their respective Subsidiaries in, to or for the benefit of the lessor of such Additional Pool B Property and its Affiliates (which lessor and its Affiliates together shall not number more than 5 Affiliated Owners) pursuant to subsections 7.3(vi) and (vii) and (vii) plus (B) the aggregate amount of outstanding Investments in Pool B Subsidiaries that shall have leased Pool B Properties directly or indirectly from such lessor and its Affiliates (which lessor and its Affiliates together shall not number more than 5 Affiliated Owners), shall not exceed $7,500,000 at any time; (4) if such Additional Pool B Property is an upscale full service hotel or a resort hotel, such investment shall not exceed $5,000,000; (5) if such Additional Pool B Property is a garden style hotel, such investment shall not exceed $2,500,000; (6) the aggregate amount of payments to all lessors with respect to Additional Pool B Properties and their respective Affiliates pursuant to this subsection 7.3(viii) shall not exceed $5,000,000 in the aggregate; and

                 (ix) without limiting the provisions of subsection 7.4(v), Investments, Guaranties and payments made by the Loan Parties and their respective Subsidiaries pursuant to, and in amounts not greater than the maximum estimated amounts of, the respective contingent liabilities and obligations specified on Schedule 5.3 annexed hereto;

                 (x) the Company and its Subsidiaries may become liable with respect to such Guaranties as the Agent shall have approved in writing, which approval may be granted, withheld, conditioned or delayed in its sole discretion; and

                 (xi) the Company may make Investments in its Subsidiaries at the times and to the extent necessary or reasonably desirable to comply with the provisions of subsection 6.17;

provided that (x) for purposes of clauses (vi), (vii) and (viii) above, (1) the amount of the Investment in and payments to HPTWN pursuant to the HPT Sale Agreements shall be deemed to be zero, (2) HPTWN shall be deemed to be an Affiliate Owner with respect to any Affiliate thereof that is an Affiliate Owner and (3) at least 30 days before the proposed closing date of the acquisition by any Affiliate Owner of a fee or leasehold interest in any real property, the Company, at its expense, shall deliver to the Agent copies of the documents set forth in subsection 4.1M, mutatis mutandis, with respect to such real property, in each case subject to the satisfaction of the Agent specified in subsection 4.1M, (y) except as provided to the contrary in subsection 7.4(v)(b), Investments, Guaranties and payments made by the Loan Parties and their respective Subsidiaries pursuant to, and in amounts not greater than the maximum estimated amounts of, the respective contingent liabilities and obligations specified on Schedule 5.3 annexed hereto, shall not be subject to subsections 7.3(vi), (vii) and (viii) above and (z) the Company and its Subsidiaries shall not enter into, make or become liable with respect to any Investment, Guaranty or payment referred to in this subsection 7.3 if the Company or any of its Subsidiaries shall become (or may reasonably be expected to become), by law, contract, ownership of Securities or otherwise, directly or indirectly, obligated or liable to pay to any Person any amount in addition to the maximum amount thereof specified in an Officers' Certificate delivered to the Agent not later than the date of such Investment, Guaranty or payment, as the case may be, or have any other liability for the assets, liabilities or operations of any other Person.

         For the purpose of this subsection 7.3 and without limiting any other method of making an Investment, the Company and its Subsidiaries shall be deemed to make an Investment in each Investment owned by a Person at the time such Person becomes a Subsidiary of the Company or any of its Subsidiaries.

7.4      CONTINGENT OBLIGATIONS.

         The Loan Parties shall not and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become liable with respect to any Contingent Obligation, except that, so long as no Event of Default or Potential Event of Default has occurred and is continuing:

                 (i) the Company and its Subsidiaries may become liable with respect to Contingent Obligations in respect of Letters of Credit;

                 (ii) the Company and its Subsidiaries may become liable with respect to indemnification agreements and Guaranties (whether now existing or hereafter entered into) with respect to (a) performance, surety and similar bonds or guaranties of completion provided in the ordinary course of business consistent with past practices in respect of the Restoration or Renovation of any Property, but excluding any such bonds with respect to any hotel property that is not then a Property, in an aggregate amount not at any time exceeding the amount by which $15,000,000 is greater than the sum of (1) the aggregate principal amount of Loans, plus (2) the amount of all Letters of Credit plus (3) the aggregate amount of Investments in Pool C Subsidiaries, in each case to the extent that such amounts referred to in the preceding clauses (1), (2) and (3) shall have been used, issued or made for or in connection with the Renovation or Restoration of the Properties, (b) other performance, surety and appeal bonds provided in the ordinary course of business consistent with past practices or contemplated by subsection 6.9, (c) with respect to indemnification or contribution obligations in respect of agreements providing for indemnification, adjustment of purchase price or similar obligations or for Guaranties or letters of credit, surety bonds and performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the Transfer of a business, asset or Subsidiary (other than Guaranties of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any Subsidiary in connection with such Transfer, (d) environmental and "bad-deed" indemnification obligations, (e) indemnification and contribution obligations pursuant to the Formation Documents and the Public Offering Documents and (f) other ordinary course indemnification obligations in connection with Indebtedness, Management Agreements, Servicing Agreements, Other Management Agreements, service contracts, Leases, partnership, agreements, Franchise Agreements, leases, licensing agreements and Ground Leases in each case on customary terms consistent with industry practice and to the extent that such Indebtedness or agreements are permitted by this Agreement;

                 (iii) the Company and its Subsidiaries may become liable with respect to the Guaranties permitted by subsections 7.3(v), (vi),
         (vii), (viii), (ix) and (x);

                 (iv) the Company and its Subsidiaries may become liable to make Investments and payments, in each case with respect to Guaranties permitted by, and in accordance with the terms of, subsection 7.3(v),
         (vi), (vii), (viii), (ix) and (x);

                 (v) such of the Company and its Subsidiaries as are specified on Schedule 5.3 annexed hereto may be liable (a) with respect to the Contingent Obligations set forth on such Schedule, in each case in the aggregate amount not greater than the maximum estimated amount specified thereon with respect to such Contingent Liability and (b) with respect to modifications to any such Guaranty either (1) that do not increase either the maximum possible amount, or the maximum estimated amount thereof, or both, in each case as specified on each list, add any obligors with respect thereto or increase, decrease or otherwise vary the liabilities of the existing obligors with respect thereto or (2) that increase either the maximum possible amount or the maximum estimated amount thereof, or both, in each case as specified on such list, add any obligors with respect thereto or increase, decrease or otherwise vary the liabilities of the existing obligors, provided that, with respect to the modification of a Guaranty subject to the preceding clause (2), (A) if such Guaranty shall have been made, or such modification thereof is being made, to secure a Management Agreement or Other Management Agreement or an extension, renewal or modification thereof, or otherwise shall have been made in connection therewith, then for all purposes of subsections 7.3 (vi), (vii) and (viii), (x) the modification shall be deemed to be a Guaranty subject to the restrictions of such clauses,
         (y) an amount equal to the greater increase referred to in the preceding clause (2) shall be included in the calculation of amounts referred to in subsections 7.3 (vi), (vii) and (viii) (including, without limitation, in clause (4) to the proviso to subsection 7.3(vi) and in clause (5) to the proviso to subsection 7.3(vi)) and (z) the Person for whose benefit such Guaranty or modification shall have been made shall be deemed to be an Affiliated Owner and (B) if such Guaranty shall not have been made, and such modification thereof is not proposed to be made, to secure a Management Agreement, Additional Management Agreement or Other Management Agreement or an extension, renewal or modification thereof, or otherwise shall not have been made and is not being proposed to be made in connection therewith, then (x) the Company and its Subsidiaries shall not effect such modification without the prior written approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed, and (y) for purposes of subsections 7.3 (vi) and (vii), an amount equal to the amount of the greater increase referred to in the preceding clause (2) shall be included in the calculation of amounts referred to in clause (4) in the proviso to subsection 7.3(vi) and in clause (5) to the proviso to subsection 7.3(vii);

                 (vi) the Subsidiaries of the Company may become liable. with respect to a Guaranty of the Senior Notes pursuant to the Senior Note Subsidiary Guaranty; and

                 (vii) other Contingent Obligations in an aggregate amount not to exceed $100,000 at any time.

7.5      RESTRICTED JUNIOR PAYMENTS.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make, give or publish notice or fix a date in respect of or set apart any sum for any Restricted Junior Payment, enter into an agreement or make any commitment to effect any of the foregoing or take any other similar action in furtherance of or otherwise in connection with the foregoing; provided, however, that the Loan Parties may make any of the following payments (the "PERMITTED JUNIOR PAYMENTS"): (i) the Company may acquire shares of Common Stock pledged to secure payment of one or more of the DAB Notes in connection with the foreclosure of such pledge or the exercise of other remedies with respect thereto and (ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, (a) the Company may make scheduled payments of interest on account of the Senior Notes pursuant to the terms thereof as in effect on the date of the initial closing of the Debt Offering and (b) unless and until the aggregate consideration paid therefor by the Loan Parties and their respective Subsidiaries after the Effective Date shall exceed $200,000 in any period of 12 consecutive calendar months commencing on the Effective Date or on any anniversary thereof, as the case may be, with amounts unused in any such 12-month period being available for such purpose in any subsequent 12-month period, the Loan Parties and their respective Subsidiaries may purchase, redeem, acquire, cancel or otherwise retire for value shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar Securities held by officers and employees of the Loan Parties and their respective Subsidiaries or former officers and employees thereof (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement or plan under which such Shares of Capital Stock, options or related rights were issued, (iii) during the continuance of a Potential Event of Default or Event of Default, the Agent may permit the Company to make payments on account of the Senior Notes pursuant to subsection 6.15, which permission may be granted, withheld, conditioned or delayed in the Agent's sole discretion.

7.6      FINANCIAL COVENANTS.

         A. MINIMUM NET WORTH. The Company shall not permit at any time the Net Worth of the Company and its Subsidiaries to be less than $55,000,000; provided that compliance with this subsection 7.6A shall be calculated in the Compliance Certificate each fiscal quarter (or, as provided in subsection 7.6D, on the last day of the calendar month).

         B. MINIMUM MARKET EQUITY CAPITALIZATION. The Company shall not permit at any time its Market Equity Capitalization to be less than the lesser of (i) 50% of the Market Equity Capitalization of the Company as of the date of the initial pricing under the Public Offerings and (ii) an amount equal to the Market Equity Capitalization of the Company as of such date of determination that bears the same percentage relationship to the Market Equity Capitalization of the Company as of the Funding Availability Date as the percentage relationship that the aggregate Market Capitalization of the Comparable Companies as of such date of determination bears to the aggregate Market Equity Capitalization of such Comparable Companies as of the Funding Availability Date; provided that compliance with this subsection 7.6B shall be determined in the Compliance Certificate each fiscal quarter (or, as provided in subsection 7.6D, on the last day of the calendar month). For the purposes of this subsection 7.6B, the term "Comparable Companies" means Persons that own or operate hotels as one of their primary business activities and have common stock listed on a national securities exchange or admitted for trading on NASDAQ/NMS, as such Persons shall be selected from time to time by the Agent and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

         C. MAXIMUM CONSOLIDATED TOTAL INDEBTEDNESS. The Company shall not permit at any time Consolidated Total Indebtedness to exceed the lesser of
(i) 50% of the sum of (a) Consolidated Total Indebtedness plus (b) the Market Equity Capitalization of the Company and (ii) 50% of the sum of Consolidated Total Indebtedness and Adjusted Stockholders' Equity provided that, as of any date of determination, the preceding clause (i) shall not be given effect if the aggregate Market Equity Capitalization of the Comparable Companies as of such date is less than 50% of the Market Equity Capitalization of such Comparable Companies as of the date of the initial closing under the Public Offerings; provided that compliance with this subsection 7.6C shall be calculated in the Compliance Certificate each fiscal quarter (or, as provided in subsection 7.6D, on the last day of the calendar month).

         D. MINIMUM FIXED CHARGE RATIO. As of the last day of any calendar quarter (or, if and so long as the Total Utilization of Revolving Commitments shall then be equal to or greater than $50,000,000 and if the Agent shall then so elect, on the last day of the calendar month) ending during any of the periods set forth below, the Company shall not permit the ratio of (i) the sum of (a) Consolidated EBITDA plus (b) the amount calculated pursuant to clause
(viii) of the definition of Consolidated Fixed Charges for such period plus (c) one-third of the rental expense attributable to Operating Leases with respect to real property and one-third of the rental expense attributable to Operating Leases with respect to personal property with an initial term, including any renewals at the option of either party, in excess of one year to (ii) the sum of Consolidated Fixed Charges, to be less than the correlative ratio indicated for the periods set forth below (such amounts to be determined with reference to the preceding 12-month period ending on such last day and to be adjusted to the extent required by the respective provisos to the definitions of Property EBITDA and Management EBITDA):

                                                          MINIMUM
                                                       FIXED CHARGE
                       PERIOD                         COVERAGE RATIO
                 ----------------------               --------------
                 F.A. Date-06/30/96                    1.75 to 1.00
                 07/01/96-12/31/96                     1.85 to 1.00
                 01/01/97-12/31/97                     2.25 to 1.00
                 01/01/98-12/31/98                     2.50 to 1.00
                 01/01/99-12/31/99                     2.75 to 1.00
                 01/01/00-Maturity Date                3.00 to 1.00

         E. MINIMUM FIXED CHARGE RATIO (EXCLUDING CAPITAL EXPENDITURES). As of the last day of the calendar quarter (or, as so provided in subsection 7.6D, on the last day of the calendar month) ending during any of the periods set forth below, the Company shall not permit the ratio of (i) the sum (a) of Consolidated EBITDA-Cap Ex plus (b) the amount calculated pursuant to clause
(viii) of the definition of Consolidated Fixed Charges for such period plus (c) one-third of the rental expense attributable to Operating Leases with respect to real property and one-third of the rental expense attributable to Operating Leases with respect to personal property with an initial term, including any renewals at the option of either party, in excess of one year to (ii) Consolidated Fixed Charges, to be less than the correlative ratio indicated for the periods set forth below (such amounts to be determined with reference to the preceding 12-month period ending on such last day and to be adjusted to the extent required by the respective provisos to the definitions of Property EBITDA and Management EBITDA):

                                                          MINIMUM
                                                       FIXED CHARGE
                       PERIOD                         COVERAGE RATIO
                 ----------------------               --------------
                 F.A. Date-06/30/96                    1.50 to 1.00
                 07/01/96-12/31/96                     1.60 to 1.00
                 01/01/97-12/31/97                     2.00 to 1.00
                 01/01/98-12/31/98                     2.25 to 1.00
                 01/01/99-12/31/99                     2.50 to 1.00
                 01/01/00-Maturity Date                2.75 to 1.00

         F. MAXIMUM TOTAL DEBT LEVERAGE RATIO. As of the last day of the calendar quarter (or, as so provided in subsection 7.6D, on the last day of the calendar month) ending during any of the periods set forth below, the Company shall not permit the ratio of (i) Consolidated Total Indebtedness to (ii) the sum of Consolidated EBITDA plus the amount calculated pursuant to clause (viii) of the definition of Consolidated Fixed Charges for such period to exceed the correlative ratio indicated for the periods set forth below (Consolidated Total Indebtedness to be determined as of such last day, Consolidated EBITDA to be determined with reference to the preceding 12-month period ending on such day and each to be adjusted to the extent required by the respective provisos to the definitions of Property EBITDA and Management EBITDA):

                                                               MAXIMUM
                                                              LEVERAGE
                      PERIOD                                    RATIO
                 ------------------                         ------------
                 F.A. Date-06/30/96                         5.50 to 1.00
                 07/01/96-12/31/96                          5.50 to 1.00
                 01/01/97-12/31/97                          5.00 to 1.00
                 01/01/98-12/31/98                          4.50 to 1.00
                 01/01/99-12/31/99                          4.00 to 1.00
                 01/01/00-Maturity Date                     3.50 to 1.00

         G. MAXIMUM TOTAL DEBT LEVERAGE RATIO (EXCLUDING CAPITAL EXPENDITURES). As of the last day of the calendar quarter (or, as so provided in subsection 7.6D, on the last day of the calendar month) ending during any of the periods set forth below, the Company shall not permit the ratio of (i) Consolidated Total Indebtedness to (ii) the sum of Consolidated EBITDA-Cap Ex plus the amount calculated pursuant to clause (viii) of the definition of Consolidated Fixed Charges for such period to exceed the correlative ratio indicated for the periods set forth below (Consolidated Total Indebtedness to be determined as of such last day, Consolidated EBITDA-Cap Ex to be determined with reference to the preceding 12-month period ending on such day and each to be adjusted to the extent required by the respective provisos to the definitions of Property EBITDA and Management EBITDA):

                                                               MAXIMUM
                                                              LEVERAGE
                      PERIOD                                    RATIO
                 ------------------                         ------------
                 F.A. Date-06/30/96                         6.55 to 1.00
                 07/01/96-12/31/96                          6.45 to 1.00
                 01/01/97-12/31/97                          5.75 to 1.00
                 01/01/98-12/31/98                          5.25 to 1.00
                 01/01/99-12/31/99                          4.75 to 1.00
                 01/01/00-Maturity Date                     4.25 to 1.00

7.7      FUNDAMENTAL CHANGES.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, alter the corporate, capital or legal structure of any Loan Party or any of its Subsidiaries, to incorporate or otherwise organize any Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make or permit any Transfer or acquire by purchase or otherwise, directly or indirectly, all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, make any Acquisition, acquire or enter into any management agreement or other agreement with respect to the management or operation of a hotel property or Transfer any Property or Management Agreement, except that, from time to time after the Funding Availability Date:

                 (i) the Loan Parties and their Subsidiaries may lease space in Improvements and may sell or otherwise dispose of in the ordinary course of business any property which is obsolete or no longer useful in accordance with subsection 6.5(vi);

                 (ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, with the prior approval of the Agent, which approval may be granted, withheld, conditioned or delayed in the Agent's sole discretion, any Wholly Owned Subsidiary of the Company may be merged with or into the Company or any Wholly Owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Wholly Owned Subsidiary Guarantor; provided however, that, in the case of such a merger, the Company or such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation;

                 (iii) the Company and any Subsidiary (other than a Pool A Subsidiary or a Pool B Subsidiary) may create one or more Subsidiaries (including, without limitation, Pool B Subsidiaries and Pool C Subsidiaries); provided that (a) each such Subsidiary shall be Wholly Owned Subsidiary of the Company and (b) the legal and tax structure of each such Subsidiary shall be approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, with respect to the restrictions on the tax and legal structure of a Pool B Subsidiary or a Pool C Subsidiary, such structure may include features intended by the Company to make one or more of the Pool B Subsidiaries and the Pool C Subsidiaries "bankruptcy-remote";

                 (iv) the Loan Parties and their respective Subsidiaries may make Acquisitions to the extent permitted by, and in accordance with, subsection 7.15A;

                 (v) the Loan Parties and their respective Subsidiaries may Transfer Properties to the extent permitted by, and in accordance with, subsection 7.15B;

                 (vi) the Loan Parties and their respective Subsidiaries may acquire or enter into Management Agreements, Servicing Agreements and Other Management Agreements with respect to hotel properties to the extent permitted by, and in accordance with, subsection 6.18 or 7.16A;

                 (vii) the Loan Parties and their respective Subsidiaries may Transfer Management Agreements, Servicing Agreements and Other Management Agreements to the extent permitted by, and in accordance with, subsection 7.16B; and

                 (viii) the Loan Parties and their respective Subsidiaries may dissolve one or more Pool C Subsidiaries, Pool B Subsidiaries, Subsidiaries of Management Corp. and "payroll" Subsidiaries upon the Transfer of the assets to which they relate.

7.8      ZONING AND CONTRACT CHANGES AND COMPLIANCE.

         The Loan Parties shall not and shall not permit any of their respective Subsidiaries to initiate or consent to any zoning reclassification of any property or seek any material variance under any existing zoning ordinance or use or permit the use of any Property in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use permissible under automatic grandfathering provisions) under any zoning ordinance or any other applicable land use law, rule or regulation. The Loan Parties shall not and shall not permit any of their respective Subsidiaries to initiate or consent to any change in any laws, requirements of Governmental Authorities or obligations created by private contracts and Material Leases which now or hereafter could reasonably be likely to materially and adversely affect the ownership, occupancy, use or operation of any Property without the prior written consent of the Agent; provided, however, that this covenant shall not apply to emergency situations in which any Loan Party or such Subsidiary exercises its prudent judgment and notifies the Agent promptly thereafter of such emergency and the actions taken in response thereto.

7.9      NO JOINT ASSESSMENT; SEPARATE LOTS.

         The Loan Parties shall not suffer, permit or initiate, and shall not permit any of their respective Subsidiaries to suffer, permit or initiate, the joint assessment of any Property (i) with any other real property constituting a separate tax lot (other than another Property) and (ii) with any portion of any Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to any Property as a single lien. Each Property is comprised of one or more parcels, each of which, to the knowledge of the Company, constitutes a separate tax lot (except with respect to any lot constituting another Property) and none of which constitutes a portion of any other tax lot.

7.10     TRANSACTIONS WITH AFFILIATED PERSONS.

         A. RESTRICTIONS GENERALLY. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitations the purchase, sale, lease or exchange of any property, the rendering of any service or the making of any Investment or Guaranty, or the amendment, restatement, supplement or other change of, or waiver or failure to enforce any obligations under any agreement) with Bedrock, the Crow Interests, any holder of 5% or more of any class of equity Securities of the Company or any Affiliate of any of the foregoing or of the Company unless (1) the terms thereof are not less favorable to such Loan Party or Subsidiary, as the case may be, than those that might be obtained in a comparable transaction at the time on an arms-length basis from Persons who are not such a holder or Affiliate and (2) if the value of such transaction or series of related transactions has an aggregate value of $500,000 or more, a majority of the members of the Board of Directors of the Company who are not officers, employees, partners, beneficiaries, principals or holders of 5% or more of any class of equity Securities of the Company, Bedrock or the Crow Interests or any of their respective Affiliates shall have made a determination to the effect referred to in the preceding clause (1) (whether prior to the following the inception of the transaction); provided, however, that this subsection 7.10A shall not apply to (i) any transaction between the Company and any of its Wholly Owned Subsidiaries or between any of its Wholly Owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Boards of Directors of the Company and its Subsidiaries, (iii) reasonable compensation payable or paid to senior management personnel of the Company, (iv) so long as no Event of Default or Potential Event of Default has occurred and is continuing, any transaction between Management Corp. and any of its Wholly Owned Subsidiaries, on the one part, and any Affiliate of Bedrock or the Crow Interests, on the other part, pursuant to an asset management agreement with respect to a Managed Property that requires the other party to pay to Management Corp. or such Wholly Owned Subsidiary a reimbursement (or make similar payments measured by or attributable to the cost (direct or allocated) of providing a good or service), in lieu of the payment of a fee, as consideration for providing a good or service to such other party pursuant to such asset management agreement and (v) so long as no Event of Default or (or event subject to subsection 8.1A that would be an Event of Default upon the lapse of time) has occurred and is continuing, any transaction described in Schedule 7.10A annexed hereto.

         B. SPECIFIC RESTRICTIONS. Without limiting the generality of subsection 7.10A, except as provided to the contrary below, without the prior written approval of the Agent, which approval may not be unreasonably withheld, conditioned or delayed, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, do any of the following, directly or indirectly:

                 (i) become or remain liable with respect to any FF&E Financing Indebtedness or Pool C Indebtedness owed to Bedrock, the Crow Interests, holders of 5% or more of any class of equity Securities of the Company or any of Affiliate of any of the foregoing; or

                 (ii) acquire, directly or indirectly, any fee or leasehold or other interest in any Additional Pool A Property, Additional Pool B Property or Pool C Property from Bedrock, the Crow Interests, holders of 5% or more of any class of equity Securities of the Company or any Affiliate of any of the foregoing;

                 (iii) Transfer, directly or indirectly, any Property, Management Agreement or Servicing Agreement to Bedrock, the Crow Interests, holders of 5% or more of any class of equity Securities of the Company or any of their respective Affiliates;

                 (iv) make Investments in or Guaranties for the benefit of Bedrock, the Crow Interests, holders of 5% or more of any class of equity Securities of the Company or any Affiliate of any of the foregoing, whether pursuant to subsection 7.3 or otherwise; provided that, without the prior approval of the Agent, the Loan Parties and their respective Subsidiaries (a) may make the Investments and Guaranties referred to in subsection 7.3(v) and (b) enter into management agreements with Bedrock pursuant to the Bedrock Investment Program Agreements on terms substantially identical to the management agreements in effect on the Effective Date pursuant to the Bedrock Investment Program Agreements and (c) may enter into management agreements with the Crow Interests on terms no less favorable than the management agreements with the Crow Interests in effect on the Effective Date, provided that neither the Company nor any of its Subsidiaries may make equity or debt Investments, become liable with respect to Guaranties of Indebtedness or other obligations or make payments to any Person in connection with such management agreement;

                 (v) enter into any agreement or other arrangement with, or acquire goods or services from or provide goods or services to, ISIS 2000; provided that (x) the Company may (A) enter into the ISIS 2000 Agreements in the respective forms approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, and (B) enter into such amendments, restatements, supplements or other modifications thereof as the Agent shall have approved in writing, which approval shall not be unreasonably withheld, conditioned or delayed, (y) the Company shall exercise its rights thereunder and enforce the obligations of ISIS 2000 thereunder in the manner and to the extent that the Company would exercise such rights and enforce such obligations under the ISIS 2000 Agreements if the other parties thereto were not Affiliates of Bedrock, the Crow Interests or any holder of 5% or more of any class of equity Securities of the Company and (z) the Company shall advise the Agent in writing, reasonably in advance of the action contemplated by the Company to be taken, with respect to any determination by the Company to waive, surrender or fail to exercise any material right of the Company under any ISIS 2000 Agreement or to waive, surrender or fail to enforce any material obligation of ISIS 2000 thereunder;

                 (vi) enter into any agreement or other arrangement with, or acquire goods or services from or provide goods or services to, CWS; provided that (x) the Company may (A) enter into the CWS Agreements in the respective forms approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, and (B) enter into such amendments, restatements, supplements or other modifications thereof as the Agent shall have approved in writing, which approval shall not be unreasonably withheld, conditioned or delayed, (y) the Company shall exercise its rights thereunder and enforce the obligations of CWS thereunder in the manner and to the extent that the Company would exercise such rights and enforce such obligations under the CWS Agreements if the other parties thereto were not Affiliates of Bedrock, the Crow Interests or any holder of 5% or more of any class of equity Securities of the Company and (z) the Company shall advise the Agent in writing, reasonably in advance of the action contemplated by the Company to be taken, with respect to any determination by the Company to waive, surrender or fail to exercise any material right of the Company under any CWS Agreement or to waive, surrender or fail to enforce any material obligation of CWS thereunder;

                 (vii) enter into any agreement or other arrangement with, or acquire goods or services from or provide goods or services to, Wynright; provided that (x) the Company may (A) enter into the Wynright Agreements in the respective forms approved by the

         Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, and (B) enter into such amendments, restatements, supplements or other modifications thereof as the Agent shall have approved in writing, which approval shall not be unreasonably withheld, conditioned or delayed, (y) the Company shall exercise its rights thereunder and enforce the obligations of Wynright thereunder in the manner and to the extent that the Company would exercise such rights and enforce such obligations under the Wynright Agreements if the other parties thereto were not Affiliates of Bedrock, the Crow Interests or any holder of 5% or more of any class of equity Securities of the Company and (z) the Company shall advise the Agent in writing, reasonably in advance of the action contemplated by the Company to be taken, with respect to any determination by the Company to waive, surrender or fail to exercise any material right of the Company under any Wynright Agreement or to waive, surrender or fail to enforce any material obligation of Wynright thereunder;

                 (viii) enter into any agreement or other arrangement with, or acquire goods or services from or provide goods or services to, Greystar Partnership or its Affiliates; provided that (x) the Company may (A) enter into the Greystar Agreements on terms consistent with the description thereof in the Debt Prospectus in the second paragraph in the section entitled "Growth Strategy -- II. Additional Growth Opportunities -- New Lodging Products" and enter into Other Management Agreements with Greystar Partnership or its Affiliates and (B) enter into such amendments, restatements, supplements or other modifications thereof as shall be consistent with such description, (y) the Company shall exercise its rights thereunder and enforce the obligations of Greystar Partnership thereunder in the manner and to the extent that the Company would exercise such rights and enforce such obligations under the Greystar Agreements if the other parties thereto were not Affiliates of Bedrock, the Crow Interests or any holder of 5% or more of any class of equity Securities of the Company and (z) the Company shall advise the Agent in writing, reasonably in advance of the action contemplated by the Company to be taken, with respect to any determination by the Company to amend, modify, waive, surrender or fail to exercise any material right of the Company under any Greystar Agreement or to amend, modify, waive, surrender or fail to enforce any material obligation of Greystar Partnership thereunder.

7.11     SALES AND LEASE-BACKS.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the leasing by any Loan Party or any of its Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by any Loan Party or any of its Subsidiaries to such Person in contemplation of such leasing, unless (i) the Loan Parties and their respective Subsidiaries shall comply with the conditions set forth in subsection 7.15A(ii) with respect thereto, (ii) the Company would not be in default, as of the date of such leasing, of any of paragraphs C, D, E, F and G of subsection 7.6 if Consolidated Total Indebtedness were to increase by an amount equal to the Attributable Indebtedness with respect to such sale and leaseback arrangement, (iii) the gross proceeds of any such sale are at least equal to the fair market value of such property (including the fair market value of the related leasehold interest), (iv) the

Company or such Subsidiary shall apply the cash proceeds of such sale as required by subsections 2.4B and 2.9 and (v) the aggregate amount of Attributable Indebtedness with respect to all sale and lease-back transactions permitted by this subsection 7.11 does not exceed $75,000,000 at any time. A sale and lease-back transaction with respect to a Property permitted by this subsection 7.11 shall be deemed to be a sale or other permanent disposition of such Property for all purposes of this Agreement.

7.12     SALE OR DISCOUNT OF RECEIVABLES.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable. Nothing in this subsection 7.12 shall be construed to permit anything not permitted by any other provision of any Loan Document.

7.13     TRANSFER OF SUBSIDIARY STOCK.

         Except as expressly permitted pursuant to subsection 7.7(ii), the HPT Agreements and the Loan Documents, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to directly or indirectly Transfer any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by Applicable Laws or permit Investments by foreign nationals mandated by Applicable Law.

7.14     CONDUCT OF BUSINESS.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, do the following:

                 (i) engage in any business other than (a) the acquisition, ownership, renovation, restoration, management, operation and disposition of Properties, Managed Properties and Other Managed Properties that are upscale full service hotels, garden style hotels and resort hotels located in the United States of America and Properties and Managed Properties that are upscale full service hotels, garden style hotels and resort hotels in other jurisdictions on the Effective Date; (b) the management of Other Managed Properties that are upscale full service hotels, garden style hotels and resort hotels in Canada and the Caribbean; (c) the management of Other Managed Properties that are (1) extended stay hotels located in the United States of America, (2) not operated under the service marks "Wyndham" or "Wyndham Garden" or any similar brand, (3) owned or leased by Greystar Partnership and managed by Management Corp. or its Wholly Owned Subsidiaries pursuant to the Greystar Agreements and (4) managed pursuant to Other Management Agreements that have terms substantially the same as these in the form of Other Management Agreement to which hotels referred to in the preceding clause (b) are subject; and (d) any business that is ancillary, in purpose and extent, to any business referred to in the preceding clauses (a), (b) and (c);

                 (ii) enter into any Material Lease or other agreement, or take any other action, that would materially change the business conducted at any Property, including any such

         Material Lease, agreement or other action, that would convert or reposition any Property into any hotel other than an upscale full service hotel, garden style hotel or resort hotel; or

                 (iii) make any Investment in, Guaranty for the benefit of or make any payment to the Person owning or leasing any Other Managed Property referred to in clause (i)(b) or (i)(c) above (other than payments of revenues generated by the Other Managed Property).

7.15     PROPERTIES.

         A. ACQUISITION OF PROPERTIES. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, make an Acquisition of a fee or leasehold interest in any hotel property after the Formation Date, except that, from time to time:

                 (i) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, without the approval of the Agent (except as provided to the contrary in subsection 7.10 and this subsection 7.15A(i)), the Company or a Wholly-Owned Subsidiary thereof may make Acquisitions of the fee interests or leasehold interests in additional Pool A Properties; provided that, in any event, (a) each additional Pool A Property (an "ADDITIONAL POOL A PROPERTY") subject to such Acquisition shall include the entire fee interest or leasehold interest, as the case may be, in an upscale full service hotel, garden style hotel or resort hotel, as the case may be, located in the United States of America and otherwise be of a type, quality and character consistent with the Company's business plan and strategy, as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy -- I. Primary Growth Opportunities" or, if not consistent, as approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion; (b) the fair market value of such Additional Pool A Property (as reasonably determined by the Company, which determination shall be evidenced by an Officers' Certificate delivered to the Agent) shall be equal to or greater than the purchase price for such Property; (c) all Investments and Guaranties to be made by the Company and its Subsidiaries in connection with the proposed Acquisition shall be permitted pursuant to subsections 7.3 and 7.4;
         (d) on or before such closing date, Management Corp. or any of its Wholly Owned Subsidiaries shall have entered into a Property Servicing Agreement (which, prior to the Addition Date for such Additional Pool A Property, shall be considered an Other Management Agreement) with the Company and, if a Liquor License exists with respect to such Additional Pool A Property or is required thereafter, the holders thereof shall have entered into a Liquor Operation Servicing Agreement, in each case substantially in the form delivered on or before the Funding Availability Date pursuant to subsection 4.1J or in such other form as may be reasonably acceptable to the Agent, which shall provide for Management Fees in amounts and on other terms substantially similar to those obtained in the initial Servicing Agreements or, if different, on terms satisfactory to the Agent; (e) on or before such closing date, the Company, at its expense, shall deliver to the Agent (1) an Officers' Certificate of the Company setting forth a schedule of insurance with respect to each of the insurance policies required pursuant to subsection

         6.10, and the Agent shall be satisfied that such insurance policies comply with the requirements of Section 6.10, and each such insurance policy shall name the Agent on behalf of the Lenders, as loss payee,
         (2) supplements to the Schedules to this Agreement, the Environmental Indemnity, the Security Agreement, the Omnibus Management and Liquor License Agreement and, if so required by the Agent, the Trademark Agreement reflecting the acquisition of such Additional Pool A Property, which Schedules shall be reasonably acceptable to the Agent,
         (3) if such Pool A Property is being acquired by a Wholly-Owned Subsidiary of the Company, originally executed counterparts to the Environmental Indemnity, the Security Agreement, the Omnibus Management and Liquor License Agreement and the Subsidiary Guaranty, together with such other Security Documents as the Agent may require which do not enlarge the scope of any party's obligations as compared to similar Security Documents previously executed, (4) each of the other documents and satisfy each of the other conditions set forth in paragraphs E, F, G, J(i), M and N(i) (provided that Agent shall not be required to approve such Engineering Report) of subsection 4.1, mutatis mutandis, with respect to such Additional Pool A Property, in each case subject to the satisfaction of the Agent specified in such subsections, (5) executed or certified, conformed copies of the related Acquisition Agreements, Pool A Ground Lease, if any, and such other documents, certificates and opinions executed and delivered by or on behalf of the Company and any of its Subsidiaries as the Agent may reasonably request, and (7) payment pursuant to subsection 9.2 of the reasonable expenses incurred by the Agent in connection with the matters subject to this subsection 7.15A(i); (f) at least 30 days before the proposed Addition Date with respect to such Additional Pool A Property, the Company, at its expense, shall deliver to the Agent the Property Information with respect to such Additional Pool A Property, which Property Information shall be satisfactory in form and substance to the Agent, in its sole discretion; (g) on or before the proposed Addition Date with respect to such Additional Pool A Property, the Company, at its expense, shall deliver to the Agent (1) a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to such Additional Pool A Property for the 12 most recently completed calendar months ending not less than 30 days before such Addition Date, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company to the effect provided in subsection 6.1(i), mutatis mutandis, (2) an Addition Certificate in reasonable detail satisfactory to the Agent and together with the financial statements and other information used by the Company to calculate the Borrowing Base and certified by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Company, (3) payment pursuant to subsection 9.2 of the reasonable expenses incurred by the Agent in connection with the matters subject to this subsection 7.15A(iii) and not previously paid pursuant to clause (e)(7) above, (4) an Appraisal with respect to such Additional Pool A Property, which Appraisal shall be satisfactory in form and substance to the Agent and shall indicate that the fair market value of such additional Pool A Property is equal to or greater than the purchase price for such Property, and (5) each of the other documents set forth in paragraphs K, L, and N (provided that, without limiting any other consent or approval rights, the Engineering Report and related reliance letter shall be satisfactory in form and substance to the Agent) of subsection 4.1, and (6) projections of property Gross Revenues for 5 years for such Additional Pool A Property;

         (h) the Addition Date with respect to such Additional Pool A Property shall not occur without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in the Agent's sole discretion;

                 (ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, without the approval of the Agent (except as provided to the contrary in subsection 7.10 and this subsection 7.15A(ii)), any of the Pool B Subsidiaries may make Acquisitions of leasehold interests in additional Pool B Properties (each, an "ADDITIONAL POOL B PROPERTY"); provided that, in any event, (a) each additional Pool B Property subject to such Acquisition shall include the entire leasehold interest in an upscale full service hotel, garden style hotel or resort hotel, as the case may be, located in the United States of America and otherwise be of a type, quality and character consistent with the Company's business plan and strategy, as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy --
         I. Primary Growth Opportunities" or, if not consistent, as approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion; (b) either (1) the Acquisition of such leasehold interest shall be made in a sale and leaseback transaction permitted by subsection 7.11 and the aggregate amount of Attributable Indebtedness with respect to all leasehold interests so acquired in such sale and leaseback transactions shall not exceed $75,000,000 or
         (2) the Company or Management Corp. shall have determined that such Acquisition is necessary to secure an Additional Management Agreement with respect to such Additional Pool B Property and the aggregate fair market value of the Additional Pool B Properties leased by Pool B Subsidiaries pursuant to this subsection 7.15A(ii), in each case determined as of the respective dates of acquisition thereof, shall not exceed $75,000,000, as reasonably determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company to such effect, together with the information utilized by the Company to make such determination; (c) no more than 30 days after the proposed closing date of each such Acquisition, the Company, at its expense, shall deliver to the Agent (I) the Property Information with respect to such Additional Pool B Property that has not previously been delivered and (II) a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to such Additional Pool B Property for the 12 most recently completed calendar months ending not less than 30 days before such closing date, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company to the effect provided in subsection 6.1(i), mutatis mutandis; (d) the terms and conditions of the Pool B Obligations of the Loan Parties and their respective Subsidiaries, including such Pool B Subsidiary, under the related Pool B Ground
         Lease and the other related Pool B Documents (including, without limitation, provisions with respect to cure rights and obligations with respect to Capital Items) shall be approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed;
         (e) all Indebtedness and other obligations incurred by such Pool B Subsidiary at any time, whether under such Pool B Documents or otherwise (including, without limitation, lease payments), shall not be recourse to any of the Loan Parties or any of their respective Subsidiaries (other than such Pool B Subsidiary) and shall otherwise be approved by the Agent, which approval


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         shall not be unreasonably withheld, delayed or conditioned; (f) the lessor of such Additional Pool B Property shall not be affiliated with more than 4 Affiliated Owners, and all Investments by the Loan Parties and their respective Subsidiaries in such Pool B Subsidiary shall be permitted by subsection 7.3(ii) or (viii); (g) the Loan Parties and their respective Subsidiaries shall not make any Guaranties for the benefit of any such Pool B Subsidiary; (h) on or before such closing date, Management Corp. or any of its Wholly Owned Subsidiaries shall have entered into a Property Servicing Agreement with such Subsidiary and in the event a Liquor License exists with respect to such Additional Pool B Property or is acquired thereafter, the holders thereof shall have entered into a Liquor Operation Servicing Agreement, in each case substantially in the form delivered on the Funding Availability Date pursuant to subsection 4.1J or in such other form as may be reasonably acceptable to the Agent, which shall provide for Management Fees in amounts and on other terms substantially similar to those obtained in the Servicing Agreements which relate to the initial Pool B Properties or, if different, on terms satisfactory to the Agent; (i) on or before such closing date, the Company, at its expense, shall deliver to the Agent (1) an Officers' Certificate of the Company setting forth a schedule of insurance with respect to each of the insurance policies required pursuant to any Pool B Document with respect to such Additional Pool B Property or subsection 6.10, and to the extent not conforming to the provisions governing such insurance as specified in subsection 6.10, the Agent shall be satisfied with the nature and scope of such insurance policies and each such insurance policy shall name the holder of any applicable beneficiary of any related Pool B Obligation (if and so long as any shall be outstanding) or the Agent on behalf of the Lenders, as loss payee, (2) an Addition Certificate, in reasonable detail satisfactory to the Agent, (3) supplements to the Schedules to this Agreement, the Environmental Indemnity, the Security Agreement, the Omnibus Management and Liquor License Agreement and, if so required by the Agent, the Trademark Agreement reflecting the acquisition of such Additional Pool B Property, which Schedules shall be reasonably acceptable to the Agent, (4) originally executed counterparts to the Environmental Indemnity, the Security Agreement, the Omnibus Management and Liquor License Agreement and the Subsidiary Guaranty, together with such other Security Documents as the Agent may require which do not enlarge the scope of any party's obligations as compared to similar Security Documents previously executed, (5) executed or certified, conformed copies of the related Acquisition Agreements and such other documents, certificates and opinions executed and delivered by or on behalf of the Company and any of its Subsidiaries as the Agent may reasonably request, (6) copies of each of the documents set forth in paragraphs E, F, H, J, K, L and M of subsection 4.1, mutatis mutandis, with respect to such Additional Pool B Property, in each case subject to the satisfaction of the Agent specified in such subsections, (7) payment pursuant to subsection 9.2 of the expenses incurred by the Agent in connection with the matters subject to this subsection 7.15A(ii), and (8) any other information relating to such Acquisition or such Additional Pool B Property as is reasonably requested by the Agent; and (j) within 45 days after the applicable Addition Date, the Company, at its expense, shall deliver to the Agent an Appraisal with respect to such Additional Pool B Property;





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                 (iii)    so long as no Event of Default or Potential Event of
         Default has occurred and is continuing or would be caused thereby, without the approval of the Agent (except as provided to the contrary in subsection 7.10 and this subsection 7.15(A)(iii)), any of the Pool C Subsidiaries may make Acquisitions of Pool C Properties; provided, however, that (a) each Pool C Property subject to such Acquisition shall include the entire fee interest in an upscale full service hotel, garden style hotel or resort hotel, as the case may be, located in the United States of America and otherwise be of a type, quality and character consistent with the Company's business plan and strategy, as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy -- I. Primary Growth Opportunities" or, if not consistent, as approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion; (b) after giving effect to such Acquisition, the greater of (x) the aggregate undepreciated book value of the Pool C Properties and all other properties and other assets (including, without limitation, additions and improvements thereto and FF&E provided that the aggregate cost of FF&E installed at any Pool C Property in a period of 12 complete calendar months that is less than 5.0% of the Gross Property Revenues from such Pool C Property shall be excluded from the calculation of any amount referred to in this clause (b)) then owned or leased by the Company and the Pool C Subsidiaries in connection therewith and (y) the aggregate fair market value of such Pool C Properties and such other properties and assets (including, without limitation, such additions, improvements and FF&E), in each case of the respective dates of acquisition thereof, shall not exceed $75,000,000, as reasonably determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer of the Company to such effect, together with the information utilized by the Company to make such determination; (c) no more than 30 days after the proposed closing date of each such Acquisition, the Company, at its expense, shall deliver to the Agent (I) the Property Information with respect to such Pool C Property that has not previously been delivered and (II) a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to such Pool C Property for the 12 most recently completed calendar months ending not less than 30 days before such closing date, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company to the effect provided in subsection 6.1(i), mutatis mutandis; (d) the Loan Parties and their respective Subsidiaries, including each such Pool C Subsidiary, shall not assume or otherwise become liable for any liabilities or other obligations secured by or otherwise relating to any such Pool C Property except those incurred in the ordinary course of business (which liabilities and obligations shall not include Indebtedness); (e) all Indebtedness assumed or incurred by such Pool C Subsidiary at any time shall be Pool C Indebtedness permitted by subsection 7.1 (vii); (f) all Investments and Guaranties to be made by the Company and its other Subsidiaries in each such Pool C Subsidiary shall be permitted by subsections 7.3(ii) and 7.4; (g) on or before such closing date, Management Corp. shall have entered into a Property Servicing Agreement with the Company or such Pool C Subsidiary, as the case may be, and in the event a Liquor License exists with respect to such Pool C Property or is acquired thereafter, the holders thereof shall have entered into a Liquor Operation Servicing Agreement, in each case substantially in the form delivered on the Funding Availability Date pursuant to





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         subsection 4.1J or in such other form as may be reasonably acceptable to the Agent, which shall provide for Management Fees in amounts and on other terms substantially similar to those obtained in the Servicing Agreements that related to the initial Pool A Properties or, if different, on terms satisfactory to the Agent; and (h) on or before such closing date, the Company, at its expense, shall deliver to the Agent (1) an Officers' Certificate of the Company setting forth a schedule of insurance with respect to each of the insurance policies required pursuant to any applicable Pool C Document or subsection 6.10, and to the extent not conforming to the provisions governing such insurance as specified in subsection 6.10, the Agent shall be satisfied with the nature and scope of such insurance policies and each such insurance policy shall name the holder of any applicable beneficiary of any related Pool C Obligation (if and so long as any shall be outstanding) or the Agent on behalf of the Lenders, as loss payee, (2) an Addition Certificate, in reasonable detail satisfactory to the Agent, (3) supplements to the Schedules to this Agreement and, if the Company shall be required pursuant to the following clause (4) to execute and deliver counterparts to the Environmental Indemnity and the Subsidiary Guaranty, Schedules thereto, reflecting the acquisition of such Pool C Property, which Schedules shall be reasonably acceptable to the Agent, (4) originally executed counterparts to the Environmental Indemnity and the Subsidiary Guaranty, if permitted by the provider of the Pool C Indebtedness, (5) executed or certified, conformed copies of the related Acquisition Agreements and such other documents, certificates and opinions executed and delivered by or on behalf of the Company and any of its Subsidiaries as the Agent may reasonably request and (6) copies of each of the documents set forth in paragraphs F, J, L (excluding clause (iii)) and M of subsection 4.1, mutatis mutandis, with respect to such Pool C Property, in each case subject to the satisfaction of the Agent specified in such subsections, (7) payment pursuant to subsection 9.2 of the expenses incurred by the Agent in connection with the matters subject to this subsection 7.15A(iii), and (8) any other information relating to such Acquisition or such Additional Pool C Property as is reasonably requested by the Agent; and

                 (iv) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, without the approval of the Agent (except as provided to the contrary in subsection 7.10 and this subsection 7.15(A)(iii)), a Wholly Owned Subsidiary of the Company (the "VININGS SUBSIDIARY") may make an Acquisition of the Vinings Property; provided, however, that (a) the Vinings Property shall include the entire fee interest in an upscale full service hotel, garden style hotel or resort hotel, as the case may be, located in the United States of America and otherwise be of a type, quality and character consistent with the Company's business plan and strategy, as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy -- I. Primary Growth Opportunities" or, if not consistent, as approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion; (b) after giving effect to such Acquisition, the greater of (x) the aggregate undepreciated book value of the Pool C Properties, the Vinings Property and all other properties and other assets (including, without limitation, additions and improvements thereto and FF&E), provided that the aggregate cost of FF&E installed at any Pool C Property or the Vinings Property in a period of 12 complete calendar months ending not less than 30 days before the date of determination that is less than 5.0% of the Gross





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
         Property Revenues from such Pool C Property or the Vinings Property for such period shall be excluded from the calculation of any amount referred to in this clause (b)) then owned or leased by the Company, the Pool C Subsidiaries and the Vinings Subsidiary in connection therewith and (y) the aggregate fair market value of such Pool C Properties, the Vinings Property and such other properties and assets (including, without limitation, such additions, improvements and FF&E), in each case as of the respective dates of acquisition thereof, shall not exceed $75,000,000, as reasonably determined by the Company and certified to the Agent in an Officers' Certificate of the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer of the Company to such effect, together with the information utilized by the Company to make such determination; (c) no more than 30 days after to the proposed closing date of such Acquisition, the Company, at its expense, shall deliver to the Agent (I) the Property Information with respect to the Vinings Property that has not previously been delivered and (II) a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to the Vinings Property for the 12 most recently completed calendar months ending not less than 30 days before such closing date, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company to the effect provided in subsection 6.1(i), mutatis mutandis; (d) the Indebtedness assumed by the Vinings Subsidiary in connection with the Acquisition of the Vinings Property shall be permitted by subsection 7.1(viii); (e) all Investments and Guaranties to be made by the Company and its other Subsidiaries in the Vinings Subsidiary shall be permitted by subsections 7.3(ii) and 7.4;
         (f) on or before such closing date, Management Corp. shall have entered into a Property Servicing Agreement with the Vinings Subsidiary, and in the event a Liquor License exists with respect to the Vinings Property or is acquired thereafter, the holders thereof shall have entered into a Liquor Operation Servicing Agreement, in each case substantially in the form delivered on the Funding Availability Date pursuant to subsection 4.1J or in such other form as may be reasonably acceptable to the Agent, which shall provide for Management Fees in amounts and on other terms substantially similar to those obtained in the Servicing Agreements that related to the initial Pool A Properties or, if different, on terms satisfactory to the Agent; and (g) on or before such closing date, the Company, at its expense, shall deliver to the Agent (1) an Officers' Certificate of the Company setting forth a schedule of insurance with respect to each of the insurance policies required pursuant to any applicable Vinings Bond Document or subsection 6.10, and to the extent not conforming to the provisions governing such insurance as specified in subsection 6.10, the Agent shall be satisfied with the nature and scope of such insurance policies and each such insurance policy shall name the holder of any applicable beneficiary of any related obligation under the Vinings Bond Documents (if and so long as any shall be outstanding) or the Agent on behalf of the Lenders, as loss payee, (2) an Addition Certificate, in reasonable detail satisfactory to the Agent, (3) supplements to the Schedules to this Agreement and, if the Company shall be required pursuant to the following clause (4) to execute and deliver counterparts to the Environmental Indemnity and the Subsidiary Guaranty, Schedules thereto, reflecting the acquisition of the Vinings Property, which Schedules shall be acceptable to the Agent, (4) originally executed counterparts to the Environmental Indemnity and the Subsidiary Guaranty to the extent permitted by the Vinings Bond Documents,





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         (5) executed or certified, conformed copies of the related Acquisition
         Agreements and such other documents, certificates and opinions executed and delivered by or on behalf of the Company and any of its Subsidiaries as the Agent may reasonably request, (6) copies of each of the documents set forth in paragraphs F, J, L (excluding clause
         (iii)) and M of subsection 4.1, mutatis mutandis, with respect to the Vinings Property, in each case subject to the satisfaction of the Agent specified in such subsections, (7) payment pursuant to subsection 9.2 of the expenses incurred by the Agent in connection with the matters subject to this subsection 7.15A(iv), and (8) any other information relating to such Acquisition or the Vinings Property as is reasonably requested by the Agent. The Vinings Subsidiary shall be deemed to be a Pool C Subsidiary and the Vinings Property shall be deemed to be a Pool C Property for all purposes of this Agreement, including, without limitation, for purposes of the application to the Vinings Subsidiary and the other Pool C Subsidiaries of the restrictions set forth in clause (b) in the proviso to subsection 7.15A(iii), but excluding the application to the Vinings Subsidiary of the restrictions set forth in subsection 7.1(vii) and in clause (e) in the proviso to subsection 7.15A(iii); provided that, the Vinings Subsidiary shall be deemed to be a Pool B Subsidiary and the Vinings Property shall be deemed to be a Pool B Property if and so long as (w) the Lenders shall elect, in their sole discretion, to provide a Letter of Credit as the sole credit enhancement for the payment of the Vinings Bonds, (x) the Vinings Subsidiary shall execute and record a Mortgage on the Vinings Property that is junior or subordinate in priority only to the lien of the mortgage securing the payment of the Vinings Bonds pursuant to the Vinings Indenture and to such other liens and encumbrances as shall be approved by the Agent in its sole discretion, such Mortgage shall secure a portion of the Facility that shall be acceptable to the Agent in its sole discretion and such Mortgage shall be cross-defaulted with the Mortgages on the Pool A Properties and the Pool B Properties, (y) the Trustee under the
         Vinings Indenture, as the first lienholder, and the Agent shall have entered into an intercreditor agreement in form and substance acceptable to the Agent in its sole discretion, and (z) the other agreements, instruments and other documents evidencing or effecting such amendment or refinancing, and all other matters in connection therewith, shall be acceptable to the Agent in its sole discretion.

         B. TRANSFER OF PROPERTIES. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, Transfer any Property; provided that, subject to subsection 7.10B, (i) the Loan Parties and their respective Subsidiaries may create, incur, assume or permit to exist Liens in accordance with subsection 6.4, 6.9 or 7.2, and (ii) each Loan Party and each of its Subsidiaries may sell or otherwise permanently dispose of any Property if (a) each such sale or other permanent disposition of such Property is made on an arms-length basis for the fair market value of such Property, (b) not less than 100% of the consideration received by such Loan Party or Subsidiary in any such transaction (net of any Pool B Obligations or Pool C Indebtedness forgiven or paid in connection therewith) shall be Cash and shall be received on the date of such sale or other permanent disposition, (c) with respect to any Pool A Property, the Borrowing Base shall be reduced as provided in subsection 2.4B(iii) and (d) with respect to any Pool A Property or Pool B Property, the Company complies with the provisions set forth in subsection 2.9 with respect to such Property, including the payment of any Release Price required thereby.





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         C.      NOTICES WITH RESPECT TO PROPERTIES. The Company shall deliver, or shall cause to be delivered, the following written notices to the Agent:

                 (i) promptly after the Company's acquiring actual knowledge of the same, an Officers' Certificate with respect to the occurrence or effectiveness of any event or condition that could reasonably be expected to cause the Property Amount or Property EBITDA with respect to any Property, as of any date of determination thereafter, to be reduced as of such later date of determination or for any period pursuant to the provisos contained in the definitions of Property Amount and Property EBITDA, respectively; and

                 (ii) at least 20 days prior to the commencement of any Major Renovation/Restoration of any Property, a Notice of Renovation/Restoration with respect thereto and upon the completion of such Major Renovation/Restoration, a Completion Certificate with respect thereto.

7.16     MANAGEMENT AGREEMENTS, SERVICING AGREEMENTS AND OTHER MANAGEMENT
         AGREEMENTS.

         A. EXECUTION OF MANAGEMENT AGREEMENTS, SERVICING AGREEMENTS AND OTHER MANAGEMENT AGREEMENTS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or otherwise become obligated with respect to, any agreement regarding the management or operation of any hotel property after the Funding Availability Date, except that, from time to time:

                 (i) with the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in the Agent's sole discretion, Management Corp. or any of its Wholly Owned Subsidiaries may acquire or enter into proposed Management Agreements with respect to the management and operation of hotel properties, the related land and the improvements thereof (each an "Additional Management Agreement"); provided that, in any event, (a) each proposed Managed Property shall be an upscale full service hotel, garden style hotel or resort hotel, as the case may be, located in the United States of America and otherwise be of a type, quality and character consistent with the Company's business plan and strategy, as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy -- I. Primary Growth Opportunities" or, if not as so described, as approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion; (b) at least 30 days before the proposed date of each such closing or the proposed effective date of such Additional Management Agreement, the Company, at its expense, shall deliver to the Agent a copy of such Additional Management Agreement with respect to the proposed Managed Property;
         (c) each Investment in, Guaranty for the benefit of or payment to any Person that may be required to be made by the Loan Parties and their respective Subsidiaries pursuant to the terms of or in connection with the Additional Management Agreement shall be permitted under subsection 7.3(vi), (vii) or (viii); provided, however, that the Loan Parties and their respective Subsidiaries shall not at any time make any Investment in, become liable with respect to any Guaranty for the benefit of or make any payment to any Person owning or leasing the Other Managed Property





                                      207
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         or otherwise in connection with such Other Management Agreement, pursuant to subsections 7.3(vii) and (viii) or otherwise, unless and until the Company, at its expense, shall have delivered to the Agent copies of each of the documents set forth in subsection 4.1M, mutatis mutandis, with respect to such Additional Management Agreement, in each case subject to the satisfaction of the Agent specified in subsection 4.1M; and (d) on or before such closing date or effective date, the Company, at its expense, shall deliver to the Agent (1) execution or conformed copies of the Additional Management Agreement, including any amendments, modifications and supplements thereto and all other documents delivered therewith as of such closing date or effective date, as the case may be, which documents shall be satisfactory in form and substance to the Agent, in its sole discretion, (2) a statement of Approved Management Fees and other Management Fees with respect to such Additional Management Agreement, for the 12 month period ending on the last day of the most recently completed calendar month ending not less than 30 days before such closing date or effective date, as the case may be, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer, the Chief Financial Officer or Chief Accounting Officer of the Company to the effect provided in subsection 6.1(ii), mutatis mutandis, (3) an Addition Certificate, (4) supplements to the Schedules to this Agreement, the Security Agreement and the Omnibus Management and Liquor License Agreement, which schedules shall be acceptable to the Agent and (5) payment pursuant to subsection 9.2 of the expenses incurred by the Agent in connection with the matters subject to this subsection 7.16A(i);

                 (ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, without the approval of the Agent (except as provided to the contrary in subsections 7.10 and 7.16D and this subsection 7.16A(ii)), Management Corp. or any of its Wholly Owned Subsidiaries may enter into management agreements (other than Management Agreements and Servicing Agreements) with respect to the management and operation of hotel properties, the related land and the improvements thereof (each an "Other Management Agreement"); provided, however, that (a) each hotel property subject to such Other Management Agreement shall be either (1) an upscale full service hotel, garden style hotel or resort hotel located in the United States of America, Canada or the Caribbean or (2) an extended stay hotel in the United States of America that is owned or leased by the (Greystar Partnership and managed, under a service mark other than "Wyndham" or "Wyndham Garden" (or any other brand under which any of the Properties or Managed Properties are operated from time to time) pursuant to the Greystar Agreements and an Other Management Agreement that has terms substantially the same as those in the form of Other Management Agreement to which hotels referred to in the preceding clause (1) are subject, and in either case the related Other Managed Property shall be of a type, quality and character consistent with the Company's business plan and strategy, as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy -- I. Primary Growth Opportunities" or, if not consistent, as approved by the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion; (b) each Investment in, Guaranty for the benefit of or payment to any Person owning or leasing the related Other Managed Property that may be required to be made by the Loan Parties and their respective Subsidiaries for the purpose of or otherwise in connection with securing, extending, renewing or modifying such Other Management Agreement shall be permitted under subsection 7.3(vi) or (vii), provided, however, that the Loan Parties and their respective Subsidiaries shall not at any time make any Investment in, become liable with respect to any Guaranty for the benefit of or make any payment to any Person owning or leasing the Other Managed Property or otherwise in connection with such Other Management Agreement, pursuant to subsections 7.3(vii) and
         (viii) or otherwise, (1) if such Other Managed Hotel is not an upscale full service hotel, garden style hotel or resort hotel located in the United States of America and (2) unless and until the Company, at its expense, shall have delivered to the Agent prior to the applicable closing or effective date copies of each of the documents set forth in subsection 4.1M, mutatis mutandis, with respect to such Other Management Agreement, in each case subject to the satisfaction of the Agent specified in subsection 4.1M; (c) such Other Management Agreement shall not constitute, have the form of or contain provisions creating a leasehold interest in any Other Managed Property or other real or personal property; (d) on or before such effective date, the Company, at its expense, shall deliver to the Agent (1) an Addition Certificate, (2) supplements to the Schedules to this Agreement and the Security Agreement, which schedules shall be reasonably acceptable to the Agent, and (3) payment pursuant to subsection 9.2 of the reasonable expenses incurred by the Agent in connection with the matters subject to this subsection 7.16A(ii); and (e) by the end of the calendar month following the month in which such closing date or effective date occurs, and from time to time thereafter as the same becomes available, the Company at its expense, shall deliver to the Agent, such portion of the Management Information as shall not previously have been delivered by the Company to the Agent; and

                 (iii) Management Corp. and any of its Wholly Owned Subsidiaries shall enter into Servicing Agreements with respect to the management and operation of the Properties as contemplated by subsection 4.1J or pursuant to subsection 7.15A.

         B. TRANSFER OR TERMINATION OF MANAGEMENT AGREEMENTS, SERVICING AGREEMENTS AND OTHER MANAGEMENT AGREEMENTS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, Transfer any Management Agreement, Servicing Agreement or Other Management Agreement; provided that, subject to subsection 7.10, (i) the Loan Parties and their respective Subsidiaries may create, incur, assume or permit to exist Liens in accordance with subsection 7.2 and subsection 6.9; (ii) Management Corp. and each of its Wholly Owned Subsidiaries may sell or otherwise permanently dispose of any Management Agreement or Servicing Agreement if (a) each such sale or other permanent disposition of such Management Agreement or Servicing Agreement, as the case may be, is made on an arms-length basis for the fair market value of such Management Agreement or Servicing Agreement, as the case may be, (b) not less than 100% of the consideration received by such Loan Party or Subsidiary in any such transaction shall be Cash and shall be received on the date of such sale or permanent disposition, (c) the Borrowing Base shall be reduced as provided in subsection 2.4B(iii) and (d) the Company complies with the provisions set forth in subsection 2.9 with respect to such Management Agreement or Servicing Agreement, as the case may be, including the payment of any Release Price required thereby; and (iii) Management Corp. and each of its Wholly Owned Subsidiaries may sell or otherwise permanently dispose of an Other Management Agreement. Upon the expiration (without renewal or extension), cancellation or other





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termination of any Management Agreement, Servicing Agreement or Other
Management Agreement, as the case may be, the Borrowing Base shall be reduced in accordance with the provisions of subsection 2.4B(iii), and the Company shall pay the amounts, if any, that may be required to be paid pursuant to subsection 2.4B(iii) or 2.4B(iv) after taking into account any required reduction or recalculation of the Borrowing Base.

         C. NOTICES WITH RESPECT TO MANAGEMENT AGREEMENTS, SERVICING AGREEMENTS AND OTHER MANAGEMENT AGREEMENTS. The Company shall deliver, or shall cause to be delivered, the following written notices to the Agent:

                 (i) promptly after the Company's acquiring actual knowledge of the same, a written notice with respect to the occurrence or effectiveness of any event or condition that could reasonably be expected to cause the Management Amount or Management EBITDA with respect to any Management Agreement, Servicing Agreement or Other Management Agreement, as of any date of determination thereafter, to be reduced as of such date of determination or for any period pursuant to the provisos contained in the definition of Management Amount or Management EBITDA, as the case may be; and

                 (ii) at least 20 days prior to the commencement of any Major Renovation/Restoration of any Managed Property or Other Managed Property, a Notice of Renovation/Restoration with respect thereto and upon the completion of such Major Renovation/Restoration, a Completion Certificate with respect thereto.

         D. CERTAIN INVESTMENTS, GUARANTIES AND PAYMENTS. Except as permitted by subsections 7.3(vi), (vii), (viii) and (x), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, make any Investments in, become liable with respect to any Guaranties for the benefit of or make any other payment to any Person, including any Affiliate or any Joint Venture, for the purpose of or otherwise in connection with securing, extending, renewing or modifying any Management Agreement, Servicing Agreement or Other Management Agreement.

7.17     INTELLECTUAL PROPERTY; FRANCHISE AGREEMENTS; OTHER JURISDICTIONS.

         A. INTELLECTUAL PROPERTY. Except as provided to the contrary in subsection 7.17B, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries, to Transfer any Intellectual Property unless the Company shall have determined that the Intellectual Property so Transferred is no longer material to the business, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries.

         B. FRANCHISE AGREEMENTS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or otherwise become obligated with respect to, any franchise agreement, license agreement or similar agreement with respect to the operation of any hotel property as a "Wyndham" or "Wyndham Garden" hotel (each an "ADDITIONAL FRANCHISE AGREEMENT"), except that, from time to time after the Funding Availability Date, without the prior approval of the Agent, but subject to subsection 7.10A, IP Corp. may enter into Franchise Agreements and Management Corp. may enter into Management Agreements, Servicing





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Agreements, Other Management Agreements and sublicenses of licenses from IP
Corp. pursuant to which they grant rights in Intellectual Property; provided, however, that (i) each hotel property subject to each such Additional Franchise Agreement shall be of a type, quality and character consistent with the Company's business plan and strategy as described in the Debt Prospectus in the section entitled "Business -- Growth Strategy -- II. Additional Growth Opportunities" or, if not consistent, as approved by the Agent in its sole discretion, (ii) the Loan Parties and their respective Subsidiaries may not make any Investment in, or become liable with respect to any Guaranty for the benefit of, or make any payment to any Person owning or leasing the hotel property subject to such Additional Franchise Agreement or otherwise in connection with such Additional Franchise Agreement, and (iii) such Additional Franchise Agreement shall not constitute, have the form of or contain provisions creating a leasehold interest in any real or personal property.

         C. OTHER JURISDICTIONS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to acquire any Property, as permitted by subsection 7.15A, secure any Additional Management Agreement or Other Management Agreement with respect to any Managed Property or Other Managed Property, as permitted by subsection 7.16A, or enter into any Additional Franchise Agreement with respect to any Property, Managed Property, Other Managed Property or other hotel property, as permitted by subsection 7.17B, if such Property, Managed Property, Other Managed Property or other hotel property is located in any jurisdiction other than the United States of America, unless the Company, at its expense, shall have (i) prepared and delivered to the Agent for filing in the appropriate offices such instruments as may be necessary or appropriate, in the reasonable determination of the Agent, to perfect under the laws of such other jurisdiction a first priority security interest in favor of the Agent or the Lenders, as the Agent shall determine, in the Intellectual Property of the Loan Parties and their respective Subsidiaries that may be used or useful in the ownership, management or operation of such Property, Managed Property, Other Managed Property or other hotel or hospitality property and (ii) caused to be prepared and delivered to the Agent an opinion of counsel with respect to the perfection of such security interest, which counsel and opinion shall be reasonably satisfactory to the Agent.

7.18     MATERIAL LEASES.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, (i) enter into any Lease other than Leases incidental to the operation of the Properties as hotels or (ii) enter into any Material Lease or any advanced booking of more than 51% of the rooms at any Property for a period in excess of 30 days without the prior written approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed; it being understood and agreed that if after the Effective Date any Loan Party or any of its Subsidiaries enters into a Material Lease or any such advanced booking, the Agent may require that the Tenant thereunder enter into a Tenant Subordination Agreement reasonably satisfactory in form and substance to the Agent. In the event any Lease necessary to the operation of any Property as a hotel is terminated, the applicable Loan Party or Subsidiary thereof shall replace such Lease with a suitable comparable Lease within a reasonable period of time following such termination.





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7.19     AMENDMENTS OF CREDIT AGREEMENT, OTHER INDEBTEDNESS, OBLIGATIONS,
         CERTAIN DOCUMENTS.

         A. CREDIT AGREEMENT. Without the prior written approval of the Agent, which approval may granted, withheld, conditioned or delayed in its sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into any agreement prohibiting or restricting the ability of any of the Loan Parties and any of their respective Subsidiaries to amend or otherwise modify this Agreement or any other Loan Document.

         B. COMPANY PREFERRED STOCK AND OTHER STOCK. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Company shall not amend, restate, supplement or otherwise change its articles of incorporation if the effect of such amendment, restatement, supplement or change is to provide for the issuance of any preferred stock of the Company or the filing of any certificate of designation with respect thereto, except that the Company may amend, restate, supplement or change its certificate of incorporation to provide for the issuance of non-cumulative preferred stock; provided, however, that (i) the certificate of incorporation of the Company, as so amended, restated, supplemented or changed, and any prospectus, certificate of designation or other document delivered in connection with such issuance shall be in form and substance reasonably satisfactory to the Agent, (ii) such preferred stock shall be Qualified Capital Stock and (iii) such preferred stock shall be subordinate in right and time of payment to the Obligations.

         C. ORGANIZATION DOCUMENTS. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion except as expressly permitted hereunder, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise modify their respective charters or partnership agreements in any material respect except in connection with an activity permitted by subsection 7.7(viii).

         D. OTHER INDEBTEDNESS. Without the prior written approval of the Agent, which approval be granted, withheld, conditioned or delayed in its sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, (i) amend, restate, supplement or otherwise change the terms of, or waive or fail to enforce any provision of, any Senior Note Document or any Pool C Indebtedness in any material respect, (ii) except as provided to the contrary in subclause (x) of and proviso (1) to subsection 7.1(viii), amend, restate, supplement or otherwise change the terms of, or waive any provision of, any of the Vinings Bond Documents in any material respect, or
(iii) pay or prepay any principal amount of the Senior Notes or defease, or make any payments the effect of which is to defease the Senior Notes in whole or in part (whether pursuant to the defeasance provisions of the Indenture or otherwise).

         E. POOL A GROUND LEASES; POOL B GROUND LEASES; OTHER POOL B DOCUMENTS. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, (i) amend, restate, supplement or otherwise change, or waive





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or fail to enforce any provision of, any of the Pool A Ground Leases, the Pool
B Ground Leases and the other Pool B Documents in any material respect or (ii) exercise any option or other right under or with respect to any Pool B Obligation or Pool C Obligation (other than to request advances and elect interest rate options under the Pool C Indebtedness to the extent permitted by subsection 7.1(vii)) if the result of such exercise is, or may reasonably be expected to be, an increase in the amount of rent, principal, interest or any other payment required to be made by such Loan Party or Subsidiary to the holder of such Pool B Obligation or Pool C Obligation, as the case may be.

         F. MANAGEMENT AGREEMENTS. Without the prior written approval of the Agent, which approval may not be unreasonably withheld, conditioned or delayed, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any of the Management Agreements and the Additional Management Agreements (but not Other Management Agreements) in any material respect unless either (1) the Agent shall have given its prior written approval of such action, which approval shall not be unreasonably withheld, conditioned or delayed, or (2) the Company shall have (A) prepaid the Loans in an amount equal to the Release Price in respect of such Management Agreement or Additional Management Agreement and (B) elected by written notice delivered to the Agent in advance of taking such action to designate such Management Agreement or Additional Management Agreement as an "Other Management Agreement" for all purposes of this Agreement, effective as of the later of the date of delivery of such notice and the date of the prepayment referred to in the preceding clause (A).

         G. OMNIBUS MANAGEMENT AND LIQUOR LICENSE AGREEMENT; SERVICING AGREEMENTS. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, the Omnibus Management and Liquor License Agreement or any Servicing Agreement in any material respect.

         H. AFFILIATE AGREEMENTS. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, and subject to subsection 7.10B, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any of the ISIS 2000 Agreements, the CWS Agreements and the Wynright Agreements in any material respect.

7.20     FISCAL YEAR.

         The Company shall not change its fiscal year-end from December 31.





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                                   SECTION 8
                          EVENTS OF DEFAULT; REMEDIES

8.1      EVENTS OF DEFAULT.

         If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

         A. FAILURE TO MAKE PAYMENTS WHEN DUE. Failure to pay any installment of principal of any Loan, any reimbursement obligation in respect of a Letter of Credit or any Release Price when due, whether at stated maturity, by acceleration in accordance with the provisions of the applicable Loan Document, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure to pay interest or any other amount due under this Agreement (including any other amounts owed in respect of the Letters of Credit) within five days after the date due; or

         B. DEFAULT ON SENIOR NOTES. Failure of the Company to pay when due any principal of or interest on or any other amount payable in respect of the Senior Notes, in each case beyond the end of any grace period provided therefor; or

         C. DEFAULT IN OTHER AGREEMENTS. (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1A or 8.1B, but including, without limitation, any Indebtedness included in the Pool B Obligations and any Pool C Indebtedness), in each case beyond the end of any grace period provided therefor (which shall not exceed 5 days); or (ii) occurrence of any other event or condition (other than an event or condition expressly described in another subsection of this 8.1) which, with the giving of notice or the lapse of time or both, with respect to (a) any Indebtedness (including, without limitation, the Senior Notes, any Indebtedness included in the Pool B Obligations and any Pool C Indebtedness) or any Contingent Obligation or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), would cause, or would permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable (upon the giving or receiving of notice, lapse of time, both, or otherwise) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in each case beyond the end of any cure period therefor (without any extension thereof); provided that, with respect to Pool C Indebtedness, either (x) such Indebtedness shall consist of two or more independent obligations secured by two or more Pool C Properties that shall not be cross-defaulted or cross-collateralized or (y) the principal amount of such Indebtedness, together with the aggregate principal amount of other Indebtedness of the Loan Parties and their respective Subsidiaries that is cross-defaulted or cross-collateralized or both with such Indebtedness, shall be greater in the aggregate than the lesser of (1) $7,500,000 and (2) an amount equal to 50% of the minimum aggregate principal amount of any Non-Recourse Indebtedness (as defined in the Indenture) of the Loan Parties and their respective Subsidiaries, the default in the payment of which, or the acceleration of the maturity of which, accelerates, or permits the holders of the Notes to cause the acceleration of, the maturity of all or any portion of the Notes; provided further, that, for purposes of calculating any amount pursuant to





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this clause (y), the principal amount of the Vinings Indebtedness shall be zero if and so long as no Person shall have the right, by law, contract, ownership of Securities or otherwise, and whether upon or without regard to the giving of notice or the lapse of time or both (it being agreed that, for purposes of this further proviso, the election by the parties to the Vinings Forbearance Agreement to effect one or more forbearance periods in the Vinings Forbearance Agreement shall not be deemed to be the "giving of notice" or the "lapse of time"), (A) to exercise any default remedy under the Vinings Bond Documents,
(B) to take any other action to enforce against any other Person the obligation to pay any principal amount of, interest on or other amount in respect of the Vinings Bond Documents or any other Indebtedness or other obligations created or evidenced thereby or (C) to exercise any right to foreclose, draw or otherwise realize on any letter of credit, Guaranty, other credit enhancement, mortgage, pledge or other security for the Vinings Bond Documents or any such other Indebtedness or other obligations; or

         D. BREACH OF CERTAIN COVENANTS. Failure of the Company to perform or comply with any term or condition contained in subsection 2.5, 6.14, 6.15, 6.16A, 7.1, 7.3, 7.5, 7.6, 7.10, 7.11, 7.14 and 7.19F; or

         E. DEFAULT UNDER SUBSECTION 7.2. Any Loan Party or any of its Subsidiaries shall default in the performance of or compliance with the terms and conditions of subsection 7.2 (other than any such default which is caused by the imposition of a Lien created or evidenced by an agreement, instrument or other document signed by or filed at the direction of any Loan Party or any of its Subsidiaries), and such default shall not have been remedied or waived on or before the 30th day after the earlier of (i) such Loan Party's or such Subsidiary's obtaining knowledge of such default or (ii) receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; provided, however, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and if such Loan Party or such Subsidiary, as applicable, is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default before the later of (x) the 90th day after such Loan Party or such Subsidiary obtains knowledge or notice thereof, as the case may be, and (y) the last day of a Voluntary Removal Period relating to a Property if (1) such default shall have occurred only with respect to such Property (and not also with respect to any other Property) and (2) such Voluntary Removal Period shall have commenced on or before the 90th day after such Loan Party or such Subsidiary obtains knowledge or notice thereof, as the case may be; and provided further that so long as any Lien is the subject of a bond, deposit or insurance so that the subject Property or portion thereof cannot be foreclosed on or otherwise forfeited, no Event of Default shall exist with respect to such Lien; or

         F. BREACH OF WARRANTY. Any representation, warranty, certification or other statement of any Loan Party or any of its Subsidiaries made in this Agreement or in any other Loan Document or in any Related Document to which such Loan Party or such Subsidiary is a party or in any statement or certificate at any time given in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made and such default shall not have been remedied or waived within 30 days after the earlier of (i) such Loan Party's or such Subsidiary's obtaining knowledge of such default and





                                      215
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(ii) receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; provided, however, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and if such Loan Party or such Subsidiary, as applicable, is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default within 90 days, after such Loan Party or such Subsidiary obtain knowledge or notice thereof, as the case may be; or

         G. INVALIDITY OF LOAN DOCUMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS. At any time after the execution and delivery thereof, (i) any Loan Document (other than a Security Document) or any material provision thereof shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void; (ii) any Security Document or any material provision thereof shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof or any other termination of such Security Document in accordance with the terms hereof or thereof) or shall be declared null and void, or the Agent shall not have or shall cease to have a valid and perfected first priority Lien or security interest in any Collateral purported to be covered, in each case for any reason other than the failure of the Agent to take any action within its control; (iii) any Loan Party shall contest in writing the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or
(iv) the Trustee or any holder of the Senior Notes or representative or agent thereof shall contest the validity or enforceability of Article Ten or Section
11.2 of the Indenture; or

         H. POOL A GROUND LEASES. (i) Failure by any Loan Party or any of its Subsidiaries to pay when due any monetary obligation contained in any Pool A Ground Lease, in each case beyond the end of any grace period provided therefor; (ii) occurrence of any other event or condition which, with the giving of notice or lapse of time or both, would cause, or would permit the landlord under any Pool A Ground Lease to cause, a cancellation or termination, as against any Loan Party or any of its Subsidiaries party thereto, of such Pool A Ground Lease; (iii) election by any Loan Party or any of its Subsidiaries party to a Pool A Ground Lease to terminate such Pool A Ground Lease in accordance with the terms thereof or to reject such Pool A Ground Lease in any bankruptcy proceeding; or (iv) failure by any Loan Party or any of its Subsidiaries to permit the Agent and/or its representatives at all reasonable times upon reasonable prior written notice to make investigation or examination concerning such Loan Party's or such Subsidiary's performance and observance of the terms, covenants and conditions of a Pool A Ground Lease; or

         I. POOL B OBLIGATIONS. (i) Failure by any Loan Party or any of its Subsidiaries to pay when due any monetary obligation contained in any Pool B Document (other than the principal of or interest on any Indebtedness included in the Pool B Obligations, as the case may be), in each case beyond the end of any grace period provided therefor; (ii) the occurrence of any event or condition which, with the giving of notice or lapse of time or both, would cause, or would permit the holder or holders of the related Pool B Obligation, as the case may be (including, without limitation, a landlord under any related Pool B Ground Lease), to cause, (a) such Pool B Obligation to become or be declared due and payable (upon the giving or


                                      216
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receiving of notice, lapse of time, both, or otherwise) prior to its stated
maturity or the stated maturity of any underlying obligation, as the case may be, or (b) a cancellation or termination, as against any Loan Party or any of its Subsidiaries party thereto, of such Pool B Ground Lease; (iii) election by any Loan Party or any of its Subsidiaries party to a Pool B Ground Lease to terminate such Pool B Ground Lease in accordance with the terms thereof or reject such Ground Lease in any bankruptcy proceeding; or (iv) failure by any Loan Party or any of its Subsidiaries to permit the Agent and/or its representatives at all reasonable times upon reasonable prior written notice to make investigation or examination concerning such Loan Party's or such Subsidiary's performance and observance of the terms, covenants and conditions of the Pool B Documents; or

         J. PROHIBITED TRANSFERS. If any Loan Party attempts to assign its rights under this Agreement or any other Loan Document or any interest herein or therein; or

         K. OTHER DEFAULTS UNDER LOAN DOCUMENTS OR RELATED DOCUMENTS. Any Loan Party or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document or any material term of any Related Document to which such Loan Party or such Subsidiary is a party (other than Related Documents pertaining to Pool C Obligations) if the default thereunder could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than any such term in this Agreement, other Loan Document or Related Document that is referred to in any other clause of this subsection 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) such Loan Party's or such Subsidiary's obtaining knowledge of such default or (ii) receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; provided, however, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and if such Loan Party or such Subsidiary is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default before the 90th day after any Loan Party or any of its Subsidiaries obtains knowledge or notice thereof, as the case may be; or

         L. INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property


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of any Loan Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

         M. VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) Any Loan Party or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Loan Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

         N. JUDGMENTS AND ATTACHMENTS. Any money judgment, writ or warrant of attachment or similar process involving individually or in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

         O. DISSOLUTION. Any order, judgment or decree shall be entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of such Loan Party or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         P. EMPLOYEE BENEFIT PLANS. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans, which exceeds $1,000,000; or

         Q. MATERIAL ADVERSE EFFECT. Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

         R. CONTINGENT OBLIGATIONS. Payments by the Loan Parties or any of their Subsidiaries with respect to any of the Contingent Obligations set forth on Schedule 5.3 annexed hereto in an aggregate amount greater than the maximum estimated amount specified on Schedule 5.3 with respect thereto except to the extent such excess amount is permitted pursuant to subsection 7.4(v); or





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         S.      CHANGE IN CONTROL. (i) Either Bedrock, the Crow Interests or
the Senior Executives, collectively (the "LARGER GROUP"), or the Senior Executives, collectively (the "SMALLER GROUP"), shall Transfer, or otherwise cease for any reason to maintain, beneficial or record ownership of 50% or more of the numbers of shares of Common Stock owned by them, respectively, after giving effect to the Formation as of the Formation Date (excluding equity Securities of the Company beneficially or of record owned by WEL), as each such number may be adjusted by reason of stock splits, reverse stock splits, reclassifications and similar transactions or events affecting all shares of Common Stock or all shares of any other class of Capital Stock of the Company; provided, however, that (a) the pledge of shares of Common Stock (prior to the foreclosure thereof) by Bedrock, the Crow Interests or the Senior Executives to secure the payment of indebtedness owed by the members of the Larger Group or the Smaller Group, as the case may be, shall not be deemed to be a Transfer or other cessation of beneficial ownership of such shares by the respective pledgors thereof if, as of the date of determination, the aggregate principal amount of the indebtedness owned by members of the Larger Group or the Smaller Group, as the case may be, and so secured by pledges of such shares shall not be greater than an amount equal to 50% of the product obtained by multiplying the number of shares of Common Stock owned beneficially and of record by the members of the Larger Group or the Smaller Group, as the case may be, by the average of the closing bid prices of the Common Stock on the principal national securities exchange on which the Common Stock is listed or, if the Common Stock is not so listed, on NASDAQ/NMS, as the case may be, for each of the 30 consecutive trading days next preceding such date of determination (or such shorter period during which the Common Stock shall have been publicly traded until such time as it has been so traded for 30 consecutive trading days); and
(b) if Donald J. McNamara, Robert A. Whitman and Daniel A. Decker, or any of them, shall cease at any time to control the business and affairs of Bedrock, including the voting and disposition of the equity Securities of the Company owned beneficially or of record by Bedrock then for purposes of this clause (i) Bedrock shall be deemed to have ceased owning any shares of Common Stock; (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Bedrock, the Crow Interests and the Senior Executives and the Affiliates of each of the foregoing), is or becomes the "beneficial owner" (as such term is used in Rule 14d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more then 35% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors; (iii) a majority of the board of directors of the Company shall not consist of nominees of Bedrock or the Crow Interests; or
(iii) there shall occur a Change of Control (within the meaning of the Indenture); or

         T. EMPLOYMENT OF JAMES A. CARREKER, LESLIE V. BENTLEY AND ERIC A. DANZIGER. The lapse of 30 days after any two or more of James A. Carreker, Leslie V. Bentley and Eric A. Danziger cease to be employed by the Company by reason of death or disability; or

         U. OWNERSHIP OF SUBSIDIARIES. The Company shall cease to own, directly or indirectly, all the equity Securities of Management Corp. and its other Subsidiaries, subject to the provisions of subsection 7.7(ii);





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THEN (i) upon the occurrence of any Event of Default described in subsection
8.1L or 8.1M, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without notice, presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company and the obligations of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) during the continuance of any other Event of Default, the Agent may, in its sole discretion, by written notice to the Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

                 Any amounts described in clause (b) above, when received by Agent, shall be held by Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

                 The occurrence of any condition or event may constitute an Event of Default (or a Potential Event of Default) under more than one provision of this subsection 8.1.

8.2      CERTAIN REMEDIES.

         A. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to the Agent or the Lenders against the Company under this Agreement, the Notes, the Mortgages, the Security Documents or any of the other Loan Documents, or at law or in equity, may be exercised by the Agent, acting in its own sole discretion at any time and from time to time, whether or not all or any portion of the Obligations shall be declared due and payable, and whether or not the Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Property or all or any portion of the Mortgaged Property. Any such actions taken by the Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Agent in its sole discretion may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Agent or the Lenders permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

         B. In the event of the foreclosure or other action by the Agent to enforce its remedies in connection with one or more of the Pool A Properties, the Ground Leases, the Pool B Properties, the Management Agreements or any other Collateral or all or any portion of the





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Mortgaged Property, whether such foreclosure (or other remedy) yields net proceeds in an amount less than, equal to or more than the Pool A Property Amount with respect to such Property or Mortgaged Property, the Agent shall apply all net proceeds received to repay the Obligations, the Obligations shall be reduced to the extent of such net proceeds and the remaining portion of the Obligations shall remain outstanding and secured by the Mortgages and the other Loan Documents, it being understood and agreed by the Company that the Company is liable for the repayment of the Obligations and that any "excess" foreclosure proceeds are part of the cross-collateralized and cross-defaulted security granted to the Agent on behalf of the Lenders pursuant to the Mortgages; provided, however, that, if the Agent so elects, the Loans and the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by the Lenders with respect to any individual Property (or, in the event that the Agent on behalf of the Lenders is the purchaser of such Property by Credit Bid at a foreclosure sale, the Loans and the Notes shall be deemed to have been accelerated only at such time as the Agent subsequently disposes of such Property and then only to the extent of the amount of such Credit Bid) and applied in reduction of the Obligations in accordance with the provisions of this Agreement and the Notes, after payment by the Company of all transaction costs and expenses and costs of enforcement.

         C. It is intended that the Liens of the Mortgages shall each be construed and treated as a separate, distinct Lien for the purpose of securing the entire Obligations secured thereby in the same manner as though each Property was mortgaged and transferred to the Agent on behalf of the Lenders by a separate and distinct mortgage and security agreement, so that if it should at any time appear or be held that any Mortgage fails to mortgage, and transfer to the Agent on behalf of the Lenders a Lien upon and the title to any Property, or any part thereof, as against creditors of the Company other than the Lenders or otherwise, such failure shall not operate to affect in any way the transfer of the other Properties or Mortgaged Property or any part thereof to the Agent on behalf of the Lenders; but nothing contained herein or in the Mortgages shall be construed as requiring the Agent on behalf of the Lenders to resort to any Property for the satisfaction of the Obligations secured thereby in preference or priority to any other Mortgaged Property thereby conveyed, but the Agent, acting in its sole discretion may seek satisfaction out of all of the Mortgaged Property or any part thereof.

         D. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default the Agent is hereby authorized by the Company at any time or from time to time, without notice to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Agent to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to the Agent under this Agreement and the Notes, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not
(i) the Agent shall have made any demand hereunder or (ii) the principal of or the interest on the Loan or any other amounts due hereunder shall have become due and payable pursuant to subsection 8.1 and although said obligations and liabilities, or any of them, may be contingent or unmatured.





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         E.      During the continuance of an Event of Default, the Agent, in its sole discretion, shall have the right, to the extent permitted by law, to impound and take possession of books, records, notes, and other documents evidencing the Company's Deposit Accounts, accounts receivable and other claims for payment of money (including Rents) arising in connection with the Properties, to give notice to the obligors thereunder of the Agent's interest therein, and to make direct collections on such Deposit Accounts, accounts receivable and claims.

         F. During the occurrence of an Event of Default and upon the occurrence and during the continuance of a default in the payment of any principal or interest of any Indebtedness owed or alleged to be owed by the Company or any Subsidiary, and following the initiation of any proceeding or the taking of any other action to collect the payment thereof by the Person entitled to such payment, the Agent may, in its sole discretion, advance either to such Person or to the Company, for payment to such Person, all or any portion of the amount of such payment, whether or not the existence of such obligation or amount thereof shall be disputed by the Company or such Subsidiary. Each such advance, to the extent not paid out of Excess Cash Flow, shall deemed a Loan hereunder and shall be subject to the provisions of this Agreement.

         G. The rights, powers and remedies of the Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Agent or the Lenders may have against the Company pursuant to this Agreement or the other Loan Documents executed by or with respect to the Company, or existing at law or in equity or otherwise. The rights, powers and remedies of the Agent and the Lenders may be pursued singly, concurrently or otherwise, at such time and in such order as the Agent, acting in its own sole discretion, may determine. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default or Potential Event of Default with respect to the Company shall not be construed to be a waiver of any subsequent Event of Default or Potential Event of Default by the Company or to impair any remedy, right or power consequent thereon.

                                   SECTION 9
                                 MISCELLANEOUS

9.1      ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

         A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign, transfer or negotiate to any Eligible Assignee (provided that such Eligible Assignee complies with the requirements of subsection 2.7B(iii) as of the date it becomes a Lender hereunder, to the extent applicable), or
(ii) sell to any Eligible Participant participations to any Person in, all or any part of its Commitment or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided, however, that (w) no such sale, assignment, transfer or participation shall, without the consent of the Company, require the Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the





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securities laws of any state, (x) no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving
Loans of the Lender effecting such sale, assignment, transfer or participation,
(y) no such sale, assignment or transfer of an interest in the Revolving Loan Commitment of such Lender shall be made in an amount less than $5,000,000 (or, if less, the aggregate amount of the Revolving Loan Commitment of such Lender) and (z) unless Bankers shall be removed as Agent, Bankers shall not make any such sale, assignment or transfer if, after giving effect thereto, the Revolving Loan Commitment of Bankers would be less than $15,000,000. In the case of any assignment authorized under this subsection 9.1, (i) the Agent shall notify the Company of the effective date of such assignment, (ii) as of such effective date, the assignee shall be a party hereto and, to the extent that an interest hereunder have been assigned to it, shall have the rights and obligations of a Lender hereunder and (iii) the assigning Lender shall, to the extent that its rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement. In the event of an assignment hereunder, the Commitments shall be modified to reflect the Commitments of such assignee. Except with respect to the portion of the Loans and Commitments assigned pursuant to this subsection 9.1, no Lender shall, as between the Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of its Commitment or the Loans, the Letters of Credit or participations therein, or other Obligations owed to such Lender.

         B. PARTICIPATIONS. The Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 2.6, 2.7, and 9.5, (i) any participation will give rise to a direct obligation of the Company to the participant and (ii) the participant shall be considered to be a "Lender".

         C. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of its Loans and the other Obligations owed to such Lender to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No Lender shall, as between the Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge.

         D. INFORMATION. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants who have executed a confidentiality agreement substantially in the form attached as Exhibit XXI hereto and otherwise meeting the criteria of an Eligible Assignee or Eligible Participant, as the case may
be); provided that the Agent has notified the Company that such Person is an assignee or participant (or prospective assignee or participant, as the case may be.





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9.2      EXPENSES.

         Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly, and, with respect to the expenses referred to in clauses (iv) and (v) below, on or before the date of the initial closing of the Public Offerings, (i) all the costs of furnishing all opinions of counsel for the Company and the other Loan Parties (including any opinions reasonably requested by the Agent) as to any legal matters arising hereunder and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements and with respect to the Security Documents and the Liens created pursuant thereto; (ii) actual costs and expenses of creating, perfecting and maintaining Liens in favor of the Agent for the benefit of the Lenders pursuant to any Loan Document, including filing and recording fees and expenses, mortgage recording taxes, intangible taxes and transfer and stamp taxes, title searches, title insurance premiums, UCC searches and UCC filing charges; (iii) all the reasonable out-of-pocket expenses incurred by the Agent and payable to auditors, accountants, architects, engineers or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Agent or its counsel (but excluding the fees of counsel for the Agent) in connection with performing due diligence, including obtaining and reviewing any Appraisals, any environmental audits or reports, market surveys, title reports, surveys and similar information; (iv) up to $20,000 in the aggregate of out-of-pocket expenses incurred by the Agent and its Affiliates for travel in connection with the negotiation, preparation and execution of the Loan Documents, the syndication of the Loans and due diligence; (v) all the reasonable fees, expenses and disbursements of counsel for the Agent and its Affiliates in connection with the negotiation, preparation and execution of the Loan Documents, the closing and syndication of the Loans and due diligence; provided that (x) if the Funding Availability Date hereof occurs on or before the fifth Business Day after the date of the initial closing of the Public Offerings (the "TARGET DATE") the fees of O'Melveny & Myers for such purposes shall not exceed $515,000 (plus additional fees for legal services after April 26, 1996 that are attributable to the proposed Acquisition and refinancing of the Vinings Property) and (y) if the Funding Availability Date hereof occurs after the Target Date the fees of O'Melveny & Myers for such purposes will be the amount referred to in clause (x) plus all reasonable fees incurred after the Target Date; (vi) all reasonable expenses incurred by the Agent, including, without limitation, the reasonable fees, expenses and disbursements of counsel for the Agent (including allocated costs of internal counsel) in connection with (a) the administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) any Acquisition, any acquisition or addition of a Management Agreement or Other Management Agreement, and any Transfer or release of any Property, Management Agreement, Servicing Agreement or Other Management Agreement or any proposal with respect to any of the foregoing and (c) the preparation or review of other documents or matters requested by any Loan Party; and (vii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by the Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from the Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings. Anything in this


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Agreement to the contrary notwithstanding, the Company shall not be liable for the payment of expenses incurred or payable by the Agent and its Affiliates in the performance of the activities referred to in clauses (iv) and (v) of the preceding sentence in excess of the amounts specified therein with respect to the periods, if any, specified therein. Provisions contained in this Agreement or in any of the other Loan Documents requiring the Company to pay or reimburse any costs or expenses, which are modified by the term "reasonable", shall require the Company to pay the costs or expenses that are "reasonably" incurred and that are in a "reasonable" amount. Except as expressly provided to the contrary in this Agreement or any other Loan Document, such costs or expenses that are payable after the Effective Date shall be payable by the Company within five Business Days after the Company's receipt of written demand from the Agent to pay same, accompanied by documentation in reasonable detail sufficient to verify the nature and amount.

9.3      INDEMNITY.

         A. INDEMNITY. In addition to the payment of expenses as required by subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to defend, indemnified and hold harmless the Agent, Lenders and Bankers and their respective Affiliates and Persons deemed to be "controlling persons" thereof within the meaning of the Securities Act or the Exchange Act and the respective directors, officers, employees, agents, attorneys and representatives of the foregoing (collectively, "INDEMNIFIED PERSONS" and individually, an "INDEMNIFIED PERSON"), to the full extent lawful, from and against any and all losses, claims, damages, liabilities, costs and expenses or other obligations of any kind or nature whatsoever incurred by each such Indemnified Person (including fees, charges and disbursements of counsel and the allocated costs and expenses of internal counsel for such Indemnified Person) which are related to, arise out of or result from (a) any untrue statements or alleged untrue statements or omissions or alleged omissions to state therein a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case made or, to the extent contemplated by the Loan Documents, to be made, by or on behalf of any Loan Party or any of its Affiliates, (x) in the representations and warranties of the Loan Parties contained in the Loan Documents, (y) in or pursuant to the Original Financing Letter, the Loan Documents or the Related Documents or (z) otherwise in connection with the Original Financing Letter, the Loan Documents or the Related Documents, (b) information provided by or on behalf of any Loan Party or any of their Affiliates for use in connection with any syndication, assignment or participation of any portion of the Commitments, the Loans, the Notes, the other Loan Documents or the Obligations, or in connection with the Original Financing Letter, any Loan Document or any Related Document or any transactions contemplated hereby or thereby, (c) the transactions contemplated by the Loan Documents (including the Lenders' agreements to make the Loans or the use or intended use of the proceeds thereof) or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (d) any actions taken or omitted to be taken by an Indemnified Person with the consent of the Company or in conformity with the instructions of the Company, or (e) any other transactions contemplated by the Original Financing Letter, the Loan Documents or the Related Documents, and the Company will reimburse each Indemnified Person for all reasonable costs and expenses, including fees and disbursements of both outside and internal counsel for such





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Indemnified Person, as they are incurred, in connection with investigating, preparing for, or defending any formal or informal claim, action, suit, investigation, inquiry or other proceeding, whether or not in connection with pending or threatening litigation, caused by or arising out of or in connection with the foregoing, whether or not such Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company shall not, however, be responsible for any losses, claims, damages, liabilities, costs or expenses pursuant to clauses (c), (d) or (e) of the preceding sentence which have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction. Neither the Agent nor any other Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any of the Loan Parties and their respective Affiliates or any director, officer, employee, agent or representative of any of the foregoing, or any other person, for or in connection with the foregoing, or otherwise arising out of or in any way relating to the matters contemplated by the Original Financing Letter, the Loan Documents, the Related Documents or any commitment to lend except for such liability for losses, claims, damages, liabilities, costs or expenses of any Indemnified Person pursuant to clauses
(c), (d) or (e) of the preceding sentence to the extent they are determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction and in no event shall the Agent or any other Indemnified Person be responsible for or liable to any of the Loan Parties or any of their respective Affiliates or any other Person for consequential, punitive or exemplary damages. The Company further agrees that the Loan Parties shall not, nor shall they permit their respective Subsidiaries to, without the prior written consent of the Agent and Bankers, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, investigation, inquiry or other proceeding in respect of which indemnification is actually sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Agent and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit, investigation, inquiry or other proceeding.

         B. PROCEDURE. If any action, suit, investigation, inquiry or other proceeding is commenced, as to which an Indemnified Person proposes to demand indemnification hereunder, such Indemnified Person shall notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the Company shall not relieve the Company or any of its Affiliates from its obligations hereunder (except to the extent that the Company or such Affiliate is prejudiced by such failure to so promptly notify). The Company shall be entitled to assume the defense of any such action, suit, investigation, inquiry or other proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable fees and expenses incurred in connection therewith. The Indemnified Person shall have the right to employ separate counsel in any such action, suit, investigation, inquiry or other proceeding, or to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed promptly upon written demand therefor to assume the defense of such action, suit, investigation, inquiry or other proceeding, and employ counsel reasonably satisfactory to the Indemnified Person in connection therewith or (iii) such Indemnified Person shall have been advised by counsel that there exists actual or potential conflicting interests between the Company and such Indemnified





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Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the Company, in which case, if such Indemnified Person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person; provided, however, that the Company shall not, in connection with any one such action, suit, investigation, inquiry or other proceeding or separate but substantially similar or related actions, suits, investigations, inquiries or other proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Persons (in addition to local counsel), which firm shall be designated in writing by the Agent.

         C. CONTRIBUTION. In order to provide for just and equitable contribution with respect to matters subject to subsection 9.3A, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to subsection 9.3A, for the reasons specified in the second sentence of subsection 9.3A), even though the express provisions hereof provide for indemnification in such case, or is insufficient to hold an Indemnified Party harmless, then the Company, on the one hand, and the Agent, the Lenders or Bankers, on the other hand, shall contribute to such loss, claim, damage, liability, cost or expense for which such indemnification or reimbursement is held unavailable or is insufficient in such proportion as is appropriate to reflect the relative benefits to the Loan Parties and their respective Affiliates, on the one hand, and the Agent, Lenders or Bankers, on the other hand, in connection with the transactions described in the Original Financing Letter, the Loan Documents and the Related Documents, as well as any other equitable considerations. The parties agree that for the purpose of this subsection 9.3C, the relative benefits to the Loan Parties and their respective Affiliates, on the one hand, and the Agent, Lenders and Bankers, on the other hand shall be deemed to be in the same proportion as the proceeds received or to be received by the Loan Parties from the Loan Documents bears to the fees paid or to be paid to the Agent, Lenders and Bankers under the Loan Documents. Notwithstanding the foregoing, the Agent, Lenders and Bankers shall not be required to contribute under this subsection 9.3C any amount in excess of the amount of fees actually received by the Agent, Lenders and Bankers, respectively, in respect of the Loan Documents. The Company, Agent, Bankers and the Lenders agree that it would not be just and equitable if contribution pursuant to this subsection 9.3C were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this subsection 9.3C.

         D. NO LIMITATION. The foregoing rights to indemnity and contribution shall be in addition to any rights that any Indemnified Person and Loan Parties may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the transactions contemplated by the Original Financing Letter, the Loan Documents and the Related Documents. In no event shall the Agent, the Lenders, or Bankers be responsible or liable to any person for consequential damages which may be alleged as a result of the Original Financing Letter, the Loan Documents and the Related Documents or any transaction contemplated thereby.

         E. INDEPENDENCE OF INDEMNITY. The Company acknowledges and agrees that the provisions of this subsection 9.3 are separate from and in addition to the provisions contained in the Original Financing Letter and contained in the Environmental Indemnity.

9.4      NO JOINT VENTURE OR PARTNERSHIP.

         The Lenders and the Company acknowledge and agree that the relationship created hereunder or under the other Loan Documents is that of creditor/debtor. The Company acknowledges and agrees that (a) the Company through its directors, officers and employees, is a knowledgeable and sophisticated business practitioner with particular expertise and broad experience in the area of real estate acquisition and finance; (b) the Lenders individually and collectively, do not owe, and have expressly disclaimed, any fiduciary or special obligation to the Company and/or any of the Company's partners, agents, or representatives; and (c) nothing contained in this Agreement or any other Loan Document shall affect the relationship between the Lenders and the Company as that of creditor/debtor hereunder and under the other Loan Documents. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between the Company, any other Loan Party or Subsidiary thereof and the Lenders nor to grant the Agent or the Lenders any interest in the Mortgaged Property other than that of mortgagee or lender.

9.5      RATABLE SHARING.

         The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the

Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6      AMENDMENTS AND WAIVERS.

         No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.
Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Company, on the Company.

9.7      INDEPENDENCE OF COVENANTS.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8      NOTICES.

         Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed, or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex; provided, however, that notices to the Agent and the Company shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to the Company and the Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Agent.

9.9      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         A. Except as provided in subsection 9.9B below, all representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder and shall terminate upon indefeasible payment in full of the Obligations and the expiration or termination of all Commitments and Letters of Credit, notwithstanding anything in this Agreement or implied by law to the contrary.

         B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in subsections 2.6, 2.7, 3.5A, 3.6, 5.2G (to the extent it incorporates the Environmental Indemnity), 6.8 (to the extent it incorporates the Environmental Indemnity), 9.2, 9.3 and 9.5 shall survive the payment in full of the Obligations, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

9.10     AGENT'S DISCRETION.

         Whenever pursuant to this Agreement or any other Loan Document the Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Agent, the decision of the Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Agent. The Company acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, certain decisions to be made by the Agent under this Agreement may be subject to or determined by the further decision by the Lenders or a percentage of the Lenders.

9.11     OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF THE LENDERS' RIGHTS.

         The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.12     REMEDIES OF THE COMPANY.

         In the event that a claim or adjudication is made that the Agent or any Lender or their respective agents has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Notes, the Mortgages or the other Loan Documents, the Agent, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, the Company agrees that none of the Agent, such Lender or such agents, shall be liable for any monetary damages, and the Company's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgement. The parties hereto agree that any action or proceeding to determine whether the Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

9.13     MARSHALLING; PAYMENTS SET ASIDE.

         Neither the Agent nor any Lenders shall be under any obligation to marshal any assets in favor of the Company, any other Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that the Company or any other Loan Party makes a payment or payments to the Lenders or the Agent (or to the Agent for the benefit of the Lenders), or the Agent or the Lenders enforce any security interests or the Agent exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause of action, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.14     MAXIMUM AMOUNT.

         A. It is the intention of the Company and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the indebtedness of the Company to the Lenders, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the "Maximum Amount"). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of the Company evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform through the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between the Company or any endorser of the Notes and the Lenders.

         B. If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i) and shall be so applied in accordance with subsection 2.4 hereof or if such excessive interest exceeds the unpaid balance of the Loans and any other indebtedness of the Company in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Company.

9.15     SEVERABILITY.

         In case any provision in or obligation under this Agreement or any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction or under any set of circumstances, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction or under any other set of circumstances, shall not in any way be affected or impaired thereby.

9.16     HEADINGS.

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.17     APPLICABLE LAW.

                 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.18     SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Agent and the Lenders (it being understood that the Lenders' rights of assignment are subject to subsection 9.1). Neither the Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by the Company.

9.19     CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                 ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                 (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                 (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                 (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.8;

                 (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                 (V) AGREES THAT THE AGENT RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

                 (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.19 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

9.20     WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY AND THEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement and the other Loan Documents, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.20 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.





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
9.21     COUNTERPARTS; EFFECTIVENESS.

         This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.22     MATERIAL INDUCEMENT.

         The Company acknowledges that its representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents, including its covenants and agreements to pay Release Prices, are material inducements to the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, that the Lenders have already relied on such representations, warranties, covenants and agreements in entering into this Agreement and agreeing to make the Loans (notwithstanding any investigation heretofore or hereafter made by or on behalf of the Lenders), and that the Lenders will continue to rely on such representations, warranties, covenants and agreements in their future dealings with the Company. The Company understands that the Release Prices are designed to afford to the Lenders a predictable return on their investment in the Loans, that the Release Prices will be required to be paid by the Company in connection with all voluntary and involuntary prepayments of the principal amount of the Loans and reductions in the Commitments (except as specifically set forth to the contrary in subsection 2.4B), and that the payment of the Release Prices in connection with involuntary prepayments beyond the Company's control (such as upon the occurrence of a casualty or a Taking) will be required. The Company agrees that its representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents, including its covenants and agreements to pay Release Prices, are reasonable in purpose and scope. The Company represents and warrants that it has reviewed this Agreement and the other Loan Documents with its legal counsel and that it knowingly and voluntarily is entering into this Agreement and the other Loan Documents following consultation with legal counsel.

9.23     ENTIRE AGREEMENT.

         This Agreement is evidence of the indebtedness incurred pursuant hereto and, taken together with all of the other Loan Documents and all certificates and other documents delivered to the Agent and the Lenders hereunder and thereunder, embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.





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
9.24     CONFIDENTIALITY.

         Each Lender and the Agent, severally and not jointly, agrees to exercise commercially reasonable efforts to keep any non-public information delivered or made available to such Lender or the Agent pursuant to the Loan Documents, which any Loan Party or its authorized representative has identified as confidential information, confidential from any Person other than Persons employed by or retained by such Lender or the Agent who are or are expected to become engaged in evaluating, approving, structuring or administering the Revolving Loans, Letters of Credit and other extensions of credit or Obligations hereunder; provided that nothing herein shall prevent any Lender or the Agent from disclosing such information to any bona fide Eligible Assignee, transferee or Eligible Participant that has delivered to the Company an agreement in the form attached hereto as Exhibit XXI (with such changes therein as shall be approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed) in connection with the contemplated assignment or transfer of any Commitments, Revolving Loans, Letters of Credit or other extensions of credit or Obligations hereunder or participation therein or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with the exercise of any remedy under the Loan Documents.

9.25     RELIANCE BY THE COMPANY.

         The Company shall be entitled to rely on all written approvals and consents received from the Agent as being that also of the Lenders, without obtaining separate acknowledgement of same, and shall be required to deal only with the Agent, all except as otherwise expressly provided in this Agreement or in such approval or consent.

                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                 COMPANY:

                                           WYNDHAM HOTEL CORPORATION

                                           By:     /s/ MICHAEL R. SILVERMAN
                                                   -----------------------------
                                                   Name: Michael R. Silverman
                                                   Title: Authorized Signatory

                                           Notice Address:

                                                   Wyndham Hotel Corporation
                                                   2001 Bryan Street, Suite 2300
                                                   Dallas, Texas 75201
                                                   Attention: Michael Silverman

                 AGENT:
                                           BANKERS TRUST COMPANY,
                                           as Agent

                                           By:     /s/ GARRETT W. THELANDER
                                                   -----------------------------
                                                   Name: Garrett W. Thelander
                                                   Title: Vice President

                                           Notice Address:

                                                   Bankers Trust Company
                                                   280 Park Avenue, 23W
                                                   New York, New York 10017
                                                   Attention: Garrett Thelander

                 LENDERS:

                                           BANKERS TRUST COMPANY,
                                           as a Lender

                                           By:     /s/ GARRETT W. THELANDER
                                                   -----------------------------
                                                   Name: Garrett W. Thelander
                                                   Title: Vice President

                                           Notice Address:

                                                   Bankers Trust Company
                                                   280 Park Avenue, 23W
                                                   New York, New York 10017
                                                   Attention: Garrett Thelander

                                           DRESDNER BANK AG, New York and Grand
                                           Cayman Branches

                                           By:     /s/ JOHANNES BOECKMANN
                                                   -----------------------------
                                                   Name: Johannes Boeckmann
                                                   Title: Vice President

                                           By:     /s/ RICHARD W. CONROY
                                                   -----------------------------
                                                   Name: Richard W. Conroy
                                                   Title: Vice President


                                           Notice Address:

                                                   Dresdner Bank AG
                                                   75 Wall Street, 29th Floor
                                                   New York, New York 10005
                                                   Attention: Richard Conroy

                                           All notices should go to each of
                                           the following persons:

                                           Richard W. Conroy
                                           Vice President
                                           Tel: (212) 429-2206
                                           Fax: (212) 429-2129

                                           Andrew K. Mittag
                                           Vice President
                                           Tel: (212) 429-2198
                                           Fax: (212) 429-2129

                                           Johannes Boeckmann
                                           Vice President
                                           Tel: (212) 429-2479
                                           Fax: (212) 429-2129

                                           BANK ONE, TEXAS N.A.

                                           By:     /s/ GINA A. NORRIS
                                                   -----------------------------
                                                   Name: Gina A. Norris
                                                   Title: Vice President

                                           Notice Address:

                                                   Bank One, Texas N.A.
                                                   1717 Main Street, 3rd Floor
                                                   Dallas, Texas 75201
                                                   Attention: Gina Norris

                                           THE BANK OF NOVA SCOTIA

                                           By:     /s/ [ILLEGIBLE]
                                                   -----------------------------
                                                   Name: [ILLEGIBLE]
                                                   Title: OFFICE HEAD, REAL
                                                          ESTATE BANKING

                                           Notice Address:

                                                   The Bank of Nova Scotia
                                                   580 California Street
                                                   P.0. Box 3716
                                                   San Francisco, California
                                                     94104
                                                   Attention: Paul Stiplosek

                                           FIRST NATIONAL BANK OF COMMERCE

                                           By:     /s/ NEMESIO VISO
                                                   -----------------------------
                                                   Name: NEMESIO VISO
                                                   Title: Assistant Vice
                                                            President

                                           Notice Address:

                                                   First National Bank of
                                                     Commerce
                                                   210 Barron Street, Suite 751
                                                   New Orleans, Louisiana 70112
                                                   Attention: Brian Otis

                                           THE INDUSTRIAL BANK OF JAPAN TRUST
                                             COMPANY

                                           By:     /s/ YUTAKA ENDO
                                                   -----------------------------
                                                   Name: YUTAKA ENDO
                                                   Title: SENIOR VICE PRESIDENT

                                           Notice Address:

                                                   The Industrial Bank of Japan
                                                     Trust Company
                                                   245 Park Avenue
                                                   New York, New York 10167
                                                   Attention: Kimio Kanai

                                SWING LINE NOTE

                           WYNDHAM HOTEL CORPORATION

$10,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of BANKERS TRUST COMPANY ("PAYEE"), on or before the Maturity Date, the lesser of (x) Ten Million Dollars and no cents ($10,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Swing Line Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is the Company's "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                  OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF             PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                                REVOLVING NOTE

                           WYNDHAM HOTEL CORPORATION

$20,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of THE BANK OF NOVA SCOTIA ("PAYEE") or its registered assigns, on or before the Maturity Date, the lesser of (x) Twenty Million Dollars and no cents ($20,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is the Company's "Revolving Notes" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                  OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF             PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                                REVOLVING NOTE

                           WYNDHAM HOTEL CORPORATION

$15,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of DRESDNER BANK AG ("PAYEE"), on or before the Maturity Date, the lesser of (x) Ten Million Dollars and no cents ($10,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is the Company's "Revolving Notes" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                  OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF            PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                                REVOLVING NOTE

                           WYNDHAM HOTEL CORPORATION

$20,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of BANK ONE, TEXAS N.A. ("PAYEE"), or its registered assigns on or before the Maturity Date, the lesser of (x) Ten Million Dollars and no cents ($20,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is the Company's "Revolving Notes" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                  OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF             PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                                REVOLVING NOTE

                           WYNDHAM HOTEL CORPORATION

$25,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of BANKERS TRUST COMPANY ("PAYEE") or its registered assigns, on or before the Maturity Date, the lesser of (x) Twenty-Five Million Dollars and no cents ($25,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is one of the Company's "Revolving Notes" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment. protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                   OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF             PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                                REVOLVING NOTE

                           WYNDHAM HOTEL CORPORATION

$10,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of INDUSTRIAL BANK OF JAPAN, LTD ("PAYEE"), on or before the Maturity Date, the lesser of (x) Ten Million Dollars and no cents ($10,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Swing Line Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is one of the Company's "Revolving Notes" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment. protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                  OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF             PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                                REVOLVING NOTE

                           WYNDHAM HOTEL CORPORATION

$10,000,000.00                                                New York, New York
                                                                    May 29, 1996

         FOR VALUE RECEIVED, WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), promises to pay to the order of FIRST NATIONAL BANK OF COMMERCE ("PAYEE"), or its registered assigns, on or before the Maturity Date, the lesser of (x) Ten Million Dollars and no cents ($10,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

         The Company also promises to pay interest on the unpaid principal amount hereof, from the Closing Date until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, restated supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is one of the Company's "Revolving Note" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent located at One Bankers Trust Plaza, New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until notified in writing of the assignment or transfer of this Note in accordance with the terms of the Credit Agreement, the Company and the Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Each of the Payee and any subsequent permitted assignee of this Note hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory and optional prepayment as provided in the Credit Agreement.

         This Note is secured by certain assets pursuant to the Mortgages and the other Security Documents.

         THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         During the continuance of any Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 9.1 and 9.18 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         The Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 9.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and, except as expressly provided in the Credit Agreement, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.


                                        WYNDHAM HOTEL CORPORATION

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: Michael R. Silverman
                                             Title: Authorized Signatory

                                  TRANSACTIONS
                                    ON NOTE

                                                                                  OUTSTANDING
                   TYPE OF              AMOUNT OF             AMOUNT OF             PRINCIPAL
                  LOAN MADE             LOAN MADE          PRINCIPAL PAID           BALANCE             NOTATION
DATE              THIS DATE             THIS DATE             THIS DATE            THIS DATE            MADE BY
- ----              ---------             ---------          --------------         ------------          --------

                             COMPLIANCE CERTIFICATE


THE UNDERSIGNED HEREBY CERTIFIES THAT:

                 (1) I am the duly appointed authorized signatory of Wyndham Hotel Corporation, a Delaware corporation (the "Company");

                 (2) I have reviewed the terms of that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among the Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as the Agent, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

                 (3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.

         The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this 31st day of May, 1996 pursuant to subsection 6.1(viii) of the Credit Agreement.


                                           WYNDHAM HOTEL CORPORATION


                                           By:       /s/ MICHAEL R. SILVERMAN
                                                   -----------------------------
                                                   Name: MICHAEL R. SILVERMAN
                                                   Title: Authorized Signatory

                           BORROWING BASE CERTIFICATE


         I, the undersigned, authorized signatory of Wyndham Hotel Corporation (the "COMPANY"), do hereby certify that the figures attached hereto are true and correct as of May 31, 1996 and have been calculated in accordance with the Senior Secured Revolving Credit Agreement dated as of May 29, 1996 entered into by and among the Company, the Lenders named therein and Bankers Trust Company, as Agent, as amended, restated, supplemented or otherwise modified from time to time (the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.


                                        WYNDHAM HOTEL CORPORATION

                                        By:    /s/ MICHAEL R. SILVERMAN
                                             ----------------------------------
                                             Name: MICHAEL R. SILVERMAN
                                             Title: Authorized Signatory

                              SUBSIDIARY GUARANTY


         This SUBSIDIARY GUARANTY, is entered into as of May 29, 1996, by EACH OF THE SUBSIDIARIES LISTED ON ANNEX A HERETO (each a "GUARANTOR" and collectively, "GUARANTORS") in favor of and for the benefit of BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called the "GUARANTIED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below, and for the benefit of the Beneficiaries (as hereinafter defined). For Jamaican law purposes, this Subsidiary Guaranty is collateral to the Mortgage under Registration of Titles Act dated as of May 29, 1996 from Rose Hall Associates Limited Partnership to Guarantied Party.


                                    RECITALS

         A. Wyndham Hotel Corporation, a Delaware corporation, (the "COMPANY"), has entered into that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 with the Guarantied Party and the Lenders (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

         B. A portion of the proceeds of the Loans may be advanced by the Company, or at the Company's direction, to the Guarantors or otherwise used by the Company on behalf of the Guarantors and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of the Guarantors (which benefits are hereby acknowledged).

         C. It is a condition precedent to the initial extensions of credit under the Credit Agreement that the Company's obligations thereunder be guarantied by the Guarantors.

         D. The Guarantors are willing irrevocably and unconditionally to guaranty such obligations of the Company as hereinafter provided.

         NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder, the Guarantors hereby agree as follows:

                                   SECTION 1.
                                  DEFINITIONS

1.1      CERTAIN DEFINED TERMS.

         As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

                 "BENEFICIARIES" means the Guarantied Party and the Lenders.

                 "GUARANTIED OBLIGATIONS" has the meaning assigned to that term in subsection 2.1.

                 "GUARANTY" means this Subsidiary Guaranty dated as of May 29, 1996, as it may be amended, restated, supplemented or otherwise modified from time to time.

                 "PAYMENT IN FULL", "PAID IN FULL" or any similar term means payment in full of the Guarantied Obligations, including without limitation all principal, interest, costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) of the Beneficiaries as required by the terms of the Loan Documents.

1.2      INTERPRETATION.

         (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided.

         (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.


                                   SECTION 2.
                                  THE GUARANTY

2.1      GUARANTY OF THE GUARANTIED OBLIGATIONS.

         Subject to the provisions of subsection 2.2(a), Guarantors jointly and severally hereby irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a) or any successor provision). The term "GUARANTIED OBLIGATIONS" is used herein in its most comprehensive sense and includes:

                 (a) any and all Obligations of the Company, in each case now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue the Obligations of the Company or from time to time renew them after they have been satisfied and including interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Guarantied Obligations, whether or not a claim is allowed or allowable against the Company for such interest in the related bankruptcy proceeding; and

                 (b)      those expenses set forth in subsection 2.8 hereof.

2.2      LIMITATION ON AMOUNT GUARANTIED; CONTRIBUTION BY GUARANTORS.

         (a) Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, (x) any liabilities of such Guarantor in respect of intercompany indebtedness to the Company or other affiliates of the Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of indebtedness subordinate in right and time of payment to the Guarantied Obligations which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 2.2(a), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including without limitation any such right of contribution under subsection 2.2(b)).

         (b) The Guarantors under this Guaranty, together desire to allocate among themselves (collectively, the "CONTRIBUTING GUARANTORS"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Contributing

Guarantor as of any date of determination, an amount equal to (i) the ratio of
(x) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "ADJUSTED MAXIMUM AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty, determined as of such date, in the case of any Guarantor, in accordance with subsection 2.2(a); provided, however, that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Contributing Guarantor for purposes of this subsection 2.2(b), any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection 2.2(b)) minus
(ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this subsection 2.2(b). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this subsection 2.2(b) shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.

2.3      PAYMENT BY GUARANTORS; APPLICATION OF PAYMENTS.

         Subject to the provisions of subsection 2.2(a), the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, in accordance with the terms of the Loan Documents (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a) or any successor provision), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Guarantied Party for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding) and all other Guarantied Obligations then owed to the Beneficiaries as aforesaid. All such payments shall be applied promptly from time to time by the Guarantied Party as provided in subsection 2.4D of the Credit Agreement.

2.4      LIABILITY OF GUARANTORS ABSOLUTE.

         Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

                 (a) This Guaranty is a guaranty of payment when due and not of collectibility.

                 (b) The Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of any Event of Default under the Credit Agreement notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such Event of Default.

                 (c) The obligations of each Guarantor hereunder are independent of the obligations of the Company under the Loan Documents and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions.

                 (d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Guarantied Party is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guarantied Obligations.

                 (e) The Guarantied Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Guarantied Party may have against any such security, in each case as the Guarantied Party in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guarantied Obligations, and (vi) exercise any other rights available to it under the Loan Documents.

                 (f) This Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Credit Agreement, or any agreement thereunder, at any time being found to be illegal, invalid or unenforceable with respect to the Company;
         (iv) the application of payments received from any source (other than payments received pursuant to this Subsidiary Guaranty or the other Loan Documents or from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims of the Company that the Company may assert under the Credit Agreement that are not independent defenses, set-offs or counterclaims of the applicable Guarantor under this Guaranty; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

2.5      WAIVERS BY GUARANTORS.

         Each Guarantor hereby waives, for the benefit of Beneficiaries:

                 (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever;

                 (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company that the Company may assert under the Credit Agreement that is not an independent defense of the applicable Guarantor under this Guaranty;

                 (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                 (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to, willful misconduct or gross negligence;

                 (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of the Company's Obligations (other than payment in full), (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, and (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

                 (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in subsection 2.4 and any right to consent to any thereof; and

                 (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

2.6      GUARANTORS' RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

         Each Guarantor hereby waives, until the Guarantied Obligations shall have been indefeasibly paid in full, each Letter of Credit shall have expired or been cancelled and the Commitments shall have been terminated, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or on behalf of any Beneficiary. In addition, until the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations (including without limitation any such right of contribution under subsection 2.2(b) as contemplated by subsection 2.2(b)). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent Jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Guarantied Party on behalf of the Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of the Beneficiaries to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

2.7      SUBORDINATION OF OTHER OBLIGATIONS.

         Any indebtedness of the Company now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of the Company to such Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Guarantied Party on behalf of the Beneficiaries and shall forthwith be paid over to the Guarantied Party for the benefit of the Beneficiaries to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision of this Guaranty.

2.8      EXPENSES.

         The Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save the Beneficiaries harmless against liability for, any and all reasonable costs and expenses (including reasonable fees and disbursements of counsel and reasonable allocated costs of internal counsel) incurred or expended by any Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty.

2.9      CONTINUING GUARANTY.

         This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been paid in full, each of the Letters of Credit shall have expired or been cancelled, and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

2.10     AUTHORITY OF GUARANTORS OR THE COMPANY.

         It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

2.11     FINANCIAL CONDITION OF THE COMPANY.

         Any Loans or other extensions of credit may be granted to the Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of the Company. Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Beneficiary.

2.12     RIGHTS CUMULATIVE.

         The rights, powers and remedies given to the Guarantied Party by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to the Guarantied Party by virtue of any statute or rule of law or in any of the other Loan Documents, or any agreement between any Guarantor and any Beneficiary or Beneficiaries or between the Company and any Beneficiary or Beneficiaries. Any forbearance or failure to exercise, and any delay by the Guarantied Party in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

2.13     BANKRUPTCY; POST-PETITION INTEREST; REINSTATEMENT OF GUARANTY.

         (a) So long as any Guarantied Obligations remain outstanding or any Commitment remains in effect, no Guarantor shall, without the prior written consent of the Guarantied Party commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against the Company. The obligations of the Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or by any defense which the Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

         (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced, whether or not a claim for such interest is allowed or allowable in any such proceeding) shall be included in the Guarantied Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guarantied Obligations which are guarantied by the Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve the Company of any portion of such Guarantied Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Guarantied Party, or allow the claim of the Guarantied Party in respect of, any such interest accruing after the date on which such proceeding is commenced.

         (c) In the event that all or any portion of the Guarantied Obligations are paid by the Company, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

2.14     NOTICE OF EVENTS.

         As soon as any Guarantor obtains knowledge thereof, such Guarantor shall give the Guarantied Party written notice of any condition or event which has resulted in (a) a material adverse change in the financial condition of any Guarantor or the Company, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) a breach of or noncompliance in any material respect with any term, condition or covenant contained herein or in the Credit Agreement, any other Loan Document or any other document delivered pursuant hereto or thereto.

2.15     SET OFF.

         In addition to any other rights the Guarantied Party may have under law or in equity, if any amount shall at any time be due and owing by any Guarantor to the Guarantied Party for the benefit of any Beneficiary under this Guaranty, the Guarantied Party is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of the Guarantied Party owing to such Guarantor and any other property of such Guarantor held by the Guarantied Party to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to the Guarantied Party under this Guaranty; provided that the Guarantied Party shall use its best efforts to give such Guarantor notice of any such set-off promptly after such action, but shall incur no liability to such Guarantor or any other Person for failure to give (or any delay in giving) such notice.


                                   SECTION 3.
                                 MISCELLANEOUS

3.1      SURVIVAL OF WARRANTIES.

         All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and any increase in the Commitments under the Credit Agreement.

3.2      NOTICES.

         Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service or upon receipt of telefacsimile or telex. For the purposes hereof, the address of each party hereto shall be as set forth below in this Section 3.2. The Notice Address for each Guarantor shall be c/o Wyndham Hotel Corporation, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201, Attention: Chief Financial Officer or such other address as shall be designated by the applicable party in a written notice delivered to the Guarantied Party. The Notice Address for each Beneficiary shall be as set forth in subsection 9.8 of the Credit Agreement.

3.3      SEVERABILITY.

         In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

3.4      AMENDMENTS AND WAIVERS.

         No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of the Guarantied Party and, in the case of any such amendment or modification, each Guarantor against whom enforcement of such amendment or modification is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

3.5      HEADINGS.

         Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

3.6      APPLICABLE LAW.

         THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTORS AND BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         3.7     SUCCESSORS AND ASSIGNS.

         This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of the Beneficiaries and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of the Guarantied Party. Subject to the provisions of subsection 9.1 of the Credit Agreement, any Beneficiary may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any such transferee or assignee of any Loan, and in the event of such transfer or assignment, the rights and privileges herein conferred upon such Beneficiary shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof and the Credit Agreement.

3.8      CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                 (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                 (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                 (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 3.2;

                 (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                 (V) AGREES THAT BENEFICIARIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

                 (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 3.8 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

3.9      WAIVER OF TRIAL BY JURY.

         EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH BENEFICIARY HEREBY AGREES TO WAIVE ITS RESPECTIVE

RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, each Beneficiary, (i) acknowledges that this waiver is a material inducement for such Guarantor and Beneficiaries to enter into a business relationship, that such Guarantor and Beneficiaries have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 3.9 AND EXECUTED BY THE GUARANTEED PARTY AND EACH GUARANTOR), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

3.10     NO OTHER WRITING.

         This writing is intended by the Guarantors and Beneficiaries as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

3.11     FURTHER ASSURANCES.

 At any time or from time to time, upon the request of the Guarantied Party, the Guarantors shall execute and deliver such further documents and do such other acts and things as the Guarantied Party may reasonably request in order to effect fully the purposes of this Guaranty.

3.12     ADDITIONAL GUARANTORS.

         The initial Guarantors hereunder shall be such of the Subsidiaries of the Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of the Company may become parties hereto, as additional Guarantors (each an "ADDITIONAL GUARANTOR"), by executing a counterpart of this Guaranty. Upon delivery of any such counterpart to the Agent, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Agent not to cause any Subsidiary of the Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

3.13     COUNTERPARTS; EFFECTIVENESS.

         This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart substantially in the form attached as Annex B hereto hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

3.14     GUARANTIED PARTY AS AGENT.

         (a) The Guarantied Party has been appointed to act as the Guarantied Party hereunder by the Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement and Guarantors may rely on such actions of Guarantied Party as being those authorized by Beneficiaries.

         (b) The Guarantied Party shall at all times be the same Person that is the Agent under the Credit Agreement. Upon the acceptance of any appointment as Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring or removed Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring or removed Guarantied Party's resignation or removal hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

3.15     CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS.

         Notwithstanding anything to the contrary contained in this Guaranty,
(i) no Guarantor waives any of its respective rights under the Loan Documents to which such Guarantor is a party and (ii) the Secured Party's exercise of remedies against the Collateral (as defined in the Security Agreement) shall be subject to the provisions of
Section 8.1 of the Credit Agreement regarding the exercise of remedies against Collateral.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.



                                       EACH OF THE SUBSIDIARIES LISTED ON
                                       ANNEX A HERETO


                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory



                                       ROSE HALL ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership

                                       By:  WHC CARIBBEAN LIMITED,
                                            a Jamaican corporation


                                            By:  /s/ MICHAEL R. SILVERMAN
                                                 -------------------------------
                                                 Name: MICHAEL R. SILVERMAN
                                                 Title: Authorized Signatory

                               SECURITY AGREEMENT

         This PLEDGE AND SECURITY AGREEMENT (this "AGREEMENT") is dated as of May 29, 1996 and entered into by and between WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), EACH OF THE SUBSIDIARIES LISTED ON ANNEX A HERETO (together with the Company, each a "GRANTOR" and collectively, the "GRANTORS"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                                    RECITALS

         1. Each Grantor is the legal and beneficial owner of the shares of stock (the "PLEDGED SHARES") described in Part A of Schedule I annexed hereto and issued by the corporations named therein.

         2. The Secured Party and Lenders have entered into a Senior Secured Revolving Credit Agreement dated as of May 29, 1996 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined and Section I thereof being incorporated herein) with the Company pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to the Company.

         3. Each Grantor (other than the Company) has executed and delivered that certain Subsidiary Guaranty dated as of May 29, 1996 (said Subsidiary Guaranty, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of the Secured Party for the benefit of Lenders, pursuant to which such Grantor has guarantied the prompt payment and performance when due of all obligations of the Company under the Credit Agreement and the other Loan Documents.

         4. It is a condition precedent to the initial extensions of credit by the Lenders under the Credit Agreement that the Grantors shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with the Secured Party as follows:

SECTION 1. GRANT OF SECURITY.

         Each Grantor hereby assigns to the Secured Party, and hereby grants to the Secured Party a security interest in, all of such Grantor's right, title and interest in and to each and every item set forth on Annex B annexed hereto, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located.

SECTION 2. SECURITY FOR OBLIGATIONS.

        This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due in accordance with the terms of the Credit Agreement and other Loan Documents, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a) or any successor provision), of all Obligations and Guarantied Obligations (as defined in the Guaranty) of each Grantor and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to any Grantor, would accrue on such obligations, whether or not a claim is allowed or allowable against any Grantor for such interest in the related bankruptcy proceeding), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party or any Lender as a preference, fraudulent transfer or otherwise and all obligations of every nature of each Grantor now or hereafter existing under this Agreement (all such obligations of the Grantors being the "SECURED OBLIGATIONS").

SECTION 3. EACH GRANTOR REMAINS LIABLE.

         (a) Anything contained herein to the contrary notwithstanding, except with respect to obligations first incurred by Secured Party or any other Person after Secured Party or such other Person has become the owner thereof by foreclosure or other exercise of remedies, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         (b) Notwithstanding any of the foregoing, this Agreement shall not in any way be deemed to obligate the Secured Party, any Lender or any purchaser at a foreclosure sale under this Agreement to assume any Grantor's obligations, duties, expenses or liabilities under any Partnership Agreement (as hereinafter defined), (including without limitation any Grantor's obligations as a general partner for the debts and obligations of a Partnership (as hereinafter defined) and to manage the business and affairs of any Partnership) or under any and all other agreements now existing or hereafter drafted or executed (collectively, the "GRANTOR OBLIGATIONS") unless the Secured Party, any Lender or any such purchaser otherwise expressly agrees to assume any or all of said Grantor Obligations in writing. In the event of foreclosure by the Secured Party, each Grantor shall remain bound and obligated to perform its Grantor Obligations arising during or otherwise related to its ownership of the subject Collateral, and the Secured Party nor any Lender shall be deemed to have assumed any of such Grantor Obligations except as provided in the preceding sentence. Without limiting the generality of the foregoing, neither the grant of the security interest in the Collateral in favor of the Secured Party as provided herein nor the exercise by the Secured Party of any of its rights hereunder nor any action by the Secured Party in connection with a foreclosure on the Collateral shall be deemed to constitute the Secured Party or any Lender a partner of any Partnership; provided however, that in the event the Secured Party or any purchaser of Collateral at a foreclosure sale elects to become a substituted general partner of any Partnership in place of any Grantor, the Secured Party or such purchaser, as the case may be, shall adopt in writing the applicable Partnership Agreement and agree to be bound by the terms and provisions thereof.

SECTION 4. THE DEPOSIT ACCOUNTS; CASH MANAGEMENT SYSTEM.

         (a) Each Grantor hereby agrees to instruct all obligors with respect to all accounts, accounts receivable or other rights to payment of any nature owned or hereafter acquired by such Grantor ("ACCOUNTS") to make all payments with respect to Accounts to a Deposit Account included in the Cash Management System except as otherwise set forth on Schedule 5.23 of the Credit Agreement.

         (b) Each Grantor hereby acknowledges, and hereby agrees and covenants to comply with, the provisions of the Credit Agreement specifically applicable to it and the Cash Management System and its respective obligations under the Cash Management Letters, including, without limitation, subsections
5.23 and 6.15 of the Credit Agreement.

         (c) The Secured Party may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any Deposit Accounts included in the Cash Management System or maintained with the Secured Party constituting part of the Collateral as provided in subsection 6.15 of the Credit Agreement and the Cash Management Letters (subject, specifically, to Section 6.15E of the Credit Agreement).





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
SECTION 5. REPRESENTATIONS AND WARRANTIES.

         Each Grantor represents and warrants, with respect to and for itself only, as follows:

                 (a) Credit Agreement Representations. Each of the representations and warranties set forth in Section 5 of the Credit Agreement and Section 6 of the Environmental Indemnity are true, correct and complete to the extent specifically applicable to such Grantor and the Collateral of such Grantor therein and each such representation and warranty is hereby incorporated herein by this reference.

                 (b) Ownership of Collateral. Except for the security interest created by this Agreement and the other Loan Documents, each Grantor owns the portion of the Collateral owned by it free and clear of any Lien other than Liens permitted pursuant to subsections 7.2A and 6.9 of the Credit Agreement. Except as may have been filed in favor of the Secured Party relating to this Agreement and the other Loan Documents, the Liens permitted by subsections 7.2A and 6.9 of the Credit Agreement and financing statement filings or other recordings permitted by the terms of the Credit Agreement, no effective financing statement or other instrument similar in effect covering all or any part of such Grantor's Collateral is on file in any filing or recording office other than financing statements for which executed termination statements have been delivered to the Secured Party.

                 (c) Location of Equipment and Inventory. All of the Equipment and Inventory is, as of the date hereof, located at the places specified in Schedule II annexed hereto.

                 (d) Office Locations; Other Names. The chief place of business, the chief executive office and the office where each Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the four month period preceding the date hereof, located at the places specified opposite such Grantor's name on Schedule III annexed hereto. Each Grantor has not in the past done, and does not now do, business under any other name (including any tradename or fictitious business name) except as set forth opposite such Grantor's name on Schedule IV annexed hereto.

                 (e) Delivery of Certain Collateral. All notes and other instruments (excluding checks) comprising any and all items of Collateral have been delivered to the Secured Party duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank.

                 (f) Governmental Authorizations. Other than the filing of UCC-1 financing statements, all of which have been executed and delivered to the Secured Party, and the filing with the United States Patent and Trademark Office of the Trademark Assignment, and excluding federal filings with respect to patents and copyrights, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by such Grantor of the security





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
         interest granted hereby or for the execution, delivery or performance of this Agreement by such Grantor or (ii) the perfection of or the exercise by the Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of such Grantor).

                 (g) Perfection. The security interests in the Collateral granted to the Secured Party for the benefit of the Lenders hereunder constitute valid security interests in the Collateral. Upon (i) the filing of UCC-1 financing statements naming each Grantor as "debtor", naming the Secured Party as "secured party" and describing the Collateral in which a security interest can be perfected by filing in the filing offices set forth on Schedule V annexed hereto, (ii) the filing of the Trademark Assignment in the United States Patent and Trademark Office, (iii) the Secured Party taking possession of any instruments included in the Collateral and certificated securities evidencing the Pledged Shares, and (iv) the registration of the security interest of Secured Party hereunder on the books and records of the Partnerships, the security interests in such Collateral granted to the Secured Party for the benefit of the Lenders will constitute perfected security interests therein prior to all other Liens other than Liens granted hereunder and under the other Loan Documents and Liens permitted by subsections 6.9 and 7.2A of the Credit Agreement.

                 (h) Due Authorization, etc. of Pledged Shares. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                 (i) Description of Pledged Shares. The Pledged Shares constitute all of the issued and outstanding shares of stock of each issuer thereof, and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares.

                 (j) Margin Regulations. The pledge of the Pledged Shares pursuant to this Agreement does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                 (k) Partnership Interests. No interests of any Grantor as a limited partner or a general partner in any Partnership is evidenced by one or more "certificates of interest" or any other certificates or instruments however designated or titled. Schedule VI annexed hereto correctly sets forth all of the partnership interests of each Grantor as of the Closing Date.

                 (l) Partnership Agreements. Each Partnership Agreement, a true and complete copy of which has been furnished to the Secured Party, is in full force and effect and has not been amended or modified except as disclosed in writing to the Secured Party. No default by any Grantor exists under any Partnership Agreement and no event has occurred or exists which, with notice or lapse of time or both, would constitute a default by any Grantor thereunder.

SECTION 6. SPECIAL PROVISIONS RELATING TO PLEDGED COLLATERAL.

         All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by the applicable Grantor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. During the continuation of an Event of Default, the Secured Party shall have the right, without notice to any Grantor, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 9(a). In addition, the Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

SECTION 7. FURTHER ASSURANCES; PLEDGE AMENDMENTS.

         (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will, with respect to the Collateral owned by it:
(i) mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of the Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance reasonably satisfactory to the Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of the Secured Party, deliver and pledge to the Secured Party hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Secured Party, (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) at the request of the Secured Party, promptly after the acquisition by such Grantor of any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (v) within 30 days after the end of each calendar quarter, deliver to the Secured Party copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby, (vi) at any





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
reasonable time, upon request by the Secured Party, exhibit the Collateral to and allow inspection of the Collateral by the Secured Party, or persons designated by the Secured Party, and (vii) at the Secured Party's request, appear in and defend any action or proceeding which the Secured Party, in its sole discretion, reasonably determines is reasonably likely to materially adversely affect such Grantor's title to or the Secured Party's security interest in all or any part of the Collateral.

         (b) Each Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral owned by it without the signature of such Grantor. Each Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by such Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

         (c) Each Grantor will furnish to the Secured Party from time to time upon request statements and schedules further identifying and describing the Collateral owned by it and such other reports in connection with the Collateral owned by it as the Secured Party may reasonably request, all in reasonable detail.

         (d) Each Grantor further agrees that it will, upon obtaining any additional shares of stock or other securities required to be pledged hereunder as provided in Section 8(f), promptly (and in any event within ten days) deliver to the Secured Party a Pledge Amendment, duly executed by such Grantor, in substantially the form of Schedule VII annexed hereto (a "PLEDGE AMENDMENT"), in respect of the additional Pledged Shares to be pledged pursuant to this Agreement. Each Grantor hereby authorizes the Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares listed on any Pledge Amendment delivered to the Secured Party shall for all purposes hereunder be considered Pledged Collateral; provided, however, that the failure of any Grantor to execute a Pledge Amendment with respect to any additional Pledged Shares pledged pursuant to this Agreement shall not impair the security interest of the Secured Party therein or otherwise adversely affect the rights and remedies of the Secured Party hereunder with respect thereto.

         (e) Upon request by Secured Party, each Grantor, at its own expense, shall deliver to the applicable Partnership an order, satisfactory in form and substance to Secured Party, requesting that the pledge of such Grantor's interest as a partner in such Partnership be registered on the books of such Partnership.

SECTION 8. CERTAIN COVENANTS OF THE GRANTORS.

         Each Grantor shall, with respect to the Collateral owned by it:

                 (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral, except where such use or violation could not





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
         reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                 (b) notify the Secured Party of any change in such Grantor's name, identity or corporate structure within 30 days of such change;

                 (c) give the Secured Party 30 days' prior written notice of any change in such Grantor's chief place of business, chief executive office or the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts;

                 (d) if the Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes;

                 (e) pay promptly prior to delinquency, all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity, applicability or amount thereof is being contested in good faith; provided, however, that such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

                 (f) (i) cause each issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Grantor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of Pledged Shares and all partnership interests evidenced by a certificate or other instrument, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock of, or any partnership interest in, any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of such Grantor;

                 (g) promptly notify the Secured Party of any event of which such Grantor becomes aware causing loss or depreciation in the value of the Pledged Collateral (other than as a result of ordinary wear or tear or customary depreciation resulting from the passage of time) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

                 (h) promptly deliver to the Secured Party any material written notices received by it with respect to the Pledged Collateral.

SECTION 9. VOTING RIGHTS, DIVIDENDS; ETC.

         (a) So long as no Event of Default shall have occurred and be continuing:

                 (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that such Grantor shall not exercise or refrain from exercising any such right if the Secured Party shall have notified such Grantor that, in the Secured Party's judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof; and provided, further, that such Grantor shall give the Secured Party at least five Business Days' prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right. It is understood, however, that neither (A) the voting by such Grantor of any Pledged Shares for or such Grantor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) such Grantor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 9(a)(i), and no notice of any such voting or consent need be given to the Secured Party;

                 (ii) Each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien of this Agreement, any and all dividends and interest paid in respect of the Pledged Collateral; provided, however, that any and all

                          (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                          (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                          (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Pledged Collateral,

         shall be, and shall forthwith be delivered to the Secured Party to hold as, Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Secured Party, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements); and





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
                 (iii) the Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to such Grantor all such proxies, dividend payment orders and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, principal or interest payments which it is authorized to receive and retain pursuant to paragraph (ii) above.

         (b)     During the continuation of an Event of Default:

                 (i) upon written notice from the Secured Party to such Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 9(a)(i) shall cease, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

                 (ii) all rights of such Grantor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 9(a)(ii) shall cease, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and interest payments;

                 (iii) all dividends, principal and interest payments which are received by such Grantor contrary to the provisions of paragraph
         (ii) of this Section 9(b) shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to the Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements); and

                 (iv) all rights of such Grantor to receive any and all payments under or in connection with the Partnership Agreements, including but not limited to the profits, dividends, and other distributions which it would otherwise be authorized to receive and retain pursuant hereto, shall cease, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to receive and hold such payments as Collateral.

         (c) In order to permit the Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to
Section 9(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 9(a)(ii) or Section 9(b)(ii), (i) such Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Secured Party all such proxies, dividend payment orders and other instruments as the Secured Party may from time to time reasonably request in order to give effect to the rights granted hereunder (and subject to the limitations hereunder) and (ii) without limiting the effect of the immediately preceding clause (i), such Grantor hereby grants to the Secured Party an IRREVOCABLE proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including, without limitation, giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), during the continuance of an Event of Default and upon written notice to such Grantor pursuant to Section 9.2(b)(i), and which proxy shall only terminate upon the payment in full of the Secured Obligations, the expiration or cancellation of each Letter of Credit and the termination of the Commitments.

SECTION 10. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND INVENTORY.

         Each Grantor shall with respect to Collateral owned by it:

                 (a) keep the Equipment and Inventory at the places therefor specified on Schedule II annexed hereto or, upon 30 days' prior written notice to the Secured Party, at such other places in jurisdictions where all action that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable the Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

                 (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted and subject to replacement as Grantor may reasonably determine to be advisable, and in accordance with such Grantor's past practices, and shall forthwith make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary to such end, and shall promptly furnish to the Secured Party a statement respecting any material loss or damage to any material item of the Equipment;

                 (c)      keep correct and accurate records of the Inventory;
         and

                 (d) if any Inventory is in possession or control of any of such Grantor's agents or processors and upon the occurrence and during the continuance of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of the Secured Party and subject to the instructions of the Secured Party during the continuance of an Event of Default.

SECTION 11. INSURANCE.

         Each Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory owned by it in accordance with the terms of the Credit Agreement.





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
SECTION 12. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED CONTRACTS.

         (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts owned by it, and all originals of all chattel paper that evidence such Accounts, at the location therefor specified in
Section 5 or, upon 30 days' prior written notice to the Secured Party, at such other location in a jurisdiction where all action that may be necessary, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable the Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Each Grantor will hold and preserve such records and chattel paper and will permit representatives of the Secured Party upon reasonable notice and at reasonable times during normal business hours to inspect and make abstracts from such records and chattel paper, and such Grantor agrees to render to the Secured Party, at such Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the request of the Secured Party, each Grantor shall deliver to the Secured Party complete and correct copies of each such Related Contract.

         (b) Each Grantor shall, for not less than 5 years from the date on which such Account arose, maintain (i) complete records of each Account, including records of all payments received, credits granted and merchandise returned, and (ii) all material documentation relating thereto.

         (c) Except as otherwise provided in this subsection (c), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under its Accounts and Related Contracts and deposit such amounts into the Cash Management System as provided in Section 4 above. In connection with such collections, each Grantor may take (and upon the occurrence and during the continuation of an Event of Default at the Secured Party's direction, shall take) such action as such Grantor or, during the continuation of an Event of Default, the Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that the Secured Party shall have the right at any time, during the continuation of an Event of Default and upon written notice to such Grantor of its Intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to the Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Secured Party and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by Grantor of the notice from the Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts and the Related Contracts owned by it shall





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
be received in trust for the benefit of the Secured Party hereunder and shall be forthwith paid over or delivered to the Secured Party in the same form as so received (with any necessary endorsement) to be held in the Cash Management System and applied as provided by Section 21, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

SECTION 13. SPECIAL PROVISIONS WITH RESPECT TO THE ASSIGNED AGREEMENTS AND PARTNERSHIP AGREEMENTS.

         (a) Each Grantor shall at its expense with respect to the Collateral owned by it:

                 (i) in accordance with Grantor's reasonable business judgment, perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect (subject to any termination by Grantor for cause), enforce the Assigned Agreements in accordance with their terms;

                 (ii) furnish to the Secured Party, promptly upon receipt thereof, copies of all material notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements, and from time to time (A) furnish to the Secured Party such information and reports regarding the Assigned Agreements as the Secured Party may reasonably request and (B) during the continuation of an Event of Default, at the request of the Secured Party, make to any other Person party to any Assigned Agreement such demands and requests for information and reports or for action as such Grantor is entitled to make under such Assigned Agreement;

                 (iii) perform and comply in all material respects with all terms and provisions of each Partnership Agreement required to be performed or complied with by it;

                 (iv) maintain each Partnership Agreement in full force and effect;

                 (v) enforce each Partnership Agreement in accordance with its terms; and

                 (vi) take all such action in connection with the foregoing as from time to time may be reasonably requested by the Secured Party.

         (b) Each Grantor shall not with respect to the Collateral owned by it:

                 (i) except for cause thereunder in the exercise of Grantor's reasonable business judgment, cancel or terminate any of the Assigned Agreements or consent to or accept any cancellation or termination thereof, unless such Grantor reasonably determines to replace such Assigned Agreement with a comparable agreement or contract and such replacement contract or agreement is included as an Assigned Agreement hereunder;





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
                 (ii) amend or otherwise modify the Assigned Agreements in any material respect or give any consent, waiver or approval thereunder other than as permitted pursuant to the Credit Agreement;

                 (iii) waive any material default under or material breach of the Assigned Agreements other than as permitted pursuant to the Credit Agreement;

                 (iv) take any other action in connection with the Assigned Agreements that would impair in any material respect the value of the interest or rights of such Grantor thereunder or that would impair in any material respect the interest or rights of the Secured Party;

                 (v) cancel or terminate any Partnership Agreement or consent to or accept any cancellation or termination thereof;

                 (vi) except as expressly permitted by the Credit Agreement sell, assign (by operation of law or otherwise) or otherwise dispose of any part of its partnership interest;

                 (vii) amend, supplement or otherwise modify any Partnership Agreement (as in effect on the date hereof) in any material respect except as otherwise permitted pursuant to the Credit Agreement;

                 (viii) waive any material default under or material breach of any Partnership Agreement or waive, fail to enforce, forgive or release any material right, interest or entitlement of any kind, howsoever arising, under or in respect of any Partnership Agreement or vary or agree to the variation in any respect of any of the material provisions of any Partnership Agreement or of the performance of any other Person under any Partnership Agreement; or

                 (ix) petition, request or take any other legal or administrative action which seeks, or may reasonably be expected, to rescind, terminate or suspend any Partnership Agreement or to amend or modify any Partnership Agreement in any material respect; provided, however, that a Partnership Agreement may be terminated and the applicable Partnership dissolved if all of the assets of such Partnership are transferred to the Persons holding the partnership interests in such Partnership.

SECTION 14. SPECIAL PROVISIONS RELATING TO THE CASH MANAGEMENT SYSTEM.

         (a) Pursuant to the Credit Agreement, the Secured Party has established with the Cash Manager, at its office at _____________________, in the name of the Secured Party and under the sole dominion and control of the Secured Party, the Concentration Account. Funds on deposit from time to time In the Concentration Account shall be applied by Secured Party as set





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
forth in subsection 6.15 and Schedule 5.23 of the Credit Agreement. Cash held by Secured Party in the Concentration Account shall not be invested and reinvested except as provided in subsection 6.15 of the Credit Agreement.

         (b) As long as no Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) exists, any funds on deposit in the Concentration Account may, at the Company's option, be deposited and held in Cash Equivalents as provided in subsection 6.15 of the Credit Agreement.

         (c) The Secured Party is hereby authorized to sell, and shall sell, all or any designated part of securities constituting part of the Collateral held in the Concentration Account (i) so long as no Event of Default (or event subject to subsection 8.1A that would be an Event of Default with the lapse of time) shall then exist, upon receipt of appropriate written instructions from the applicable Grantor or (ii) in any event if such sale is necessary to permit the Secured Party to perform its duties hereunder.
The Secured Party shall have no responsibility for any loss resulting from a fluctuation in interest rates or the sale or disposition by it in accordance with the provisions of this subsection (c) or by the Cash Manager or any other Person of any Cash Equivalent prior to the maturity date or otherwise. Any interest received in respect of securities constituting part of the Collateral held in the Concentration Account and the net proceeds of the sale or payment of any such securities shall be held in the Concentration Account by the Secured Party pending investment thereof pursuant to Section 14(b).

         (d) The Concentration Account shall be subject to such applicable laws and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority as may now or hereafter be in effect.

SECTION 15. LICENSE OF PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

         Each Grantor hereby assigns, transfers and conveys to the Secured Party, effective during the continuation of any Event of Default, the nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes owned or used by such Grantor that relate to the Collateral owned by such Grantor and any other collateral granted by such Grantor as security for the Secured Obligations, together with any goodwill associated therewith, all to the extent necessary to enable the Secured Party to use, possess and realize on the Collateral and to enable any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of the Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor.


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
SECTION 16. TRANSFERS AND OTHER LIENS.

         Each Grantor shall not, with respect to the Collateral owned by it:

                 (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement or by any other Loan Document;

                 (b) except for the security interest created by this Agreement and any other Loan Document, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person other than Liens permitted under subsections 6.9 and 7.2A of the Credit Agreement or by any other Loan Document; or

                 (c) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation.

                 In the event a Grantor desires to obtain a Release of any Collateral as permitted under subsection 2.9 of the Credit Agreement, then the Secured Party shall release the Collateral that is the subject of the Release to the applicable Grantor free and clear of the Lien and security interest under this Agreement upon the satisfaction of the conditions set forth in subsection 2.9 of the Credit Agreement with respect to such Collateral; provided, however, that, as a condition precedent to such Release, the Secured Party shall have received the Release Price specified in such subsection 2.9.

                 In the event any Collateral is sold in a sale which is permitted pursuant to the Credit Agreement but is not subject to the provisions of subsection 2.9 of the Credit Agreement, the Secured Party shall release the Collateral that is the subject of such sale free and clear of the Lien and security interest under this Agreement concurrently with the consummation of such sale; provided, however, that as a condition precedent to such release, the Secured Party shall have received evidence satisfactory to it that arrangements have been made for the delivery to the Secured Party of all proceeds from such sale required to be delivered to the Secured Party or to be applied to prepay the Secured Obligations under the Credit Agreement.

SECTION 17. SECURED PARTY APPOINTED ATTORNEY-IN-FACT.

         Each Grantor hereby irrevocably appoints the Secured Party as such Grantor's attorneyin-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Secured Party or otherwise, from time to time in the Secured Party's discretion to take any action and to execute any instrument that the Secured Party may deem necessary to accomplish the purposes of this Agreement, including without limitation:

                 (a) after Grantor's failure to do so within 10 days of a request from Secured Party (provided that, if an Event of Default then exists, Secured Party shall not be required to make any such request), to obtain and adjust insurance required to be maintained by such Grantor or paid to the Secured Party as required by Section 11;

                 (b) during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral owned by such Grantor;

                 (c) during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

                 (d) during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that the Secured Party may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral;

                 (e) after Grantor's failure to do so as required by the Loan Documents (and, provided no Event of Default then exists, after 10 days notice from Secured Party), but subject to Grantor's rights to contest the applicability, amount or validity of same as provided in the Credit Agreement, to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or, if such amount is not disputed and is currently due and payable, threatened against the Collateral owned by such Grantor, any such payments so made by the Secured Party to become obligations of such Grantor to the Secured Party, due and payable immediately without demand;

                 (f) during the continuance of any Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral;

                 (g) during the continuance of an Event of Default, to receive, endorse and collect any instruments made payable to such Grantor representing any dividend, principal or interest payment or other distribution in respect of the Pledged Collateral owned by such Grantor or any part thereof and to give full discharge for the same; and

                 (h) upon the occurrence and during the continuation of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral owned by such Grantor as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party's option and such Grantor's expense, at any time or from time to time, all acts and things that the Secured Party deems necessary to protect, preserve or realize upon the





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
         Collateral and the Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 18. SECURED PARTY MAY PERFORM.

         If any Grantor fails to perform any agreement contained herein as herein provided, the Secured Party may during the continuance of an Event of Default or if no Event of Default then exists and such failure is reasonably related to maintaining the value of the Collateral, upon Grantor's failure to do so after 10 days notice from Secured Party requiring such action, itself perform, or cause performance of, such agreement, and the reasonable expenses of the Secured Party incurred in connection therewith shall be payable by such Grantor under Section 22.

SECTION 19. STANDARD OF CARE.

         The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property and Secured Party's actions do not constitute gross negligence or willful misconduct.

SECTION 20. REMEDIES.

         (a) If any Event of Default shall have occurred and be continuing, the Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (a) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Secured Party forthwith, assemble all or part of the Collateral owned by it as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Secured Party reasonably deems appropriate, (d) take possession of any Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor's equipment for the purpose of completing any work in process, taking any actions





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
described in the preceding clause (c) and collecting any Secured Obligation, and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable. The Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and the Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, such Grantor shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency.

         (b) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Such Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, such Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.





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
         (c) If the Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, each Grantor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to the Secured Party all such information as the Secured Party may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by the Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

SECTION 21. APPLICATION OF PROCEEDS.

         Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement.

SECTION 22. INDEMNITY AND EXPENSES.

         (a) The Grantors jointly and severally agree to indemnify the Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result primarily from the Secured Party's or such Lender's gross negligence, or willful misconduct as finally determined by a court of competent jurisdiction.

         (b) The Grantors jointly and severally agree to pay to the Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Secured Party may incur in connection with (i) the amendment or modification of, or any waiver or consent under, this Agreement,
(ii) the custody, preservation, inspection, use or operation of, release of or addition to, the perfection of any security interest in, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder, or
(iv) the failure by any Grantor to perform or observe any of the provisions hereof.

         (c) The obligations of the Grantors under this Section 22 shall survive the termination of this Agreement and the discharge of the Grantors' other obligations under the Loan Documents.

SECTION 23. CONTINUING SECURITY INTEREST, TRANSFER OF LOANS.

         This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations, the expiration or cancellation of each Letter of Credit and the cancellation or termination of the

Commitments, (b) be binding upon each Grantor, its successors and assigns, and
(c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 9.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the expiration or cancellation of each Letter of Credit and the cancellation or termination of the Commitments, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor without the necessity of further action or documentation. Upon any such termination the Secured Party will, at such Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

SECTION 24. SECURED PARTY AS AGENT.

         (a) The Secured Party has been appointed to act as Secured Party hereunder by Lenders. The Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, consents or approvals, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement, and Grantors shall have no obligation to independently confirm the authority of Secured Party to act hereunder on behalf of all of the Lenders.

         (b) The Secured Party shall at all times be the same Person that is the Agent under the Credit Agreement. Upon the acceptance of any appointment as Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Secured Party hereunder.

SECTION 25. AMENDMENTS; ETC.

         No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless





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
the same shall be in writing and signed by the Secured Party and, in the case of any such amendment or modification, by each Grantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 26. NOTICES.

         Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service upon receipt of telefacsimile or telex. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

SECTION 27. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of the Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 28. SEVERABILITY.

         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 29. HEADINGS.

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 30. GOVERNING LAW; TERMS.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND





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
ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

SECTION 31. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                 (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                 (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                 (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 26;

                 (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                 (V) AGREES THAT THE SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

                 (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 31 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND





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         ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL
         OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 32. WAIVER OF JURY TRIAL.

         EACH GRANTOR AND THE SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Grantor and the Secured Party each acknowledge that this waiver is a material inducement for such Grantor and the Secured Party to enter into a business relationship, that such Grantor and the Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Each Grantor and the Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 32 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 33. ADDITIONAL GRANTORS.

         The initial Grantors hereunder shall be the Company and such of the Subsidiaries of the Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of the Company may become parties hereto, as additional Grantors, by executing a counterpart of this Agreement substantially in the form of Annex C attached hereto. Upon delivery of any such counterpart to the Secured Party, notice of which is hereby waived by Grantors, each such additional Grantor shall be as fully a party hereto as if such Grantor were an original signatory hereof. Each Grantor expressly agrees that its joint and several obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Agent not to cause any Subsidiary of the Company to become an additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 34. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed





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an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 35. RELEASES.

         (a) In the event that any Collateral is Released in any transaction permitted under the Credit Agreement, Secured Party shall release such Collateral to the applicable Grantor free and clear of the Lien and security interest under this Agreement concurrently upon Secured Party's receipt of (i) all amounts required to be paid to Secured Party in accordance with the provisions of the Loan Documents as a result of such transaction and
(ii) an Officers' Certificate from the applicable Grantor certifying the aggregate amount required to be paid to Secured Party in accordance with the provisions of the Loan Documents as a result of such transaction and setting forth a calculation of the Net Sales Price. Upon any such release of Collateral, Secured Party shall, at the expense of the applicable Grantor, execute and deliver all releases and terminations, and take such other actions as are, in each case, reasonably requested by the applicable Grantor in writing to give effect to such release, provided that each such release or termination shall be reasonably satisfactory in form and substance to Secured Party and the applicable Grantor.

         (b) Notwithstanding anything in this Section 35 or elsewhere in this Agreement to the contrary, to the extent that any of the Collateral pertains solely to a Premises (as defined in any Mortgage), which Premises is released from the Lien by a Release pertaining to such Premises, executed by Secured Party, such portion of the Collateral shall be deemed to be also released from the Lien and security interests and other provisions of this Agreement automatically, without further action or documentation by or from any party (other than the Release of such Premises executed by Secured Party as referenced above) being necessary; provided, however, that upon the written request of the applicable Grantor, Secured Party shall take the actions and execute the documents required pursuant to paragraph (a) above.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each Grantor and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


SECURED PARTY:                     BANKERS TRUST COMPANY,
                                   as Secured Party


                                   By: /s/ GARRETT W. THELANDER
                                       ----------------------------------------
                                       Name: Garrett W. Thelander
                                       Title: Vice President


                                   Notice Address:

                                       Bankers Trust Company
                                       280 Park Avenue, 23 West
                                       New York, New York 10017
                                       Attention: Garrett Thelander



GRANTORS:                          WYNDHAM HOTEL CORPORATION,
                                   a Delaware corporation


                                   By: /s/ MICHAEL R. SILVERMAN
                                       ----------------------------------------
                                       Name:   MICHAEL R. SILVERMAN
                                       Title:  Authorized Signatory


                                   Notice Address:

                                       Wyndham Hotel Corporation
                                       2001 Bryan Street, Suite 2300
                                       Dallas, Texas 75201
                                       Attention: Chief Financial Officer

                                   EACH OF THE ENTITIES LISTED ON
                                   ANNEX A HERETO


                                   By: /s/ MICHAEL R. SILVERMAN
                                       ----------------------------------------
                                       Name: MICHAEL R. SILVERMAN
                                       Title: Authorized Signatory


                                   Notice Address:

                                       Wyndham Hotel Corporation
                                       2001 Bryan Street, Suite 2300
                                       Dallas, Texas 75201
                                       Attention: Chief Financial Officer


                                   ROSE HALL ASSOCIATES LIMITED
                                   PARTNERSHIP, a Texas limited partnership

                                   By: WHC CARIBBEAN LIMITED,
                                       a Jamaican corporation


                                       By: /s/ MICHAEL R. SILVERMAN
                                           ------------------------------------
                                           Name: MICHAEL R. SILVERMAN
                                           Title: Authorized Signatory


                                   Notice Address:

                                       Rose Hall Associates Limited Partnership
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street, Suite 2300
                                       Dallas, Texas 75201
                                       Attention: Chief Financial Officer

                          TRADEMARK SECURITY AGREEMENT

         This TRADEMARK SECURITY AGREEMENT (this "AGREEMENT") is dated as of May 29, 1996 and entered into by and between WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY"), WYNDHAM IP CORPORATION, a Delaware corporation ("IP CORP"), WYNDHAM MANAGEMENT CORPORATION, a Delaware corporation (together with the Company and IP Corp, each a "GRANTOR" and collectively, the "GRANTORS"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called the "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement (as hereinafter defined). For Jamaican law purposes, this Agreement is collateral to the Mortgage under Registration of Titles Act dated as of May 29, 1996 from Rose Hall Associates Limited Partnership to Secured Party.

                                    RECITALS

          A. The Secured Party, Lenders and the Company have entered into that certain Senior Secured Revolving Credit Agreement dated as of May 29, 1996 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined and Section 1 thereof being incorporated herein) pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to the Company.

         B. The Grantors own and use in their business, and will in the future adopt and so use, various intangible assets, including trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto (collectively, the "TRADEMARKS").

         C. Each Grantor desires to assign to the Secured Party as security for the Secured Obligations (hereinafter defined) a lien on and security interest in all of such Grantor's existing and future Trademarks, and all of their rights and interests in all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in Canada, Jamaica and other foreign countries (the "REGISTRATIONS"), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the "TRADEMARK RIGHTS"), all goodwill of such Grantor's business symbolized by the Trademarks and associated therewith, including without limitation the documents and things described in Section l(b) (the "ASSOCIATED GOODWILL"), and all proceeds of the Trademarks, the Registrations, the Trademark Rights and the Associated Goodwill, and each Grantor agrees to assign and create a secured and protected interest in each of their respective rights and interests in the Trademarks, the Registrations, the Trademark Rights, the Associated Goodwill and all the proceeds thereof as provided herein.

         D. Pursuant to the Subsidiary Guaranty, each Grantor (other than the Company) has guarantied all of the obligations of the Company under the Credit Agreement.

         E. Pursuant to the Security Agreement, the Grantors and certain other Subsidiaries of the Company have assigned to the Secured Party a lien on and security interest in, among other assets, the Grantors' equipment, inventory, accounts and general intangibles relating to the products and services sold or delivered under or in connection with the Trademarks such that, during the continuation of an Event of Default, the Secured Party would be able to exercise its remedies consistent with the Security Agreement, this Agreement and applicable law to foreclose upon the businesses of the Grantors and such other Subsidiaries and use the Trademarks, the Registrations and the Trademark Rights in conjunction with the continued operation of such businesses, maintaining substantially the same product and service specifications and quality as maintained by the Grantors, and benefit from the Associated Goodwill.

         F. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that each Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

         NOW THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with the Secured Party as follows:

SECTION 1. ASSIGNMENT OF SECURITY.

         As security for the Secured Obligations, each Grantor hereby charges, assigns and grants to the Secured Party a security interest in, all of such Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

                 (a) each of the Trademarks and rights and interests in Trademarks that are presently, or in the future may be, owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part (including, without limitation, the Trademarks specifically identified in Schedule I annexed hereto, as the same may be amended pursuant hereto from time to time), and including all Trademark Rights with respect thereto and all federal, state and foreign Registrations therefor heretofore or hereafter granted or applied for, the right (but not the obligation) to register claims under any state or federal trademark law or regulation or any trademark law or regulation of any foreign country and to apply for, renew and extend the Trademarks, Registrations and Trademark Rights, the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of such Grantor or in the name of the Secured Party or otherwise for past, present and future infringements of the Trademarks, Registrations or Trademark Rights and all rights (but not obligations) corresponding thereto in the United States and any foreign country, and the Associated Goodwill; it being understood that the rights and interests included herein shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of such Grantor pertaining to any Trademarks, Registrations or Trademark Rights presently or in the future owned, held or used by third parties but, in the case of third parties which are not Affiliates of such Grantor, only to the extent permitted by such licensing or other contracts or otherwise permitted by applicable law and, if not so permitted under any such contracts and applicable law, only with the consent of such third parties;

                 (b) the following documents and things in such Grantor's possession, or subject to such Grantor's right to possession, related to (y) the production, sale and delivery by such Grantor, or by any Affiliate, licensee or subcontractor of such Grantor, of products or services sold or delivered by or under the authority of such Grantor in connection with the Trademarks, Registrations or Trademark Rights (which products and services shall, for purposes of this Agreement, be deemed to include, without limitation, products and services sold or delivered pursuant to merchandising operations utilizing any Trademarks, Registrations or Trademark Rights); or (z) any retail or other merchandising operations conducted under the name of or in connection with the Trademarks, Registrations or Trademark Rights by such Grantor or any Affiliate, licensee or subcontractor of such
         Grantor:

                          (i) all lists and ancillary documents that identify and describe any of such Grantor's customers, or those of its Affiliates, licensees or subcontractors, for products sold and services delivered under or in connection with the Trademarks or Trademark Rights, including without limitation any lists and ancillary documents that contain a customer's name and address, the name and address of any of its warehouses, branches or other places of business, the identity of the Person or Persons having the principal responsibility on a customer's behalf for ordering products or services of the kind supplied by such Grantor, or the credit, payment, discount, delivery or other sale terms applicable to such customer, together with information setting forth the total purchases, by brand, product, service, style, size or other criteria, and the patterns of such purchases;

                          (ii) all product and service specification documents and production and quality control manuals used in the manufacture or delivery of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights;

                          (iii) all documents which reveal the name and address of any source of supply, and any terms of purchase and delivery, for any and all materials, components and services used in the production of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights; and

                          (iv) all documents constituting or concerning the then current or proposed advertising and promotion by such Grantor or its Affiliates, licensees or subcontractors of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights including, without limitation, all documents which reveal the media used or to be used and the cost for all such advertising conducted within the described period or planned for such products and services;

                 (c) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

                 (d) to the extent not included in any other paragraphs of this Section 1, all general intangibles relating to the Collateral; and

                 (e) all proceeds, products, rents and profits (including without limitation license royalties and proceeds of infringement suits) of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

SECTION 2. SECURITY FOR OBLIGATIONS.

         This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due in accordance with the terms of the Credit Agreement and other Loan Documents, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.
Section 362(a) or any successor provision thereto), of all Obligations and Guarantied Obligations (as defined in the Guaranty) and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to a Grantor, would accrue on such obligations, whether or not a claim is allowed or allowable against such Grantor for such interest in the related bankruptcy proceeding), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party or any Lender as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of any Grantor now or hereafter existing under this Agreement (all such obligations of the Grantors, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

SECTION 3. THE GRANTORS REMAIN LIABLE.

         Anything contained herein to the contrary notwithstanding, except with respect to obligations first incurred by Secured Party or any other Person after Secured Party or such other Person has become the owner thereof by foreclosure or other exercise of remedies, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

         Each Grantor represents and warrants as follows:

                 (a) Description of Collateral. A true and complete list of all Trademark Registrations owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, as of the date of this Agreement is set forth in Schedule I annexed hereto. Each Trademark Registration designated as of the date hereof on Schedule I as material, any other Trademarks, Registrations and Trademark Rights that use or incorporate the name "WYNDHAM" or other identifiers or symbols derived from or associated with the name "WYNDHAM" hereafter arising or otherwise owned, held or used by such Grantor which are material to any of Grantors' business or operations and any other Trademarks, Registrations or Trademark Rights hereafter arising or otherwise owned, held or used by such Grantor that are material to the operations of any one or more of the Properties are referred to herein as a "MATERIAL TRADEMARK PROPERTY"; provided that nothing herein contained shall serve as a recognition or denial of the status of any matter as a trademark as to any Person (other than the Lenders) not a party to this Agreement and, except for the Lenders, there shall be no third party beneficiary hereof. Any use by any licensees of Grantors of any of Trademarks, Registrations and Trademark Rights shall be with the authority and under the control of Grantors.

                 (b) Validity and Enforceability of Collateral. Each Material Trademark PropertY is valid, subsisting and enforceable in the Jurisdictions indicated on Schedule I annexed hereto, except where any failure to be so could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 5.5 to the Credit Agreement, such Grantor is not aware as of the date hereof of any pending or threatened claim by any third party that any Material Trademark Property is invalid or unenforceable or that the use of any Material Trademark Property violates the rights of any third person or of any basis for any such claim and there is no such pending or threatened claim whether or not arising prior to or after the date hereof that could reasonably be expected to have a Material Adverse Effect.

                 (c) Ownership of Collateral. Except for the security interest assigned and created by this Agreement and the other Loan Documents, and as disclosed on Schedule 7.2 to the Credit Agreement, such Grantor (as indicated on Schedule I hereto) is the sole legal and beneficial owner of the entire right, title and interest in and to each Material Trademark Property owned by it free and clear of any Lien subject only to Liens of mechanics, materialmen, attorneys and other similar liens imposed by law in the ordinary course of business in connection with the establishment, creation or application for Registration of any Trademarks, Registrations or Trademark Rights for sums not yet delinquent or being contested in good faith (such Liens are referred to herein as "PERMITTED TRADEMARK LIENS"), except where any failure to be so owned could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 7.2 to the Credit Agreement and such as may have been filed in favor of the Secured Party relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office in the United States Patent and Trademark Office.

                 (d) Office Locations; Other Names. The chief place of business, the chief executive office and the office where such Grantor keeps its records regarding the Collateral is at the location specified in the Security Agreement.

                 (e) Governmental Authorizations. Except with respect to jurisdictions other than the United States, Canada and Jamaica (Grantors making no representations concerning same), no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the assignment by such Grantor of the security interest hereby, (ii) the execution, delivery or performance of this Agreement by such Grantor, or (iii) except for the filings and recordings described in Section 4(f) below, the perfection of the Secured Party's rights and remedies hereunder (except as may have been taken by or at the direction of such Grantor).

                 (f) Perfection. Except with respect to jurisdictions other than the United States, Canada and Jamaica (Grantors making no representations concerning same), this Agreement, together with the filing of a financing statement describing the Collateral with the Secretary of State of the State of Texas and the recording of this Agreement with the United States Patent and Trademark Office and the Canadian Trademarks Office and the filing of this Agreement with the Trademarks Department of the Registrar of Companies in Jamaica for registration in relation to the Jamaican trademarks and the Registrar of Companies in Jamaica for registration as a charge in the charges register of IP Corp., which have been made, assigns and creates a valid, perfected first priority security interest in the Collateral subject only to Permitted Trademark Liens, securing the payment of the Secured Obligations, and all filings and other actions necessary or reasonably requested by the Agent to perfect and protect such security interest have been duly made or taken.

SECTION 5. FURTHER ASSURANCES; NEW TRADEMARKS, REGISTRATIONS AND TRADEMARK RIGHTS; CERTAIN INSPECTION RIGHTS.

         (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Secured Party may reasonably request, in order to perfect and protect any security interest assigned or purported to be assigned hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor will: (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to the Secured Party with respect to any Collateral; provided that such efforts shall not require such Grantor to make any payments to such third parties to obtain such consent, (iii) at any reasonable time, upon request by the Secured Party, exhibit the Collateral to and allow inspection of the Collateral by the Secured Party, or persons designated by the Secured Party, and (iv) at the Secured Party's request, appear in and defend any action or proceeding that may affect such Grantor's title to or the Secured Party's security interest in all or any part of the Collateral.

         (b) Each Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Grantor. Each Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by such Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

         (c) Each Grantor hereby authorizes the Secured Party to modify this Agreement without obtaining such Grantor's approval of or signature to such modification by amending Schedule I annexed hereto to include reference to any right, title or interest in any existing Trademark, Registration or Trademark Right or any Trademark, Registration or Trademark Right acquired or developed by such Grantor after the execution hereof or to delete any reference to any right, title or interest in any Trademark, Registration or Trademark Right in which such Grantor no longer has or claims any right, title or interest.

         (d) Each Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail.

         (e) If such Grantor shall obtain rights to any new Trademarks, Registrations or Trademark Rights, the provisions of this Agreement shall automatically apply thereto. Each Grantor shall promptly notify the Secured Party in writing of any rights to any new Trademarks or Trademark Rights acquired by such Grantor after the date hereof and of any Registrations issued or applications for Registration made after the date hereof which notice shall state whether such Trademark, Registration or Trademark Right constitutes a Material Trademark Property. Concurrently with the filing of an application for Registration for any Trademark, such Grantor shall execute, deliver and record in all places where this Agreement is recorded an appropriate Trademark Security Agreement, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance reasonably satisfactory to the Secured Party, pursuant to which such Grantor shall assign a security interest to the extent of its interest in such Registration as provided herein to the Secured Party unless so doing would, in the reasonable judgment of such Grantor, after due inquiry, result in the grant of a Registration in the name of the Secured Party, in which event such Grantor shall give written notice to the Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the Registration.

         (f) Each Grantor hereby grants to the Secured Party and its employees, representatives and agents the right to visit such Grantor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Trademarks, Registrations or Trademark Rights (or which were so utilized during the prior six month period), and to inspect the quality control and all other records relating thereto upon reasonable notice to such Grantor, during normal business hours, and as often as may be reasonably requested.

SECTION 6. CERTAIN COVENANTS OF THE GRANTORS.

         Each Grantor shall:

                 (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral except to the extent that such use or uses could not reasonably be expected to have a Material Adverse Effect;

                 (b) pay promptly prior to delinquency all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity, applicability or amount thereof is being contested in good faith; provided, however, that such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

                 (c) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except for licenses granted in the ordinary course of business and as permitted by the Credit Agreement or the other Loan Documents;

                 (d) except for Permitted Trademark Liens and the security interest assigned and created by this Agreement or the other Loan Documents, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

                 (e) keep reasonable records respecting the Collateral and at all times make available upon request at least one complete set of its records concerning substantially all of the Trademarks, Registrations and Trademark Rights at its chief executive office or principal place of business or at the office of its legal counsel;

                 (f) not permit the inclusion in any contract to which it becomes a party of any provision that would conflict with this Agreement in any material respect or impair or prevent the assignment and creation of a security interest in such Grantor's rights and interests in any property included within the definitions of any Trademarks, Registrations, Trademark Rights and Associated Goodwill;

                 (g) take all steps reasonably necessary to protect the secrecy of any trade secrets relating to the products and services sold or delivered under or in connection with the Trademarks and Trademark Rights;

                 (h) use proper statutory notice in connection with its use of each Material Trademark Property to the extent reasonably necessary for the protection of each Material Trademark Property;

                 (i) use consistent standards of high quality (which may be consistent with such Grantor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks, Registrations and Trademark Rights, including, to the extent applicable, in the operation and maintenance of its merchandising operations; and

                 (j) upon obtaining knowledge (as described in the Credit Agreement) thereof, promptly notify the Secured Party in writing of any event that could reasonably be expected to materially and adversely affect the value of the Collateral or any portion thereof, the ability of such Grantor or the Secured Party to dispose of the Collateral or any portion thereof, or the rights and remedies of the Secured Party in relation thereto, including without limitation the levy of any legal process against the Collateral or any portion thereof.

SECTION 7. AMOUNTS PAYABLE IN RESPECT OF THE COLLATERAL.

         Except as otherwise provided in this Section 7, each Grantor shall continue to collect, at its own expense, and be entitled to use, all amounts due or to become due to such Grantor in respect of the Collateral or any portion thereof. In connection with such collections, each Grantor may take (and, at the Secured Party's direction during the continuance of any Event of Default, shall take) such action as such Grantor or the Secured Party may deem necessary or advisable to enforce collection of such amounts; provided, however, that the Secured Party shall have the right at any time, during the continuation of an Event of Default and upon written notice to the applicable Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest assigned, created, hereby, and to direct such obligors to make payment of all such amounts directly to the Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the notice from the Secured Party referred to in the proviso to the preceding sentence during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 14, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

SECTION 8. TRADEMARK APPLICATIONS AND LITIGATION.

         (a) Each Grantor shall have the duty diligently, through counsel reasonably acceptable to the Secured Party, to prosecute any trademark application relating to any of its Material Trademark Property that is pending as of the date of this Agreement, to make federal application on any existing or future registerable but unregistered Material Trademark Property (whenever it is commercially reasonable in the reasonable judgment of the Grantor to do
so) owned by it, and to file and prosecute opposition and cancellation proceedings, renew Material Trademark Property and do any and all acts which are necessary or that Secured Party may reasonably request to preserve and maintain all of such Grantor's rights in all Material Trademark Property, as long as, in such Grantor's reasonable judgment, it is commercially advantageous to do so; provided that in no event shall any failure to take actions as provided in this Section 8(a) result in a Material Adverse Effect. Any expenses incurred in connection therewith shall be borne solely by the Grantors. No Grantor shall abandon any Material Trademark Property unless it is, in such Grantor's reasonable judgment, commercially advantageous to do so; provided that in no event shall any such abandonment result in a Material Adverse Effect.

         (b) Except as provided in Section 8(d), each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution or other damage as are in its reasonable business judgment necessary to protect the Collateral. The Secured Party shall provide, at the Grantors' expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party.

         (c) Each Grantor shall promptly, following its becoming aware thereof, notify the Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office or any federal, state, local or foreign court) described in
Section 8(a) or 8(b) or regarding such Grantor's claim of ownership in or right to use any of the Trademarks, Registrations or Trademark Rights, its right to register the same, or its right to keep and maintain such Registration. Each Grantor shall provide to the Secured Party any information with respect thereto reasonably requested by the Secured Party.

         (d) Anything contained herein to the contrary notwithstanding, during the continuation of an Event of Default, the Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, the Secured Party or otherwise, to enforce any Trademark, Registration, Trademark Right, Associated Goodwill and any license thereunder, in which event such Grantor shall, at the request of the Secured Party, do any and all lawful acts and execute any and all documents reasonably required by the Secured Party in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Secured Party as provided in Section 15 in connection with the exercise of its rights under this Section 8. To the extent that the Secured Party shall elect not to bring suit to enforce any Trademark, Registration, Trademark Right, Associated Goodwill or any license thereunder as provided in this Section 8(d), each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Trademarks, Registrations, Trademark Rights or Associated Goodwill by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

SECTION 9. NON-DISTURBANCE AGREEMENTS, ETC.

         If and to the extent that any Grantor is permitted to license the Collateral, the Secured Party shall enter into a non-disturbance agreement or other similar arrangement, at such Grantor's request and expense, with such Grantor and any licensee of any Collateral permitted hereunder in form and substance reasonably satisfactory to the Secured Party and such Grantor pursuant to which (a) the Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with such Grantor so long as such licensee is not in default thereunder and (b) such licensee shall acknowledge and agree that the Collateral licensed to it is subject to the security interest assigned and created in favor of the Secured Party by this Agreement and the other terms of this Agreement and the other Loan Documents to which such Grantor is a party.

SECTION 10. THE SECURED PARTY APPOINTED ATTORNEY-IN-FACT.

         Each Grantor hereby irrevocably appoints the Secured Party as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Secured Party or otherwise, from time to time in the Secured Party's discretion to take any action and to execute any instrument that the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                 (a) during the continuance of an Event of Default, to endorse such Grantor's name on all applications, documents, papers and instruments necessary for the Secured Party in the use or maintenance of the Collateral;

                 (b) during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                 (c) during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

                 (d) during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that the Secured Party may reasonably deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral;

                 (e) after Grantor's failure to do so as required by the Loan Documents (and, provided no Event of Default then exists, after ten (10) days notice from Secured Party), but subject to Grantor's rights to contest the applicability, amount or validity of same as provided in the Credit Agreement, to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or, if such amount is not disputed and is currently due and payable, threatened against the Collateral owned by such Grantor, any such payments so made by the Secured Party to become obligations of such Grantor to the Secured Party, due and payable immediately without demand;

                 (f) during the continuation of an Event of Default, (i) to execute and deliver any of the assignments or documents requested by the Secured Party pursuant to Section 13, (ii) to grant or issue an exclusive or non-exclusive license to the Collateral or any portion thereof to any Person, and (iii) otherwise generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party's option and the Grantors' expense, at any time or from time to time, all acts and things that the Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 11. THE SECURED PARTY MAY PERFORM.

         If any Grantor fails to perform any agreement contained herein as herein provided, the Secured Party may during the continuance of an Event of Default or if no Event of Default then exists and such failure is reasonably related to maintaining the value of the Collateral, upon Grantor's failure to do so after 10 days notice from Secured Party requiring such action, itself perform, or cause performance of, such agreement, and the reasonable expenses of the Secured Party incurred in connection therewith shall be payable by such Grantor under Section 22.

SECTION 12. STANDARD OF CARE.

         The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property and Secured Party's actions do not constitute gross negligence or willful misconduct.

SECTION 13. REMEDIES.

         If any Event of Default shall have occurred and be continuing:

                 (a) The Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Secured Party forthwith, assemble all or part of the Collateral as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Secured Party reasonably deems appropriate,
         (iv) take possession of the Grantors' premises or place custodians in exclusive control thereof, remain on such premises and use the same for the purpose of taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) exercise any and all rights and remedies of each Grantor under or in connection with the contracts related to the Collateral or otherwise in respect of the Collateral, including without limitation any and all rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, such contracts, and (vi) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable. The Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and the Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Grantor shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency.

                 (b) Upon written demand from the Secured Party, each Grantor shall execute and deliver to the Secured Party an assignment or assignments of the Trademarks, Registrations, Trademark Rights and the Associated Goodwill and such other documents reasonably requested by the Secured Party. Each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Secured Party receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

                 (c) Within five Business Days after written notice from the Secured Party, each Grantor shall make available to the Secured Party, to the extent within such Grantor's power and authority, such personnel in such Grantor's employ on the date of such Event of Default as the Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Registrations and Trademark Rights, such persons to be available to perform their prior functions on the Secured Party's behalf and to be compensated by the Secured Party at such Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default until the completion of the exercise of Secured Party's remedies.

SECTION 14. APPLICATION OF PROCEEDS.

         Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement.

SECTION 15. INDEMNITY AND EXPENSES.

         (a) Each Grantor agrees to indemnify the Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result primarily from the Secured Party's or such Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

         (b) Each Grantor shall pay to the Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Secured Party may incur in connection with (i) the amendment or modification of, or any waiver or consent under, this Agreement, (ii) the custody, preservation, use or operation of, release of or addition to, the perfection of any security interest in, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 16. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

         This Agreement shall assign and create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations, the expiration or cancellation of each Letter of Credit, the cancellation or termination of the Commitments, (b) be binding upon each Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 9.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the expiration or cancellation of each Letter of Credit, and the cancellation or termination of the Commitments, the security interest assigned hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor without the necessity of further action or documentation by any party. Upon any such termination the Secured Party will, at the Grantors' expense, execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination, including without limitation UCC-3 financing statement terminations and other recordable releases reasonably satisfactory in form and substance to the Secured Party.

SECTION 17. THE SECURED PARTY AS AGENT.

          (a) The Secured Party has been appointed to act as the Secured Party hereunder by Lenders. The Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, consents or approvals, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and Grantors shall have no obligation to independently confirm the authority of Secured Party to act hereunder on behalf of all of the Lenders.

         (b) The Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Upon the acceptance of any appointment as Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as the Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Secured Party hereunder.

SECTION 18. AMENDMENTS, ETC.

         No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Secured Party and, in the case of any such amendment or modification, by the Grantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 19. NOTICES.

         Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service or upon receipt of telefacsimile or telex. For the purposes hereof, the address of the Secured Party shall be as set forth under the Secured Party's name on the applicable signature page hereto, each Grantor shall be: c/o Wyndham Hotel Corporation, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201, Attention: Chief Financial Officer, or, as to any party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

SECTION 20. SEVERABILITY.

         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 21. HEADINGS.

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 22. GOVERNING LAW, TERMS.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF

NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

SECTION 23. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Grantors and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS:                               WYNDHAM IP CORPORATION,
                                        a Delaware corporation

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             Name: MICHAEL R. SILVERMAN
                                             Title: Authorized Signatory



                                        WYNDHAM HOTEL CORPORATION,
                                        a Delaware corporation

                                        By:   /s/ MICHAEL R. SILVERMAN
                                              ---------------------------------
                                              Name: MICHAEL R. SILVERMAN
                                              Title: Authorized Signatory



                                        WYNDHAM MANAGEMENT CORPORATION,
                                        a Delaware corporation

                                        By:   /s/ MICHAEL R. SILVERMAN
                                              ---------------------------------
                                              Name: MICHAEL R. SILVERMAN
                                              Title: Authorized Signatory

SECURED PARTY:                          BANKERS TRUST COMPANY,
                                        as Secured Party

                                        By:   /s/ GARRET W. THELANDER
                                              ---------------------------------
                                              Name: Garret W. Thelander
                                              Title: Vice President

          AGREEMENT REGARDING SERVICING AGREEMENTS AND LIQUOR LICENSES

         This AGREEMENT REGARDING SERVICING AGREEMENTS AND LIQUOR LICENSES (this "AGREEMENT") is dated as of May 29, 1996 and entered into among WYNDHAM HOTEL CORPORATION, a Delaware corporation ("COMPANY"), THE OTHER OBLIGORS LISTED ON THE SIGNATURE PAGES HERETO (together with Company, each an "OBLIGOR" and collectively, the "OBLIGORS"), and BANKERS TRUST COMPANY, as agent for the financial institutions (the "LENDERS") party to the Credit Agreement referred to below (in such capacity, the "AGENT").

                                    RECITALS

         A. Contemporaneously herewith, Company, the Agent and the Lenders have entered into that certain Senior Secured Revolving Credit Agreement dated as of May 23, 1996 (as it may hereafter be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the "CREDIT AGREEMENT"; terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement), pursuant to which the Lenders have made commitments to extend certain loans to Company (the loans pursuant to the Credit Agreement, the "LOANS"). The proceeds of the Loans shall be used for the benefit of the Obligors and the making of the Loans is of substantial and material benefit to each Obligor.

         B. The Loans shall be secured by, among other things, the Security Documents relating to the Collateral, including but not limited to certain of the Liquor Licenses (to the extent permitted by Applicable Law), Property Servicing Agreements and Liquor Operations Servicing Agreements (as each of the foregoing terms is defined below) referred to herein.

         C. Pursuant to the Credit Agreement and in connection with the transactions contemplated thereby, the Company and the other Obligors have agreed to enter into certain agreements regarding the management and operation of the Properties and the sale and consumption of alcoholic beverages thereon and to assign to the Agent on behalf of the Lenders (to the extent permitted by Applicable Law) all of their respective right, title and interest in and to such agreements and all liquor licenses, liquor inventory and other entitlements relating thereto as security for the Loans.

         NOW, THEREFORE, with reference to the foregoing Recitals (which are incorporated herein by this reference), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Obligors, to the extent of their respective interests in such agreements, licenses, assets and rights, represent, warrant, covenant and agree with the Agent as follows:

                                   SECTION 1.
                        MANAGEMENT AND LIQUOR OPERATIONS

         In connection with the transactions contemplated by the Credit Agreement, the Company and the other Obligors intend to: (i) cause certain Liquor Licenses relating to the Properties to be transferred to or obtained by WHCMB, Inc. ("BEVERAGE CO."), a Delaware corporation and a wholly owned subsidiary of Company, and to otherwise transfer the Liquor Licenses in accordance with Schedule 1-A annexed hereto; (ii) cause the Licensees to enter into sub-management agreements (each consented to by the owner of the applicable Property) with Wyndham Management Corporation ("MANAGEMENT CO."), a Delaware corporation and a wholly owned subsidiary of Company, relative to certain business activities at the Properties (which business activities shall include
(x) obtaining, holding and timely replacing the Liquor Licenses, (y) providing alcoholic beverages for sale and consumption on the applicable Property and (z) performing all obligations by Licensee to be performed under the applicable Liquor Operations Servicing Agreement) (such business activities with respect to a particular Property, collectively, "Licensee's Business"); and (iii) cause the owners of the respective Properties to enter into management agreements with Management Co. relating to the operation and management of the Properties (except with respect to the management and operation of the respective Licensee's Businesses). In furtherance thereof, the Company and each Obligor hereby represents, warrants, covenants and agrees as follows:

SECTION 1.1. PLEDGE OF SHARES.

         As provided in that certain Pledge and Security Agreement dated as of even date herewith among the grantors listed on the signature pages thereof and the Agent (as it may hereafter be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the "SECURITY AGREEMENT"), 100% of the shares of the stock of each Obligor (other than Company, GHMB, Inc. and MTMB, Inc.) have been pledged to the Agent as security for the Loans. As provided in this Agreement, 100% of the shares of stock of GHMB, Inc. and MTMB, Inc. are being pledged to the Agent as security for the Loans.

SECTION 1.2. LIQUOR LICENSES.

         As of the Closing Date, certain Obligors hold the liquor licenses as described on Schedule 1-A annexed hereto (collectively, together with all other similar licenses described on Schedule 1 and issued by the Department of Alcoholic Beverage Control or a similar state or local agency to any Obligor in connection with the sale of alcoholic beverages, the "LIQUOR LICENSES") for the respective Properties (each Obligor that holds any such Liquor License, a "LICENSEE"). With respect to Liquor Licenses for certain Properties located as noted on Schedule 1-A annexed hereto, applications have been filed for the transfer of such Liquor Licenses from the existing holders thereof (which prior holders are listed on Schedule 1-A) to Beverage Co. With respect to the Liquor Licensees for certain Properties as noted on Schedule 1-A, applications have been filed to replace the existing Liquor Licenses (which are held by the respective parties listed on Schedule 1-A) with new Liquor Licenses (which are to be held by Beverage Co.).





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
SECTION 1.3. SERVICING AGREEMENTS.

         A. LIQUOR OPERATIONS SERVICING AGREEMENTS. As of the Closing Date, Licensees and Management Co. shall enter into the sub-management agreements listed on Schedule 2 annexed hereto (as such sub-management agreements may hereafter be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the "LIQUOR OPERATIONS SERVICING AGREEMENTS"), pursuant to which the respective Licensees shall collect all revenues and pay all expenses arising from the operation of the applicable Licensee's Business, and shall otherwise perform all obligations arising from the operation of the applicable Licensee's Business.

         B. PROPERTY SERVICING AGREEMENTS. As of the Closing Date, the owners of fee or ground leasehold estates, as the case may be, of the Properties and Management Co. shall enter into the management agreements listed on Schedule 3 annexed hereto (collectively, as such management agreements may hereafter be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the "PROPERTY SERVICING AGREEMENTS"; the Property Servicing Agreements, collectively with the Liquor Operations Servicing Agreements, are referred to herein as the "SERVICING AGREEMENTS") pursuant to which Management Co., on behalf of the respective owners, shall collect all revenues and pay all expenses of the respective owners arising from the use and operation of the respective Properties, and shall otherwise perform on behalf of the owners the respective obligations of such owners arising from the use and operation of the respective Properties.

SECTION 1.4. CASH MANAGEMENT SYSTEM.

         In connection with its obligations under the Servicing Agreements, each Obligor shall comply with and be bound by the system of cash management set forth in (i) Section 6.15 of the Credit Agreement and Schedule 5.23 to the Credit Agreement, (ii) Sections 4 and 14 of the Security Agreement and (iii) the Cash Management Letters ((i) through (iii), collectively, the "CASH MANAGEMENT SYSTEM").


                                   SECTION 2.
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1. LIQUOR LICENSES.

         A. EXISTING LIQUOR LICENSES. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses (if any), hereby represents and warrants to the Agent that (i) the information regarding the Liquor Licenses set forth on Schedule 1-A annexed hereto is true and correct as of the date hereof, (ii) except for any local agent set forth on Schedule 1-A, the Licensees shown on Schedule 1-A are the sole holders of the Liquor Licenses, and no other Person has any right, claim or title to or interest in the Liquor Licenses or any rights thereunder, except for applicable Governmental Authorities, (iii) no Licensee has encumbered, pledged or otherwise assigned its interest in the Liquor Licenses or any of its rights thereunder (except for

Liens in favor of the Agent pursuant to the Loan Documents and Liens permitted pursuant to the Credit Agreement) and (iv) each Licensee that is a natural person is an employee of or an independent contractor for a Loan Party.

         B. TEMPORARY LIQUOR LICENSES. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses (if any), hereby represents and warrants to the Agent that (i) such Obligor has applied or will apply for all temporary Liquor Licenses required by Applicable Law and by all applicable Governmental Authorities for the uninterrupted operation of Licensee's Business (as noted on Schedule 1-A), (ii) such Obligor knows of no reason why any such application should be denied by any applicable Governmental Authority or pursuant to Applicable Law and (iii) both prior to and following the issuance of all such temporary Liquor Licenses, the operation of Licensee's Business shall comply with Applicable Law to the extent that temporary Liquor Licenses are required by Applicable Law for the operation of Licensee's Business.

         C. PERMANENT LIQUOR LICENSES. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses (if any), hereby represents and warrants to the Agent that (i) Obligor has applied for all permanent Liquor Licenses required by Applicable Law and by all applicable Governmental Authorities for the uninterrupted operation of Licensee's Business (as noted on Schedule 1-A), (ii) Obligor knows of no reason why any such applications should be denied by any applicable Governmental Authority or pursuant to Applicable Law and (iii) both prior to and following issuance of all such permanent Liquor Licenses, the operation of Licensee's Business shall comply with Applicable Law to the extent that permanent Liquor Licenses are required by Applicable Law for the operation of Licensee's Business.

         D. REPRESENTATIONS AND COVENANTS REGARDING GHMB, INC. AND MTMB, INC. Company, GHMB, Inc. and MTMB, Inc. hereby represent, warrant, covenant and agree with the Agent that:

                 (i) GHMB, Inc. currently is, and at all times shall be, a Texas corporation, whose sole shareholder is Leslie V. Bentley; provided, however, that all shares of GHMB, Inc. may be transferred to Beverage Co., and Agent consents to such transfer;

                 (ii) MTMB, Inc. currently is, and at all times shall be, a Wisconsin corporation, whose sole shareholder is Eric A. Danziger; provided, however, that all shares of MTMB, Inc. may be transferred to Beverage Co., and Agent consents to such transfer; and

                 (iii) the Liens granted to the Agent herein and in any other Loan Documents to which GHMB, Inc. or MTMB, Inc., respectively, is a party, include Liens upon all material assets of GHMB, Inc. and MTMB, Inc.

SECTION 2.2. LIQUOR OPERATIONS SERVICING AGREEMENTS.

         Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Operations Servicing Agreements (if any), hereby represents and warrants to the Agent that (i) the Liquor Operations Servicing Agreements are in full force and effect and have not been modified, (ii) Obligor has not encumbered, pledged or otherwise assigned its interest in the Liquor Operations Servicing Agreements or any of its rights thereunder (except for Liens in favor of the Agent pursuant to the Loan Documents and Liens permitted pursuant to the Credit Agreement) and (iii) pursuant to the Liquor Operations Servicing Agreements, the respective Licensees are authorized to collect all sums due to such Licensee, pay all sums owed by such Licensee, and perform all obligations by such Licensee to be performed as necessary or appropriate for the management and operation of the applicable Licensee's Businesses.

SECTION 2.3. PROPERTY SERVICING AGREEMENTS.

         Each Obligor, for itself and itself only, to the extent of its interest in the Property Servicing Agreements (if any), hereby represents and warrants to the Agent that (i) the Property Servicing Agreements are in full force and effect and have not been modified, (ii) Obligor has not encumbered, pledged or otherwise assigned its interest in the Property Servicing Agreements or any of its rights thereunder (except for Liens in favor of the Agent pursuant to the Loan Documents and Liens permitted pursuant to the Credit Agreement) and (iii) pursuant to the Property Servicing Agreements, Management Co. is authorized to collect all sums due to the respective property owners, pay all sums owed by the respective property owners, and perform all obligations by the respective property owners to be performed as necessary or appropriate for the management and operation of the respective Properties (except with respect to the respective Licensee's Businesses, the operations of which are subject to the Liquor Operations Servicing Agreements as described in
Section 2.2 above).

                                   SECTION 3.
                          GRANT OF SECURITY INTERESTS

SECTION 3.1. SECURITY INTEREST IN SERVICING AGREEMENTS AND LIQUOR LICENSES.

         Each Obligor hereby absolutely and unconditionally assigns, sells, transfers and conveys to the Agent, and hereby grants the Agent a security interest in, all of such Obligor's right, title and interest in and to the Servicing Agreements and (at the times and to the extent the granting of the Security Interest is permitted by Applicable Law) the Liquor Licenses, whether now existing or hereafter entered into or acquired, to further secure the payment and performance of the Obligations. The Agent shall have all rights granted to the secured party in the Security Agreement. Each Obligor, for itself and itself only, to the extent of such Obligor's interest in the Servicing Agreements and the Liquor Licenses (if any), agrees to comply with and be bound by the applicable provisions of the Security Agreement.

SECTION 3.2. ACKNOWLEDGMENT OF PLEDGE OF STOCK OR PARTNERSHIP INTEREST.

         The Obligors and the Agent acknowledge that, pursuant to the Security Agreement, the Agent has received a pledge of the shares of stock or partnership interests, as applicable, of certain Obligors, as more fully as set forth in Section 1.1 above.

SECTION 3.3. ACKNOWLEDGMENT OF LIENS ON LIQUOR COLLATERAL.

         The Obligors and the Agent acknowledge that, to the extent permitted by Applicable Law, and as provided in the Security Agreement and the Assignments of Rents, the Obligors have granted the Agent Liens on the Servicing Agreements, the other Collateral relating to the Licensees' Businesses (including inventory consisting of liquor, wine, beer and other alcoholic beverages) and (at the times and to the extent the granting of a Lien is permitted by Applicable Law) the Liquor Licenses (collectively, the "LIQUOR COLLATERAL").

SECTION 3.4. PROVISIONS APPLICABLE WITH RESPECT TO GHMB, INC. AND MTMB, INC..

         A. PLEDGE OF SHARES. Each of the holders and owners of the Pledged Share Collateral (defined below) hereby absolutely and unconditionally pledges, assigns, sells, transfers and conveys to the Agent, and hereby grants the Agent a security interest in, all of such Obligor's right, title and interest in and to the shares of stock (the "PLEDGED SHARES") described in
Schedule 4 annexed hereto and issued by GHMB, Inc. and MTMB, Inc., respectively (such Pledged Shares, together with all Pledged Collateral (as defined in the Security Agreement) relating to such Pledged Shares, collectively, the "PLEDGED SHARE COLLATERAL"), to further secure the payment and performance of the Obligations. The Agent shall have all rights granted to the secured party in the Security Agreement. Each of the holders and owners of the Pledged Share Collateral, for itself and itself only, to the extent of such Person's interest in the Pledged Shares, (i) makes all of the applicable representations and warranties contained in the Security Agreement, and (ii) agrees to comply with and be bound by the applicable provisions of the Security Agreement.

         B. CERTAIN WAIVERS. Each of the holders and owners of the Pledged Share Collateral hereby makes the waivers provided in Section 2.5 of that certain Subsidiary Guaranty dated as of even date herewith among the grantors listed on the signature pages thereof and the Agent.

         C. NON-RECOURSE. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, neither Leslie V. Bentley or Eric A. Danziger (individually and collectively, the "EXCULPATED PARTIES") shall have any obligation or liability under this Agreement or any other Loan Document due to the fact that such Exculpated Party is a party to this Agreement, beyond such Exculpated Party's then interest, if any, in the Liquor Collateral, and the Agent and the Lenders shall look exclusively to such interest of such Exculpated Party, if any, in such Liquor Collateral for the payment and discharge of any such obligation or liability imposed upon such Exculpated Party. If the Agent or any Lender obtains a judgment against an Exculpated Party with respect to this Agreement or any other Loan

Document due to the fact that such Exculpated Party is a party to this Agreement, then the Agent or such Lender, as the case may be, shall look solely to the interest of such Exculpated Party, if any, in the Liquor Collateral to collect such judgment and the Agent and the Lenders shall not collect or attempt to collect any such judgment out of any other assets.

                                   SECTION 4.
                     SUBORDINATION OF SERVICING AGREEMENTS

SECTION 4.1. CERTAIN DEFINED TERMS.

         All obligations, indebtedness and liabilities of any Obligor that is a party to this Agreement howsoever created, arising or evidenced, now or hereafter created, due or to become due, are hereafter called "LIABILITIES". The Obligations are hereinafter called the "SENIOR LIABILITIES". All Liabilities of any Obligor to any other Obligor in connection with the Servicing Agreements are hereinafter called the "SUBORDINATE LIABILITIES."

SECTION 4.2. SUBORDINATION OF SERVICING AGREEMENTS; THE AGENT'S RIGHT TO TERMINATE.

         The Servicing Agreements shall be, and shall at all times remain, subject and subordinate in each and every respect to the Mortgages, the respective Liens thereof and all advances made under the Loan Documents. Upon the occurrence and during the continuance of an Event of Default, the Agent may, at its sole discretion, elect to terminate any or all of the Servicing Agreements upon 10 days' prior written notice to the applicable Obligor or Obligors. Upon any such termination, any successor manager(s) and successor servicing agreement(s) shall in all respects be acceptable to the Agent in its sole discretion.

SECTION 4.3. SUBORDINATION OF PAYMENT.

         A. IN GENERAL. Each Obligor agrees that the Subordinate Liabilities are expressly subordinate and junior in right of payment to the Senior Liabilities. "SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT" shall mean that:

                 (i) at all times unless and until the Senior Liabilities shall have been paid in full in cash and satisfied, no Obligor shall, without the express prior written consent of the Agent, take, demand or receive from any other Obligor, and no Obligor will make, give or permit, directly or indirectly, by set-off, redemption, purchase or any other manner, any payment, prepayment or security for the whole or any part of the Subordinate Liabilities; provided, that the Obligors may make and receive scheduled payments on the Subordinate Liabilities in accordance with the terms thereof, so long as no Event of Default shall have occurred under the Credit Agreement and then be continuing or would occur as a result of, or after giving effect to, such payment; and

                 (ii) until the Senior Liabilities shall have been paid in full in cash, no Obligor shall, without the prior written consent of the Agent: (a) enforce or take any action to enforce or collect the Subordinate Liabilities or any portion thereof against any other Obligor or against the assets of any other Obligor, or (b) enforce any Lien or security interest securing the Subordinate Liabilities, or (c) exercise any of its claims, rights, remedies or powers in respect of the Subordinate Liabilities; provided, that the Obligors may enforce their respective rights and exercise the remedies described in this clause (ii), so long as no Event of Default shall have occurred under the Credit Agreement and then be continuing or would occur as a result of, or after giving effect to, such enforcement or exercise of remedies.

         B. DISSOLUTION OR BANKRUPTCY. In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar proceedings relating to any Obligor or to its creditors, as such, or to its properties (whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of such Obligor, or any sale of all or substantially all of the assets of such Obligor, or otherwise), the Senior Liabilities shall first be paid in full in cash before any Obligor shall be entitled to receive or retain any payment or distribution in respect of the Subordinate Liabilities of any kind or character, whether in cash, property or securities which, but for the subordination provisions herein, would otherwise be payable or deliverable to such Obligor.

                                   SECTION 5.
                                   COVENANTS

SECTION 5.1. LIQUOR LICENSES AND LICENSEES' BUSINESSES.

         A. APPLICATIONS FOR LIQUOR LICENSES. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses (if any), hereby covenants and agrees with the Agent that such Obligor shall (i) diligently pursue to completion all applications for temporary and permanent Liquor Licenses set forth on Schedule 1-A or otherwise required by any Governmental Authority or by Applicable Law, and (ii) notify the Agent immediately upon receipt of any such Liquor License or denial of such Obligor's application therefor.

         B. INDIVIDUAL LICENSEES. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses (if any), hereby covenants and agrees that, during the term of the Loan, to the extent that Applicable Law requires a local agent for the Liquor Licenses, such Obligor shall cause an individual to act as local agent in compliance with Applicable Law and such local agent shall at all times be an employee of or an independent contractor for a Loan Party.

         C. LIMITATION ON ASSETS AND LIABILITIES. Each Licensee hereby covenants and agrees with the Agent that such Licensee shall have no assets and no liabilities other than those occurring in the ordinary course of Licensee's Business, the Liquor Licenses, inventory consisting of alcoholic beverages, and the Liquor Operations Servicing Agreements.

         D. INSURANCE. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses and Licensee's Business (if any), hereby covenants and agrees that, during the term of the Loan, Management Co. and Company shall be named as additional insureds under all liability insurance policies held by such Obligor with respect to Licensee's Business. Each Obligor, for itself and itself only, to the extent of its interest in the Servicing Agreements (if any), hereby covenants and agrees that, during the term of the Loan, the manager under the Servicing Agreements shall maintain insurance as required by the Credit Agreement.

SECTION 5.2. ROLE OF MANAGEMENT CO. PURSUANT TO THE PROPERTY SERVICING
AGREEMENTS.

         Each Obligor, for itself and itself only, to the extent of its interest in the Property Servicing Agreements (if any), hereby covenants and agrees that, during the term of the Loans:

                 (i) Management Co. shall manage the Properties pursuant to the respective Property Servicing Agreements;

                 (ii) Management Co. shall have sole responsibility for the management and operation of the respective Properties on behalf of the respective owners of such Properties (except for matters governed by the Liquor Operations Servicing Agreements) and all moneys pursuant to the operation of the Properties (except for matters governed by the Liquor Operations Servicing Agreements) shall be handled solely by Management Co. on behalf of the respective owners of such Properties, and the respective owners of the Properties shall not separately collect, dispose of or otherwise handle any such moneys; and

                 (iii) in furtherance of the management and operation of the Properties by Management Co.: (a) Management Co. shall be an account party on each account held by the owner (or ground lessee) of the applicable Property with respect to such Property, with full power and authority to deposit and withdraw funds from such account(s) on behalf of such owner (or ground lessee) and (b) each Obligor shall comply with the Cash Management System (including Management Co.'s obligations to collect all revenues and deposit such revenues into the accounts subject to the Cash Management System) as provided in the Credit Agreement and the other Loan Documents.

SECTION 5.3. ROLE OF LICENSEES PURSUANT TO THE LIQUOR OPERATIONS SERVICING AGREEMENTS.

         Each Licensee, to the extent of its interest in the Liquor Operations Servicing Agreements (if any) hereby covenants and agrees that, during the term of the Loans:

                 (i) such Licensee shall manage the Licensees' Businesses pursuant to the respective Liquor Operations Servicing Agreements;

                 (ii) such Licensee shall have sole responsibility for the management and operation of each Licensee's Business (including without limitation responsibility for collection and payment of all moneys collectible or payable in connection with the operation of such Licensee's Business), except as otherwise required pursuant to Applicable Law;

                 (iii) all moneys pursuant to the operation of each Licensee's Business shall be handled solely by such Licensee; and

                 (iv) in furtherance of the management and operation of each applicable Licensee's Business by such Licensee, such Licensee shall comply with the Cash Management System (including such Licensee's obligations to collect all revenues and deposit such revenues into the accounts subject to the Cash Management System) as provided in the Credit Agreement and the other Loan Documents.

SECTION 5.4. CERTAIN COVENANTS OF OBLIGORS.

         A. THE SERVICING AGREEMENTS. Each Obligor, for itself and itself only, to the extent of its interest in the respective Servicing Agreements (if any), agrees that during the respective terms of the Servicing Agreements, without the Agent's prior written consent, which consent may be withheld in the Agent's sole discretion, such Obligor shall not:

                 (i) pay or accept payment of, as applicable, any payment due to any other party to the Servicing Agreements more than one (1) month in advance;

                 (ii) enter into any agreement amending, modifying or terminating the Servicing Agreements, except as otherwise required pursuant to Applicable Law;

                 (iii) cancel, terminate or surrender, except at the normal expiration of the respective terms thereof, the Servicing Agreements;

                 (iv) except as permitted under the other Loan Documents, assign or sublet any portion of the Properties;

                 (v) except as permitted under the other Loan Documents, encumber, pledge, assign or otherwise create a Lien on its interest in the Servicing Agreements;

                 (vi) except as permitted under the other Loan Documents, subordinate or consent to the subordination of the Servicing Agreements to any Lien; or

                 (vii) take any other action in connection with the Servicing Agreements that would impair the value of the interest or rights of such Obligor thereunder or that would impair the interest or rights of the Agent therein.

         B. THE LIQUOR LICENSES AND LICENSEE'S BUSINESS. Each Obligor, for itself and itself only, to the extent of its interest in the Liquor Licenses or any Licensee's Business (if any), agrees that, during the term of the Loan:

                 (i) it shall not hereafter encumber, pledge, assign or otherwise create a Lien on its interest in the Liquor Licenses or any rights thereunder (except for Liens in favor of the Agent pursuant to the Loan Documents and Liens permitted pursuant to the Credit Agreement);

                 (ii) it shall do all acts necessary to extend, renew, replace or otherwise keep in effect the Liquor Licenses; and

                 (iii) except for temporary cessation of a Licensee's Business at a Property in connection with (y) an approved Renovation of, casualty to or condemnation of such Property or (z) requirements of Applicable Law or a Governmental Authority, it shall not discontinue or materially alter, in whole or in part, operation of any Licensee's Business without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 5.5. WAIVER OF RIGHT TO TERMINATE THE SERVICING AGREEMENTS.

         Each Obligor hereby waives the provisions of any Applicable Law which may give or purport to give it any right or election to terminate or modify or avoid its obligations under the Servicing Agreements by reason of any foreclosure or other proceeding regarding enforcement of security interests in the Collateral (including without limitation the Servicing Agreements). Without limiting the generality of the foregoing, in the event of bankruptcy of any party other than the applicable Obligor under the Servicing Agreements and the rejection by such party or its trustee in bankruptcy of any such Servicing Agreements, Obligor shall not terminate any Servicing Agreements without the prior written consent of the Agent.

SECTION 5.6. RIGHTS OF SUCCESSOR OWNER WITH RESPECT TO SERVICING AGREEMENTS.

         A. CONTINUATION OF SERVICING AGREEMENTS. The Successor Owner, immediately upon acquiring title to any Property, shall have the right, upon written notice to Management Co. or the applicable Licensee, as the case may be, within sixty days after acquiring title: (i) to cause Management Co. to continue its management of such Property in accordance with the terms of the applicable Property Servicing Agreement and (ii) to cause the applicable Licensee to continue its management of the applicable Licensee's Business in accordance with the terms of the applicable Liquor Operations Servicing Agreement.

         B. ELECTION OF SUCCESSOR MANAGER. The Successor Owner, immediately upon acquiring title to any Property, may assume or may cause a third party acceptable to such Successor Owner to assume the obligations of the manager (the "PRIOR MANAGER") under the applicable Servicing Agreement (the Agent or any such third party appointed by the Agent to act as manager, the "SUCCESSOR MANAGER"), but (i) without any liability for any act or omission of the Prior Manager prior to the date of acquisition, (ii) without being subject to any offsets or advances which any Obligor may have had against any other Obligor, and (iii) without being bound by any agreement or modification of any of the Servicing Agreements entered into in violation of the terms of this Agreement.

SECTION 5.7. CHANGES IN MATTERS SET FORTH IN THE SCHEDULES HERETO.

         Any changes to the matters set forth in the schedules annexed hereto shall be satisfactory to the Agent in its sole discretion, except for corrections of bona fide errors that would not otherwise constitute a default under this Agreement or any other Loan Document and changes required to accurately reflect changes in circumstances that occur but that are not in violation of this Agreement or any other Loan Document.

                                   SECTION 6.
                                 MISCELLANEOUS

SECTION 6.1. GOVERNMENTAL APPROVALS.

         To the extent required by Applicable Law, the consummation of the transactions contemplated herein shall be subject to the approval of the Governmental Authorities that regulate the transfer of liquor licenses, if any. Notwithstanding anything in this Agreement to the contrary, all agreements and covenants contained in this Agreement are (i) subject to all provisions, requirements, limitations and restrictions of Applicable Law and are subject to the interests of Governmental Authorities in the Liquor Licenses, as may be required under Applicable Law, (ii) expressly limited to the extent necessary to be consistent with and not in violation of Applicable Law and (iii) not to be interpreted or construed as requiring any party to this Agreement to take any action that would be in violation of Applicable Law.

SECTION 6.2. FURTHER ASSURANCES.

         Each Obligor hereby covenants and agrees to cooperate with the Agent in obtaining any and all approvals of any Governmental Authority that may be required in connection with the Agent's Liens on the Liquor Licenses and the Servicing Agreements provided for herein. Without limiting the generality of the foregoing, each Obligor agrees to execute, deliver, file and record such additional documents as may be requested by the Agent to facilitate the enforcement of the Agent's Liens on the Liquor Licenses and the Servicing Agreements.

SECTION 6.3. LIABILITY OF SUCCESSOR OWNER AND THE AGENT.

         A. LIABILITY OF SUCCESSOR OWNER. Anything herein or in the Servicing Agreements to the contrary notwithstanding, in the event that any Successor Owner shall acquire fee or leasehold title to any Property (or any portion thereof), such Successor Owner shall not in any way or to any extent be:

                 (i) liable to any Obligor for any act or omission or negligence of any prior owner of the fee or leasehold interest in the applicable Property (each, a "PRIOR OWNER") or any matter occurring prior to the time the Successor Owner has succeeded to the interest of the Prior Owner;

                 (ii) subject to any counterclaim, defense, credit or offset, which theretofore shall have accrued to any Obligor against any Prior Owner;

                 (iii) liable for the commencement or completion of any construction or any contribution toward construction or installation of any Improvements, or any portion thereof, required to be done prior to the date on which the Successor Owner takes title to the Property or any expansion or Renovation of existing Improvements to the extent that the obligation to make such expansion or Renovation arose prior to the time the Successor Owner takes title to the Property;

                 (iv) bound by any previous modification or amendment of the Servicing Agreements unless such modification or amendment shall have been previously made in accordance with the provisions of this Agreement or approved in writing by the Agent or the Successor Owner;

                 (v)      bound by any prepayment of rent made more than one
         (1) month in advance of the due date thereof or for any deposit, rental security or any other sums deposited under the Servicing Agreements with any Prior Owner unless such sums are actually received by the Successor Owner; or

                 (vi) obligated to repair or replace the Property or any part thereof in the event of damage thereto or condemnation thereof.

         B. LIABILITY OF THE AGENT. Anything herein or in the Servicing Agreements to the contrary notwithstanding, in the event that the Agent shall acquire title to any Property or any Obligor's interest in any Servicing Agreement, the Agent shall have no obligation, nor incur any liability, beyond the Agent's then interest, if any, in the applicable Property or Servicing Agreement, as the case may be, and the Obligors shall look exclusively to such interest of the Agent, if any, in such Property or Servicing Agreement for the payment and discharge of any obligations imposed upon the Agent hereunder and under the Servicing Agreements and shall not collect or attempt to collect any judgment out of any other assets of Agent. Each Obligor agrees that with respect to any money judgment which may be obtained or secured by such Obligor against the Agent, such Obligor shall look solely to the estate or interest owned by the

Agent in the respective Properties or Servicing Agreements, and such Obligor will not collect or attempt to collect any such judgment out of any other assets of the Agent.

SECTION 6.4. APPLICABLE LAW.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT APPLICABLE LAW REQUIRES THAT THE CREATION OR PERFECTION OF THE ASSIGNMENT OR SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL (INCLUDING WITHOUT LIMITATION THE LIQUOR LICENSES AND THE SERVICING AGREEMENTS) ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, OR TO THE EXTENT THAT THE LAWS OF THE JURISDICTION IN WHICH A LIQUOR LICENSE IS ISSUED SHALL GOVERN MATTERS RELATING TO THE APPLICATION FOR, ADMINISTRATION OF AND RENEWAL OF SUCH LIQUOR LICENSE.

SECTION 6.5. NOTICES.

         Any communications between the parties hereto and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex, facsimile transmission or cable to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon the parties hereto shall not be effective until received.

SECTION 6.6. NO JOINT VENTURE OR PARTNERSHIP.

         The provisions set forth in Section 9.4 of the Credit Agreement are incorporated herein by this reference and shall apply with the same force and effect as if the terms of such section was set forth herein in full.

SECTION 6.7. AMENDMENTS AND WAIVERS.

         The provisions set forth in Section 9.6 of the Credit Agreement are incorporated herein by this reference and shall apply with the same force and effect as if the terms of such section was set forth herein in full.

SECTION 6.8. SEVERABILITY.

         The provisions set forth in Section 9.15 of the Credit Agreement are incorporated herein by this reference and shall apply with the same force and effect as if the terms of such section was set forth herein in full.

SECTION 6.9. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OBLIGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OBLIGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                 (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                 (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                 (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH OBLIGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 8.8 OF THE CREDIT AGREEMENT;

                 (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH OBLIGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                 (V) AGREES THAT THE AGENT RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO BRING PROCEEDINGS AGAINST SUCH OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

                 (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 6.9 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

SECTION 6.10. WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED THEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement and the other Loan Documents, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.10 AND EXECUTED BY EACH OF THE
PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THE CREDIT AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 6.11. ENTIRE AGREEMENT.

         The provisions set forth in Section 9.23 of the Credit Agreement are incorporated herein by this reference and shall apply with the same force and effect as if the terms of such section was set forth herein in full.

SECTION 6.12. COUNTERPARTS.

         This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 6.13. ADDITIONAL OBLIGORS.

         The initial Obligors hereunder shall be Company and such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Obligors, by executing a counterpart of this Agreement substantially in the form of Exhibit A attached hereto. Upon delivery of any such counterpart to the Agent, notice of which is hereby waived by Obligors, each such additional Obligor shall be as fully a party hereto as if such Obligor were an original signatory hereof. Each Obligor expressly agrees that its joint and several obligations arising hereunder shall not be affected or diminished by the addition or release of any other Obligor hereunder, not by any election of the Agent not to cause any Subsidiary of Company to become an additional Obligor hereunder. This Agreement shall be fully effective as to any Obligor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be an Obligor hereunder.

SECTION 6.14. RELEASES.

                 Notwithstanding anything in this Agreement to the contrary, to the extent that any portion of the Liquor Collateral relates solely to or has continuously been used at a particular Property, the Liens encumbering and the other provisions hereof pertaining to such portion of the Liquor Collateral pursuant to this Agreement shall be deemed to be automatically released contemporaneously with the Agent's execution and delivery of a release of the Mortgage encumbering the Property to which such portion of the Liquor Collateral relates or at which such portion of the Liquor Collateral has been continuously used, without further action or further documentation by or from any party; provided, however, that the applicable Obligors shall be entitled to receive from the Agent, at the sole cost and expense of such Obligors, such additional release documentation as is reasonably requested by such Obligors for the purpose of evidencing the release of the applicable portion of the Liquor Collateral as provided in this Section 6.14.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, each Obligor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AGENT:                                 BANKERS TRUST COMPANY,
                                       a New York banking corporation,
                                       as Agent

                                       By:  /s/ GARRETT E. THELANDER
                                            ------------------------------------
                                            Name: Garrett E. Thelander
                                            Title: Vice President

                                       Notice Address:

                                       Bankers Trust Company
                                       280 Park Avenue
                                       New York, New York 10017
                                       Attention: Real Estate Investment Banking
                                       Fax: (212) 454-1733

OBLIGORS:                              WYNDHAM HOTEL CORPORATION,
                                       a Delaware corporation

                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory

                                       Notice Address:

                                       Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       GHALP CORPORATION,
                                       a Delaware corporation

                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory


                                       Notice Address:

                                       GHALP Corporation
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       WHCMB, INC.,
                                       a Delaware corporation

                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory


                                       Notice Address:

                                       WHCMB, Inc.
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 23OO
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       WYNDHAM MANAGEMENT CORPORATION,
                                       a Delaware corporation


                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory

                                       Notice Address:

                                       Wyndham Management Corporation
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       GHMB, INC.,
                                       a Texas corporation


                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory


                                       Notice Address:

                                       GHMB, Inc.
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       MTMB, INC.,
                                       a Wisconsin corporation


                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory

                                       Notice Address:

                                       MTMB, Inc.
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       WH INTEREST, INC.,
                                       a Texas corporation


                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory



                                       Notice Address:

                                       WH Interest, Inc.
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567

                                       ROSE HALL ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership

                                       By: WHC CARIBBEAN LIMITED,
                                           a Jamaica corporation,
                                           its General Partner


                                       By:  /s/ MICHAEL R. SILVERMAN
                                            ------------------------------------
                                            Name:    MICHAEL R. SILVERMAN
                                            Title:   Authorized Signatory


                                       Notice Address:

                                       Rose Hall Associates Limited Partnership
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567


                                       -----------------------------------------
                                       LESLIE V. BENTLEY

                                       Notice Address:

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       ROSE HALL ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership

                                       By: WHC CARIBBEAN LIMITED,
                                           a Jamaica corporation,
                                           its General Partner

                                           By:  /s/ ANNE L. RAYMOND
                                                --------------------------------
                                                Name:  Anne L. Raymond
                                                Title: Vice President

                                       Notice Address:

                                       Rose Hall Associates Limited Partnership
                                       c/o Wyndham Hotel Corporation
                                       2001 Bryan Street
                                       Suite 2300
                                       Dallas, Texas 75201
                                       Attention: General Counsel
                                       Fax: (214) 978-4567



                                       /s/ LESLIE V. BENTLEY
                                       -----------------------------------------
                                       LESLIE V. BENTLEY

                                       Notice Address:

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                            ENVIRONMENTAL INDEMNITY

         This ENVIRONMENTAL INDEMNITY (this "INDEMNITY") is dated as of May 29, 1996 and by and from WYNDHAM HOTEL CORPORATION, a Delaware corporation (the "COMPANY" or the "INDEMNITOR"), whose address is 2001 Bryan Street, Suite 2300, Dallas, Texas 75201, WYNDHAM MANAGEMENT CORPORATION, a Delaware corporation, GHALP CORPORATION, a Delaware corporation, ROSE HALL ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership, WHC CARIBBEAN LIMITED, a Jamaica corporation, XERXES LIMITED, a Jamaica corporation, WH INTEREST, INC., a Texas corporation, and WHC VININGS CORPORATION, a Delaware corporation (collectively, the "SUBSIDIARY OWNERS") to and for the benefit of BANKERS TRUST COMPANY, a New York corporation ("BANKERS"), whose address is 280 Park Avenue, New York, New York, as agent for the Lenders (defined below) (the "AGENT") and for the benefit of the Indemnified Parties.

                                R E C I T A L S

         A. The Indemnitor is the owner in fee of certain real property, as more particularly described in Schedule 1.1A to the Credit Agreement as in effect on the date hereof referred to below and incorporated herein by this reference, as such Schedule may be supplemented from time to time pursuant to subsection 7.15(A)(i) of the Credit Agreement (as of any date under this Indemnity, each real property then or at any time previously listed on such Schedule, a "POOL A PROPERTY," and collectively, the "POOL A PROPERTIES" as of such date).

         B. The Indemnitor or a Subsidiary thereof is the owner of a leasehold interest in certain other real property, as more particularly described in Schedule 1.1B to the Credit Agreement as in effect on the date hereof referred to below and incorporated herein by this reference, as such Schedule may be supplemented from time to time pursuant to subsection 7.15(A)(ii) of the Credit Agreement (as of any date under this Indemnity, each real property then or at any time previously listed on such Schedule, a "POOL B PROPERTY," and collectively, the "POOL B PROPERTIES" as of such date).

         C. The Indemnitor or a Subsidiary thereof is or will hereafter be the owner of certain other real property, as more particularly described in
Schedule 1.1C to the Credit Agreement, as such Schedule may be supplemented from time to time pursuant to subsection 7.15(A)(iii) of the Credit Agreement (as of any date under this Indemnity, each real property then or at any time previously listed on such Schedule, a "NEW PROPERTY," and collectively, the "NEW PROPERTIES" as of such date; collectively with the Pool A Properties as of such date and the Pool B Properties as of such date, the "PROPERTIES" as of such date; it being understood and agreed that Indemnitor's indemnification obligations hereunder with respect to any Property shall survive any transfer of such Property in accordance with Section 2 below).

         D. The Indemnitor has entered into that certain Credit Agreement dated as of even date herewith (as amended, restated or supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") by and among the Indemnitor, the financial institutions listed on the signature pages thereof (the "LENDERS") and the Agent.

         E. Pursuant to the Subsidiary Guaranty, the Subsidiary Owners have guarantied the Obligations of the Company under the Credit Agreement and the other Loan Documents.

         F. The Loans are evidenced by those certain Revolving Notes, executed by the Indemnitor and payable to the order of the Lenders in the aggregate principal amount of up to One Hundred Million Dollars ($100,000,000) and that certain Swing Line Note executed by the Indemnitor and payable to the order of the Swing Line Lender in the principal amount of up to Ten Million Dollars ($10,000,000) (collectively, the "NOTES"), and secured by the Mortgages.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Indemnitor and the Subsidiary Owners agree as follows:

SECTION 1. CERTAIN DEFINED TERMS.

         Capitalized terms used herein without definition have the meaning ascribed to such terms in the Credit Agreement. The following terms used in this Indemnity and the other Loan Documents shall have the following meaning:

                 "REMEDIATION COSTS" means the costs and expenses directly associated with any removal, remediation, clean-up, containment, disposal and treatment (any such activity, a "REMEDIATION") of any Hazardous Materials on, in, under or affecting any of the Properties.

                 "CORRECTIVE WORK" means all of the following, whether required by any Governmental Authority or voluntarily undertaken:

                          (i) any activities in connection with the investigation, monitoring of site conditions or Remediation of any Hazardous Materials on, in, under or affecting any of the Properties, or restoration of the Properties after completion of the above-referenced activities;

                          (ii) any activities required to take necessary precautions (including activities in connection with containment) to protect against the release of Hazardous Materials on, in, onto, under or affecting any of the Properties; or from any of the Properties into the air, any body of water, any other public domain or property or any surrounding areas; and

                          (iii) any activities engaged in to comply, in connection with all or any portion of any Property including operations conducted thereon or any surrounding areas, with all applicable Environmental Laws.

                 "COST-EFFECTIVE REMEDIATION" means a Remediation that:

                                  (i)      if performed under the supervision
                 of any Governmental Authority, (A) will remediate the Property at issue such that the value of such Property will not be materially reduced, (B) is performed in a manner that is, in the professional judgment of the Indemnified Party's environmental consultant, the most cost-effective form of Remediation that the Governmental Authority will allow after reasonable negotiation, and (C) is consistent, in the professional judgment of the Indemnified Party's environmental consultant, with industry practices for the type of Hazardous Materials subject to the Remediation; or

                                  (ii)     if performed other than under the
                 supervision of a Governmental Authority, (A) will remediate the Property at issue such that the value of such Property will not be materially reduced, (B) is performed in a manner that is, in the professional judgment of the Indemnified Party's environmental consultant, a reasonably cost-effective form of Remediation that is consistent with Environmental Laws and any written requirements of the appropriate Governmental Authority, and (C) is consistent, in the professional judgment of the Indemnified Party's environmental consultant, with industry practices for the type of Hazardous Materials subject to the Remediation.

                 "ENVIRONMENTAL EXPENSES" means all of the following: (a) costs incurred in connection with the investigation, inspection, monitoring, studying, sampling, testing, clean-up, containment, remediation and/or removal of all Hazardous Materials and the costs of restoration (including costs incurred in investigating, inspecting, monitoring, studying, sampling or testing for the suspected or alleged presence of Hazardous Materials), costs incurred to mitigate damages, closure costs, costs incurred for restoration, and all other costs of responding to any Environmental Problem; (b) costs incurred to cure, remediate or otherwise address any violations of Environmental Laws;
         (c) damages for personal injury or death, property loss, or other loss resulting from any Environmental Problem; (d) civil and criminal judgments, fines and penalties resulting from any Environmental Problem; (e) costs incurred to remove any Liens imposed by law or otherwise in favor of the Federal or any state or local government or governmental agency or authority in connection with any Environmental Problem; (f) attorneys' (which shall be reasonable), accountants', engineers', consultants', and experts' fees and disbursements, administrative costs, forum costs and other out-of-pocket expenses (including any such fees, disbursements, costs and expenses incurred as a result of the suspected or alleged presence of Hazardous
         Materials or the assertion of groundless, false, or fraudulent claims, demands or proceedings) incurred in connection with any Environmental Problem; (g) diminution in the market value of any Property or any portion thereof resulting from any Environmental Problem; (h) damages for injury to, destruction of, or loss of, natural resources; (i) consequential and punitive damages suffered or incurred by third parties resulting from any Environmental Problem; (j) sums paid and any other liability to any Governmental Authority or any other Person for any costs or expenses described above (including costs incurred in investigating, inspecting, monitoring, studying, sampling or testing for the suspected or alleged presence of Hazardous Materials); (k) sums paid in satisfaction of judgments resulting from any

         Environmental Problem; (l) settlement costs resulting from any Environmental Problem; (m) costs incurred in response to any Environmental Claim; and (n) all other costs and expenses of any kind or nature, whether similar or dissimilar to the foregoing, resulting from any Environmental Problem.

                 "ENVIRONMENTAL PROBLEM" means any of the following:

                          (i) the presence of any Hazardous Materials on, in, under, or above all or any portion of any Property or any surrounding areas, other than any materials in a non-hazardous form such as asphalt contained in road-surfacing materials or hazardous materials customarily used in the operation of hotel properties and properly stored and maintained; or

                          (ii) the release or threatened release, including any Hazardous Release, of any Hazardous Materials from or onto any Property or any portion thereof; or

                          (iii) the violation or threatened violation of any Environmental Law with respect to any Property or any portion thereof; or

                          (iv) the failure or threatened failure to obtain or to abide by the terms or conditions of any permit or approval required under any Environmental Law with respect to any Property or any portion thereof; or

                          (v) the release of any Hazardous Materials from an offsite waste disposal facility directly or indirectly used by the Indemnitor or any of its Subsidiaries in connection with any Property or with respect to which the Indemnitor or any of its Subsidiaries may be liable; or

                          (vi) any Environmental Claim in respect of any Property.

         A condition described above shall be deemed to be an Environmental Problem regardless of whether or not any Governmental Authority has taken any action in connection with such condition.

SECTION 2. INDEMNITY.

         The Indemnitor agrees to defend (with counsel reasonably acceptable to the Agent), indemnify, pay and hold the Agent, each Lender, Bankers and their respective Affiliates and Persons deemed to be "controlling persons" thereof within the meaning of the Securities Act or the Exchange Act and each of their respective officers, directors, employees, agents, attorneys and representatives of the foregoing (each of the foregoing, an "INDEMNIFIED PARTY") harmless from and against any and all Environmental Expenses, whether based on any Federal, state or foreign laws, statutes, rules or regulations (including Environmental
Laws), on common law or equitable cause or on contract or otherwise (collectively, the "INDEMNIFIED EXPENSES") that may or might at any time (including after (a) the repayment of the Loans or any portion thereof, (b) the foreclosure of any Mortgage, (c) the exercise of power of sale under any Mortgage, (d) the acceptance by the Agent (or a nominee of the Agent) of a deed to any Property or portion thereof in lieu of foreclosure of the Mortgage with respect to such Property, (e) the commencement of any case under the Bankruptcy Code, (f) the voluntary or involuntary transfer of any Property, or (g) the exercise by the Agent of any remedy set forth in the Loan Documents) be imposed upon, incurred by, or asserted or awarded against, any Indemnified Party in connection, directly or indirectly, with any Environmental Problem, regardless of whether such Environmental Problem, except as provided in Section 10 below, arises before or after the date hereof or before or after repayment of the Loans or any portion thereof or arises in connection with or as a result of any failure by the Indemnitor to perform timely and in full its agreements under Sections 7, 8 and 9 below. Except as set forth in Section 10 below, the foregoing indemnity shall survive any conveyance of any Property, or any portion thereof, by foreclosure of any Mortgage, by exercise of power of sale under any Mortgage, by deed in lieu of foreclosure, in connection with a plan of reorganization filed under Chapter 11 of the Bankruptcy Code, or by reason of any remedy set forth in the Loan Documents. The foregoing agreement to indemnify shall apply regardless of whether or not any Environmental Problem is the fault of the Indemnitor or any other Person, and regardless of whether or not any Environmental Problem is disclosed in any environmental report, assessment or audit (including Environmental Audit as defined below) performed for, or on behalf of, the Lenders in connection with the Loans or whether or not any Indemnified Party has actual or constructive knowledge of such Environmental Problem from any other source; provided, however, that the foregoing agreement to indemnify shall be subject to the provisions of Section 10 below, and the Indemnitor shall have no obligation hereunder to defend, indemnify or hold harmless any Indemnified Party from and against any Indemnified Expenses to the extent such Indemnified Expenses result directly or indirectly from the gross negligence or willful misconduct of such Indemnified Party. The Indemnitor acknowledges and agrees that the provisions of this Section 2 are separate from and in addition to the provisions contained in the Original Financing Letter and contained in the Credit Agreement. Notwithstanding any provision of this Indemnity to the contrary, tile scope of this Indemnity shall not include any consequential damages suffered by an Indemnified Party except to the extent expressly provided in clause (g) of the definition of "Environmental Expenses" above.

SECTION 3. CONDUCT OF LITIGATION.

         If Indemnitor is required hereunder to defend any Indemnified Party in any action or proceeding, Indemnitor shall retain legal counsel and the Indemnified Parties shall have the reasonable right of approval with respect to any legal counsel retained by Indemnitor and with respect to any strategies and business decisions directing the course of litigation and settlement efforts. The Indemnitor shall cause such legal counsel to acknowledge in writing to each Indemnified Party that such legal counsel is representing each Indemnified Party in connection with such action. If an Indemnified Party shall determine, in its good faith judgment, that its interests and the interests of the Indemnitor or any other Indemnified Party in any action or proceeding conflict so as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for such Indemnified Party, then such

Indemnified Party may, with the Agent's prior written consent, which consent shall not be unreasonably withheld, retain separate counsel and the Indemnitor shall pay the costs, disbursements and reasonable fees of such separate counsel. In all other cases, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, the Indemnitor shall not be required to engage separate legal counsel for such Indemnified Parties. The Indemnitor may settle any action or proceeding covered hereby only with the Indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed.

SECTION 4. INTEREST ON INDEMNIFICATION OBLIGATIONS.

         All amounts payable to any Indemnified Party hereunder shall be paid within ten days of written demand therefor, which demand shall be accompanied by a statement setting forth in reasonable detail the nature and amount of each item of Indemnified Expenses, and shall include interest thereon at the rate applicable to the Note from the date on which such amounts were incurred to the date paid.

SECTION 5. INDEMNITY GIVEN TO PROTECT THE AGENT AND LENDERS.

         This Indemnity is given solely to protect the Agent, Lenders and the other Indemnified Parties and not as additional security for, or as a means of repayment of, the Obligations and is entirely independent of the Loans and the Letters of Credit, and shall not be measured or affected by any amounts at any time owing under the Loan Documents, the sufficiency or insufficiency of any Collateral (including any Property) given to the Agent to secure payment and performance of any Obligations, or the consideration given by the Agent or any other Person to acquire any Property or any portion thereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Agent and Lenders to enter into the Credit Agreement and to make the extensions of Credit thereunder, the Indemnitor hereby represents and warrants to the Agent and the Lenders that, "to its knowledge," as such phrase is defined in Section 30 below, the following statements are true and correct as of the Closing Date and as of each Funding Date, except as expressly otherwise set forth on Schedule I attached hereto and made a part hereof, as such Schedule may be supplemented in connection with the acquisition of any New Property or any additional Pool A Property pursuant to the Credit Agreement:

                 (i) the operations of the Indemnitor (including all operations and conditions at or in the Properties, or any portion thereof) comply in all material respects with all Environmental Laws;

                 (ii) the Indemnitor has obtained all Authorizations under Environmental Laws necessary to its respective operations, and all such Authorizations are in full force and effect, and the Indemnitor is in compliance with all material terms and conditions of such Authorizations;

                 (iii) none of the Indemnitor, any predecessor of the Indemnitor, nor any prior owner of any Property, has received (a) any written notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or written request for information under
         Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws, and none of the operations of the Indemnitor is the subject of any notice, investigation or inquiry of any Governmental Authority relating to or in connection with any Hazardous Materials at any Property (or portion thereof) or at any other location;

                 (iv) none of the operations of the Indemnitor at or with respect to any Property is subject to any judicial or administrative proceeding alleging the violation of or material liability under any Environmental Laws;

                 (v) none of the Indemnitor, any predecessor of the Indemnitor, nor any prior owner of any Property, nor any Property or any portion thereof is subject to any outstanding written order or agreement with any Governmental Authority or private party relating to any Environmental Claims;

                 (vi) neither the Indemnitor nor any predecessor of the Indemnitor or prior owner of any Property has filed any notice under any Environmental Law indicating past or present treatment or Hazardous Release of Hazardous Materials at any Property (or portion thereof), and none of the Indemnitor's operations at, or with respect to any Property, involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

                 (vii) no Hazardous Materials exist on, in, at, under or about any Property or portion thereof in a manner or in an amount which violates any Environmental Laws, or which requires cleanup or corrective action of any kind under any Environmental Laws and the Indemnitor has not filed any notice or report of a Hazardous Release of any Hazardous Materials;

                 (viii) neither the Indemnitor nor any predecessor of the Indemnitor or prior owner of any Property has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim;

                 (ix) no underground storage tanks or surface impoundments are on, in, at, under or about any Property or portion thereof;

                 (x) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Property or portion thereof and which remains outstanding or of record on the Closing Date; and

                 (xi) there is no Corrective Work required with respect to any Property under any Environmental Law or that is necessary to return such Property to a standard of environmental condition which presents no significant risk to safety, health, or the environment.

If any representation or warranty contained in this Section 6 becomes untrue or incorrect, such event shall not be an Event of Default if it could not, individually or in the aggregate with other such events, have a Material Adverse Effect (as such term is defined in the Credit Agreement) and the Indemnitor immediately undertakes whatever remedial and corrective action may be required to cause such representation or warranty to become true and correct. The Indemnitor shall complete such remedial and corrective action within 30 days after obtaining actual knowledge (as such phrase is defined in Section 30 below) that such representation or warranty has become untrue or incorrect or, if such action requires more than 30 days to complete, the Indemnitor shall, prior to the end of such 30 day period, provide the Agent with a written estimate of the time period needed to complete such remedial and corrective action and shall proceed diligently and continuously to complete such remedial and corrective action. Failure to complete such remedial and corrective action within said 30 day period (or, if the written estimate referred to in the immediately preceding sentence is given within said 30 day period, failure to diligently and continuously complete such remedial and corrective action) shall constitute an Event of Default.

SECTION 7. ENVIRONMENTAL DISCLOSURE AND INSPECTION.

         The Indemnitor covenants and agrees that:

                 (a) The Indemnitor shall exercise all due diligence in order to comply with all Environmental Laws and to cause such compliance by (i) all Tenants under any Leases affecting any portion of any Property and (ii) all other Persons on or occupying any portion of any Property.

                 (b) At any time from and after the occurrence of any event or transaction that the Agent in good faith believes could have resulted in an Environmental Problem at any of the Properties or from and after receipt of any reasonably credible allegation that an Environmental Problem exists at any of the Properties or in the event the Agent reasonably believes that the Indemnitor has breached any representation, warranty, or covenant in Section 6 or this Section 7, or that there has been a material violation of Environmental Laws at any Property or by the Indemnitor at or about any Property, or after the occurrence and during the continuance of any Event of Default, or in connection with any refinancing of the Loans, the Agent may retain, at the Indemnitor's expense, an independent professional consultant to prepare any Phase 1, Phase II or other environmental assessment or audit or any report relating to Hazardous Materials for the Agent and to conduct its own investigation of the presence of Hazardous Materials at any Property, and the Indemnitor agrees to use its best efforts from time to time to obtain permission for the Agent's professional consultant to conduct its own investigation of any Property (or portion thereof) that shall have been previously owned, leased, operated, or used for waste disposal by the Indemnitor. Additionally, at any time the Agent may retain, at the Indemnitor's expense, an independent professional consultant to review any Phase I, Phase II or other environmental assessment or audit or any report relating to Hazardous Materials prepared by or for the Indemnitor. The Indemnitor hereby grants to the Agent and its agents, employees, consultants and contractors the right from time to time when any of the circumstances described in the first sentence of this subsection 7(b) exists, to enter into or upon any Property to perform such tests on such Property as are reasonably necessary to conduct such an investigation. Any such investigation of any Property shall be conducted, unless otherwise agreed to by the Indemnitor and the Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Property or to cause any material damage or loss to any property at such Property. The Indemnitor and the Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Agent pursuant to this subsection 7(b) will be obtained and shall be used by the Agent for the purposes of the Agent's internal credit decisions, to monitor and police the Loans, and to protect the Agent's security interests, if any, created by the Loan Documents. No such environmental audit or assessment or report shall be given or the contents thereof communicated to any Governmental Authority or any other Person (other than any Indemnified Party and any other potential lenders to Indemnitor and their participants and assigns, and each of their respective officers, directors, employees, agents, attorneys and representatives, each of whom shall agree not to give any such audit or assessment or report, or communicate the contents thereof, to any Governmental Authority or any Person other than the aforementioned Person) without the prior written consent of the Indemnitor unless the Agent concludes that delivery of such environmental audit or assessment or report or disclosure of the contents thereof is required by Applicable Laws or by bank regulatory authorities or in connection with litigation or other proceedings or the Agent is otherwise required to do so. Notwithstanding any provision of this or any other Loan Document to the contrary, except in emergency situations, or after the occurrence of an Event of Default, the Agent shall perform or require subsurface or invasive testing only (i) if such testing has been expressly required by a Governmental Authority or is required by Environmental Laws, (ii) if the Agent believes that an Environmental Problem may exist based on an investigation of a Property conducted in a manner consistent with commercially acceptable standards, and an environmental consultant has stated that a subsurface or invasive investigation would be necessary to further assess or investigate evidence of such Environmental Problem, or (iii) as provided in the definition of "Property Information" in Section 1.1 of the Credit Agreement.

                 (c) The Indemnitor shall promptly advise the Agent in writing and in reasonable detail with respect to the operations of the Indemnitor or any Property, of (i) any Hazardous Release of any Hazardous Materials required to be reported to any Governmental Authority under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims or with respect to any Hazardous Release of Hazardous Materials required to be reported to any Governmental Authority, (iii) any material Corrective Work undertaken by the Indemnitor or any other

         Person in response to (x) the presence, storage, use, disposal, transportation or Hazardous Release of any Hazardous Materials at, in, on, under, from or about any Property, or (y) any Environmental Claim,
         (iv) the Indemnitor's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that could cause such Property or any part thereof to be entered by Hazardous Materials or to be subject to any restrictions on the ownership, occupancy, transferability or use thereof or subject to any Lien or claim under any Environmental Laws, (v) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Indemnitor may be potentially responsible for a Hazardous Release of Hazardous Materials and (vi) any material Environmental Problem of which the Indemnitor becomes aware.

                 (d) The Indemnitor shall, at its own expense, provide copies of such documents or information as the Agent may reasonably request in relation to any matters disclosed pursuant to this Section 7.

SECTION 8. REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

         The Indemnitor shall promptly take any and all necessary Corrective Work in connection with the presence, storage, use, disposal, transportation or Hazardous Release of any Hazardous Materials at, in, on, under, from or about any Property in order to comply with all applicable Environmental Laws and Governmental Authorizations or that is necessary to return such Property to a standard of environmental condition which presents no significant risk to safety, health, or the environment. The failure of the Indemnitor to comply with the immediately preceding sentence shall not be an Event of Default if the matter for which the Indemnitor has failed to perform Corrective Work could not, individually or in the aggregate with other such matters, have a Material Adverse Effect and the Indemnitor immediately undertakes and completes such Corrective Work within 30 days after obtaining actual knowledge (as such phrase is defined in Section 30 below) of the necessity therefor or, if such Corrective Work requires more than 30 days to complete, the Indemnitor, prior to the end of such 30 day period, provides the Agent with a written estimate of the time period needed to complete such Corrective Work and proceeds diligently and continuously to complete such Corrective Work. In the event the Indemnitor undertakes any Corrective Work with respect to any Hazardous Materials on, under or about any Property, the Indemnitor shall conduct and complete such Corrective Work in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all Governmental Authorities except when, and only to the extent that, the Indemnitor's liability for such presence, storage, use, disposal, transportation or Hazardous Release of any Hazardous Materials is being contested in good faith by the Indemnitor.

SECTION 9. REMEDIES.

         Without limiting any of the obligations of the Indemnitor or any of the rights of the Agent hereunder, if any Environmental Problem shall occur, the Agent shall have the right (but not the obligation), in the Agent's discretion:

                 (a) by notice to the Indemnitor, to direct and require the Indemnitor to take appropriate action to correct, ameliorate or remediate the Environmental Problem, in which event the Indemnitor shall promptly take such action at the sole cost and expense of the Indemnitor; provided, however, that without limiting the generality of the foregoing, the Indemnitor shall not be required hereunder to perform any Remediation other than a Cost-Effective Remediation; and/or

                 (b) if the Indemnitor fails to respond timely to the direction described in subsection 9(a) or if an Event of Default has occurred and is continuing, to itself take appropriate action (in compliance with all applicable Environmental Laws and applicable directions and orders of Governmental Authorities) to correct, ameliorate or remediate the Environmental Problem, in which event the Indemnitor shall cooperate fully with the Agent and shall indemnify the Agent for all costs and expenses incurred in taking such action in accordance with the foregoing provisions of this Indemnity; provided, however, that notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the obligations of the Indemnitor to indemnify or reimburse an Indemnified Party for Remediation Costs (and without limiting the obligations of the Indemnitor for categories of costs and expenses other than Remediation Costs) shall extend only to Remediation Costs for a Cost-Effective Remediation; and/or

                 (c) to exercise any other rights or remedies that the Agent may have under the Loan Documents, at law, in equity or otherwise.

The Indemnitor hereby grants the Agent and its employees and agents an irrevocable and nonexclusive license, subject to the rights of Tenants pursuant to their respective Leases, at any time during the period that the Indemnitor or a Subsidiary or affiliate thereof owns or is otherwise in possession or control of the respective Properties, to enter the Properties to investigate, inspect, monitor, study, sample and test the Properties and, subject to subsections 7(b) and 9(b) above, to correct, ameliorate or remediate any Environmental Problem (but the Agent shall have no obligation to do so). The Agent shall have all of the rights, remedies and options described herein whether or not action to correct, ameliorate or remediate an Environmental Problem shall have been ordered by any court, governmental authority, or other Person.

SECTION 10. POST-FORECLOSURE MATTERS.

         If any Property, or any portion thereof, is conveyed by foreclosure of any Mortgage, exercise of power of sale under any Mortgage, deed in lieu of foreclosure, in connection with a plan of reorganization filed under Chapter 11 of the Bankruptcy Code, or by reason of any other remedy set forth in the Loan Documents, and the Indemnitor or the applicable Subsidiary Owner is no longer in possession of such Property, then the indemnity provided for under this Indemnity shall not apply to any Environmental Problem in respect of such Property or portion thereof (a) that is based on an event that occurs solely after the date of such conveyance (the "CONVEYANCE DATE"), and (b) that is in no way resulting from any state of facts or condition that existed on or before the Conveyance Date. Notwithstanding the foregoing, the indemnity provided hereunder shall nonetheless continue to apply (i) to any Environmental Problem (A) in respect of any portion of any Property not so conveyed, or (B) that results, in whole or in part, from the acts or omissions of the Indemnitor, or the acts or omissions prior to the Conveyance Date by any other Person; and (ii) to Indemnified Expenses incurred after the Conveyance Date that arise from any Environmental Problem in existence on or before the Conveyance Date. For purposes of this Section 10, a condition in existence, and resulting from the acts or omissions of the Indemnitor, on or before the Conveyance Date shall be deemed to be an Environmental Problem on or before such date even if the condition becomes an Environmental Problem as a result of a change in Environmental Laws that becomes effective after such date.

SECTION 11. INSURANCE COVERAGE.

         The Indemnitor shall, at the Agent's request from time to time, promptly provide the Agent with copies of any general liability, environmental impairment, and other insurance policies held by the Indemnitor that may cover any obligations hereunder. Without limiting in any manner the obligations of the Indemnitor hereunder or the Agent's remedies hereunder, the Indemnitor shall, at the Agent's request, diligently pursue any claims under such policies for sums payable to the Agent hereunder and, at the Agent's request, if permitted under such policies, assign any such claims to the Agent.

SECTION 12. INDEMNITOR'S RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

         In connection with any Environmental Problem with respect to which any Indemnified Party has incurred Indemnified Expenses which have not been paid or otherwise discharged by the Indemnitor, the Indemnitor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that the Indemnitor now has or may hereafter have against any of its Subsidiaries or any such Subsidiary's assets in connection with this Indemnity or the performance by the Indemnitor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that the Indemnitor now has or may hereafter have against such Subsidiary, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Agent now has or may hereafter have against such Subsidiary, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Agent, and (b) any right of contribution that the Indemnitor may have against any other Person (including such Subsidiary). The Indemnitor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnification the Indemnitor may have against any of its Subsidiaries or against any collateral or security, and any rights of contribution the Indemnitor may have against any such other Person, shall be junior and subordinate to any rights the Agent may have against such Subsidiary, to all right, title and interest the Agent may have in any such collateral or security, and to any right the Agent may have against such other Person. The Agent may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights the Indemnitor may have, and upon any such disposition or sale, any rights of subrogation the Indemnitor may have shall terminate. If any amount shall be paid to the Indemnitor on account of any such subrogation, reimbursement or indemnification rights at any time, such amount shall be held in trust for the Agent and shall forthwith be paid over to the Agent to be credited and applied against the obligations of the Indemnitor hereunder, whether matured or unmatured, in such order as the Agent, in its discretion, may determine.

SECTION 13. SET OFF.

         In addition to any other rights that the Agent may have at law or in equity, if any amount shall at any time be due and owing by the Indemnitor to the Agent under this Indemnity, the Agent is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all indebtedness of the Agent owing to the Indemnitor and any other property of the Indemnitor held by the Agent to or for the credit or the account of the Indemnitor against and on account of the obligations and liabilities of the Indemnitor to the Agent under this Indemnity.

SECTION 14. FURTHER ASSURANCES.

         The Indemnitor without expense or cost to the Agent, shall from time to time hereafter execute, acknowledge, file, record, do and deliver (or cause to be cone and delivered) all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, pledges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Indemnity or any other Loan Document and to subject any Property or other items of Collateral, intended now or hereafter to be covered, to the Liens and security interests created by the Security Documents, to perfect and maintain such Liens and security interests, and to assure, convey, assign, transfer and confirm unto the Agent the property and rights hereby conveyed and assigned or intended now or hereafter to be conveyed or assigned or which the Indemnitor may be or may hereafter become bound to convey or to assign to the Agent or for carrying out the intention of or facilitating the performance of the terms of this Indemnity or any other Loan Document or for filing, registering or recording this Indemnity or any other Loan Document. At the request of the Agent, and at its own expense, the Indemnitor shall execute and deliver, and hereby authorizes the Agent to execute and file in the name of the Indemnitor, to the extent the Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Lien and security interest hereof upon the Collateral.

SECTION 15. NOTICES.

         Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service upon receipt of telefacsimile or telex. For the purposes hereof, (a) the address of the Indemnitor and each Subsidiary Owner shall be as set forth under its respective name on the signature pages hereof or, as to any such party, such other address as shall be designated in a written notice delivered by such party to the Agent, and (b) the address of the Agent shall be as set forth under the Agent's name on the signature pages to the Credit Agreement or such other address as shall be designated by the Agent in a written notice delivered by Agent to the Indemnitor.

SECTION 16. NO MORTGAGEE-IN-POSSESSION.

         Nothing herein contained, no entry by the Agent upon any Property (or any portion thereof) under the terms of this Indemnity and no action caused by the Agent with respect to the obligations of the Indemnitor hereunder shall make the Agent a "mortgagee-in-possession" except insofar as the Agent elects by giving written notice thereof to the Indemnitor.

SECTION 17. NON-WAIVER BY THE AGENT.

         The rights, powers and remedies of the Agent and the other Indemnified Parties under this Indemnity shall be cumulative and not exclusive of any other right, power or remedy which the Agent and the other Indemnified Parties may have against the Indemnitor pursuant to this Indemnity or the other Loan Documents executed by or with respect to the Indemnitor, or existing at law or in equity or otherwise. Such rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as such Indemnified Party may determine in such Indemnified Party's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default or Potential Event of Default with respect to the Indemnitor shall not be construed to be a waiver of any subsequent Event of Default or Potential Event of Default by the Indemnitor or to impair any remedy, right or power consequent thereon. The exercise by the Agent of any of its rights pursuant to this Indemnity, including the performance by the Agent of any or all of the obligations of the Indemnitor hereunder in accordance with subsection 9(b), shall not be considered a waiver by the Agent of any Event of Default or Potential Event of Default.

SECTION 18. AGENT'S DISCRETION.

         Whenever pursuant to this Indemnity, the Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Agent, the decision of the Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Agent. In the event that a claim or adjudication is made that the Agent has acted unreasonably or unreasonably delayed acting in any case where by law or under this Indemnity or the Loan Documents, it has an obligation to act reasonably or promptly, the Agent shall not be liable for any monetary damages, and the Indemnitor's remedies shall be limited to injunctive relief or declaratory judgment.

SECTION 19. WAIVER OF NOTICE.

         Neither the Indemnitor nor any Subsidiary Owner shall be entitled to any notices hereunder of any nature whatsoever from the Agent except with respect to matters for which this Indemnity specifically and expressly provides for the giving of notice by the Agent to the Indemnitor or the applicable Subsidiary Owner, and the Indemnitor and each Subsidiary Owner hereby expressly waives the right to receive any notice from the Agent with respect to any matter for which this Indemnity does not specifically and expressly provide for the giving of notice by the Agent to the Indemnitor or the applicable Subsidiary Owner.

SECTION 20. AMENDMENTS AND WAIVERS.

         No amendment, modification, termination, discharge or waiver of any provision of this Indemnity, or consent to any departure by the Indemnitor or any Subsidiary Owner therefrom, shall in any event be effective without the written concurrence of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Indemnitor or any Subsidiary Owner in any case shall entitle the Indemnitor or any Subsidiary Owner to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection shall be binding upon the Indemnitor and each Subsidiary Owner.

SECTION 21. HEADINGS.

         Section and subsection headings in this Indemnity are included herein for convenience of reference only and shall not constitute a part of this Indemnity for any other purpose or be given any substantive effect.

SECTION 22. SINGULAR AND PLURAL.

         Any of the terms defined in this Indemnity may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

SECTION 23. REFERENCES TO ARTICLES, SECTIONS AND EXHIBITS.

         All references appearing in this Indemnity to Articles, Sections, subsections, clauses, Recitals, Exhibits, Schedules or Attachments are references to the Articles, Sections, subsections, clauses and Recitals thereof and to the Exhibits, Schedules or Attachments annexed to such Indemnity, as the case may be, unless expressly otherwise designated in such Indemnity as the case may be.

SECTION 24. CAPTIONS.

         All captions to any Article, Section, subsection, clause, Recital, Exhibit, Schedule or Attachment in this Indemnity are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, such Indemnity.

SECTION 25. DRAFTER.

         No inference against or in favor of any party to this Indemnity shall be drawn from the fact that such party has drafted any portion of this Indemnity.

SECTION 26. REFERENCES TO APPLICABLE LAW AND CONTRACTS.

         Except as otherwise specified in this Indemnity, all references in this Indemnity to any Applicable Law or contracts specifically defined or referred to herein, shall be deemed references to such Applicable Law or contracts as may be amended, restated, supplemented, consolidated or otherwise modified from time to time, or, in the case of any such contract, as the terms thereof may be waived or modified, but only in the case of each such amendment, waiver or modification of a contract, to the extent permitted by, and effected in accordance with, the terms thereof and hereof and only to the extent such amendment, waiver or modification of a contract is not prohibited by any provision of this Indemnity.

SECTION 27. HEREIN.

         The words "herein", "hereinabove", "hereinbelow", "hereof", "hereunder", and words of similar import, when used in this Indemnity, shall refer to such Indemnity as a whole.

SECTION 28. GENDER.

         Whenever the context so requires, the neuter gender includes the masculine or feminine and the singular number includes the plural, and vice versa.

SECTION 29. INCLUDING WITHOUT LIMITATION.

         The words "includes", "including" and similar terms used in this Indemnity shall be construed as it followed by the words "without limitation".

SECTION 30. KNOWLEDGE.

         As used in this Indemnity, the phrases "actual knowledge", "to the Indemnitor's actual knowledge", "to the knowledge of the Indemnitor" and any variations thereof shall mean, as of any date of determination, the actual (and not constructive) knowledge or awareness, as of such date, of the Persons who occupy the offices of Chairman of the Board, Vice Chairman, Chief Executive Officer, President, General Counsel, Chief Operating Officer, Vice President/Director of Marketing, Secretary, Treasurer, Vice President and Chief Financial Officer and each regional manager of the Indemnitor or any Subsidiary Owner. The Indemnitor represents and warrants that the foregoing Persons have executive and administrative responsibility for the Indemnitor and its assets and in the performance of their duties in the ordinary course of business, would customarily have knowledge of the matters referred to herein.

SECTION 31. COSTS AND EXPENSES.

         Whether or not the transactions contemplated hereby shall be consummated, the Indemnitor agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Indemnity; (ii) all the costs of furnishing all opinions of counsel for the Indemnitor (including any opinions requested by the Agent) as to any legal matters arising hereunder and of the Indemnitor's performances of and compliance with all agreements and conditions on its part to be performed or complied with under this Indemnity including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution and administration of this Indemnity and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by the Indemnitor; (iv) all other actual and reasonable costs and expenses incurred by the Agent in connection with the negotiation, preparation and execution of this Indemnity and the transactions contemplated hereby and thereby; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by the Agent in enforcing any Obligations of or in collecting any payments due from the Indemnitor hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Indemnity in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

SECTION 32. ENTIRE AGREEMENT.

         This Indemnity, taken together with all of the other Loan Documents and all certificates and other documents delivered to the Agent hereunder and thereunder, embody the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof; provided, however, that notwithstanding anything in this Indemnity or the other Loan Documents to the contrary, the indemnity and contribution agreements of the Indemnitor set forth in the Original Financing Letter shall remain in full force and effect in accordance with their respective terms.

SECTION 33. SUCCESSORS AND ASSIGNS; BENEFIT.

         This Indemnity shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Agent and the other Indemnified Parties. Neither the Indemnitor's rights or obligations hereunder nor any interest therein may be assigned or delegated by the Indemnitor.

SECTION 34. COUNTERPARTS; EFFECTIVENESS.

         This Indemnity and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Indemnity shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Indemnitor and the Agent of written or telephonic notification of such execution and authorization of delivery thereof.

SECTION 35. SEVERABILITY.

         In case any provision in or obligation under this Indemnity shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 36. APPLICABLE LAW.

         THIS INDEMNITY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

SECTION 37. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE INDEMNITOR OR ANY SUBSIDIARY OWNER ARISING OUT OF OR RELATING TO THIS INDEMNITY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS INDEMNITY, EACH OF THE INDEMNITOR AND EACH SUBSIDIARY OWNER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                 (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                 (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                 (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR

         CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE INDEMNITOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 15;

                 (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE INDEMNITOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                 (V) AGREES THAT THE AGENT AND THE OTHER INDEMNIFIED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE INDEMNITOR AND EACH SUBSIDIARY OWNER IN THE COURTS OF ANY OTHER JURISDICTION; AND

                 (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 37 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

SECTION 38. WAIVER OF TRIAL BY JURY.

         EACH PARTY HERETO, HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS INDEMNITY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto, (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Indemnity or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 38 AND EXECUTED BY EACH PARTY HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS INDEMNITY. In the event of litigation, this Indemnity may be filed as a written consent to a trial by the court.

                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Indemnitor and the Subsidiary Owners have caused this Indemnity to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.

                                        WYNDHAM HOTEL CORPORATION,
                                        a Delaware corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        WYNDHAM MANAGEMENT CORPORATION,
                                        a Delaware corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            Wyndham Management Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        GHALP CORPORATION,
                                        a Delaware corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            GHALP Corporation
                                            c/o Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        ROSE HALL ASSOCIATES LIMITED
                                        PARTNERSHIP,
                                        a Texas limited partnership

                                        By: WHC CARIBBEAN LIMITED,
                                            a Jamaican corporation

                                            By: /s/ MICHAEL R. SILVERMAN
                                                -------------------------------
                                                Name: MICHAEL R. SILVERMAN
                                                Title: Authorized Signatory

                                        Notice Address:

                                            Rose Hall Associates Limited
                                            Partnership
                                            c/o Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        WHC CARIBBEAN LIMITED,
                                        a Jamaican corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            WHC Caribbean Limited
                                            c/o Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        XERXES LIMITED,
                                        a Jamaican corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            Xerxes Limited
                                            c/o Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        WH INTEREST, INC.,
                                        a Texas corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            WH Interest, Inc.
                                            c/o Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                                        WHC VININGS CORPORATION,
                                        a Delaware corporation

                                        By: /s/ MICHAEL R. SILVERMAN
                                            -----------------------------------
                                            Name: MICHAEL R. SILVERMAN
                                            Title: Authorized Signatory

                                        Notice Address:

                                            WHC Vinings Corporation
                                            c/o Wyndham Hotel Corporation
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attention: Michael R. Silverman
                                            Fax: 214/863-1262

                          COLLATERAL ACCOUNT AGREEMENT

         This COLLATERAL ACCOUNT AGREEMENT (this "Agreement") is dated as of May 29, 1996 and entered into by and between WYNDHAM HOTEL CORPORATION, a Delaware corporation ("Pledgor"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "Secured Party") the financial institutions ("Lenders") party to the Credit Agreement (as hereinafter defined).

                                    RECITALS

         A. Secured Party and Lenders have entered into a Senior Secured Revolving Credit Agreement dated as of May 29, 1996 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Pledgor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Pledgor.

         B. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and issue Letters of Credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

         SECTION 1. CERTAIN DEFINITIONS. The following terms used in this Agreement shall have the following meanings:

                 "COLLATERAL" means (i) the Collateral Account, (ii) all amounts on deposit from time to time in the Collateral Account, (iii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral, and (iv) to the extent not covered by clauses (i) through (iii) above, all proceeds of any or all of the foregoing Collateral.

                 "COLLATERAL ACCOUNT" means the restricted deposit account established and maintained by Secured Party pursuant to Section 2(a).

                 "SECURED OBLIGATIONS" means all Obligations and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Pledgor, would accrue on such obligations, whether or not a claim is allowed or allowable against Pledgor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgor now or hereafter existing under this Agreement.

         SECTION 2. ESTABLISHMENT AND OPERATION OF COLLATERAL ACCOUNT.

                 (a) Secured Party is hereby authorized to establish and maintain at its office at One Bankers Trust Plaza, New York, New York as a blocked account in the name of Secured Party and under the sole dominion and control of Secured Party, a restricted deposit account designated as "Wyndham Collateral Account".

                 (b) The Collateral Account shall be operated in accordance with the terms of this Agreement.

                 (c) All amounts at any time held in the Collateral Account shall be beneficially owned by Pledgor but shall be held in the name of Secured Party hereunder, for the benefit of Lenders, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Pledgor shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Collateral Account.

                 (d) Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

         SECTION 3. DEPOSITS OF CASH COLLATERAL.

                 (a) All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of Pledgor) of immediately available funds, in each case addressed as follows:

                          Account No.:
                          ABA No.:
                          Reference:
                          Attention:

Pledgor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit.

                 (b) If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Pledgor is required to pay to Secured Party an amount (the "AGGREGATE AVAILABLE AMOUNT") equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Pledgor shall deliver funds in such an amount for deposit in the Collateral Account in accordance with Section 3(a). If for any reason the aggregate amount delivered by Pledgor for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Pledgor shall be apportioned among all outstanding Letters of Credit for purposes of this Section 3(b) in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "MAXIMUM AVAILABLE AMOUNT") to the Aggregate Available Amount. Upon any drawing under any outstanding Letter of Credit in respect of which Pledgor has deposited in the Collateral Account any amounts described above, Secured Party shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing. In the event that Secured Party elects, at its sole discretion, to accept a cure of all existing Events of Default, all amounts then remaining in the Collateral Account shall be repaid to Pledgor. During the continuance of any Event of Default, in the event of cancellation or expiration of any Letter of Credit in respect of which Pledgor has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) as provided in subsection [2.4B] of the Credit Agreement.

         SECTION 4. PLEDGE OF SECURITY FOR SECURED OBLIGATIONS. Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the Collateral as collateral security for the prompt payment or performance in full when due in accordance with the provisions of the Credit Agreement, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a) or any successor provision thereto), of all Secured Obligations.

         SECTION 5. NO INVESTMENT OF AMOUNTS IN THE COLLATERAL ACCOUNT; INTEREST ON AMOUNTS IN THE COLLATERAL ACCOUNT.

                 (a) Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement.

                 (b) To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms.

                 (c) Subject to Secured Party's rights under Section 12, any interest earned on deposits of cash in the Collateral Account in accordance with Section 5(b) shall be deposited directly in, and held in the Collateral Account and paid out as provided in this Agreement with respect to the other funds deposited therein.

         SECTION 6. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

                 (a) Ownership of Collateral. Pledgor is (or at the time of transfer thereof to Secured Party will be) the legal and beneficial owner of the Collateral from time to time transferred by Pledgor to Secured Party, free and clear of any Lien except for the security interest created by this Agreement.

                 (b) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of Pledgor).

                 (c) Perfection. The pledge and assignment of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations.

                 (d) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgor with respect to the Collateral is accurate and complete in all material respects as of the date supplied.

         SECTION 7. FURTHER ASSURANCES. Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will: (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (b) at Secured Party's request, appear in and defend any action or proceeding that may adversely affect Pledgor's beneficial title to or Secured Party's security interest in all or any part of the Collateral.

         SECTION 8. TRANSFERS AND OTHER LIENS. Pledgor agrees that it will not
(a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest under this Agreement or the other Loan Documents.

         SECTION 9. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may reasonably deem necessary to accomplish the purposes of this Agreement, including without limitation to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor.

         SECTION 10. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein as provided herein, Secured Party may during the continuance of an Event of Default, or if no Event of Default then exists and such failure is reasonably related to maintaining the value of the Collateral, upon Grantor's failure to do so after 10 days notice from Secured Party requiring such action, itself perform, or cause performance of, such agreement, and the reasonable expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 13.

         SECTION 11. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for interest earned on and moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral, it being understood that Secured Party shall have no responsibility for (a) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any parties with respect to any Collateral or (b) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property of like kind and Secured Party's actions do not constitute gross negligence or willful misconduct.

         SECTION 12. REMEDIES. Subject to the provisions of Section 3(b), upon the occurrence and during the continuance of an Event of Default, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral).

         SECTION 13. INDEMNITY AND EXPENSES.

                 (a) Pledgor agrees to indemnify Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result primarily from Secured Party's or such Lender's gross negligence or willful misconduct as financial determined by a court of competent jurisdiction.





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
                 (b) Pledgor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the amendment or modification of, or any waiver or consent under, this Agreement, (ii) the custody, preservation, use or operation of, release of or addition to, the perfection of any security interest in, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

         SECTION 14. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 9.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor without the necessity of further action or documentation. Upon any such termination Secured Party shall, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to close the Collateral Account and to the return, upon its request and at its expense, of such of the Collateral as shall not have been otherwise applied pursuant to the terms hereof.

         SECTION 15. SECURED PARTY AS AGENT.

                 (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, consents or approvals, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and Pledgor shall have no obligation to independently confirm the authority of Secured Party to act hereunder on behalf of all of the Lenders.

                 (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as





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
Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums held by Secured Party hereunder (which shall be deposited in a new Collateral Account established and maintained by such successor Secured Party), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

         SECTION 16. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Pledgor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

         SECTION 17. NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

         SECTION 18. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 19. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.





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         SECTION 20. HEADINGS. Section and subsection headings in this
Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         SECTION 21. GOVERNING LAW; TERMS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

         SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 17, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Pledgor in the courts of any other jurisdiction.

         SECTION 23. WAIVER OF JURY TRIAL. PLEDGOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and

Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 23 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         SECTION 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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
         IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                        WYNDHAM HOTEL CORPORATION,
                                        a Delaware corporation

                                        By:  /s/ MICHAEL R. SILVERMAN
                                             -----------------------------------
                                             Name: MICHAEL R. SILVERMAN
                                             Title: Authorized Signatory

                                        Notice Address:

                                             Wyndham Hotel Corporation
                                             2001 Bryan Street, Suite 2300
                                             Dallas, Texas 75201
                                             Attention: Michael R. Silverman
                                             Fax: 214/863-1262

                                        BANKERS TRUST COMPANY, as
                                        Secured Party

                                        By:  /s/ GARRETT W. THELANDER
                                             -----------------------------------
                                             Name:
                                             Title:

                                        Notice Address:

                                             Bankers Trust Company
                                             280 Park Avenue
                                             New York, New York 10017
                                             Attention: Garrett Thelander
                                             Fax: 212/454-3821





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